This offering circular has been prepared in Danish and English. In the event of any discrepancies between this English language version and the Danish language version, the Danish language version shall be the governing text.

TopoTarget A/S

(a public company incorporated with limited liability under the laws of the Kingdom of Denmark, registration (CVR) number 25695771)

Offering of a minimum of 33,152,255 new shares and a maximum of 66,304,510 new shares each with a nominal value of DKK 1 at a price of DKK 2 per share with pre-emptive rights for Existing Shareholders at the ratio of 1:1

This offering circular (the "Offering Circular") has been prepared in connection with a capital increase comprising an offering by TopoTarget A/S ("TopoTarget" or the "Company") of a minimum of 33,152,255 new shares ("Minimum Offering") and up to a maximum of 66,304,510 new shares ("Maximum Offering") collectively referred to as the "Offer Shares" each with a nominal value of DKK 1 with pre-emptive rights to subscribe for the Offer Shares ("Pre-emptive Rights") for the Company's Existing Shareholders (as defined below) at a ratio of 1:1.

Immediately prior to the Offering, the Company has a nominal share capital of DKK 66,304,510 consisting of 66,304,510 shares each with a nominal value of DKK 1 (the "Existing Shares"). (The Existing Shares and the Offer Shares are collectively referred to as the "Shares").

On 1 June 2009, under an authorisation adopted as article 7 of the Company's Articles of Association, the Company's board of directors (the "Board of Directors") resolved to increase the Company's share capital by a minimum of 33,152,255 new shares of DKK 1 nominal value each and up to a maximum of 66,304,510 new shares of DKK 1 nominal value each. The capital increase will be made with pre-emptive rights for the Company's Existing Shareholders (as defined below). If the Offer is fully subscribed, the gross proceeds will amount to DKK 132,609,020 (EUR 17,797,480) ("the Maximum Proceeds"). If only 33,152,255 shares are subscribed, the gross proceeds will amount to DKK 66,304,510 (EUR 8,898,740) (the Minimum Proceeds).

Any person registered with VP Securities A/S ("VP") as a shareholder of the Company ("Existing Shareholders") on 15 June 2009 at 12:30 pm CET (the "Allocation Time") will be allocated one (1) Pre-emptive Right for each Existing Share. For each Pre-emptive Right the holder will be entitled to subscribe for one (1) Offer Share against payment of DKK 2 per Offer Share (the "Offer Price"), which is below the officially quoted price at 29 May 2009 of DKK 4.42 per Existing Share.

The Rights Trading Period commences on 11 June 2009 at 9:00 am CET and closes on 24 June 2009 at 5:00 pm CET. The subscription period for the Offer Shares (the "Subscription Period") commences on 16 June 2009 at 9:00 am CET and closes on 29 June 2009 at 5:00 pm CET. Pre-emptive Rights that are not exercised during the Subscription Period will lapse with no compensation, and holders of such Pre-emptive Rights will not be entitled to compensation. Once a holder of Pre-emptive Rights has exercised such rights and subscribed for Offer Shares, such subscription cannot be withdrawn or modified by the holder. The Pre-emptive Rights have been admitted for trading and official listing on NASDAQ OMX Copenhagen A/S ("Nasdaq OMX Copenhagen").

Investors should be aware that an investment in the Pre-emptive Rights and the Offer Shares involves significant risk.

The Offering has not been underwritten, neither in full nor in part, and there can be no assurance that the Minimum Proceeds (as defined below) will be received so that the Offering can be completed. Three of the Company's Existing Shareholders, HealthCap, Tredje AP-fonden, and the company Buhl Krone Holding ApS, which is wholly owned by the Company's CEO Peter Buhl Jensen, have made binding advance undertakings to the Company to subscribe for a total of 10,477,636 Offer Shares through the exercise of their Pre-emptive Rights, corresponding to a total investment of approximately DKK 20,955,272, equal to just under 32% of the Minimum Proceeds.

Offer Shares which have not been subscribed for by the Company's shareholders according to their pre-emptive rights through the exercise of Pre-emptive Rights or by investors according to acquired Pre-emptive Rights on expiry of the Subscription Period ("Remaining Shares") may without compensation to the holders of Pre-emptive Rights on a discretionary basis be allocated by the Board of Directors to shareholders and investors who do not hold any Pre-emptive Rights if, prior to the expiry of the Subscription Period, they have made binding undertakings to the Global Co-ordinator & Bookrunner to subscribe for Offer Shares at the Offer Price.

The completion of the Offering is subject to the subscription of a minimum of 33,152,255 Offer Shares in the Offering, equivalent to the Company receiving the Minimum Proceeds through the Offering. If the Minimum Proceeds are not received, the Offering will be discontinued and will not be completed. If the Offering is not completed, any exercise of Pre-emptive Rights that has already taken place will automatically be cancelled, the subscription amount for the Offer Shares will be refunded (less any brokerage fees) to the last registered owner of the Offer Shares as of the date of withdrawal, all Pre-emptive Rights will be null and void, and no Offer Shares will be issued, potentially causing investors who may have acquired Pre-emptive Rights and/or rights to Offer Shares (in an off-market transaction) to incur a loss. See "Risk factors – Risks relating to the Pre-emptive Rights, the Offer Shares and the Offering" and section III "Withdrawal or suspension of the Offering". However, trades of Pre-emptive Rights executed during the rights trading period will not be affected. As a result, investors who acquired Pre-emptive Rights will incur a loss corresponding to the purchase price of the Pre-emptive Rights and any brokerage fees. Notification that the Offering will not be completed will be given immediately to Nasdaq OMX Copenhagen and announced as soon as possible in the same Danish daily newspapers in which the Offering was announced.

The Company's Existing Shares are listed on Nasdaq OMX Copenhagen under the symbol (TOPO) and the ISIN code DK0060003556. The Offer Shares will not be issued or admitted for trading and official listing on Nasdaq OMX Copenhagen until registration of the capital increase concerning the Offering has taken place with the Danish Commerce and Companies Agency. The Offer Shares are expected to be issued and admitted for trading and official listing on 6 July 2009 under the ISIN code for the Existing Shares (DK0060003556). The Offer Shares will rank pari passu in all respects with each other and with all other Shares of the Company.

The Pre-emptive Rights and the Offer Shares will be delivered in book-entry form to investors' accounts with VP. The Offer Shares may be settled through the facilities of Euroclear Bank, S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, S.A. ("Clearstream").

The Pre-emptive Rights and the Offer Shares have not been, and will not be, registered under the U.S. Securities Act or any securities laws of any state within the U.S. and may be offered and sold in the U.S. only in transactions that are exempt from, or are not subject to, the registration requirements of the U.S. Securities Act. For a description of these and certain further restrictions on resale or transfer, see section III.5.k "Jurisdictions in which the Offering will be made and restrictions applicable to the Offering".

The Offering is made for securities of a company organised under the laws of Denmark. The Offering is subject to the disclosure requirements applicable in Denmark, which are different from those applicable in the United States. Financial statements included in the document have been prepared in accordance with International Financial Reporting Standards ("IFRS") and may not be comparable to the financial statements of United States companies.

It may be difficult for a United States citizen or resident to enforce rights and any claim that may arise under the U.S. federal securities laws, since the Company is located in Denmark, and some or all of its officers and directors are residents of a country other than the United States. It may not be possible to sue a company organised under the laws of Denmark or its officers or directors in a court outside of the United States for violations of the U.S. securities laws. It may be difficult to compel a company organised under the laws of Denmark or its affiliates to subject themselves to a U.S. court's judgment.

Investors should be aware that investing in the Pre-emptive Rights and the Offer Shares involves significant risk. See "Risk factors" for a discussion of factors prospective investors should consider before investing in the Pre-emptive Rights and the Offer Shares.

This Offering is subject to Danish law and the Offering Circular has been prepared in order to comply with the standards and conditions applicable under Danish law.

Global Co-ordinator & Bookrunner

The date of this Offering Circular is 2 June 2009 (the "Offering Circular Date").

General Information

This Offering Circular has been prepared in compliance with Danish legislation and regulations, including Consolidated Act no. 360 of 6 May 2009 on Securities Trading etc. (the "Danish Securities Trading Act"), and Executive Order no. 1232 of 22 October 2007 issued by the Danish Financial Supervisory Authority on the requirements for prospectuses (the "Prospectus Order"). This Offering Circular is subject to Danish law. Handelsbanken Capital Markets (division of Svenska Handelsbanken AB (publ.)) ("Handelsbanken Capital Markets") will act as Global Co-ordinator & Bookrunner in connection with the Offering and will receive fees from the Company in that connection.

In the ordinary course of their respective businesses, the Global Co-ordinator & Bookrunner and/or certain of its affiliates may have engaged, and may in the future engage, in investment banking and commercial banking services with the Company and any subsidiaries and affiliates.

Important information about This Offering Circular

The Global Co-ordinator & Bookrunner makes no representation, express or implied, and accepts no responsibility, with respect to the accuracy or completeness of any of the information in this Offering Circular. This Offering Circular is not intended to provide the basis of any credit or any other evaluation and should not be considered as a recommendation by the Company or the Global Co-ordinator & Bookrunner that any recipient of this Offering Circular should purchase any Pre-emptive Rights and/or subscribe for any Offer Shares. Prospective investors should determine for themselves the relevance of the information contained in this Offering Circular and any purchase of Pre-emptive Rights or subscription of Offer Shares should be based upon such investigation as the prospective investor may deem necessary.

This Offering Circular should not be retransmitted, reproduced or otherwise redistributed by others than TopoTarget and the Global Co-ordinator & Bookrunner. No action has been taken to register or qualify the Offering or in any other way apply to obtain permission for a public offering of the Pre-emptive Rights and/or the Offer Shares in any jurisdiction other than Denmark. See section III.5.k "Jurisdictions in which the Offering will be made and restrictions applicable to the Offering". The distribution of this Offering Circular and the Offering may, in certain jurisdictions, be restricted by law. This Offering Circular does not constitute an offer to sell or an invitation by the Company or on the Company's behalf or by or on behalf of the Global Co-ordinator & Bookrunner to purchase any Pre-emptive Rights and/or subscribe for the Offer Shares in any jurisdiction in which such offer or invitation is not authorised or to any person to whom it is unlawful to make such an offer or invitation. The Pre-emptive Rights and the Offer Shares are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under applicable securities laws. Persons into whose possession this Offering Circular comes are required by the Company and the Global Co-ordinator & Bookrunner to inform themselves about and to observe any such restrictions. Neither the Company nor the Global Co-ordinator & Bookrunner accepts any legal responsibility for any violation by any person, whether or not a prospective purchaser of Pre-emptive Rights or subscriber of any of the Offer Shares, of any such restrictions.

See the section "Risk factors" for a description of material factors relating to an investment in the Pre-emptive Rights and the Offer Shares.

No person is authorised to give any information or to make any representation not contained in this Offering Circular in connection with the Offering and any information or representation not so contained must not be relied upon as having been authorised by the Company or on the Company's behalf or by or on behalf of the Global Co-ordinator & Bookrunner. The delivery of this Offering Circular at any time does not imply that there has been no change in the Company's business or affairs since the date hereof or that the information contained herein is correct as at any time subsequent to the date hereof. In the event of any changes to the information in this Offering Circular during the period from the date of announcement to the first day of trading of the Offer Shares, such changes will be announced pursuant to the rules in the Prospectus Order governing prospectus addenda.

This Offering Circular is available in a Danish language and an English language version. In the event of any discrepancies between the two versions, the Danish version shall prevail.

The Danish language version of this Offering Circular contains certain declarations required under Commission Regulation (EC) 809/2004 and/or by Nasdaq OMX Copenhagen, including a statement from the Board of

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Directors and Management Board of TopoTarget, an auditors' statement and a statement by the Global Co-ordinator & Bookrunner, all of which are not included in the English language version of the Offering Circular.

In connection with the Offering, the Global Co-ordinator & Bookrunner or any of its affiliates acting as an investor for its own account may offer, sell and subscribe for or purchase the Pre-emptive Rights and/or the Offer Shares in the Offering and in that capacity may retain, purchase or sell for its own account such securities and any securities of the Company or related investments and may offer or sell such securities or other investments other than in connection with the Offering. Accordingly, references in this document to the Pre-emptive Rights or the Offer Shares being offered or placed should be read as including any offering or placement of securities to the Global Co-ordinator & Bookrunner or any of its affiliates. The Global Co-ordinator & Bookrunner does not intend to disclose the extent of any such investment or transactions other than in accordance with any applicable legal or regulatory obligation.

Certain U.S. related matters

The Pre-emptive Rights and the Offer Shares have not been and will not be registered under the U.S. Securities Act and are not being offered or sold except in transactions exempt from, or not subject to, the registration requirements of the U.S. Securities Act, including Rule 801 thereunder. In addition, any U.S. person receiving Pre-emptive Rights may not transfer such Pre-emptive Rights, except in reliance on Regulation S or in another transaction exempt from, or not subject to, the registration requirements of the U.S. Securities Act. The Pre-emptive Rights and the Offer Shares are being offered outside the U.S. in reliance on Regulation S under the U.S. Securities Act.

The Pre-emptive Rights and the Offer Shares have neither been approved by the United States Securities and Exchange Commission, any state securities commission in the U.S. or any other U.S. regulatory authority, nor have any of them passed upon or endorsed the merits of the Offering or the accuracy or completeness of this Offering Circular. Any representation to the contrary is a criminal offence in the U.S.

Certain United Kingdom and Nothern Ireland related matters

The Offering is only being made to (i) "investment professionals" as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) "high net worth companies, unincorporated associations, etc." or any other persons to whom the Offering Circular may legally be communicated under Article 49(2) (a) to (e) of the Order (all such persons under (i) or (ii), "Qualified Persons"). The Pre-emptive Rights and the Offer Shares are only available to and may only be offered to Qualified Persons, and any invitation, offer or subscription, purchase or other agreement to acquire the Offer Shares or Pre-emptive Rights may only be made or concluded with Qualified Persons. No other person than a Qualified Person may act or rely on this Offering Circular. The Offering Circular must be distributed in accordance with the legal restrictions contemplated in this Offering Circular.

Certain European Economic Area related matters

In relation to each member of the European Economic Area which has implemented the EU Prospectus Directive (each, a "Relevant Member State"), not including Denmark, no offer of Pre-emptive Rights or Offer Shares is being made to the public in any Relevant Member State, except that an offer of Pre-emptive Rights and Offer Shares may be made to the public in that Relevant Member State at any time under the following exemptions from the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
(b)

to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than EUR 43,000,000 and (iii) an annual net turnover of more than EUR 50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive), subject to the prior written consent of the Global Co-ordinator & Bookrunner; or
(d)	in any other circumstances which do not require publication by the Company of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an "offer of Pre-emptive Rights and Offer Shares to the public" in relation to any Pre-emptive Rights and Offer Shares in any Relevant Member State means the

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communication in any form and by any means of sufficient information on the terms of the Offering and the Pre-emptive Rights and the Offer Shares so as to enable an investor to decide whether to purchase or subscribe for the Pre-emptive Rights and Offer Shares, as the same may be varied in that Relevant Member State by any measure implementing the EU Prospectus Directive in that Relevant Member State, and the expression "EU Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to investors in Japan, Canada and Australia

The Pre-emptive Rights and the Offer Shares have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law"), and the Pre-emptive Rights and the Offer Shares will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan.

The Offering does not comprise investors in Canada and Australia, and the Offering Circular may not be sent to or in any other way be made available to investors in Canada and Australia.

Industry, market data and third party information

This Offering Circular contains information concerning the markets in which TopoTarget operates. This information is taken in significant part from research carried out by external organisations. While such information is believed to be reliable, it has not been independently verified, and neither TopoTarget nor the Global Co-ordinator & Bookrunner makes any representation as to the accuracy of such information. Accordingly, trends in TopoTarget's business activities may differ from the market trends set forth in this Offering Circular. TopoTarget undertakes no obligation to update such information. Where information has been sourced from a third party, TopoTarget confirms that this information has been accurately reproduced and, as far as TopoTarget is aware and is able to ascertain from information published by such third party, no facts have been omitted which would render the information reproduced inaccurate or misleading.

Cautionary note regarding forward-looking statements

This Offering Circular contains certain forward-looking statements, including statements about TopoTarget's objectives that are not historical facts. In addition to statements that are forward-looking by reason or context, the words "will", "believes", "targets", "anticipates", "intends", "should", "aims", "estimates", "considers", "wishes", "may", and similar expressions identify forward-looking statements. Such forward-looking statements are based on data, assumptions, expectations and estimates that the Company considers to be reasonable at the time. They may change or be amended owing to uncertainties related to the economic, financial, competitive and regulatory environment. In addition, TopoTarget's business activities and ability to meet its targets may be affected if certain of the risks that are set forth in this Offering Circular materialise.

All statements other than statements of historical facts included in this Offering Circular, including, without limitation, those regarding the Company's financial position, business strategy, plans and objectives for future operations (including development plans and objectives relating to the Company's products and product candidates) are forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based upon assumptions of future events, including numerous assumptions regarding the Company's present and future business strategies and future operating environment which may prove not to be accurate. The Company's actual results, performance or achievements may differ materially from those indicated in the forward-looking statements included herein, as a result of important factors discussed under "Risk factors". The forward-looking statements in this document speak only as at the date of this Offering Circular and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by mandatory Danish legislation. Changes to the information in this Offering Circular during the period from the date of announcement to the first day of trading of the Offer Shares will be announced pursuant to the rules of the Prospectus Order governing prospectus addenda.

Presentation of financial and certain other information

References to "DKK" are to Danish kroner. References to "EUR" mean the single currency of the participating Member States in the Third Stage of the European and Monetary Union of the Treaty Establishing the European Communities, as amended from time to time, and references to "USD" are to U.S. dollars. TopoTarget

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publishes its financial statements in DKK. The exchange rates used in this Offering Circular for the currencies above are the ones that prevailed on 31 December 2008: EUR 1 = DKK 7.451 and USD 1 = DKK 5.285. Such rates are provided solely for the convenience of the reader and are not necessarily the rates that TopoTarget uses in the preparation of the financial statements included elsewhere in this Offering Circular. No representation is made that EUR or USD could have been, or could be, converted into DKK at the rates indicated above. References to "CHF" are to Swiss francs and references to "GBP" are to pounds sterling.

TopoTarget's consolidated financial statements for the years ended 31 December 2008, 2007 and 2006 presented herein have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union ("IFRS") and additional Danish disclosure requirements for the annual reports of listed companies. The auditors' report for the year ended 31 December 2008 contained emphasis of matter. The auditors' report is reproduced on page F-4 of this Offering Circular. TopoTarget's unaudited consolidated interim financial statements for the period 1 January to 31 March 2009 and comparative figures for the same period in 2008 presented herein have been prepared in accordance with IAS 34 and additional Danish disclosure requirements for interim reports of listed companies. For use herein, the consolidated interim financial statements for the period 1 January to 31 March 2009 have been reviewed. The comparative figures for the same period in 2008 have not been reviewed. The auditors' review report on the interim financial statements for the period 1 January to 31 March 2009 contains emphasis of matter. The review report is found on page F-46 of this Offering Circular.

In this Offering Circular, various figures and percentages have been rounded and, accordingly, may not equal the total indicated.

Certain industry-specific terms used in this Offering Circular are defined in IV "Definitions, Glossary and Companies referred to".

References in this Offering Circular to "TopoTarget" or the "Company" are to TopoTarget A/S and, unless the context otherwise indicates, its wholly-owned subsidiaries.

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Table of Contents

General Information	3
Responsibility Statements	9
Summary	10
Overview	10
Reasons for the Offering and use of proceeds	15
Prospective financial information	16
Risk factors	17
Summary of the Offering	18
Expected timetable of principal events	20
Risk factors	21
I. Company information	I-1
1. Independent accountants	I-1
2. Risk factors	I-2
3. Selected financial highlights and ratios	I-3
4. Information about TopoTarget a/s	I-5
5. Business	I-10
6. Organisational structure	I-33
7. Property, plant, equipment, etc.	I-34
8. Review of operations and financial statements	I-35
9. Capital resources	I-45
10. Research and development, patents and licenses	I-47
11. Trend information	I-52
12. Prospective financial information	I-53
13. Board of Directors and Senior Management	I-58
14. Remuneration and benefits	I-63
15. Practices of the Board of Directors and Senior Management	I-64
16. Staff	I-68
17. Major shareholders	I-70
18. Related party transactions	I-70
19. Additional information	I-71
20. Material contracts	I-76
21. Documentation material	I-79
22. Disclosure of equity investments	I-80
II. Information about TopoTarget's assets and liabilities, financial position and results of operations	II-1
III. The Offering	III-1
1. Responsibility statements	III-1
2. Risk factors related to the offering	III-1
3. Key information	III-1
4. Information concerning the securities to be offered	III-3
5. Terms and conditions of the Offering	III-12
6. Admission for trading	III-18
7. Selling securityholders and lock-up agreements	III-18
8. Expenses	III-19
9. Dilution	III-19
10. Additional information	III-19
IV Appendix: Definitions, Glossary and Companies referred to	IV-1
Definitions	IV-1
Glossary	IV-4
Companies referred to in the Offering Circular	IV-12
F. Appendix Financial Information	F-1 F-1
A. Appendix	A-1
Articles of Association of TopoTarget A/S	A-2

Responsibility Statements

Responsibility statements are only included in the Danish version.

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Summary

This summary must be read as an introduction to this Offering Circular. Any decision to invest in the Pre-emptive Rights or the Offer Shares should be based on this Offering Circular as a whole, including the documents incorporated by reference and the risks of investing in the Pre-emptive Rights or the Shares set forth in "Risk factors" herein. This summary is not complete and does not contain all the information that you should consider in connection with any decision relating to the Offer Shares.

TopoTarget does not accept civil liability for claims on the basis of this summary, including the summary of the Offering and the summary financial data included herein, or any translation thereof, unless it is misleading, inaccurate or inconsistent when read together with the other parts of this Offering Circular. Where a claim relating to information contained in this Offering Circular is brought before a court in an EEA member state, the plaintiff may, under the national legislation of the state where such claim is brought, be required to bear the costs of translating this Offering Circular before the legal proceedings are initiated.

Overview

TopoTarget is a biotechnology company involved in the discovery, development and commercialisation of novel drugs for the treatment of cancer. The Company was formed in 2000 in Copenhagen and has built extensive research expertise, including medicinal chemistry, in vitro and in vivo biology, as well as pre-clinical and clinical development capabilities in cancer.

TopoTarget has built a comprehensive clinical pipeline with a view to identifying effective cancer drugs.

Belinostat is the Company's most advanced product candidate, and a number of patients have benefited from belinostat with substantial, and in some cases complete, reduction of tumours for several types of cancer. Based on the results achieved, the Company believes that belinostat has blockbuster potential.

In April 2008 TopoTarget took advantage of a unique opportunity to buy back full control of belinostat consolidating the global rights to the product. The Company believes that that the best way to exploit the full potential of belinostat is to enter into a partnership agreement with a pharmaceutical company with strong development and commercial capabilities. Having full control of belinostat enhances the Company's potential for entering into such an agreement.

Following the completion of the buy-back, TopoTarget initiated a structured plan to streamline its operations and the Company directed its research and development resources predominantly towards belinostat. While the Company believes that it has a strong oncology product pipeline, with multiple development and/or partnering opportunities, resource allocation to these programs has been de-prioritised. This prioritisation will be reconsidered on the conclusion of a partnership agreement on belinostat.

In the process to refocus the organisation, the Company has kept its core functions intact to the effect that projects which the Company may subsequently wish to continue have been retained and may be scaled up once warranted by circumstances (see section I.5.d "Opportunities after belinostat has been partnered".

Another focus area is the Company's on-market drug Savene®/Totect®, the first and only product approved for the treatment of anthracycline extravasation ("AC EV") – a rare but very serious complication for cancer patients receiving treatment with an anthracycline-based cytotoxin such as epirubicin, idarubicin, daunorubicin and doxorubicin. This product has orphan drug status in Europe and the United States. Savene® was launched in Europe in October 2006, and Totect® was launched in the U.S. in October 2007. Sales have been improving since launch, and the sales in 2008 relative to 2007 doubled, as a result of which Savene® and Totect® have traded profitably since the end of 2008. Savene®/Totect® is now cited as treatment of AC EV in oncology nurses guidelines in Europe as well as in the U.S.

Business strategy

TopoTarget's corporate strategy is as follows:

•

to accelerate the development of belinostat to pivotal trials that allow registration and marketing of the product, the first pivotal trial being for the treatment of peripheral T-cell lymphoma ("PTCL");

•	to partner belinostat to exploit the full clinical and commercial potential of this product candidate in multiple cancer indications, including solid tumours;

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•	to increase sales of Savene®/Totect® in selected territories in Europe and the U.S., and to continue its education programme to ensure penetration and usage rates are up to expectation;
•

to develop the balance of the Company's product candidates after a partnership agreement has been signed for belinostat; Until such time, the Company will take steps to retain the value of these candidates; and

•	to explore further partnering opportunities for the Company's other product candidates.

Key competitive strengths

Founded by clinicians with a thorough knowledge of the molecular mechanisms of cancer, TopoTarget is a dynamic international biotech company specialised in the development of anti-cancer drugs. The Company has;

•	discovered and developed belinostat, which the Company believes is one of the most promising novel drug candidates in clinical development for the treatment of cancer;
•

developed Savene®/Totect® from idea, discovery and pre-clinical testing to marketing approval in the EU and the U.S. in only seven years. Totect® was one of only 17 products approved by the FDA in 2007;

•	established an efficient sales and marketing organisation for Savene® in Europe and Totect® in the U.S.; and
•	developed and/or purchased other novel or promising product candidates, including first in class product candidates.

TopoTarget has extensive clinical and medical knowledge in the fields of haematology and oncology, and has the in-house expertise needed to conduct clinical trials. The various functional units in the clinical group have an organisation and corporate culture that facilitates seamless working and a quick response. In addition, a closely integrated pre-clinical research and development function supports and complements clinical research activities; e.g. by evaluating drug combinations, and treatment schedules, both in vitro and in vivo. TopoTarget has developed significant expertise in the use of disease models to identify drug candidates effective in cancer cell lines that exhibit chemoresistance. The Company has a long history of pre-clinical experimental cancer research and the process of identifying new drug candidates in its disease models. The Company believes that this expertise and experience provides key guidance in the search for novel anti-cancer drugs.

The Company has broad expertise in chromatin and cell cycle control, areas of intense current scientific interest that are believed to have broad anti-cancer utility. TopoTarget's key cancer targets include HDACi, NAD+, mTOR, FASligand and topoisomerase II inhibitors.

Belinostat

Belinostat (PXD 101) is a novel HDAC inhibitor shown in pre-clinical trials to be effective against multiple cancers by inhibiting cell proliferation (the cancer is prevented from growing) and inducing programmed cell death ("apoptosis") in tumour cells (the tumour cells are forced to self-destruct). Belinostat has been tested in a number of Phase I/II clinical trials in haematological cancers and solid tumours. Data from these trials have provided proof of the anti-tumour effect of belinostat as a mono- therapy in two types of T-cell lymphoma (PTCL and CTCL) and in thymoma and demonstrated that belinostat also appears to have beneficial effect in combination with other anti-cancer drugs for the treatment of multiple types of cancer including ovarian cancer, cancer of unknown primary ("CUP"), multiple myeloma, acute myeloid leukaemia and bladder cancer.

Based on the available data, TopoTarget believes that belinostat has the potential to become the "best in class" HDAC inhibitor. The efficacy of belinostat noted in ongoing clinical trials is likely to be linked to the high blood concentrations of drug achieved using intravenous ("IV") dosing. This high blood concentration may not be attainable for "oral only" HDAC inhibitors. Belinostat also exhibits a favourable safety profile compared to other HDAC inhibitors at a similar stage of development. For example, only a few cases of thrombocytopenia have been noted (reduced risk of bleeding), and there have been no reports of pericarditis (reduced risk of cardiac side-effects). This allows for a combination of belinostat at full dose with a full dose of chemotherapy, thereby maximising clinical effect. Belinostat is the only HDAC inhibitor in clinical development with the possibility of IV dosing in the form of Continuous Intravenous Infusion ("CIV") and oral administration routes, which provides additional flexibility in a clinical setting.

The complete belinostat development programme includes 23 ongoing and completed clinical trials, with 8 ongoing company sponsored trials, and 10 ongoing, funded and coordinated by the NCI (U.S.), which means that TopoTarget only supplies belinostat without incurring any additional costs

Eleven clinical trials are evaluating belinostat in solid tumour indications:

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Three Phase II trials of belinostat in combination with carboplatin and paclitaxel ("BelCaP"). Encouraging data were reported on the use of this combination in the treatment of ovarian cancer at the ASCO conference in May/June 2008 and at ESMO in September 2008. Promising initial data using BelCaP for the treatment of bladder cancer were presented at the AACR/NCI/EORTC "Molecular Targets and Cancer Therapeutics" conference in October 2008. TopoTarget initiated a randomised Phase 2 trial using BelCaP in carcinoma of unknown primary (CUP) patients in Q1 2009.

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Clinical trial of belinostat in combination with doxorubicin ("BelDox"). Positive data with full dose doxorubicin in combination with full dose belinostat for solid tumours were presented at the AACR/NCI/EORTC "Molecular Targets and Cancer Therapeutics" conference in October 2008.

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A clinical trial of belinostat evaluating oral dosing for the treatment of solid tumours and lymphomas and an additional completed study in combination with 5-fluorouracil for the treatment of solid tumours. Positive data from a Phase Ib/II study of belinostat and 5-fluorouracil (5-FU) were presented at the ASCO Gastro Intestinal Cancer conference in San Francisco, USA in January 2009. Phase I oral data were presented at the AACR/NCI/EORTC "Molecular Targets and Cancer Therapeutics" conference in October 2008, and the latest oral belinostat data were presented at ASCO2009. The recommended dose for continuous administering, days 1-14 every 3 weeks and d1-5 q3w have been established for solid tumor patients, and multiple disease stabilisations including SDs of >6months have been achieved. The recommended dose of belinostat in lymphoma patients on a d1-14 q3w schedule is still under evaluation, and tumor shrinkage of 40-49% has been noted in Hodgkins lymphoma and mantle cell lymphoma patients during the dose escalation phase.

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Four clinical trials funded and coordinated by the NCI (U.S.) of belinostat monotherapy of solid tumours (ovarian cancer, thymoma/thymic carcinoma, mesothelioma and liver cancer). Positive data were reported from the ongoing trial concerning the use of belinostat monotherapy for ovarian tumours at ASCO 2008. The Phase I liver cancer trial has recently been completed and has demonstrated that belinostat can be safely administered at higher doses than previously applied. The Phase II component of this trial using belinostat at a dose of 1400 mg/m2/day (most frequent dose previously used has been 1000 mg/m2/day), days 1-5 every 3 weeks has been initiated at sites in Hong Kong, Korea, Australia and the U.S. In addition, clinical Phase 2 data relating to the use of belinostat monotherapy for the treatment of thymic malignancies were presented at ASCO 2009. Of 21 patients evaluable for response, 2 patients exhibit a partial response and 13 patients exhibit disease stabilisation of 3-+11 months).

•	Two clinical trials funded and coordinated by the NCI (U.S.) of belinostat as a combination treatment of solid tumours.

Seven clinical trials are evaluating belinostat in haematological cancers:

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Phase III pivotal study of belinostat in PTCL. Belinostat has demonstrated efficacy in Phase II as monotherapy in PTCL with further data presented at the International Conference on Malignant Lymphoma in June 2008, the EORTC meeting "Cutaneous Lymphomas: From the Molecule to the Clinic" in September 2008, and the International Lymphoma meeting held in Bologna, Italy in March 2009.

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TopoTarget submitted an application for Special Protocol Assessment ("SPA") to the FDA in 2008, and the FDA approved the pivotal clinical trial protocol for belinostat as monotherapy for PTCL in September 2008. The Company initiated this pivotal Phase III trial in Q4 2008.

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A clinical trial in Cutaneous T-cell lymphoma ("CTCL"), in which belinostat has also demonstrated positive results as monotherapy. Further data were presented at the International Conference on Malignant Lymphoma in June 2008, the EORTC meeting "Cutaneous Lymphomas: From the Molecule to the Clinic" in September 2008, and the International Lymphoma meeting held in Bologna, Italy in March 2009.

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Clinical trial for belinostat in combination with idarubicin ("Bellda" for the treatment of acute myeloid leukaemia ("AML"). Positive belinostat data combined with idarubicin were presented at the ASH2008 meeting in December 2008.

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Four clinical trials funded and coordinated by the NCI (U.S.), of which 1 is a combination treatment study and 3 are monotherapy studies. A combination trial using belinostat and 5-azacytidine moved into the randomised part of a Phase II combination study in patients with acute myelogenous leukaemia/myelodysplastic syndrome in Q1 2009.

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Figure 1 below shows all of the Company's ongoing clinical trials with belinostat. Completed belinostat trials are described in section 1.5.b "Belinostat" under "Clinical development programme – belinostat".

Figure 1: Belinostat clinical trials

Registrational program

TopoTarget initiated its pivotal study in PTCL in Q4 2008, with the aim to file for FDA marketing approval in late 2010.

Registration opportunities also exist in other haematological malignancies including AML and multiple myeloma. Preliminary discussions with relevant regulatory authorities have been conducted for a number of indications.

TopoTarget is currently evaluating multiple opportunities for other registrational programs including the possibilities based on the compelling data in ovarian cancer in combination treatment (including "BelCaP"). The carboplatin/paclitaxel combination represents standard of care for a number of significant cancer indications, including non small cell lung cancer ("NSCLC"), cancer of unknown primary ("CUP"), ovarian cancer and bladder cancer, and these could therefore represent registration opportunities for belinostat as the BelCaP combination. A direct step in taking advantage of the BelCaP option is to obtain proof-of-concept in a randomised study. TopoTarget initiated a randomised Phase II trial in CUP in Q1 2009. Positive data in this trial would be the basis for initiation of pivotal trials in CUP and NSCLC together representing more than 10% of all cancers. Simultaneously, TopoTarget will explore the opportunities in ovarian cancer especially in platinum resistant disease.

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Evolving data from studies both with intravenously and orally administered belinostat indicate registration opportunities in further large solid tumor indications, e.g. colorectal, pancreatic, and hepatocellular (liver) cancer. A development including a patient selection strategy in colorectal and/or pancreatic cancer building on the encouraging outcome of the Phase I/II dose escalation trial of belinostat in combination with 5-fluorouracil ("BelFU"), also supported by the long treatment durations seen in heavily pre-treated patients with these indications in the ongoing Phase I monotherapy trial with oral belinostat, would be a logical step. Likewise, a development in hepatocellular carcinoma building on evolving clinical data from belinostat monotherapy studies, and pre-clinical data showing strong synergy for efficacy when combining belinostat with sorafenib (Nexavar; registered as first line treatment for hepatocellular carcinoma), indicates an interesting registration opportunity. In the ongoing Phase I monotherapy trial with oral belinostat, treatment duration on belinostat given as 6th line therapy has been similar to treatment durations on sorafenib and erlotinib administered in earlier lines of therapy, and in the ongoing Phase II portion of a NCI-sponsored belinostat monotherapy study in patients with unresectable hepatocellular carcinoma it appears that the high dose of belinostat administered (intravenous 1400 mg/m2/day, days 1-5 every 3rd week), except stabilisation of disease, might lead to objective tumor response (preliminary information; timing of data presentation to be determined by NCI).

Savene®/Totect®

Anthracycline extravasation (AC EV) is the unintentional leakage of intravenously administered anthracyclines chemotherapeutics from the blood vessel into the surrounding tissue. AC EV is a rare but serious accident that can lead to severe and long-lasting tissue necrosis. Previous attempts to treat AC EV by saline flushing, ice packs, dimethylsulphoxide ("DMSO"), corticosteroid or other treatment have been without proven clinical benefit and a number of AC EV would progress to necrosis or ulceration for which, until the launch of Savene®/Totect®, the only effective treatment was surgery followed by a skin graft. This delays chemotherapy treatment of the underlying cancer for a period of several weeks or months, which may severely impact the efficacy of the cancer treatment. With its proven 98% clinical efficacy, Savene®/Totect® now provides an alternative and avoids surgery. Savene®/Totect® is currently the only evidence-based medicine on the market and the only approved drug for the treatment of AC EV in the U.S and the EU. Savene®/Totect® is now being cited as treatment of AC EV in oncology nurses guidelines in Europe as well as in the U.S. The treatment has been granted orphan drug status by the FDA and EMEA, providing seven and ten years' market exclusivity from 2006 and 2007, respectively. This means that the use of dexrazoxane for the treatment of AC EV must be licensed from TopoTarget.

The market for Savene®/Totect® consists of oncology and haematology clinics which aim to carry the Savene®/Totect® kit in stock locally to secure immediate access to therapy in the event of an AC EV accident. In Europe, there are approximately 2400 such hospitals, and in the U.S.1400 major cancer hospitals and 2000 clinics. These hospitals/clinics are sometimes represented by group purchasing organisations. The fact that treatment with the Savene®/Totect® product needs to be initiated within 6 hours after the accident supports that stocks are carried locally.

The benefits of Savene®/Totect® include:

•	documented 98% clinical effect
•	documented rapid restart of chemotherapy after the accident
•	the only EMEA/FDA approved treatment for AC EV;
•	Orphan Drug designation;
•	Method of Use Patent
•	complete 3 day treatment kit and assistance in training in using the product as well as reimbursement procedures;
•	manage risk to the hospital/clinic;
•	litigation risk reduced, because AC EV treated with the only approved drug;
•	new diagnostic code for AC EV – ICD-9 code became effective on 1 October 2008;
•	is now being cited as treatment of AC EV in oncology nurses guidelines in Europe as well as in the U.S.

Based on the above benefits of the product, TopoTarget expects a market penetration of 60% in Europe and 75% in the U.S. TopoTarget estimates the peak annual sales potential for Savene®/Totect® in Europe and the U.S. to be DKK 200-250 million (EUR 25-35 million). This estimate is based on clinical trials in The Netherlands, Denmark, Germany, and Italy, which used an average of 0.47 Savene®/Totect® kit per clinic per year.

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Sales of Savene®/Totect® in 2008 were DKK 39.1 million (EUR 5.2 million) compared with DKK 21.9 million (EUR 2.9 million) in the same period of 2007. Savene® and Totect® have traded profitably since the end of 2008.

Opportunities after belinostat has been partnered

In addition to belinostat, TopoTarget has a comprehensive portfolio of product candidates in clinical and pre-clinical development (see table 5), and these activities will be scaled up after belinostat has been partnered. The Company has developed these candidates simultaneously with belinostat. The development pipeline consists of both small molecules such as APO866 and mTOR inhibitors, as well as protein-based products such as APO010 and Zemab. The pipeline comprises novel first in class approaches such as APO866 and APO01 0, and a fast follower product candidate represented by Zemab. In addition, TopoTarget holds the patents on use of valproic acid in all major cancers.

Reasons for the Offering and use of proceeds

Upon full subscription of the Offering, the gross proceeds will be approximately DKK 132.6 million (EUR 17.8 million) and the net proceeds (gross proceeds less estimated costs to the Company relating to the Offering) are expected to be approximately DKK 120.0 million (EUR 16.1 million) (Net proceeds at Maximum Offering).

If only 33,152,255 Offer Shares are subscribed, the gross proceeds will be approximately DKK 66.3 million (EUR 8.9 million) and the net proceeds (gross proceeds less estimated costs to the Company relating to the Offering) are expected to be approximately DKK 57.4 million (EUR 7.7 million) (Net proceeds at Maximum Offering).

Further, at the Offering Circular Date TopoTarget has DKK 61.4 million (EUR 8.2 million) in cash and securities.

Relative to the expectations outlined in the Company's Offering Circular of 4 June 2007, TopoTarget successfully acquired all rights to belinostat from CuraGen in April 2008. This resulted in an additional cash outlay of USD 26 million (DKK 137.4 million/EUR 18.4 million), which is required for the Company to continue its positive development.

TopoTarget intends to use the net proceeds from the Offering, income from current sales of Savene®/Totect®, future milestone payments and its existing cash balances to further develop TopoTarget's potential product portfolio towards commercialisation and for general corporate purposes. This will primarily include clinical trial activities with some supportive pre-clinical activities and general administrative expenditure.

TopoTarget's priority will be to develop its blockbuster potential compound belinostat into the market either alone or together with a partner. Until a partner agreement is in place the majority of the Company's research and development expenditure will be used on the belinostat compound. When a partner agreement is in place TopoTarget will adjust the overall strategy and start developing other of the pipeline compounds, as appropriate.

Use of net proceeds at Maximum Offering

The Company plans to use its current cash and the net proceeds as follows:

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DKK 90 million to DKK 95 million (approximately EUR 12.1 million to EUR 12.7 million) to fund the pivotal belinostat PTCL trial all the way to NDA filing in U.S. market in December 2010. This is a single-arm Phase III pivotal study with 120 patients (including internal clinical support, drug manufacture and regulatory expenses);

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DKK 45 million to DKK 50 million (approximately EUR 6.0 million to EUR 6.7 million) to fund a randomised belinostat Phase II study in the CUP indication with 88 patients (including internal clinical support, drug manufacture and regulatory expenses);

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DKK 20 million to DKK 25 million (approximately EUR 2.7 million to EUR 3.4 million) to fund completion of ongoing Phase I and II belinostat trials and progress APO866 trial (CTCL) to intermediate stage (including internal clinical support, drug manufacture and regulatory expenses);

•	DKK 1 million to DKK 2 million (approximately EUR 0.1 million to EUR 0.3 million) to support NCI belinostat trials with drug deliveries;

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In addition, DKK 15 million to DKK 20 million (approximately EUR 2.0 million to EUR 2.7 million) of the net proceeds will be used for the Company's capacity costs, including administrative expenditure less net sales revenue.

Use of net proceeds of between DKK 57.4 million (EUR 7.7 million) (Net proceeds at Minimum Offering) and DKK 120.0 million (EUR 16.1 million) (Net proceeds at Maximum Offering).

If the net proceeds from the Offering amount to less than DKK 120.0 million (EUR 16.1 million), the Company is expected to be able to carry out one of the following arrangements:

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Divest one or more of the Company's assets. The Company is confident that the net proceeds from such sale will sufficiently cover any difference up to the expected DKK 120.0 million (EUR 16.1 million) net proceeds from the Offering (Net proceeds at Maximum Offering) down to the minimum net proceeds of DKK 57.4 million (EUR 7.7 million) (Net proceeds at Minimum Offering). As a consequence, the use of proceeds from a potential divestment of assets will be more or less in line with those stated above after taking into account the net proceeds of the sale of assets.

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Reduce patient recruitment and production of compounds for clinical belinostat studies, which could cause delays. With such reduction of patient recruitment and production of compounds, the Company is expected to have sufficient funding for a period of at least 12 months from the Offering Circular Date, during which period Management is confident that additional funding can be raised to facilitate the continued development of belinostat into January 2011. As a consequence, the use of proceeds will be lowered by an amount equivalent to the difference between the actual net proceeds and the net proceeds from an Offering of DKK 120.0 million (EUR 16.1 million).

The amount as well as the timing of the Company's actual costs also depend on a large number of factors, including the amount of the actual net proceeds received from the Offering, the period until completion of and expenses relating to clinical trials required or deemed necessary, the timing of registration applications and any conditions that must be met for the Company's product candidates to be approved, the status of the Company's product development and commercialization activities for all of the Company's programmes, the cash flows generated from the Company's operations, and the Company's competitive situation. The amount and timing of the actual expenses may differ from the Company's budget.

Until the net proceeds raised in connection with the Offering are used, the Company intends to place the funds in short-term investment grade interest-bearing securities and other investments with a similar risk profile.

Prospective financial information

Prospective financial information for the year ending 31 December 2009 assuming gross proceeds of DKK 132.6 million (EUR 17.8 million) (Maximum Proceeds)

The Company expects to incur significant losses as its research and development, sales, marketing, administrative activities, including clinical trials, continue to expand. The Company will not be in a position to reach sustainable profitability until its product candidates and projects have been successfully developed, approved and commercialised. See the section "Risk factors".

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Research and development expenses, including sales and marketing activities, are expected to amount to approximately DKK 115 million to DKK 125 million (approximately EUR 15.4 million to EUR 16.8 million) due to the rising level of activity.

•	The administrative expenses are expected to amount to approximately DKK 20 million to DKK 25 million (approximately EUR 2.6 million to EUR 3.4 million).
•	The loss before tax for 2008 is expected to be approximately DKK 140 million to DKK 160 million (approximately EUR 18.8 million to EUR 21.5 million).

Prospective financial information for the year ending 31 December 2009 assuming gross proceeds of between DKK 66.3 million (Minimum Proceeds) and DKK 132.6 million (Maximum Proceeds)

The Company expects to incur significant losses as its research and development, sales, marketing, administrative activities, including clinical trials, continue to expand. The Company will not be in a position to reach sustainable profitability until its product candidates and projects have been successfully developed, approved and commercialised. See the section "Risk factors".

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If the gross proceeds from the Offering is lower than DKK 132.6 million, the Company expects to have the option of carrying out one of two arrangements, which will have an impact on the expectations for the 2009 financial year as described below:

Divestment of one or more of the Company's assets:

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Research and development expenses, including sales and marketing activities, are expected to amount to approximately DKK 115 million to DKK 125 million (approximately EUR 15.4 million to EUR 16.8 million) due to the rising level of activity.

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The administrative expenses are expected to amount to approximately DKK 20 million to DKK 25 million (approximately EUR 2.6 million to EUR 3.4 million) excluding the expected minimum net proceeds from the divestment of assets.

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The loss before tax for 2009 is expected to be approximately DKK 140 million to DKK 160 million (approximately EUR 18.8 million to EUR 21.5 million) excluding the expected minimum net proceeds from the divestment of assets.

Reduction of patient recruitment for clinical belinostat trials:

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Research and development expenses, including sales and marketing activities, are expected to amount to approximately DKK 100 million to DKK 110 million (approximately EUR 13.4 million to EUR 14.8 million) due to the rising level of activity.

•	The administrative expenses are expected to amount to approximately DKK 20 million to DKK 25 million (approximately EUR 2.6 million to EUR 3.4 million).
•	The loss before tax for 2009 is expected to be approximately DKK 130 million to DKK 150 million (approximately EUR 17.5 million to EUR 20.1 million).

Risk factors

In deciding whether to invest in the Pre-emptive Rights and the Offer Shares, prospective investors should carefully consider the section "Risk factors". The risk factors are summarised below:

General risks associated with the Company's business

Risks associated specifically with the Company's product Savene®/Totect®

Risks related to dependence on third parties

Risks related to employees

Risks relating to intellectual property

Risks related to TopoTarget's financial results and financial resources, including going concern considerations

Risks relating to the Pre-emptive Rights, the Offer Shares and the Offering

Risks relating to the Pre-emptive Rights, the Offer Shares and the Offering, which apply, specifically, to foreign investors

Risks related to currency

Risks related to the acquisition of TopoTarget Switzerland S.A. (formerly Apoxis S.A.)

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Summary Of The Offering

Issuer	TopoTarget A/S, a public company incorporated with limited liability under the laws of Denmark, CVR no. 25695771.

The Offering

The Offering consists of a public offering of a minimum of 33,152,255 new shares and up to a maximum of 66,304,510 new shares in the Company with pre-emptive rights for the Company's Existing Shareholders.

Offer Price

The Offer Price of the Offer Shares has been determined by the Board of Directors at DKK 2 per Offer Share of DKK 1 nominal value, which is below the officially quoted price on 29 May 2009 of DKK 4.42 per Existing Share.

Subscription ratio and allocation of Pre-emptive Rights

Any person registered with VP as a shareholder of the Company on 15 June 2009 at 12:30 pm CET will be entitled to one (1) Pre-emptive Right for every Existing Share held. For every one (1) Pre-emptive Right, the holder will be entitled to subscribe for one (1) Offer Shares at DKK 2 per Offer Share of DKK 1 nominal value. Shares traded after 10 June will be traded ex Pre-emptive Rights.

Offer Shares

The Offer Shares will rank pari passu in all respects with each other and with the Company's other Shares. The Offer Shares will not be issued or admitted for trading and official listing on Nasdaq OMX Copenhagen until registration of the capital increase concerning the Offering has taken place with the Danish Commerce and Companies Agency. The Offer Shares are expected to be issued and admitted for trading and official listing on 6 July 2009 under the ISIN code for the Existing Shares (DK0060003556). The Offer Shares will be delivered in book-entry form to investors' accounts with VP. Shareholders and investors should note that the Offer Shares will not be admitted for trading and official listing on Nasdaq OMX Copenhagen under a temporary ISIN code.

Rights Trading Period	Trading in the Pre-emptive Rights on Nasdaq OMX Copenhagen commences on 11 June 2009 at 9:00 am CET and ends on 24 June 2009 at 5:00 pm CET.

Subscription Period	The subscription period for the Offer Shares commences on 16 June at 9:00 am CET and closes on 29 June 2009 at 5:00 pm CET.

Subscription procedure

Holders of Pre-emptive Rights wishing to exercise their Pre-emptive Rights to subscribe for Offer Shares will be required to do so through their custodian bank in accordance with the rules of such bank. Subscription applications from investors concerning Offer Shares must be submitted to the investor's own custodian bank during the Subscription Period, however not later than on 29 June at 5:00 pm CET. The deadline for notification of subscription depends on the holder's agreement with and the rules and procedures of the relevant custodian bank or other financial intermediary, and the deadline may be earlier than the last day of the Subscription Period.

Method of payment

Payment for the Offer Shares shall be made in DKK against registration of the Offer Shares in the investor's account with VP. Holders of Pre-emptive Rights are required to adhere to the account agreement with their custodian bank or other financial intermediary through which they hold Shares. Financial intermediaries through whom a holder may hold Pre-emptive Rights may require payment by an earlier date.

Failure to exercise Pre-emptive Rights

Pre-emptive Rights that are not exercised during the Subscription Period will lapse with no value, and investors holding such Pre-emptive Rights will not be entitled to compensation. The Subscription Period closes on 29 June at 5:00 pm CET.

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Unexercised Pre-emptive Rights

Offer Shares which have not been subscribed for by the Company's shareholders according to their pre-emptive rights through the exercise of Pre-emptive Rights or by investors according to acquired Pre-emptive Rights on expiry of the Subscription Period ("Remaining Shares") may without compensation to the holders of Pre-emptive Rights on a discretionary basis be allocated by the Board of Directors to shareholders and investors who do not hold any Pre-emptive Rights if, prior to the expiry of the Subscription Period, they have made binding undertakings to the Global Co-ordinator & Bookrunner to subscribe for Offer Shares at the Offer Price.

Withdrawal of the Offering

In accordance with market practice, the Global Co-ordinator & Bookrunner reserves the right to withdraw the Offering in its entirety at any time prior to registration of the capital increase concerning the Offer Shares. The completion of the Offering is subject to no events occurring before the Offer Shares have been registered with the Danish Commerce and Companies Agency which in the opinion of the Company or the Global Co-ordinator & Bookrunner would make it inadvisable to proceed with the Offering.

Any such withdrawal will be notified immediately to the Nasdaq OMX Copenhagen and announced in the same national Danish daily newspapers in which the Offering was announced.

Non-completion in the event the Minimum Proceeds are not received

The completion of the Offering is subject to the subscription of a minimum of 33,152,255 Offer Shares in the Offering, equivalent to the Company receiving minimum gross proceeds of at least DKK 66,304,510 through the Offering. If such Minimum Proceeds are not received, the Offering will be withdrawn and the Offering will not be completed. Notification that the Offering will not be completed will be given immediately to Nasdaq OMX Copenhagen and announced as soon as possible in the same Danish daily newspapers in which the Offering was announced.

Share capital	As of the Offering Circular Date, the Company's registered share capital amounts to DKK 66,304,510 nominal value consisting of 66,304,510 Shares of DKK 1 nominal value each.

Voting rights	Shareholders are entitled to one vote at general meetings for each Share of DKK 1 nominal value held.

Dividends

The Offer Shares will be eligible for any dividend paid by TopoTarget following registration of the capital increase concerning the Offer Shares and thus they are eligible for any dividends declared and payable as from the 2009 financial year.

TopoTarget's dividends will be paid in Danish kroner to each shareholder's account with VP. The Company has not previously paid dividends and does not anticipate to do so in the foreseeable future.

Applicable law and jurisdiction

The Offering is subject to the laws of Denmark. The Offering Circular has been prepared in compliance with the standards and requirements of Danish law. Any dispute which may arise as a result of the Offering shall be brought before the Danish courts of law.

Advance undertakings

Three of the Company's Existing Shareholders, HealthCap, Tredje AP-fonden and the company Buhl Krone Holding ApS, which is wholly owned by the Company's CEO Peter Buhl Jensen, have made binding advance undertakings to the Company to subscribe for a total of 10,477,636 Offer Shares, corresponding to a total investment of approximately DKK 20,955,272, equal to just under 32% of the Minimum Proceeds.

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Intentions of Major	HealthCap has made a binding advance undertaking to participate in the Offering pro rata to its existing ownership interest.

Shareholders, members and the Board of Directors to participate in the Offering

The company Buhl Krone Holding ApS, which is wholly owned by the Company's CEO Peter Buhl Jensen, has made a binding advance undertaking to participate in the Offering pro rata to its existing ownership interest and will subscribe for a total of 239,222 Offer Shares by exercising Pre-emptive Rights allocated to Buhl Krone Holding ApS in that company's capacity of Existing Shareholder.

Other than this, TopoTarget is not aware of any members of the Senior Management or the Board of Directors who intend to participate in the Offering.

Selling and transfer restrictions	The Offering will be subject to certain selling and transfer restrictions. See section III.5.k "Jurisdictions in which the Offering will be made and restrictions applicable to the Offering".

ISIN codes	Existing Shares:	DK0060003556
	Pre-emptive Rights:	DK0060183515
	Offer Shares: (temporary ISIN code)	DK0060183432

Expected Timetable of Principal Events

Last day of trading of Existing Shares cum Pre-emptive Rights	10 June 2009.

First day of trading of Existing Shares ex Pre-emptive Rights	11 June 2009. Existing Shares traded after the close of business on Nasdaq OMX Copenhagen on 11 June 2009 will trade ex Pre-emptive Rights.

Rights Trading Period	From 11 June 2009 at 9:00 am to 24 June at 5:00 pm CET.

Allocation Time	15 June 2009 at 12:30 pm CET through VP's book entry system.

Subscription Period for Offer Shares	From 16 June 2009 at 9:00 am to 29 June at 5:00 pm CET.

Publication of the results of the Offering	2 July 2009.

Completion of the Offering:

If the Offering is completed, the Offer Shares subscribed will be issued by TopoTarget A/S after registration of the capital increase with the Danish Commerce and Companies Agency, which is expected to take place on 2 July 2009.

Official listing of and trading in Offer Shares under existing ISIN code	6 July 2009.

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RISK FACTORS

Investors buying Pre-emptive Rights or subscribing for the Offer Shares will assume a high degree of risk. In deciding whether to invest in the Pre-emptive Rights and the Offer Shares, prospective investors should carefully consider all of the information set forth in this Offering Circular and, in particular, the specific risks set forth below. Any of the following risks, as well as other risks and uncertainties discussed in this Offering Circular, may have a material adverse effect on the Company's business, financial condition, results of operations or prospects and could cause the value of the Company's Shares and the Pre-emptive Rights to decline, which could cause prospective investors to lose all or part of their investment. Although the risks and uncertainties described below include the risks that the Company considers the most material, these risks and uncertainties are not the only ones the Company faces. Additional risks and uncertainties that the Company is unaware of, or that are currently deemed immaterial, may have a material adverse effect on the Company's business, results of operations or financial condition and could negatively affect the price of the Company's Shares and the Pre-emptive Rights. The following risk factors are not listed in any order of materiality.

General risks associated with the Company's business

The Company is at an early stage of development and may not achieve market launch for new products.

The Company's product candidates and development projects are at various stages of development and will require extensive research and clinical development, substantial investment, successful regulatory reviews and approvals and the development of adequate manufacturing, distribution and marketing capabilities before they can generate substantial revenues.

The Company's research and development efforts, generally, may for a number of reasons not lead to commercially successful drugs, including that its product candidates may not prove to be safe and effective in clinical trials. For example, the Company's HDAC inhibitors, including belinostat, are a new class of potential anti-cancer therapeutics. There is a risk that HDAC inhibitors including the Company's HDAC inhibitors, such as belinostat, may not prove to support a positive risk-benefit evaluation in ongoing or future clinical trials.

Other factors which may prevent the Company from successfully commercialising any of its product candidates include:

•	regulatory approvals may not be obtained, may be delayed pending further clinical testing, or may be obtained on more restrictive terms;
•	the Company may not be able to enter into adequate partnership arrangements to complete the development and commercialisation of its product candidates, including belinostat;
•	the Company's collaborators may fail, or may not have, or may not devote adequate financial and other resources to complete the development and commercialisation contemplated by the collaboration;
•	the proprietary rights of third parties may preclude the Company and its collaborators from marketing its product candidates;
•	any products that are approved may not be accepted in the marketplace; and
•	the Company's estimates of commercial market opportunity may prove to be over-optimistic.

If none of the Company's projects or product candidates are successfully developed, approved for marketing, or commercialised, the Company will be unable to generate significant revenues. If the development programmes are delayed, the Company may be required to raise additional capital or reduce or cease its operations, either altogether or in respect of any projects or product candidates.

Clinical trials are expensive, time-consuming and subject to delay.

Clinical trials are expensive and complex and can take many years and have uncertain outcomes. Clinical trials of the Company's product candidates belinostat, Zemab, APO010 and APO866 are expected to continue for several years, but may take significantly longer to complete. In addition the MegaLigand technology, on which APO010 is based, is a new approach to the generation of protein-based products. Only one MegaLigand product candidate (APO010) has entered clinical trials and no products using this technology have completed clinical development. There can be no assurance that any particular product candidate will demonstrate safety, potency and clinical efficacy. To date, neither the Company nor the Company's partners have any products employing MegaLigand technology that have been approved for sale by the FDA or comparable foreign regulators.

21

Failure can occur at any stage of testing and the Company and its collaborators may experience many unforeseen events during, or as a result of, clinical trial processes that could delay or prevent the commercialisation of these and future drug candidates. Such events may include:

•	delays in obtaining Institutional Review Board ("IRB") and other regulatory approvals to commence a clinical trial;
•	slower than anticipated patient recruitment and enrolment;
•	negative or inconclusive results from clinical trials;
•	unforeseen safety issues;
•	uncertain diagnostic and dosing issues; and
•	inability to monitor patients adequately during or after treatment, or problems with investigator or patient compliance with the trial protocols.

Patient enrolment in clinical trials is influenced by many factors, including the prevalence and severity of the targeted condition, the size of the patient population to be recruited, the proximity of patients to clinical sites and their ability to participate fully in clinical trials, the eligibility criteria used for recruiting patients, and the existence of any trials conducted by third parties that may compete with the Company's trials for patient recruitment. To conduct large scale oncological clinical trials, including Phase III clinical trials for belinostat, APO866 and APO010, the Company must enter into arrangements with groups of oncology clinics specialised in conducting such trials. If such arrangements cannot be made, large trials will take many years to complete, and there is a risk that they may not be completed at all. If the Company or its collaborators suffer significant delays, setbacks, negative results or termination of clinical trials, the development of product candidates may be significantly delayed or prevented and development costs could increase significantly.

Regulatory approval must be received before each of the Company's product candidates may be commercialised. Regulatory approvals received may subsequently be revoked.

The Company's product candidates must be approved by EMEA in Europe, by the FDA in the U.S., or by similar regulators in other countries, before they can be marketed. This regulatory process can take many years and require the expenditure of substantial resources. While clinical trials are designed with scientific advice from regulatory authorities, such plans must often be put in place years in advance of an application for marketing approval. By the time such applications are submitted, the clinical and regulatory environment may have changed significantly as a result of new scientific discoveries, competitor product evaluations, changes in medical health care policies, new technical standards and other factors beyond the Company's control.

Regulators can refuse marketing approval, or can require the Company or its collaborators to repeat previous clinical trials or conduct further clinical trials. A pre-approval inspection of manufacturing facilities by regulatory authorities may need to be completed before marketing approval can be obtained, and such facilities will be subject to periodic inspections that could prevent or delay marketing approval. Observing such marketing approval may require additional expenditure of financial or other resources. If the Company or its collaborators do not succeed in obtaining regulatory approval, or succeed only after delays, this could have a material effect on the Company's ability to generate revenues.

Marketing approval in the U.S and the EU requires periodic reports including safety assessments which will build the base for maintenance of the approval.

Subsequent discovery of previously unknown problems or a failure to comply with the applicable regulatory requirements may result in restrictions to the marketing of the Company's drugs or mandated withdrawal of the drug from the market as well as possible civil or criminal sanctions.

Regulation of pharmaceutical products is ongoing and changing and may restrict the marketability for such products in the future.

The governmental regulation of the Company's development of product candidates extends beyond clinical trials to approval required for their sale and the monitoring of such products after sale. This regulation, approval and monitoring is the responsibility of numerous authorities in Denmark, the U.S., the European Union and other countries. Following any regulatory approval of a product candidate, the Company, its collaborators and the manufacturers of its products will be subject to continuing regulatory obligations, including safety reporting requirements, regulatory oversight of product promotion and marketing, and good manufacturing practises. These regulations cover all aspects of manufacturing, testing, quality control and record keeping of the Company's products. If the Company or its collaborators or manufacturers fail to comply with applicable regulatory requirements, the Company may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

The regulatory requirements relating to the manufacturing, testing, marketing and sale of pharmaceutical products are subject to periodic change. The member states of the European Union recently legislated new laws on the implementation of good clinical practise in the conduct of clinical trials, which imposes more onerous requirements on the conduct of clinical trials than was previously in place in many member states. This may impact the ability of the Company and its collaborators to conduct clinical trials in the European Union. Changes in the regulations governing the Company could increase costs and adversely affect the Company's business.

Furthermore, companies developing pharmaceutical products are increasingly required to publish clinical trial results. Any such publication by the Company may, in addition to the additional cost of the publication, lead to investors misinterpreting the published data due to its technical nature which in its turn may adversely effect the price of the Company's products and Shares.

Health care changes may reduce the prices of, or market for, the Company's product candidates.

The Company's success will depend upon the eligibility of any products it may develop for reimbursement through government sponsored health care payment systems. There have been recent legislative and regulatory changes to health care and government reimbursement systems in various European countries, the U.S. and other potential markets. These new laws include measures that limit or prohibit payments for certain medical treatments or subject the pricing of drugs to government control. Reimbursement practises vary significantly from one country to the next, with certain countries requiring that products undergo a lengthy regulatory review in order to be eligible for government reimbursement. In addition, health care cost containment efforts are prevalent in many of the Company's potential markets, and are expected to continue and result in the adoption of more stringent measures for coverage and reimbursement. If products developed by the Company are not covered by government reimbursement, or become subject to legislation controlling treatments or prices, the Company may not be able to generate significant revenues or attain profitability.

Competition in the biotechnology and oncology industries is intense, and competitors may develop and market drugs that are less expensive, more effective or safer than the Company's candidate drugs.

Competition in the biotechnology and oncology industries is intense, and the number of companies seeking to develop products for treatment of cancer and related diseases may increase. The Company's competitors include multinational pharmaceutical companies, specialised biotechnology firms and universities and other research institutions, a number of which are seeking to develop pharmaceuticals that target the same area as the Company targets. Many of the Company's competitors have substantially greater financial, technical and human resources than the Company, and significantly greater experience than the Company in undertaking pre-clinical and clinical development and obtaining regulatory approvals of pharmaceutical products. Competitors may obtain regulatory approval for products more rapidly than the Company, and will compete with the Company with respect to manufacturing and product distribution efficiency and sales and marketing capabilities, areas in which the Company has limited or no previous experience.

In particular, several companies are currently seeking to develop HDAC inhibitors, including Merck, which has a suberoylanilide hydroxamic acid ("SAHA") HDAC inhibitor, vorinostat (trade name Zolinza), which is the first compound in the class to be granted health authority approval (FDA 06-Oct-2006, treatment of cutaneous manifestations in patients with cutaneous T-cell lymphoma). In addition, Novartis, Gloucester Pharmaceuticals and MethylGene have (in collaboration with Taiho) HDAC inhibitors in Phase II clinical trials. Merck and Novartis have, and other competitors in HDAC inhibitors may have, substantially more resources than the Company. If there proves not to be room for a number of different HDAC inhibitor compounds on the market, either because different HDAC inhibitor compounds cannot be differentiated in terms of cancer indications or target patient profiles, or for other reasons, the Company's HDAC inhibitors may be unable to successfully compete in the market.

The Company may be exposed to product liability claims and may not be able to maintain adequate product liability insurance on reasonable terms, if at all.

Through its business, the Company is exposed to the risk of product liability claims in the event of product failure or adverse side effects or in case of serious adverse events, both during clinical trials or once a product has been marketed. Product liability insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms and may be unavailable for one or more of the Company's product candidates in general. There can be no assurance that the amount of any product liability insurance or clinical trial liability insurance will be sufficient to satisfy claims made against the Company in the future. Product liability claims against the Company, regardless of their merits, could adversely affect the Company as a result of significant costs of litigation and damages. Successful claims brought against the Company may exceed the available insurance coverage, and any claim, irrespective of its merits may result in significant adverse publicity, which could have a material adverse effect on the Company's business, results of operations and financial condition.

Risks associated specifically with the Company's product Savene®/Totect®

The Company's first product, Savene®/Totect®, may never become a commercial success, and hence not generate satisfactory revenues.

The Company's Savene®/Totect® product has been launched in a number of European countries and in the U.S. The product is in its initial stages of commercialisation and there is a risk that the market penetration will take place only at a modest pace. Hence, the certainty of a commercial success of Savene®/Totect® is currently unclear.

There can be no assurance that Savene®/Totect® will be accepted in all targeted markets, which consist of oncology clinics and group purchasing organisations. The niche nature of Savene®/Totect® makes it inherently difficult to accurately forecast sales estimates for this product, and consultants who have assessed the market potential for Savene®/Totect® have, based on different views of the factors discussed below, derived lower or higher estimates of market potential than the Company is relying on. The Company will need to finalise the development of its own sales and marketing capabilities in Europe and the U.S., and will need to find partners to commercialise Savene® in Japan and elsewhere. In order to commercialise Savene®/ Totect® successfully, significantly more sales and marketing expenditures may be required than the Company's current budget assumes.

Notwithstanding its potential efficacy, the usage rate of Savene®/Totect® may be lower than expected, generally or in particular markets, because:

•	clinics may administer anthracycline chemotherapeutics in central catheters rather than peripherally, with the result that cases of extravasation are more rare;
•	clinics may administer non-topoisomerase, oral or novel chemotherapeutics that when leaked will not result in extravasations or will result in extravasations that Savene®/Totect® cannot cure;
•

incidences of extravasation may be fewer than expected, potentially as a result of advances in technology or medical care, may be under-reported, or may not be reported in time for Savene®/Totect® to be administered;

•	clinics may seek to share access to a Savene®/Totect® kit with other clinics in the same hospital, city or region, subject to the need for timely administration;
•

the unauthorised and unlicensed usage of dexrazoxane (the active ingredient of Savene®/Totect® ) for the treatment of AC EV, which is widely available in the U.S. and certain European countries as a cardiac protectant at a price that is significantly lower than the price of Savene®/Totect®;

•

existing treatments such as dimethylsulphoxide treatment, which by some is thought to be effective in less serious cases of extravasation and are likely to be priced significantly lower than the expected price of Savene®/Totect®, may continue to be used generally or in particular markets; and

•	the product is not considered to be eligible for reimbursement, or budgetary or insurance restrictions may apply.

Regional variations are expected in the market for Savene®/Totect®. In many countries, such as France and Germany, anthracycline chemotherapeutics are frequently administered centrally. Support for certain existing treatments for extravasation may be concentrated in particular countries and may be overcome only gradually or not at all. Acceptance of Savene®/Totect® may also be subject to differences in medical culture, including habits of disclosing accidents and risks of medical malpractice liability. For example, early surgical intervention is not standard in the U.S. in the same way as it is in Denmark. The market size for Savene®/Totect® will also be influenced by the price which the Company is able to charge for a Savene®/Totect® kit in the various markets. This price may be lower than expected as a result of local costs of dexrazoxane in various markets, pricing pressure, unauthorised and unlicensed use or regulatory conditions, oncology clinic budgets, or insurance or government reimbursement restrictions.

Risks related to dependence on third parties

The Company is dependent on third parties.

The Company is, and will in the future be, dependent on arrangements with other companies and collaborators in relation to the Company's research and development of its products and product candidates, including in respect of clinical trials, regulatory affairs, manufacturing, intellectual property rights as well as commercialisation and sales including a partnership agreement for belinostat. There can be no assurance that the Company will be able to enter into agreements with relevant third parties on acceptable terms, if at all and there can be no assurance that the Company in future will be able to maintain existing contractual relationships. If the Company is unable to maintain existing contractual relationships or is unable to enter into additional agreements with third parties the Company could encounter delays in the development of its product candidates and in the introduction of new products on the relevant markets, which could adversely affect the Company's business.

The Company depends on a limited number of suppliers to supply critical components of its development and clinical programmes.

The Company and its collaborators contract with third parties for the manufacture and supply of materials used in clinical development and will contract with third parties for the manufacture and supply of any products that are commercialised. The Company may be unable to enter into such arrangements on acceptable terms, if at all, and third parties with whom the Company may contract or such third parties' sub-contractors may not perform their manufacturing or supply obligations to the Company, which could delay the Company's development of product candidates, the submission of these product candidates for regulatory approval or the market launch of one or more of these product candidates. In addition, sales of marketed products may be adversely affected.

The Company may encounter problems with the following:

•	production yields;
•	quality control and assurance;
•	shortages of qualified personnel;
•	compliance with FDA and European regulations;
•	production costs; and
•	development of advanced manufacturing techniques and process controls.

The Company is aware of only a limited number of companies on a worldwide basis that operate manufacturing facilities in which its product candidates can be manufactured under good manufacturing practice regulations (a requirement for all pharmaceutical products). It would take a substantial period of time for a contract facility that has not previously produced the Company's products or product candidates to begin manufacturing the Company's products or product candidates under good manufacturing practice regulations ("cGMP").

In addition, the Company and any third-party manufacturer will be required to register manufacturing facilities with the FDA and have a U.S. agent for the facility, European and other regulatory authorities. The facilities will be subject to inspections confirming compliance with FDA cGMP regulations and other regulations. If the Company or any of the Company's third-party manufacturers fail to maintain regulatory compliance, the Company's business, financial condition and results of operations may be materially harmed, and the FDA may impose regulatory sanctions that range from a warning letter to withdrawal of approval to seeking, through the U.S. Department of Justice, product seizures, injunctions and, where appropriate, criminal prosecution.

The Company depends on other collaborations with third parties in the development and commercialisation of products derived from its product candidates.

The Company's business strategy includes entering into collaborations with academic institutions and other pharmaceutical and biotechnology companies for the research, development and commercialisation of product candidates. The success of these arrangements will depend on the efforts and activities of the Company's collaborators, who will have significant discretion in determining the efforts and resources they will apply to these collaborations. The Company's collaborators may also undergo changes in priorities, take a different view than the Company on the results of clinical trials, become financially distressed, experience difficulties in retaining personnel or be acquired by companies that are competitors to the Company. Any of these factors could adversely affect the willingness or ability of the collaborating party to collaborate with the Company towards the identification and development of successful product candidates.

Collaboration arrangements typically require that decisions to continue the development of a candidate drug be taken jointly with the Company's partner, so the Company's ability to develop a candidate drug may be limited by the need to obtain the consent of the Company's collaborators. Separately, any failure by the Company's collaborators to comply with regulatory requirements could result in delays, inability to obtain approvals or product withdrawals, and any reduction or discontinuation in efforts to market or sell the Company's products by a collaborator could reduce the Company's revenues, which may be based on a percentage of the collaborator's net sales.

The Company also depends on consultants familiar with the regulatory approval processes. If any such consultant were to terminate the agreement with the Company, the Company could experience a delay in the approval process and incur additional expenses.

The commercial success of any products that the Company develops will depend upon their acceptance among physicians, patients, third-party payers and the medical community.

Any products that the Company develops may not gain market acceptance among physicians, patients, third-party payers or the medical community in general. The degree of market acceptance of any of the Company's or its collaborators' products that are approved for sale will depend on a number of factors, including:

•	the prevalence of the disease targeted by the product;
•	the prevalence and severity of any side effects caused by use of the product;
•	potential advantages of the product over alternative treatments;
•	the ability to offer the products for sale at competitive prices;
•	relative convenience and ease of administration;
•	the strength of marketing and distribution support; and
•	the product is not considered to be eligible for reimbursement or there may be restrictions in terms of budgets or insurance.

If the Company's candidate drugs do not achieve an adequate level of acceptance by physicians, third-party payers and patients, the Company's candidate drugs may not generate significant revenue.

Rights to APO866 may return to Astellas if the Company does not satisfy its obligations under its collaboration agreement with Astellas.

On 27 October 2005, TopoTarget Switzerland S.A. (formerly Apoxis S.A.) entered into an agreement with Astellas under which TopoTarget Switzerland S.A. (formerly Apoxis S.A.) obtained an exclusive worldwide license under certain patents, patent applications and scientific information relating to a group of chemical compounds, including APO866, with potential anti-cancer and immunosuppressive activity. Astellas has the right to "license-back" in certain indications the licensed rights in respect of each product developed by TopoTarget Switzerland S.A. (formerly Apoxis S.A.) under the agreement or, when executing such "license-back" option, Astellas may decide to "buy back" all the licensed rights, in each case under pre-defined terms until the completion of Phase II clinical trials. In addition, Astellas has a first right of negotiation at any time should TopoTarget Switzerland S.A. (formerly Apoxis S.A.) decide to outlicense any resulting compounds/products.

Astellas retains the right to manufacture or have manufactured the compounds and products, and TopoTarget Switzerland S.A. (formerly Apoxis S.A.) has an obligation to purchase the compounds and products exclusively from Astellas. Costs for the product are pre-defined in the agreement and there is a risk that any third party who may wish to sublicense the rights or co- develop or market the product may find them unattractive and this may limit TopoTarget Switzerland S.A.'s (formerly Apoxis S.A.) ability to sublicense the rights, or to co-develop or co-market the product.

Under the agreement, TopoTarget Switzerland S.A. (formerly Apoxis S.A.) has undertaken the obligation to use and exploit the licensed rights to the best possible extent. This obligation includes the development of the compounds as a treatment for cancer, and also for other diseases. TopoTarget Switzerland S.A. (formerly Apoxis S.A.) may not have sufficient expertise to effectively develop APO866 for non-oncology indications in a timely manner with the consequence that Astellas may terminate the agreement for all indications.

The obligation described above also includes the development of APO866 in accordance with a development plan agreed with Astellas. Astellas may terminate the agreement if TopoTarget Switzerland S.A. (formerly Apoxis S.A.) does not adhere to the development plan without reasonable cause or if TopoTarget Switzerland

S.A. (formerly Apoxis S.A.) breaches its obligation to observe the development plan and if, as a result, the delivery of the first marketing approval is delayed for more than two years. There is a risk that future unforeseen development delays when added to past delays may lead to a potential breach of the latter provision. The Company has also undertaken to file for, use its best efforts to obtain, and once obtained to maintain marketing approval in each country of the world as soon as possible and commercially reasonable. Astellas has the right to terminate the agreement on a country-by-country basis if the Company does not commercialise the product in any country.

The Company has also agreed not to market without Astellas' prior approval during the term of the agreement any product and/or compound utilising technology having the same mechanism of action as the compounds licensed under the agreement. There is a risk that this may limit the Company's freedom to operate in developing products

Risks related to the manufacturing of a marketed product

The Company depends on a limited number of suppliers to supply critical components of its marketed product.

The Company does not have and does not intend to establish any internal product testing, drug or chemical synthesis of bulk drug substance, and manufacturing capability for bulk drug product although it does have a manufacturer's license with the Danish authorities. Manufacturers of the Company's product are subject to applicable GMP as required by FDA regulations and comparable rules and regulations prescribed by other regulatory authorities. The Company has entered into bulk drug supply and drug product manufacturing agreements with third parties for its approved product and is dependent on such third parties for continued compliance with GMP and comparable standards in other countries. The Company believes that qualified manufacturers will continue to be available in future, at a reasonable cost to the Company, although there can be no assurance that this will be the case.

Due to the mandated dating requirements of the FDA and regulatory authorities in other countries and the limited market size for the Company's approved product, the Company may be subject to complex manufacturing logistics and minimum order quantities that may result in excess inventory as determined under the Company's accounting policies, unsaleable inventory as a result of products expiring prior to use, and competition with others for manufacturing services when needed or expected. The Company has a production planning programme to assess and manage the manufacturing logistics amongst the vendors supplying the required finished product components of bulk drug substance, drug product and packaging.

For all European countries, the Company currently uses – and expects to do so in the foreseeable future in all territories outside the U.S. – a single European based bulk drug supplier for Savene®. TopoTarget itself is listed as the drug manufacturer. With respect to the U.S., the Company uses a single U.S.-based contract manufacturer and a single U.S.-based bulk drug supplier of Totect®.

In the U.S., the loss of either a bulk drug supplier or drug product manufacturer would require the Company to obtain regulatory clearance in the form of a "pre-approval submission" and incur validation and other costs associated with the transfer of the bulk drug or drug product manufacturing process. The Company believes that it could take as long as two years for the FDA to approve such a submission. Should the Company lose either a bulk drug supplier or a drug product manufacturer, it could run out of saleable products to meet market demand or investigational products for use in clinical trials, while waiting for the FDA, or the regulatory authority of another country, to approve a new bulk drug supplier or drug product manufacturer.

The Company believes that the foregoing risks regarding the possible loss of a manufacturer or supplier could be mitigated in a number of ways. However, there can be no assurance that the change of a bulk drug supplier or drug product manufacturer and the transfer of the processes to another third party would be approved by the FDA, and if approved, in a timely manner. Therefore, despite the Company's efforts to mitigate risk, the Company may experience additional costs and delay while switching providers, which in turn could adversely affect sales revenue.

Risks related to employees

The Company is dependent on certain key personnel, and may be unable to hire and retain suitably qualified managerial and scientific employees.

The Company's success depends, in part, on the services of, particularly, Peter Buhl Jensen, its Chief Executive Officer, and Maxwell Sehested, its Chief Scientific Officer, and on the services of certain other senior officers and scientists who are experts in the pharmaceutical and biotechnology industry generally, and within the Company. The loss of the services of any of these individuals could have a material adverse effect on the Company's business. In addition, the Company's future success will depend in part on its ability to hire, develop and incentivise suitably qualified scientific and other qualified personnel to effectively implement its strategy. If the Company cannot attract and retain such personnel on acceptable terms, it may be unable to sustain or enhance its business.

The Company depends on academic consultants and scientific advisors.

The Company relies on members of its clinical advisory and its scientific advisory board. The Company also has relationships with consultants at academic and other institutions who conduct research on behalf of the Company. Many of these advisors and consultants are not employees of the Company and may have competing commitments to other entities, including competitors, that may substantially limit their availability to the Company. The unauthorised dissemination of confidential information provided to such consultants or advisors could materially adversely affect the Company's business. In addition, the Company may not be able to negotiate further consultancy arrangements at academic and other institutions that may be necessary or desirable to further develop its product portfolio.

TopoTarget's business may suffer if TopoTarget is not able to recruit and retain qualified scientific and management personnel.

Recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to TopoTarget's success. There can be no assurance that TopoTarget will be able to attract and retain such employees given the demand for experienced scientists from numerous pharmaceutical and chemical companies, specialised biotechnology firms, universities and other research institutions. Furthermore, there are no restrictive covenants in the Company's employees' contracts of employment, which would prevent them from joining a competitor or collaborator of TopoTarget after leaving TopoTarget. Senior Management are described in section I.13., "Board of Directors and Senior Management".

Strategic initiatives may require additional expertise and manpower in areas such as pre-clinical testing, clinical trial management, regulatory affairs, manufacturing, sales and marketing. Such activities will require the recruitment of new personnel, including management personnel, and the development of additional expertise by the existing management team. The inability to acquire such services or to develop such expertise could have a material and adverse impact on our operations.

Risks relating to intellectual property

If the Company is unable to protect inventions incorporated into its product candidates, products or technologies, their value may be adversely affected.

The Company's success will depend upon its ability, and upon the ability of its collaborators, to obtain protection for inventions incorporated into its product candidates, products or technologies in the U.S. and other territories including key European countries. The process of identifying and seeking patent protection is expensive and time consuming, and the Company or its collaborators may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. The pending or future applications of the Company and its collaborators may not result in issued patents, or may need to be refined or narrowed before a patent is granted. The patent situation for biotechnology and pharmaceutical products is generally highly uncertain, and involves complex legal and scientific issues. The standards which patent offices in different countries use to grant patents, or to define the subject matter or scope of allowable claims, are not always applied predictably or uniformly, and are subject to change. Because patent applications in the U.S. and many other countries are typically not published until 18 months after filing, or in some cases not at all, and because publications of discoveries in scientific literature often lag behind actual discoveries, neither the Company nor its collaborators can be certain that they were the first to make the inventions claimed in issued patents or pending patent applications, or that they were the first to file for protection of the inventions described in these patent applications.

The mere issuance of a patent does not guarantee that it is valid or enforceable. Even if issued, patents may be challenged, invalidated, or circumvented, including on the basis that the patents claim inventions covered by patents held by third parties or otherwise is subject to prior art, which may limit the Company's and its collaborators' ability to stop competitors from marketing similar products and may result in infringement claims against the Company. In addition, the patents of the Company and its collaborators may not afford protection against competitors with similar inventions. Accordingly, the Company cannot predict the degree of future protection for its current or future proprietary rights, or the breadth of claims allowed in any patents issued to the Company or its collaborators.

The most important form of patent protection is generally provided by compound patents, which prevent third parties from using the compound, as opposed to formulation, method-of-use, or medical use patents, which prevent third parties from making particular formulations of a compound or from using a known compound for a particular indication. The Company has been granted only method-of-use patents for the use of dexrazoxane, the active ingredient in Savene®/Totect® to treat extravasation and in Topotect as a protectant to allow the administration of etoposide as a treatment for brain metastases. The European Patent Office ("EPO") and U.S. Patent and Trademark Office ("USPTO") have granted patents for the use of VPA, the active agent in Baceca® and SavicolTM, in the manufacture of a therapeutic for the treatment of various types of cancer, including skin cancer and colorectal cancer. In the case of AvuganeTM, a medical use patent is granted in Europe, and applications are pending elsewhere relating to the use of VPA to treat acne. There can be no assurance that a compound or other patent application will not be narrowed to cover only a formulation method-of-use or medical use patent. Where the Company or its collaborators are granted only formulation, method-of-use or medical use patent coverage for a product candidate, it may be more difficult to enforce such patent protection and to find a pharmaceutical partner to license or support the development of the product candidate in question. In addition, the Company has obtained Orphan Drug Designation for Savene®/Totect® and SavicolTM (also in the U.S.), however, such protection may not be adequate.

The Company may incur substantial costs and liability for damages and be required to cease some or all of its development and commercialisation efforts if the Company infringes the intellectual property rights of third parties or becomes involved in patent litigation or other proceedings to enforce patent rights.

Third parties may own or control patents or patent applications in many countries of the European Union, the U.S. and other regions that could be infringed by technologies, product candidates or products that the Company or its collaborators seek to use, target or develop and commercialise. These third parties could bring claims against the Company or its collaborators that may incur substantial expenses and, if successful, require the payment of substantial damages. The Company and its collaborators could be forced to cease or delay the alleged infringing activities. As a result, the Company or its collaborators may wish or be required to obtain a license from the third party, which may not be available on acceptable terms, if at all. Such a license could require the payment of license fees or royalties or be non-exclusive, which could infer the Company's competitors access to the same intellectual property rights. The Company could as a result of alleged patent infringement claims be prevented from commercialising a product, or be forced to cease some or all aspects of its business operations. The Company's HDAC inhibitor belinostat, for which a U.S. patent has been granted and a European patent application appears to be near allowance, is chemically similar to compounds owned by its competitors. In addition, the Company's patents and patent applications relating to its Baceca®, SavicolTM and Zemab projects have been in-licensed, and the Company's rights to these inventions may be subject to rights held by third parties other than the licensors as well as to potential deficiencies in the licensors' patent positions. See section I.10.b "Patents and other intellectual property rights".

There has been substantial litigation and other proceedings regarding patents and other intellectual property rights in the biotechnology and pharmaceutical industries. In addition to infringement claims, the Company may become a party to other patent litigation and other proceedings, including interference proceedings declared by the U.S. Patent and Trademark Office and opposition proceedings in the EPO, regarding intellectual property rights with respect to the Company's products and technology, including technology covered by patents held by the Company. The cost to the Company of any patent litigation or other proceeding, even if resolved in its favour, could be substantial. The Company's competitors may be able to sustain the costs of such litigation or proceedings more effectively than the Company because of substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on the Company's ability to compete. Patent litigation and other proceedings may also absorb significant management time.

If the Company cannot protect the confidentiality of proprietary information and know-how, the value of its technology and products may be adversely affected.

The Company relies upon proprietary technology, processes and know-how that are not protected by patents. If the Company's confidential information were to be disclosed to third parties by the Company's employees, consultants or third parties, or were otherwise to become known to third parties, the Company could be disadvantaged against its competitors and have no adequate legal remedy.

Risks related to TopoTarget's financial results and financial resources including going concern considerations

Since the Company has a history of losses since its inception in 2000 and its future profitability is uncertain, investment in the Offer Shares is highly speculative.

The Company has experienced significant operating losses since its inception in 2000. For the year ended 31 December 2008, the Company had a consolidated operating loss of approximately DKK 294.4 million (EUR 39.5 million). As at 31 December 2008 the Company had incurred since its inception a cumulative consolidated operating loss of approximately DKK 876 million (EUR 117.6 million). To date, the Company has only recorded operating revenue from the sales of Savene®/Totect® and from research performed for third parties and the licensing of HDAC inhibitors to CuraGen (now terminated see section I.20 "Material contracts"), and its ability to generate significant future revenue will depend on the successful development and commercialisation of its existing and possible future product candidates.

A large portion of the Company's expenses are fixed, including expenses related to facilities, equipment and personnel. In addition, the Company expects to spend significant amounts to fund research and development of product candidates and to enhance its core technologies. As a result, the Company expects that its operating expenses will continue to increase and, consequently, that the Company will need to generate significant revenue to achieve profitability.

The Company may require additional financing, which may be difficult or impossible to obtain. A failure to obtain necessary financing on attractive terms could adversely affect the Company as a going concern, Company's development programmes, clinical trials and other operations.

At 31 March 2009, TopoTarget had cash resources and securities totalling DKK 80.8 million (EUR 10.8 million). At the Offering Circular Date and if the Company does not receive any net proceeds from the Offering, TopoTarget will not have sufficient funds to run the Company for a 12-month period and will thus not constitute a going concern. This may require the Company to make adjustments to its planned operations.

The Company expects that its cash and securities and the net proceeds from the Maximum Offering, in addition to income from operations, will be sufficient to fund the Company's operations until January 2011. Management believes this would be sufficient funding to complete both:

•	Full recruitment in its 120 patient pivotal trial in PTCL and allow for filing for market approval in the USA in December 2010; and
•

Full recruitment of 88 patients in its randomised Phase II clinical trial comparing BelCaP with CaP. If successful this would provide proof of concept for the BelCaP combination enabling a pivotal trial in CUP for fast approval in a solid tumour indication with expansion into lung cancer.

If the net proceeds from the Offering amount to less than DKK 120.0 million (EUR 16.1 million) (Net proceeds at Maximum Offering), the Company is expected to be able to carry out one of the following arrangements:

•

Divest one or more of the Company's assets. The Company is confident that the net proceeds from such sale will sufficiently cover any short fall from the expected DKK 120.0 million (EUR 16.1 million) net proceeds from the Offering (Net proceeds at Maximum Offering) down to the minimum net proceeds of DKK 57.4 million (EUR 7.7 million) (Net proceeds at Minimum Offering).

•

Reduce patient recruitment and production of compounds for clinical belinostat studies, which could cause delays. With such reduction of patient recruitment and production of compounds, the Company is expected to have sufficient funding for a period of at least 12 months from the Offering Circular Date, during which period Management expects that additional funding can be raised to facilitate the continued development of belinostat into January 2011.

The Company's future capital requirements will depend on many factors, including:

•	completion of the Offering;
•	the amount of the proceeds on completion of the Offering;
•	the amount of the sales proceeds from and terms of a possible divestment of one or more of the Company's assets;
•	scope and results of clinical trials;
•	delays in clinical testing, product development and manufacturing;
•	delays in regulatory approval or requirements to repeat or conduct clinical trials;
•	advancement of other candidate drugs into pre-clinical development and clinical trials;
•	potential acquisition or in-licensing of other candidate drugs or technologies;

•	timing of, and costs involved in obtaining regulatory approvals;
•	manufacturing costs;
•	commercialisation costs, including product marketing, sales and distribution costs;
•	costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including litigation costs and the results of such litigation;
•	the Company's ability to establish and maintain collaboration agreements to fund the development costs and clinical trials of particular product candidates; and
•	revenues generated under collaboration or out-licensing agreements.

Additional financing may not be available when required, if at all. If timely and adequate financing cannot be obtained, the Company may be required to significantly curtail its pre-clinical and clinical development programmes, any licensing or acquisition projects as well as marketing activities. In addition, the Company could be required to seek funds through sale or out-licensing arrangements with collaborators or others that may involve relinquishing rights to the Company's technologies, candidate drugs or products which the Company could otherwise pursue on its own. If the Company raises additional funds by issuing equity securities, the value of Shares then held by investors may be diluted.

Risks relating to the Pre-emptive Rights, the Offer Shares and the Offering

The market price of TopoTarget's Shares may be highly volatile and investors could incur substantial losses.

The market price of TopoTarget's Shares may be highly volatile. The stock market in general and the market for biotechnology companies in particular have experienced severe volatility that has often been unrelated to the operating performance of the individual companies. There can be no assurance that such fluctuations, even if otherwise unrelated to TopoTarget's business, will not have a material adverse effect on the price of TopoTarget's Shares.

The market price of TopoTarget's Shares may be influenced by many factors, including but not limited to:

•	the results of TopoTarget's pre-clinical trials and clinical trials or those of TopoTarget's strategic partners or competitors;
•	the failure of any of TopoTarget's drug programmes, or the drug programmes of TopoTarget's collaborators, to achieve commercial success, if they are approved;
•	developments concerning TopoTarget's collaborators;
•	delay or failure in entering into partnership agreements, including a partnership agreement in respect of belinostat
•	regulatory developments;
•	changes or announcements of changes in reimbursement policies;
•	developments or disputes concerning patents or other proprietary rights;
•	TopoTarget's ability to manufacture products to commercial standards;
•	TopoTarget's ability to effectively market, commercialise and sell its products;
•	public concern over TopoTarget's drugs;
•	litigation;
•	various facts and events affecting TopoTarget, including any regulatory changes affecting its operations and variations in its operating results and/or business developments;
•	future sales of TopoTarget's Shares;
•	TopoTarget's ongoing significant losses since its inception in 2000 and uncertainty as to the future profitability;
•	variations in TopoTarget's financial results or those of companies that are perceived to be similar to TopoTarget;
•	changes in the structure of healthcare payment systems;
•	general stock market fluctuations;
•	recommendations by securities analysts and investors' perceptions of TopoTarget; and
•	general economic, industry and market conditions.

TopoTarget's Major Shareholders could decide to sell Shares, which could have a material adverse impact on the market price of such Shares. Two shareholders each currently own more than 5% of TopoTarget's outstanding share capital, and the disposal of Shares by any of these Major Shareholders may have a material adverse impact on the market price of the Shares.

As per the Offering Circular Date, TopoTarget has been notified by two Shareholders that they each hold more than 5% of TopoTarget's outstanding share capital/voting rights. Neither of these Shareholders is subject to a lock-up agreement regarding Existing Shares and, therefore, a sale of Shares held by them could occur at any time. The sale of a substantial number of TopoTarget's Shares, or the possibility that such sale may occur, during or after the Offering, may have an adverse impact on the price of TopoTarget's Shares. TopoTarget cannot anticipate the possible effects on the share price of any sale of Shares by TopoTarget's Shareholders.

A sale of Shares by the Board of Directors, Management or the Executive Management could also have an adverse impact on TopoTarget's share price.

With the exception of Chief Executive Officer Peter Buhl Jensen, Management and the Executive Management are not subject to any lock-up agreement and may freely elect to sell their Shares, which could cause the market price of TopoTarget Shares to fall. In connection with the Offering, TopoTarget and its CEO Peter Buhl Jensen have been restricted by lock-up agreements (subject to certain exceptions therein). See section III.7 "Selling securityholders and lock-up agreements" for a more detailed description of these agreements. Following the expiry of the lock-up periods, Peter Buhl Jensen will be free to sell his Shares and TopoTarget will be free to issue new Shares both of which could cause the market price of TopoTarget's Shares to decline.

The Company may issue additional Shares in the future and these and other significant sales of Shares may significantly reduce the market price of the Shares.

The Company has no current plans for a subsequent offering of Shares, except in relation to any issuance of additional Shares to the vendors of TopoTarget Switzerland S.A. (formerly Apoxis S.A.) on reaching the APO866 Milestone as described in section I.20 "Material contracts". However, the Company may decide to offer additional Shares in the future, for example to effect an acquisition. The Company's Board of Directors has been authorised to issue Shares for a total nominal value of up to DKK 66,304,510 million. This authorisation will be used in full or in part to issue the Offer Shares. If the authorisation is only used in part in connection with the Offering, the Board of Directors may use the remaining part of the authorisation to issue additional Shares up to a maximum nominal value of DKK 6,630,510. See section I.19 "Additional Information". It should be noted, however, that, subject to certain exceptions, the Company has agreed not to issue new shares without the prior written consent of the Global Co-ordinator & Bookrunner for a period from the Offering Circular Date and until 180 days thereafter. See section III 7.a "Lock-up agreements". Any additional offering of Shares, or any significant sales of Shares by Major Shareholders, the Board of Directors and Senior Management, or a public perception that such an offering or such sales may occur, could have an adverse effect on the market price of the Shares.

Certain of the Company's Shareholders will be able to exert significant control over the Company after the Offering and their interests may differ from those of the Company's other Shareholders.

As of the Offering Circular Date, the Company's major Shareholders hold 28.65% of the Shares and these Shareholders may therefore significantly influence matters submitted to a vote of the Shareholders, and may also have the power to take actions that are favourable to themselves but unfavourable to other Shareholders.

The Company has broad discretion in the use of the net proceeds from the Offering and may not use them effectively.

While the Company currently intends to use the proceeds of the Offering as described under section III.3.d "Reasons for the Offering and use of proceeds", the Company will have broad discretion in the application of the net proceeds. Pending any such use, the Company plans to invest the net proceeds from the Offering in capital preserving, short-term, interest-bearing securities or term deposits. Combined, such investments may not yield a favourable return to the Company's Shareholders. Failure by the Company to apply these funds effectively could have a material adverse effect on the Company's business. Changes in the level of interest rates, may adversely affect the Company's ability to generate revenue from its passive investments.

Investors subscribing the Offer Shares will suffer immediate and substantial dilution of their investment.

Subscribers of the Shares will suffer immediate and substantial dilution of their investment. The extent thereof is described in more detail in section III.9 "Dilution".

The Company currently has 4,841,061 outstanding warrants, each conferring a right to subscribe for one Share. The number of outstanding warrants and their subscription price will be adjusted through the completion of the Offering. See section I.19b "Additional information". The Company's Board of Directors has been authorised to issue an additional 1,427,500 warrants, each conferring the right to subscribe for one Share at a subscription price corresponding to market value as determined on the date the warrants are issued. See section I.19 "Additional information". The issuance and exercise of such warrants may cause investors in the Offer Shares to suffer further dilution. The Company expects in future to maintain from time to time a warrant incentive programme consisting of outstanding warrants equalling up to 10% of the Company's registered share capital from time to time, however, there can be no assurance that the number of warrants outstanding from time to time will not be increased, as this will depend on, inter alia, market developments and issues of competition relating to the recruitment of qualified personnel.

The Company does not anticipate the payment of dividends or distributions within the foreseeable future.

The Company has never paid dividends or made distributions, and does not currently anticipate the payment of dividends or distributions within the foreseeable future.

The Offering may not be completed and may be withdrawn in certain extraordinary and unpredictable circumstances.

The Offering has not been underwritten, neither in full or in part. The Offering will be discontinued and not completed if the Minimum Proceeds are not received. In accordance with market practice, the Global Co-ordinator & Bookrunner also reserves the right to withdraw the Offering in its entirety at any time prior to registration of the Capital Increase relating to the Offer Shares. The completion of the Offering is subject to no events occurring before the Offer Shares have been registered with the Danish Commerce and Companies Agency which in the opinion of the Company or the Global Co-ordinator & Bookrunner would make it inadvisable to proceed with the Offering. If such circumstances occur prior to registration with the Danish Commerce and Companies Agency of the capital increase, and the Joint Global Coordinator & Bookrunner decides to terminate the rights issue agreement, the Pre-emptive Rights will be null and void, and no Offer Shares will be issued, potentially causing investors who may have acquired Pre-emptive Rights and/or Offer Shares (in an off-market transaction, see below) to incur a loss.

If the Offering is not completed, investors having acquired Pre-emptive Rights may incur an overall loss equivalent to the purchase price of such Pre-emptive Rights

If the Offering is not completed, including due to failure to receive the Minimum Proceeds, any exercise of Pre-emptive Rights that has already taken place will automatically be cancelled, the subscription amount for Offer Shares subscribed will be refunded (less any brokerage fees), all Pre-emptive Rights will be null and void, and no Offer Shares will be issued. However, trades of Pre-emptive Rights executed during the trading period for the Pre-emptive Rights will not be affected. As a result, investors who acquired Pre-emptive Rights will incur a loss corresponding to the purchase price of such Pre-emptive Rights.

Purchasers of the Offer Shares prior to completion of the Offering may lose their investment if the Offering is not completed.

If the Offering is not completed, the Offer Shares will not be issued, and investors having acquired Offer Shares in an off-market transaction, may lose their investment if the seller of the Offer Shares does not refund the purchase price.

The Offering may proceed without full subscription of the Offer Shares, and, if this occurs, the Company may require substantial additional funding to pursue its planned activities. The subscription of the Offer Shares is nonetheless irrevocable and cannot be withdrawn by the holder.

The amount of proceeds the Company will receive in the Offering is uncertain, in particular as the Company has not received any indications from Major Shareholders, other than HealthCap, in respect of their intention to participate in the Offering, and as the Offering is not underwritten. To the extent that the Offering is not fully subscribed, the Company's ability to fund its planned activities will be impacted and, depending on the level of subscription, may be significantly impacted.

Nonetheless, depending upon the level of subscription and other considerations, the Company may decide to proceed with the Offering. As the exercising of Pre-emptive Rights and subscription for Offer Shares is irrevocable and cannot be withdrawn, investors may be investing in a company that requires substantial additional funding to pursue the planned activities as indicated in this Offering Circular. If the Company is unable to obtain this additional funding on attractive terms if at all, this could materially adversely affect its business, results of operations or financial condition.

If the market price of the Shares declines significantly, the Pre-emptive Rights may become null and void.

The market price of the Pre-emptive Rights depends on the price of the Shares. A decline in the price of the Shares may have an adverse effect on the value and market price of the Pre-emptive Rights.

The market for the Pre-emptive Rights may only offer limited liquidity, and if a trading market develops, the price of the Pre-emptive Rights may be subject to greater volatility than the price of the Shares.

The Pre-emptive Rights can be traded on Nasdaq OMX Copenhagen from 11 June 2009 at 9:00 a.m. CET until 24 June 2009 at 5:00 p.m. CET. There can be no assurance that a market for the Pre-emptive Rights will develop when they are initially traded on Nasdaq OMX Copenhagen, and if such market develops, the Pre-emptive Rights may be subject to greater volatility than the Existing Shares.

Failure to exercise Pre-emptive Rights by the end of the Subscription Period (29 June 2009 at 5:00 p.m. CET) will result in the lapse of the holder's Pre-emptive Rights.

If Pre-emptive Rights are not exercised by the end of the Subscription Period (29 June 2009 at 5:00 p.m. CET), such holder's Pre-emptive Rights will lapse with no value, and the holder will not be entitled to compensation. Accordingly, investors must ensure that all required exercise instructions are received by such investor's bank before the deadline. If an investor fails to provide all required exercise instructions or otherwise fails to follow the procedure applicable to exercising the Pre-emptive Rights prior to 29 June 2009 at 5:00 p.m. CET, the Pre-emptive Rights will lapse and will no longer exist.

If any investor does not exercise any or all of its Pre-emptive Rights, its ownership interest will be diluted and such dilution may be substantial.

Upon the issue of the Offer Shares, any Existing Shareholder who has not exercised its Pre-emptive Rights will experience dilution of its ownership interest and voting power and such dilution may be substantial. It should be noted that Offer Shares which have not been subscribed for by the Company's shareholders according to their pre-emptive rights through the exercise of Pre-emptive Rights or by investors according to acquired Pre-emptive Rights on expiry of the Subscription Period ("Remaining Shares") may without compensation to the holders of Pre-emptive Rights on a discretionary basis be allocated by the Board of Directors to shareholders and investors who do not hold any Pre-emptive Rights if, prior to the expiry of the Subscription Period, they have submitted a binding commitment to the Global Co-ordinator & Bookrunner to subscribe for Offer Shares at the Offer Price.

Risks relating to the Pre-emptive Rights, the Offer Shares and the Offering which apply, specifically, to foreign investors

There are additional risks to investors resident outside Denmark. TopoTarget is a public limited liability company organised under the laws of Denmark, which may make it difficult for Shareholders resident outside Denmark to exercise or enforce certain rights.

The rights of holders of Shares are governed by Danish law and by TopoTarget's Articles of Association. These rights may differ from the typical rights of Shareholders in the U.S. and other jurisdictions. See section I.19 "Additional Information" and section III.5 "Terms and conditions of the Offering".

It may be difficult or impossible for investors outside Denmark to serve process on or enforce judgments rendered outside Denmark against the Company in connection with the Offering or their rights as Shareholders.

Shareholders outside Denmark may face difficulties exercising their rights to vote.

Shareholders outside Denmark are subject to exchange rate risk.

The Offer Shares and the Pre-emptive Rights are priced in DKK. Accordingly, the value of the Offer Shares and the Pre-emptive Rights will be likely to fluctuate as the exchange rate between the local currency of the country in which an investor outside Denmark is based and the DKK fluctuates. If the value of the DKK decreases against the local currency of the country in which an investor outside Denmark is based, the value of such investor's Offer Shares and Pre-emptive Rights will decrease.

The Company is a passive foreign investment company for U.S. tax purposes.

The Company has elected to be treated as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes for its current taxable year and for any future year. Investors that are U.S. persons may be subject to adverse U.S. federal income tax consequences on a disposition or constructive disposition of the Company's Shares and on the receipt of certain distributions. U.S. investors should consult their own advisors concerning the U.S. federal income tax consequences that apply to them since the Company is a passive foreign investment company. Certain U.S. federal income tax elections may help to mitigate such adverse U.S. federal income tax consequences.

Risk of unavailability for holders of Shares in the U.S. and other jurisdictions outside Denmark to exercise the Preemptive Rights and limitations on transfer of the Pre-emptive Rights and Offer Shares.

According to the Danish Public Companies Act, holders of shares in a limited liability company have a general pre-emptive right to subscribe shares offered for subscription against cash contribution. Holders of Shares in the U.S. or other jurisdictions outside Denmark may be unable to exercise any such pre-emptive rights to subscribe for securities in respect of their Offer Shares, in the case of U.S. holders, unless a registration statement under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act") is effective in respect of such rights or an exemption from the registration requirements under the U.S. Securities Act is available, or in the case of holders in other jurisdictions outside Denmark, the Offer Shares or any rights or other securities being offered have been registered with the relevant authorities in such jurisdiction. The Company is under no obligation, and does not intend, to file a registration statement under the U.S. Securities Act or in any other jurisdiction outside Denmark in respect of any of its Shares or Pre-emptive Rights, and makes no representation as to the availability of any exemption from the registration requirement under the U.S. Securities Act or under the laws of any other jurisdiction outside Denmark in respect of any such rights in the future.

Because the Company has not registered the Pre-emptive Rights or the Offer Shares under the U.S. Securities Act or any U.S. state securities laws, U.S. holders of the Pre-emptive Rights or the Offer Shares may not transfer or resell such securities except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and applicable state securities laws, including offshore transactions in reliance on Regulation S under the U.S. Securities Act, or pursuant to an effective registration statement.

Many of the Company's executive officers and directors reside outside of the United States, which may present difficulties in attempting to serve process, initiate civil or criminal actions or enforce judgments against them in the United States.

Many of the Company's officers and directors reside outside of the United States, and a substantial portion of the assets of these individuals is located outside the United States. Therefore, investors in the U.S. may be unable to effect service of process upon these persons within the U.S. or to enforce judgments of U.S. courts predicated upon U.S. securities laws against them. In addition, investors in the U.S. may have difficulty bringing an original action in a Danish court or any other court outside of the U.S. to enforce liabilities against any person based on the U.S. securities laws.

Risks related to currency

TopoTarget is exposed to a currency risk as the majority of TopoTarget's revenue and expenses in the future will be in currencies other than DKK.

As the majority of TopoTarget's revenues have been, and in the future will be, in currencies other than DKK, TopoTarget is exposed to a currency risk in relation to especially EUR and USD and CHF. TopoTarget's consolidated financial statements are presented in DKK. TopoTarget's income from the collaborative agreement with Astellas is settled in EUR. The sales of Savene®/ Totect® is primarily settled in EUR and USD respectively. A strengthening of DKK vis-à-vis EUR and USD would have an adverse impact on TopoTarget's earnings. The Company's expenses (including salary costs to employees and fixed costs relating to the Company's subsidiaries in the UK, Germany, the U.S., Switzerland and the Netherlands) are or will be in currencies other than DKK, particularly, GBP, EUR, USD and CHF and are dependent on fluctuations in currency exchange rates. A weakening of DKK vis-à-vis GBP, EUR, USD or CHF will entail an increase in the Company's expenses, when calculated in DKK. Changes in the currency exchange rates between the different currencies to which the Company is particularly exposed may adversely affect the Company's results of operations and any failure to adequately and effectively manage currency exchange rate risks may adversely affect the Company's business.

Risks related to the acquisition of TopoTarget Switzerland S.A. (formerly Apoxis S.A.)

On 11 April 2007, TopoTarget signed a Share Purchase Agreement to acquire all the shares in Apoxis S.A. (now TopoTarget Switzerland S.A.)

Additional payment obligations to the vendors of TopoTarget Switzerland S.A. (formerly Apoxis S.A.)

As part of the acquisition of TopoTarget Switzerland S.A. (formerly Apoxis S.A.) in June 2007, TopoTarget undertook an obligation to issue additional Shares at an aggregate value of approximately DKK 75 million (EUR 10 million) if APO866 meets certain specified clinical endpoints in a Phase II clinical trial. If Astellas exercises its buy-back option under the agreement dated 27 October 2005 between Astellas and TopoTarget Switzerland S.A. (formerly Apoxis S.A.) (the "Astellas Agreement"), the amount will be approximately DKK 75 million (EUR 10 million) plus an amount equal to 50% of the amount by which the amount received from

Astellas in respect of the exercise thereof exceeds approximately DKK 75 million (EUR 10 million). See section I.20.c "Share Purchase Agreement regarding the acquisition of TopoTarget Switzerland S.A. (formerly Apoxis S.A.)"

At the Offering Circular Date, no authorisation has been granted to the Board of Directors, which at the current price of the Company's Shares is sufficient for the Board of Directors to resolve to issue a number of Shares that will allow it to make the above-mentioned payments in Shares. The issuance of such Shares would therefore probably require a resolution by shareholders in general meeting. It should be noted, however, that, subject to certain exceptions, the Company has agreed not to issue new shares without the prior written consent of the Global Co-ordinator & Bookrunner for a period from the Offering Circular Date and until 180 days thereafter. See section III 7.a "Lock-up agreements". TopoTarget may, however, elect in lieu of Shares to make the payment in cash. Future payments to the vendors will be reflected in TopoTarget's financial statements. There can be no assurance that TopoTarget will be able to make such payments when they become due. Such payments, if made directly or indirectly in Shares, may change the volatility and price of TopoTarget's Shares and will dilute the shareholdings of other Shareholders. The extent of the dilution will depend on the price of TopoTarget's Shares, since the amount payable is a fixed amount in EUR. If the price of TopoTarget's Shares declines, the investors and the existing Shareholders of TopoTarget will suffer further dilution as a result of the issuance of additional Shares.

I. COMPANY INFORMATION

1. INDEPENDENT ACCOUNTANTS

The Company's independent accountants are:

Jørgen Holm Andersen, State Authorised Public Accountant

Jens Sejer Pedersen, State Authorised Public Accountant

Deloitte Statsautoriseret Revisionsaktieselskab

Weidekampsgade 6

DK-2300 Copenhagen S

Jørgen Holm Andersen and Jens Sejer Pedersen are members of the Institute of State Authorised Public Accountants in Denmark (Foreningen af Statsautoriserede Revisorer ("FSR")).

The annual reports for the years ended 31 December 2008, 2007 and 2006 were all audited by Deloitte, which, as the Company's independent auditor, has issued the independent auditor's reports contained in this Offering Circular.

2. RISK FACTORS

For a description of risk factors, please refer to "Risk factors".

3. SELECTED FINANCIAL HIGHLIGHTS AND RATIOS

The selected consolidated financial data presented below have been derived from TopoTarget's audited consolidated financial statements for the years ended 31 December 2008, 2007 and 2006 included elsewhere in this Offering Circular and should be read in conjunction therewith. The audited consolidated financial statements for the years ended 31 December 2008,

2007 and 2006 have been prepared in accordance with the International Financial Reporting Standards as adopted by the EU and additional Danish disclosure requirements for financial statements of listed companies. The auditors' report for the financial year ended 31 December 2008 includes emphasis of matter. The auditors' report is set out on page F-4 of this Offering Circular.

The selected consolidated data for the period 1 January to 31 March 2009 with comparative figures for the same period in 2008 have been derived from the unaudited consolidated interim financial statement for the period 1 January to 31 March 2009 included elsewhere in this Offering Circular and should be read in conjunction herewith. The unaudited consolidated interim financial statements have been prepared in accordance with IAS 34 and additional Danish disclosure requirements for interim financial statements of listed companies. The consolidated financial statements for the period 1 January to 31 March 2009 for use in this Offering Circular have been reviewed. The comparative figures for the same period of 2008 have not been reviewed. The review report on the interim financial statements for the period 1 January to 31 March 2009 includes emphasis of matter. The review report is set out on page F-46 of this Offering Circular.

The ratios have been calculated in accordance with IAS 33 and "Recommendations & Financial Ratios 2005" issued by the Danish Society of Financial Analysts, as described on page F-1 9.

Table 1: Financial highlights for the last three financial years ended 31 December and for the three months ended 31 March 2009 and 2008

Financial highlights (in million)	2008		2007		2006		First three months 2009		First three months 2008	
	Group DKK	Group EUR (Unaudited)	Group DKK	Group EUR (Unaudited)	Group DKK	Group EUR (Unaudited)	Group DKK (Unaudited)	Group EUR (Unaudited)	Group DKK (Unaudited)	Group EUR (Unaudited)
Consolidated income statement data:										
Revenue	43,890	5,890	44,890	6,025	45,730	6,137	12,343	1,657	9,917	1,331
Production costs	(10,082)	(1,353)	(25,838)	(3,468)	(22,683)	(3,044)	(2,230)	(299)	(4,332)	(581)
Research and development costs	(146,906)	(19,716)	(129,111)	(17,328)	(111,843)	(15,010)	(24,489)	(3,287)	(29,546)	(3,965)
Write down of research and development projects	(93,500)	(12,549)		0		0	0	0	0	0
Sales and distribution costs	(44,796)	(6,012)	(57,722)	(7,747)	(29,668)	(3,982)	(9,275)	(1,245)	(13,085)	(1,756)
Administrative expenses	(42,977)	(5,768)	(52,020)	(6,982)	(49,439)	(6,635)	(6,108)	(820)	(13,333)	(1,789)
Operating profit/(loss)	(294,370)	(39,507)	(219,801)	(29,500)	(167,903)	(22,534)	(29,759)	(3,994)	(50,380)	(6,762)
Net financials	(11,737)	(1,575)	5,754	772	5,438	730	(3,104)	(417)	(6,297)	(845)
Profit/(loss) before tax	(306,107)	(41,083)	(214,047)	(28,727)	(162,465)	(21,804)	(32,863)	(4,411)	(56,676)	(7,606)
Tax on profit/(loss) for the year	4,899	657	2,447	328	7,462	1,001	2,277	306	1,849	248
Net profit/(loss) for the year	(301,208)	(40,425)	(211,600)	(28,399)	(155,003)	(20,803)	(30,586)	(4,105)	(54,828)	(7,358)
Basic and diluted EPS (2), (3) (DKK/EUR)	(4.68)	(0.63)	(3.92)	(0.53)	(3.76)	(0.50)	(0.46)	(0.06)	(0.89)	(0.12)
Consolidated balance sheet data:										
Non-current assets	481,398	64,609	390,711	52,437	179,999	24,158	465,194	62,434	389,811	52,317
Securities	35,295	4,737	116,505	15,636	133,257	17,884	0	0	120,208	16,133
Cash, cash equivalents	72,703	9,757	287,112	38,533	138,353	18,568	80,823	10,847	227,816	30,575
Total assets	619,032	83,080	834,175	111,955	476,184	63,909	564,052	75,702	776,964	104,276
Equity	429,376	57,627	665,068	89,259	430,650	57,798	400,358	53,732	612,837	82,249
Total equity and liabilities	619,032	83,080	834,175	111,955	476,184	63,909	564,052	75,702	776,964	104,276
Consolidated cash flow statement data:										
Cash flows from operating activities	(169,544)	(22,755)	(208,932)	(28,041)	(144,558)	(19,401)	(27,542)	(3,696)	(54,525)	(7,318)
Cash flows from investing activities	(44,366)	(5,954)	25,665	3,445	116,168	15,591	35,785	4,803	(4,651)	(624)
Cash flows from financing activities	(499)	(67)	332,026	44,561	135,517	18,188	(124)	(17)	(121)	(16)
Cash and cash equivalents,	72,703	9,757	287,112	38,533	138,353	18,568	80,823	10,847	227,815	30,575
Consolidated ratios:										
Number of Shares, year end (4),	66,304,510	66,304,510	61,304,510	61,304,510	45,684,880	45,684,880	66,304,510	66,304,510	61,304,510	61,304,510
Average number of Shares for the period	64,323,636	64,323,636	53,955,186	53,955,186	41,260,562	41,260,562	66,304,510	66,304,510	61,304,510	61,304,510
Net asset value per Share (DKK/EUR)	6.48	0.87	10.85	1.46	9.43	1.27	6.04	0.81	10.00	1.34
Assets/equity	1.4	1.4	1.2	1.2	1.1	1.1	1.4	1.4	1.3	1.3
Average number of full-time employees	109	109	141	141	98	98	60	60	135	135

Notes:

(1) On 12 July 2006, TopoTarget established TopoTarget USA Inc. On 27 June 2007, TopoTarget acquired the entire share capital of TopoTarget Switzerland S.A. On 27 December 2007, TopoTarget Nederlands B.V. was established. These companies are included in the Company's consolidated financial statements from the dates set out.

(2) Basic and diluted earnings per share are stated in accordance with IAS 33.

(3) Basic and diluted earnings per share have been calculated on the basis of the weighted average number of shares registered and outstanding during the relevant period.

(4) On 27 November 2006, the Board of Directors utilised the authorisation given by the annual general meeting to increase the Company's share capital by 4,153,170 shares for cash in a private placement transaction. The shares were paid up on 1 December 2006. On 27 July 2007 the Company's share capital was increased first through a public offering of 12,000,000 new shares and immediately thereafter by an additional 3,598,030 shares issued to the vendors of TopoTarget Switzerland S.A. (formerly Apoxis S.A.) On 14 May 2008 5,000,000 new shares were issued to CuraGen Corporation. Furthermore the Board of Directors has approved capital increases in the period 1 January 2004 to 31 March 2009 totalling 1,627,319 shares in connection with exercise of warrants.

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4. INFORMATION ABOUT TOPOTARGET A/S

4.a Name, registered office, etc.

TopoTarget A/S

CVR no.: 25695771

Symbion

Fruebjergvej 3

DK-2100 Copenhagen Ø, Denmark

Telephone: (+45) 39 17 83 92

The Company's wholly owned subsidiary, TopoTarget USA Inc., has its principal address at

100 Enterprise Drive

Suite 100

Rockaway

New Jersey 07866

USA

The Company's wholly owned subsidiary, TopoTarget Switzerland S.A., has its principal address at

Avenue de Sévelin 18-20

CH-1004 Lausanne

Switzerland

The Company's wholly owned subsidiary, TopoTarget Germany AG, has its principal address at

Georg-Speyer-Haus

Paul-Ehrlich-Strasse 42-44

D-60596 Frankfurt am Main

Germany

The Company's wholly owned subsidiary, TopoTarget UK Limited., has its principal address at

7200 The Quorum,

Oxford Business Park North

Oxford, OX4 2JZ

United Kingdom

The Company's wholly owned subsidiary, TopoTarget Netherlands B.V., has its principal address at

Kingsfordweg 1 51

1043 GR Amsterdam

The Netherlands

ISIN code

TopoTarget's Shares are listed on Nasdaq OMX Copenhagen under ISIN code DK0060003556.

Date of incorporation and governing law

The Company was incorporated with limited liability under the laws of Denmark on 26 October 2000.

4.b Financial calendar

19 August 2009	Interim report for the six months ended 30 June 2009
19 November 2009	Interim report for the nine months ended 30 September 2009

4.c Financial year and financial reporting

The financial year runs from 1 January to 31 December.

The Company publishes interim reports for the first, second and third quarters of the financial year and annual reports. In addition, the Company publishes an annual report in an electronic and a print version. The Company publishes annual reports and interim reports in both Danish and English.

4.d Objects and purposes

The Company's object, as set out in Article 3 of the Articles of Association, is to develop ideas and preparations for the combating of disease medically, to manufacture and sell such preparations or ideas, to own shares of companies with the same objects and to perform activities in natural connection with these objects.

4.e Principal bankers

Amagerbanken, Corporate Banking

Amagerbrogade 25

DK-2300 Copenhagen S

Denmark

Danske Bank

Finanscenter København

Holmens Kanal 2

DK-1090 Copenhagen K

Denmark

Investor Danmark A/S is acting as Registrar of Shareholders and Danske Bank is acting as issuing agent to TopoTarget.

4.f Transactions with financial advisers

Deloitte, TopoTarget's auditor, also performs advisory work other than the auditing of the Company's annual reports.

Handelsbanken Capital Markets (Division af Svenska Handelsbanken AB (publ.) ("Handelsbanken Capital Markets") will act as Global Co-ordinator & Bookrunner in connection with the Offering and will receive fees from the Company in that connection.

In the ordinary course of their respective businesses, the Global Co-ordinator & Bookrunner and/or certain of its affiliates may have engaged, and may in the future engage, in investment banking and commercial banking services with the Company and any subsidiaries and affiliates.

4.g TopoTarget's history and development

TopoTarget is a biotechnology company involved in the discovery, development and commercialisation of novel drugs for the treatment of cancer and cancer-related disorders. The Company was formed in 2000 in Copenhagen and has built extensive research expertise, including medicinal chemistry, in vitro and in vivo biology, as well as pre-clinical and clinical development capabilities in cancer. Since its inception, the Company has grown both organically and through acquisitions.

Events in the period 2000-2003

In 2002, the Company acquired Prolifix (now TopoTarget UK Limited), a company based in Oxford with expertise in cancer targets and chemical synthesis. Following this acquisition, TopoTarget has continued the development of belinostat, a novel hydroxamate-based HDAC inhibitor.

Events in 2004

The Company entered into a license and collaboration agreement with U.S. biotech company CuraGen in 2004 to facilitate development of belinostat both as a monotherapy and in combination with existing cancer chemotherapeutics in a range of haematological cancers and solid tumours. In 2004, the Company acquired the extravasation patent from AntiAnthra.

Events in 2005

In 2005, TopoTarget acquired G2M Cancer Drugs AG (now TopoTarget Germany AG), an anti-cancer therapeutics development company based in Frankfurt, Germany. The TopoTarget Germany AG (formerly G2M Cancer Drugs AG) pipeline included a number of valproic acid ("VPA")-based products in clinical development for indications such as basal cell carcinoma

("BCC"), acne and familial adenomatous polyposis ("FAP"). While these products complemented TopoTarget's existing expertise in HDAC inhibitors, the TopoTarget Germany AG (formerly G2M Cancer Drugs AG) acquisition also provided TopoTarget with an option to in-license the protein product Zemab from Novartis. This option has subsequently been exercised by TopoTarget. In addition to broadening the product development pipeline, the TopoTarget Germany AG (formerly G2M Cancer Drugs AG) acquisition also expanded TopoTarget's expertise in disease models relevant to cancer therapeutics.

In May 2005, a Clinical Trial Agreement ("CTA") was entered into with NCI (U.S.) and several belinostat trials have since been funded and coordinated by the NCI (U.S.).

In June 2005, TopoTarget's shares were listed on Nasdaq OMX Copenhagen in an initial public offering in which the Company received gross proceeds of DKK 259 million (EUR 34.8 million).

Events in 2006

The key event for TopoTarget in 2006 was the Company's October launch of its first product, Savene®, following EMEA approval.

In addition, the Company established proof-of-concept with belinostat used both as monotherapy and in combination with standard doses of frequently used chemotherapeutic regimes. The results were presented at the American Association for Cancer Research ("AACR") symposium in November and in December at the American Society of Hematology ("ASH") annual meeting.

In May 2006, TopoTarget acquired the full rights to an mTOR discovery programme from BioImage, a Danish life science company based in Copenhagen. The acquired programme covers a novel class of small molecules which act via the mTOR signalling pathway.

In November 2006, TopoTarget also outlicensed a pre-clinical compound from its HDAC programme to LEO Pharma, granting rights to develop the compound for the treatment of psoriasis and other dermatological disorders. This agreement was terminated in 2008.

In November 2006, the Company completed a private placement of DKK 127 million (EUR 17 million) to a number of Danish and international institutional investors.

Events in 2007

The Company continued to expand its sales organisation and established a subsidiary in the U.S. to market Totect® that was launched in October 2007 following the approval from FDA in September. Totect® was one of only 17 products approved by the FDA in 2007.

At the beginning of the year, TopoTarget exercised its option to in-license the protein product Zemab from Novartis, expanding its pipeline of cancer product candidates.

In June TopoTarget acquired the Swiss biotech company Apoxis S.A. (now TopoTarget Switzerland S.A.). The acquisition was funded entirely by the issuance of 3,598,030 new shares and in that connection TopoTarget took over cash funds of DKK 28 million (EUR 3.8 million). The acquisition strengthened TopoTarget's pipeline, with the addition of two first-in-class oncology products (APO866 and APO010) in clinical development and added complementary protein chemistry expertise to the existing core competencies in TopoTarget.

In connection with the acquisition TopoTarget made a public offering of 12 million new shares with DKK 360 million (EUR 48.3 million) in gross proceeds.

Events in 2008

The Company believes that belinostat has blockbuster potential. Accordingly, when the opportunity arose in April 2008, TopoTarget successfully bought back full control of belinostat from CuraGen consolidating all global rights for belinostat (the "belinostat Acquisition"). The consideration involved an up-front cash payment of USD 26 million (DKK 137.4 million / EUR 18.4 million), the issuance of 5 million new shares in TopoTarget to CuraGen (the shares where shortly thereafter placed with Nordic institutional investors), and a commercial milestone payment of up to USD 6 million (approximately DKK 28.3 million) defined as 10% of the first USD 60 million of TopoTarget's income from sales or the conclusion of a new partnership agreement for belinostat. The Company believes that that the best way to exploit the full potential of belinostat is to enter into a partnership agreement with a pharmaceutical company with strong development and commercial capabilities. Having full control of belinostat enhances the Company's potential for entering into such an agreement.

Following the acquisition of belinostat, TopoTarget prioritised efforts on belinostat in 2008 in order to secure that sufficient resources were allocated to developing the drug candidate. In this process, the Company has reduced the overall cost run rate for the purpose of maximising the value of the programme and increasing the likelihood of entering into a partnering agreement on belinostat.

Enhancing the Company's operations has among other things reduced the number of employees by approximately 60%. Mainly the research area but also the administrative area has been reduced.

Events in 2009

Events in Q1 2009

The start of the year brought continuing profitability and positive sales growth for the two products Savene® and Totect®. In support of the future sales growth, the products are now recommended as treatment of anthracycline extravasation in Europe as well as in the U.S.

In respect of belinostat, the Company has provided a positive update of the initial Phase II study with belinostat in PTCL and CTCL, which supports the registration plan in PTCL. The Company has also achieved positive data with belinostat and 5-FU for gastrointestinal cancer and the possibility of selecting responding patients.

In respect of the NCI-sponsored studies with belinostat, the Company initiated the Phase II portion of a study in liver cancer with belinostat given at a higher than usual dose. Moreover, belinostat has moved into the first randomised trial in combination with 5-azacytidine in AML and MDS.

Highlights for the period after 31 March 2009

In 2009, the first patient was dosed in a randomised Phase II study of BelCaP (belinostat + carboplatin + paclitaxel) versus carboplatin/paclitaxel in solid tumour indication (cancer of unknown primary, CUP).

On 2 June 2009, Chief Executive Officer Peter Buhl Jensen resigned as a board member of the Company in connection with the Offering.

Current employee status

TopoTarget employed 55 employees as of the Offering Circular Date, with headquarters in Denmark (Copenhagen), and operations in U.S. (Rockaway, New Jersey), Switzerland (Lausanne), Germany (Frankfurt), UK (Oxford), and the Netherlands (Amsterdam). See 1.16 "Staff" for a more detailed description of the current employee status.

4.h Investments

The Company has no significant ongoing investments. In April 2008 TopoTarget successfully bought back full control of belinostat (see section I.20.a "Agreement with CuraGen") for DKK 204.1 million (EUR 27.4 million). In 2007, TopoTarget acquired TopoTarget Switzerland S.A. (formerly Apoxis S.A.) for DKK 174.1 million (EUR 23.4 million). In 2006, TopoTarget acquired research and development projects to mTOR for DKK 11.3 million (EUR 1.5 million). The Company acquired TopoTarget Germany AG (formerly G2M Cancer Drugs AG) in 2005 at a total price of DKK 75.8 million (EUR 10.2 million). In 2004, the Company acquired research and development projects for the extravasation and brain metastasis patents from AntiAnthra. The carrying amount of research and development projects is subsequently as set out in table 2 below as at 31 March 2009.

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Table 2: Carrying amounts of TopoTarget's research and development projects

Table 3: Capital investments

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5. BUSINESS

TopoTarget is a biotechnology company involved in the discovery, development and commercialisation of novel drugs for the treatment of cancer. The Company was formed in 2000 in Copenhagen and has built extensive research expertise, including medicinal chemistry, in vitro and in vivo biology, as well as pre-clinical and clinical development capabilities in cancer.

TopoTarget has built a comprehensive clinical pipeline with a view to identifying effective cancer drugs.

Belinostat is the Company's most advanced product candidate, and a number of patients have benefited from belinostat with substantial, and in some cases complete, reduction of tumours for several types of cancer. Based on the results achieved, the Company believes that belinostat has blockbuster potential.

In April 2008 TopoTarget took advantage of a unique opportunity to buy back full control of belinostat consolidating the global rights to the product. The Company believes that that the best way to exploit the full potential of belinostat is to enter into a partnership agreement with a pharmaceutical company with strong development and commercial capabilities. Having full control of belinostat enhances the Company's potential for entering into such an agreement.

Following the completion of the buy-back agreement, TopoTarget initiated a structured plan to streamline its operations and the Company now directs its research and development resources predominantly towards belinostat. While the Company believes that it has a strong oncology product pipeline, with multiple development and/or partnering opportunities, resource allocation to these programs has been de-prioritised. This priority will be reconsidered on the conclusion of a partnership agreement on belinostat.

In the process to refocus the organisation, the Company has kept its core functions as intact as possible to the effect that projects which the Company may subsequently wish to continue have been retained and may be scaled up once warranted by circumstances (see section I.5.d "Opportunities after belinostat has been partnered".

An additional focus area will be its on-market drug Savene®/Totect®, the first and only product approved for the treatment of anthracycline extravasation ("AC EV") – a rare but very serious complication for cancer patients receiving treatment with an anthracycline-based cytotoxin such as epirubicin, idarubicin, daunorubicin and doxorubicin. This product has orphan drug status in Europe and the United States. Savene® was launched in Europe in October 2006, and Totect® was launched in the U.S. in October 2007. Sales have been improving since launch, and sales doubled in 2008 relative to 2007. Thus, Savene® and Totect® have traded profitably since the end of 2008. Savene®/Totect® is now being cited as treatment of AC EV in oncology nurses guidelines in Europe as well as in the U.S.

5.a The TopoTarget approach

Corporate strategy

The TopoTarget corporate strategy is as follows:

•

accelerate the development of belinostat to pivotal trials that allow registration and marketing of the product, the first pivotal Phase III trial being for the treatment of peripheral T-cell lymphoma ("PTCL");

•	partner belinostat to exploit the full clinical and commercial potential of this product candidate in multiple cancer indications, including solid tumours;
•	increase sales of Savene®/Totect® in selected territories in Europe and the U.S., and continue its education programme to ensure penetration and usage rates are up to expectation;
•	post a partnership agreement for belinostat, to develop the balance of the Company's product candidates; Until such time, the Company will take steps to retain the value of these candidates; and
•	explore further partnering opportunities for the Company's other product candidates.

Key competitive strengths

Founded by clinicians with a thorough knowledge of the molecular mechanisms of cancer, TopoTarget is a dynamic international biotech company specialised in the development of anti-cancer drugs. The Company has;

•	discovered and developed belinostat, which the Company believes is one of the most promising novel drug candidates in clinical development for the treatment of cancer;

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•

developed Savene® and Totect® from idea, discovery and pre-clinical testing to marketing approval in the EU and the U.S. in only seven years. Totect® was one of only 17 products approved by the FDA in 2007;

•	established an efficient sales and marketing organisation for Savene® in Europe and Totect® in the U.S.; and
•	developed and/or purchased other novel or promising product candidates, including first in class product candidates.

TopoTarget has extensive clinical and medical knowledge in the fields of haematology and oncology, and has the in-house expertise needed to conduct clinical trials. The various functional units in the clinical group have an organisation and corporate culture that facilitates seamless working and a quick response. In addition, a closely integrated pre-clinical research and development function supports and complements clinical research activities; e.g. by evaluating drug combinations, and schedules, both in vitro and in vivo. TopoTarget has developed significant expertise in the use of disease models to identify drug candidates effective in cancer cell lines that exhibit chemo resistance. The Company has a long history of pre-clinical experimental cancer research and the process of identifying new potential drug candidates in its disease models. The Company believes that this expertise and experience provides key guidance in the search for novel anti-cancer drugs.

The Company has broad expertise in chromatin and cell cycle control, areas of intense current scientific interest that are believed to have broad anti-cancer utility. TopoTarget's key cancer targets include HDACi, NAD+, mTOR, FASligand and topoisomerase II inhibitors.

5.b Belinostat

Belinostat (PXD 101) is a novel HDAC inhibitor that has shown in pre-clinical trials to be effective against multiple cancers by inhibiting cell proliferation (the cancer is prevented from growing) and inducing programmed cell death ("apoptosis") in tumour cells (the tumour cells are forced to self-destruct). Belinostat has been tested in a number of Phase I/II clinical trials in haematological cancers and solid tumours. Data from these trials has provided proof for the anti-tumour effect of belinostat as monotherapy in two types of T-cell lymphomas (PTCL and CTCL) and in thymoma, and have demonstrated that belinostat also appers to have beneficial effects in combination with other drugs for the treatment of multiple types of cancer including ovarian cancer, CUP, multiple myeloma, acute myeloid leukaemia and bladder cancer.

Drug resistance is the major obstacle in cancer treatment, and modern effective cancer therapy attempts to fight resistance by administering combinations of drugs that target cancer in different ways. However, the resistance problem is far from solved, and it is therefore important to find new cancer drugs that hit new targets. Cancer drugs can be divided into two groups identified by the specificity of their interaction with targets on the outside or within cancer cells. Some drugs interact with a single target, e.g. the herceptin interaction with the her2neu receptor, and their development is solely directed at tumours expressing this target. Many other modern drugs are multi-targeted, e.g. drugs such as sorafenib, sunitinib and belinostat, and their use is not limited to one single target. From cancer models it is possible to find strong indications on how to optimise the use of such multi-targeted drugs. However such data can only provide guidance and proof is ultimately provided by clinical trials in patients. Development of several drugs has been stopped at this stage because of toxicity in man and/or because effective dose levels cannot be achieved. Fortunately, belinostat has a very low toxicity and already at the lowest doses tested we could see from markers that the drug hits the cancer cells where we expect it to in patients. As belinostat has limited toxicity in patients, the drug can be investigated in high doses not only alone, but also in almost all successful drug combinations.

In the Company's tumor models, belinostat is active in cancer cells with resistance to existing therapies and belinostat adds substantial treatment value to several important drug combinations.

The continued support from the National Cancer Institute in the U.S (NCI) has helped the Company to build a comprehensive programme which has identified the optimal development route for belinostat. TopoTarget's development of belinostat is planned in collaboration with NCI, and all trials are born from laboratory data showing the most favourable methods of use and combinations. Belinostat has received and receives substantial and pivotal financial and scientific support form NCI.

Based on the available data, TopoTarget believes that belinostat has the potential to become the "best in class" HDAC inhibitor. The efficacy of belinostat noted in ongoing clinical trials is likely to be linked to the high blood concentrations of drug achieved using intravenous ("IV") dosing. This high blood concentration may not be attainable for "oral only" HDAC inhibitors. Belinostat also exhibits a favourable safety profile compared to

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other HDAC inhibitors at a similar stage of development. For example, only a few cases of thrombocytopenia have been noted (reduced risk of bleeding), and there have been no reports of pericarditis (reduced risk of cardiac side-effects). This allows for a combination of belinostat at full dose with a full dose of chemotherapy, thereby maximising clinical effect. Belinostat is also the only HDAC inhibitor in clinical development with the possibility of IV dosing in the form of continuous intravenous infusion ("CIV") and oral administration routes, which provides additional flexibility in the clinical setting.

The complete belinostat development programme includes 23 ongoing and completed clinical trials, with 8 ongoing company sponsored trials, and 10 ongoing studies, funded and coordinated by the NCI (U.S), which means that TopoTarget only supplies belinostat without incurring any additional costs.

Eleven clinical trials are evaluating belinostat in solid tumour indications:

•

Three Phase II trials of belinostat in combination with carboplatin and paclitaxel ("BelCaP"). Encouraging data were reported on the use of this combination in the treatment of ovarian cancer at the ASCO conference in May/June 2008 and at ESMO in September 2008. Promising initial data using BelCaP for the treatment of bladder cancer was presented at the AACR/NCI/EORTC "Molecular Targets and Cancer Therapeutics" conference in October 2008. TopoTarget initiated a randomised Phase II trial using BelCaP in carcinoma of unknown primary (CUP) patients in Q1 2009.

•

Clinical trial of belinostat in combination with doxorubicin ("BelDox"). Positive data with full dose doxorubicin in combination with full dose belinostat for solid tumours were presented at the AACR/NCI/EORTC "Molecular Targets and Cancer Therapeutics" conference in October 2008.

•

A clinical trial of belinostat evaluating oral dosing for the treatment of solid tumours and lymphomas and an additional completed study in combination with 5-fluorouracil for the treatment of solid tumours. Positive data from a Phase Ib/ II study of belinostat and 5-fluorouracil (5-FU) were presented at the ASCO Gastro Intestinal Cancer conference in San Francisco, USA in January 2009. Phase I oral data were presented at the AACR/NCI/EORTC "Molecular Targets and Cancer Therapeutics" conference in October 2008, and the latest oral belinostat data was presented at ASCO 2009. The recommended dose for continuous, d1-14 q3w and d1-5 q3w have been established for solid tumor patients, and multiple disease stabilisations including SDs of >6months have been achieved. The recommended dose of belinostat in lymphoma patients on a d1-14 q3w schedule is still under evaluation, and tumor shrinkage of 40-49% has been noted in Hodgkins lymphoma and mantle cell lymphoma patients during the dose escalation phase.

•

4 clinical trials funded and coordinated by the NCI (U.S.) of belinostat monotherapy of solid tumours (ovarian cancer, thymoma/thymic carcinoma, mesothelioma and liver cancer). Positive data were reported from the ongoing trial concerning the use of belinostat monotherapy for ovarian tumours at ASCO 2008. The Phase I liver cancer trial has recently been completed and has demonstrated that belinostat can be safely administered at higher doses than previously applied. The Phase II component of this trial using belinostat at a dose of 1400 mg/m2/day (most frequent dose previously used has been 1000 mg/m2/day), days 1-5 every 3-weeks has been initiated at sites in Hong Kong, Korea, Australia and the U.S. In addition, clinical Phase II data relating to the use of belinostat monotherapy for the treatment of thymic malignancies was presented at ASCO 2009. Of 21 patients evaluable for response, 2 patients exhibit a partial response and 13 patients exhibit disease stabilisation of 3-+11 months.

•	2 clinical trials funded and coordinated by the NCI (U.S.) of belinostat as a combination treatment of solid tumours.

Seven clinical trials are evaluating belinostat in haematological cancers:

•

Phase III pivotal study of belinostat in PTCL. Belinostat has demonstrated efficacy in Phase II as monotherapy in PTCL with further data presented at the International Conference on Malignant Lymphoma in June 2008, the EORTC meeting "Cutaneous Lymphomas: From the Molecule to the Clinic" in September 2008, and the International Lymphoma meeting held in Bologna, Italy in March 2009.

•

TopoTarget submitted an application for Special Protocol Assessment ("SPA") to the FDA in 2008, and the FDA approved the pivotal clinical trial protocol for belinostat as monotherapy for PTCL in September 2008. The Company initiated this Phase III pivotal trial in Q4 2008.

•

A clinical trial in Cutaneous T-cell lymphoma ("CTCL"), in which belinostat has also demonstrated positive results as monotherapy. Further data were presented at the International Conference on Malignant Lymphoma in June 2008, the EORTC meeting "Cutaneous Lymphomas: From the Molecule to the Clinic" in September 2008, and the International Lymphoma meeting held in Bologna, Italy in March 2009.

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•

Clinical trial for belinostat in combination with idarubicin ("Bellda" for the treatment of acute myeloid leukaemia ("AML"). Positive belinostat data combined with idarubicin were presented at the ASH2008 meeting in December 2008.

•

4 clinical trials funded and coordinated by the NCI (U.S.), of which 1 is a combination treatment study and 3 are monotherapy studies. A combination trial using belinostat and 5-azacytidine moved into the randomised part of a Phase II combination study in patients with acute myelogenous leukaemia/myelodysplastic syndrome in Q1 2009.

Figure 2 below shows the Company's ongoing clinical trials with belinostat.

Figure 2: Belinostat clinical trials

This high number of clinical trials allows the evaluation of belinostat in several combinations and tumour settings. As detailed below, TopoTarget has already obtained proof of concept in some of these clinical trials. However there is continuing data emerging, albeit preliminary and unconfirmed, which lends support to the contention that belinostat has the potential to be used for other indications, including as monotherapy in thymoma, hepatocellular cancer and in continuous intravenous infusion (CIV) in leukaemia as well as oral belinostat in certain specific B-cell lymphomas.

Registrational program

TopoTarget initiated its pivotal study in PTCL in Q4 2008, with the aim to file for FDA marketing approval in late 2010.

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Registration opportunities also exist in other haematological malignancies including AML and multiple myeloma. Preliminary discussions with relevant regulatory authorities have been conducted for a number of indications.

TopoTarget is currently evaluating multiple opportunities for other registrational programs including the possibilities based on the compelling data in ovarian cancer in combination treatment (including "BelCaP"). The carboplatin/paclitaxel combination represents standard of care for a number of significant cancer indications, including non small cell lung cancer ("NSCLC"), cancer of unknown primary ("CUP"), ovarian cancer and bladder cancer, and these indications could therefore represent registration opportunities for belinostat as the BelCaP combination. A direct step in taking advantage of the BelCaP option is to obtain proof-of-concept in a randomised study. TopoTarget initiated a randomised Phase II trial in CUP in Q1 2009. Positive data in this trial will form the basis for initiation of pivotal trials in CUP and NSCLC together representing more than 10% of all cancers. Simultaneously TopoTarget will explore the opportunities in ovarian cancer especially in platinum resistant disease.

Evolving data from studies both with intravenously and orally administered belinostat indicate registration opportunities in further large solid tumor indications, e.g. colorectal, pancreatic, and hepatocellular (liver) cancer. A development including a patient selection strategy in colorectal and/or pancreatic cancer building on the encouraging outcome of the Phase I/II dose escalation trial of belinostat in combination with 5-fluorouracil ("BelFU"), also supported by the long treatment durations seen in heavily pre-treated patients with these indications in the ongoing Phase I monotherapy trial with oral belinostat, would be a logical step. Likewise, a development in hepatocellular carcinoma building on evolving clinical data from belinostat monotherapy studies, and pre-clinical data showing strong synergy for efficacy when combining belinostat with sorafenib (Nexavar; registered as first line treatment for hepatocellular carcinoma), indicates an interesting registration opportunity. In the ongoing Phase I monotherapy trial with oral belinostat, treatment duration on belinostat given as 6th line therapy has been similar to treatment durations on sorafenib and erlotinib administered in earlier lines of therapy, and in the ongoing Phase II portion of a NCI-sponsored belinostat monotherapy study in patients with unresectable hepatocellular carcinoma it appears that the high dose of belinostat administered (intravenous 1400 mg/m2/day, days 1-5 every 3rd week), except stabilisation of disease, might lead to objective tumor response (preliminary information; timing of data presentation to be determined by NCI).

Clinical development pipeline – belinostat

Belinostat exhibited broad anti-tumour activity in TopoTarget's pre-clinical models including efficacy in chemotherapy resistant cancer cells. It was also efficacious in combination with a number of already widely used anti-cancer drugs, resulting in either additive or synergistic effects. Belinostat has demonstrated efficacy in animal models and was well-tolerated in animal toxicity trials. The first clinical trials were commenced in 2003. Since then a number of Phase I and Phase II trials have been and/or are being carried out as summarised below.

Completed Phase I trials of intravenous belinostat monotherapy in haematological malignancies and solid tumours

The Company has completed a Phase I clinical trial to evaluate the safety profile and dose of IV belinostat in 46 patients with advanced solid malignant tumours. The trial was initiated in October 2003 and was conducted at the Royal Marsden Hospital (London, UK), and at the Beatson Oncology Centre (Glasgow, UK). Belinostat was administered in increasing doses by 30-min intravenous infusions once daily for five days every three weeks; the Maximum tolerated dose ("MTD") was determined at 1,000 mg/m2/day. The most common adverse events were nausea, vomiting, fatigue and constipation. Clinical investigators described toxicities as mild; and apart from lymphocytopenia, no haematological grade 3/4 adverse events were observed. Histone hyperacetylation, a biomarker of belinostat activity, increased proportionally with dose escalation and lasted from

6 to 24 hours after administration. Antitumour effect was demonstrated, and tumour control in the form of stable disease ("SD") was seen in 39% of the patients (all dose groups combined), including especially impressive time to progression results in a patient with thymoma (31 months for 5th line belinostat vs 1 month duration for the previous line of treatment) and in patients with soft tissue sarcoma (all 3 evaluable patients having longer time-to-progression than the ~3 months expected for first-line standard anthracycline-based therapy; time-to-progression on belinostat monotherapy as 1st, 2nd and 4th line being 6, 14 and 7 months, respectively).

In 2005, the Company completed a second Phase I study for evaluation of the safety profile and intravenous dose escalation study with belinostat obtained in Denmark involving 16 patients with advanced haematological

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cancer. This trial confirmed data achieved in the previous Phase I study, demonstrating that belinostat was well-tolerated at the previously determined MTD of 1,000 mg/m2/day given for 5 consecutive days every third week. Belinostat exhibited minimal haematological toxicities also in patients with haematological malignancies. Five patients achieved disease stabilisation, including two patients with heavily pre-treated (5 and 8 prior regimens) diffuse large-cell non-Hodgkin's lymphoma In addition, two patients with multiple myeloma developed signs of potential tumour lysis syndrome during their first treatment cycles (i.e. changes in renal function, immunoglobulin-levels, and electrolytes). Although the patients' renal functions normalised, further exposure to belinostat was discontinued and thus the possible positive anti-tumour effect could not be confirmed in these patients.

These two trials generated sufficient data to support continued development of intravenous belinostat in Phase II monotherapy trials, and to move intravenous belinostat into Phase Ib trials to examine the safety of belinostat in combinations with already widely used anti-cancer therapies.

Completed Phase II trial of intravenous belinostat monotherapy in haematological malignancies and solid tumours

Belinostat concluded a Phase II trial for multiple myeloma in 2006. The trial was an open label, non-randomised multi-centre study designed to evaluate the efficacy and safety of belinostat administered as a single-agent for the first two treatment cycles, and thereafter in combination with dexamethasone, a steroid hormone. The trial was conducted at multiple sites in Europe and the U.S. and accrued 25 heavily pretreated patients (average of 6 prior treatment regimes). Nine out of 23 evaluable patients (39%) had disease control in the form of stable disease after two cycles of belinostat monotherapy. Four of the nine evaluable patients (44%) who received a combination of belinostat and dexamethasone achieved an objective response (2 PR and 2 minor response ("MR")), and the remaining 5 patients all had stable disease lasting up to 12 months. These results are superior to what could be expected with dexamethasone alone in this heavily pre-treated (including prior dexamethasone treatment) population of patients, and the Company believes that these data could provide a basis for a Phase III randomised trial in multiple myeloma.

Ongoing Phase II trials of intravenous belinostat monotherapy in haematological malignancies and solid tumours

A multi-centre Phase II monotherapy trial with belinostat is ongoing in patients with advanced PTCL and CTCL. Interim data. presented at ASH in December 2007, at the international Lymphoma conference in Lugano June 4-7 2008 and at EORTC CLTF September 6 2008, showed that belinostat has anti-cancer effect and is safe and well-tolerated in patients with previously treated CTCL and PTCL. More recently, data from this trial were presented at the International Lymphoma conference in Bologna Italy in March 2009.

The results of this trial can be summarised as follows:

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In 29 evaluable CTCL patients there has been 2CR, 2 PR and 17 cases of Stable Disease ("SD"). 5 SDs are ongoing and could change to CR or PR. Median time to objective response is only 15.5 days and the median duration is 273 days. One CR is still ongoing at +469. Six out of 12 evaluable patients had pruritus relief (score reduction ≥ 3).

•	In 20 evaluable PTCL patients there has been 2 CR, 3 PR, 5 cases of SD. 3 SDs are ongoing and could change to CR or PR. Three PRs are ongoing including a patient at +504 days.

Several other Phase II monotherapy trials of belinostat are supported by collaboration between TopoTarget and the Division of Cancer Treatment and Diagnosis at the NCI (U.S.). NCI (U.S.) is sponsoring ten clinical trials evaluating the activity of belinostat, either alone or in combination with other anti-cancer therapies, for the treatment of solid and haematological malignancies. The NCI (U.S.)-sponsored trials run in parallel to those sponsored by TopoTarget, with all data generated available to the Company for future product registration. The ongoing NCI (U.S.) sponsored Phase II trials of belinostat monotherapy include:

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belinostat monotherapy in patients with acute myeloid leukaemia patients (relapsed or refractory or newly diagnosed in patients over 60 years); coordinated by investigators at City of Hope National Medical Center, U.S. Patient dosing is proceeding according to schedule;

•	belinostat monotherapy in patients with myelodysplastic syndrome ("MDS"); coordinated by investigators at the Mayo Clinic, U.S. Patient dosing is proceeding according to schedule;
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belinostat monotherapy in patients with relapsed and refractory aggressive B-cell lymphoma; carried out by the South West Oncology Cooperative Group ("SWOG"), U.S. Patient dosing is proceeding according to schedule;

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belinostat monotherapy in two different populations of patients with ovarian tumours; platinum-resistant ovarian cancer, and micropapillary/borderline ("LMP") ovarian tumours; coordinated by investigators at the

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Princess Margaret Hospital, Toronto, Canada; interim data presented at the ASCO conference in May/June 2008 indicated belinostat to have an acceptable safety profile in the two patient populations, and to have induced anti-tumour activity as measured by CA-125 (a tumour marker) decreases in LMP; recruitment continues according to schedule in patients with LMP ovarian tumours;

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belinostat monotherapy as second-line therapy in patients with pleural mesothelioma; coordinated by investigators at City of Hope National Medical Center, U.S. This study appears to have been completed with no positive effect. TopoTarget awaits a report from the NCI;

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belinostat monotherapy in patients with relapsed thymoma and thymic carcinoma; coordinated by investigators at the Center for Cancer Research, NCI (U.S.). Clinical Phase II data from this study was presented at ASCO 2009. Of 21 patients evaluable for response, 2 patients exhibit a partial response and 13 patients exhibit disease stabilisation of 3-+11 months. Patient dosing is proceeding according to schedule; and

•

belinostat monotherapy in patients with unresectable hepatocellular carcinoma; co-ordinated by investigators at Prince of Wales Hospital, Hong Kong. On 8 January 2009, TopoTarget announced that belinostat can be safely administered at higher doses than previously applied in the standard belinostat 30-minute day 1-5 schedule. A Phase I study including patients with previously untreated hepatocellular (liver) cancer sponsored by NCI has been completed and the Phase II portion using belinostat as a single agent at doses of 1400 mg/m2/day (most frequent dose previously used has been 1000 mg/m2/day), days 1-5 every 3-weeks has started. The Phase II portion of the trial has been initiated at sites in Hong Kong, Korea, Australia and the U.S.

The data from these Phase II trials will be considered by the Company, and will enable the identification of the most promising indications, as TopoTarget holds the commercial rights to belinostat.

Ongoing Phase Ib/II trials of intravenous belinostat combinations in haematological cancers and solid tumours

A broad assessment of belinostat with the well established combination of carboplatin and paclitaxel utilised in multiple solid tumour indications is ongoing within a Phase Ib/II study including four distinct components; i) Phase Ib dose escalation of belinostat standard 30-minute intravenous infusion in combination with carboplatin and paclitaxel ("BelCaP") in patients with solid tumours, ii) Phase Ib infusion time escalation of belinostat at the MTD for the BelCaP combination in patients with solid tumours, iii) Phase II evaluation of the BelCaP combination in patients with previously treated advanced ovarian carcinoma, and iv) Phase II evaluation of the BelCaP combination in patients with bladder cancer. So far positive preliminary data have been presented for the above mentioned components i), iii) and iv).

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At the ESMO conference from 12-16 September 2008, final data was presented on 23 patients recruited in the Phase Ib dose escalation part. The data demonstrated that the MTD of 30-minute intravenous infusion of belinostat (1000 mg/m2/dx5) is well-tolerated in combination with standard doses of carboplatin and paclitaxel ("BelCaP") and the combination shows clinical activity in heavily pre-treated patient with advanced metastatic solid tumours. Efficacy included confirmed PRs in patient with heavily pre-treated rectal cancer and gemcitabine pre-treated pancreatic cancer, and an additional 11 patients with stable disease for up to more than 21 months, including multiple patients with stabilisations for more than six months (i.e. carcinoma of unknown primary, bladder cancer, malignant melanoma, Ewing sarcoma). Thus, this portion of the study established BelCaP as an important option in the further development of belinostat.

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Interim data from the Phase II assessment of BelCaP in patients with relapsed ovarian cancer was presented at the ESMO conference from 12-16 September 2008; enrolment has now been completed. In total 35 patients with ovarian cancer who all had prior platinum-based therapy (14 and 21 patients with platinum-sensitive and platinum-resistant disease, respectively) have been treated. In the whole population overall response rate (RECIST criteria) was 43% (3 complete and 12 partial remissions) and with 11 patients censored (i.e. not having had progression) the median progression-free survival (PFS) was +5.4 months (range +0.1 to +13.9 months). Interestingly, PFS seems to be similar on BelCaP irrespective of the patients platinum-free interval, i.e. the time elapsed since last exposure to platinum and until progression which is a time usually correlated to efficacy for standard chemotherapy drugs. BelCaP has been well tolerated in patients with ovarian cancer and substantial anti-tumour activity seen in patients with platinum-sensitive and platinum-resistant tumours, including patients with a platinum-free interval of less than 3 months. The conclusions were that belinostat combined with standard doses of carboplatin and paclitaxel is well-tolerated with a safety profile consistent with that observed with chemotherapy alone, and that the substantial anti-tumour activity observed supports further development of BelCaP in patients with recurrent ovarian cancer. Final data with adequate follow-up time is expected to become available during 2009.

•	Promising initial data for BelCaP in bladder cancer was presented at the AACR/NCI/EORTC "Molecular Targets and Cancer Therapeutics" conference in Geneva, Switzerland, in October 2008. Among 14

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evaluable patients one complete and three partial responses were observed in patients who previously all had received platinum-based therapy. In addition, at the same conference a further safety and pharmacokinetic evaluation of BelCaP was presented assessing administration of belinostat for 3 or 6-hours instead of 30-minutes (doses of belinostat, carboplatin and paclitaxel unchanged from standard BelCaP per above). The combination of belinostat with prolonged infusion times with carboplatin and paclitaxel was well tolerated, and resulted in an increased time above a biological effective belinostat plasma concentration as compared to 30-minute infusion. Thus, the prolonged administration of belinostat might lead to improved cell kill. Prolonged infusion of belinostat is a concept which needs further evaluation in the clinic.

The ongoing TopoTarget sponsored Phase I and II trials of belinostat combination therapy also include:

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Belinostat (as standard 30-minute intravenous infusion daily x 5 in 3-week schedule, or as a 48 hours continuous inf usion in a 2-weekly schedule) in combination with idarubicin ("Bellda") in patients with acute myeloid leukaemia ("AML"). Ongoing at sites in the UK, Germany and France. Patient dosing is proceeding according to schedule. Initial data was presented at the American Society of Hematology (ASH) annual meeting in San Francisco, CA, USA, in December 2008. Preliminary results in 34 elderly patients (median age 69), equally divided between the two regimens, showed a good tolerance from both regimens in the dose escalation, which now has reached full belinostat dose (1000mg/m2/day). Complete remission has so far been noted in five patients including one treated with belinostat CIV alone, one treated with CIV combination and three in the 5-day regimen of belinostat in combination with small doses of idarubicin.

•

Phase I/II dose escalation trial of belinostat in combination with 5-fluorouracil ("BelFU") in patients with solid tumours/colorectal cancer ongoing at centres in the U.S. The trial includes the objective to clinically validate by tumour biopsies, the pre-clinical finding of belinostat down-regulation of TS (thymidylate synthase; key target for 5-FU) which might lead to sensitisation to fluoropyrimidines; patient inclusion is now complete. Positive data from this Phase Ib/II study of belinostat and 5-fluorouracil (5-FU) was presented at the American Society of Clinical Oncology (ASCO) – Gastro Intestinal conference in San Francisco, USA in January 2009. The final data from the study including 35 patients with solid tumours (mainly colorectal, pancreatic, and esophageal/gastric cancer), showed that belinostat (1000 mg/m2/day, days 1-5 every 3-weeks) could be safely administered together with continuous infusion 5-FU (750 mg/m2/24-hours for 96-hours starting day 2 of treatment cycles). An extensive central review of cardiac safety parameters during belinostat and belinostat and 5-FU (BelFU) treatment showed no clinically relevant effects of the treatments. Despite the extensive pre-treatment (median of 3 prior regimens; majority of patients treated with 2 or more FU-based regimens) 26% of patients on BelFU achieved stabilisation of disease, including 6 patients with time to progression of up to 41 weeks.

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Pre-clinically it has been demonstrated that belinostat down-regulates the expression of thymidylate synthase (TS; main target for 5-FU) and that this might be the mechanism behind the synergy seen between belinostat and fluoropyrimidines (e.g. 5-FU and capecitabine) and antifolates (e.g. pemetrexed). The clinical study now confirms the down regulation of TS in tumour tissue during belinostat monotherapy in four out of four patients and in three out of four patients an up- regulation of p21 was seen (indicating a tumour cell growth arrest). In addition, belinostat impacted TS, dihydropyrimidine dehydrogenase (DPD), and p21 expression in peripheral blood cells, and a potential outcome-linked favourable pattern of these markers was found. Using these markers as a tool for selection of patients might be the basis for finding exactly those patients with the largest likelihood of effect by treatment with belinostat in combination with fluoropyrimidines , or other drugs targeting TS (e.g. antifolates).

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Belinostat in combination with doxorubicin ("BelDox") in patients with solid tumours/soft tissue sarcomas ongoing at the Oncology Centres at Århus Hospital and Herlev Hospital, Denmark and Royal Marsden Hospital, UK. Patient dosing is proceeding according to schedule. Preliminary data were presented at the AACR/NCI/EORTC "Molecular Targets and Cancer Therapeutics" conference in October 2008. 21 patients have been treated and the study has achieved the highest intended dose-level, i.e. belinostat at standard monotherapy dose (1000 mg/m2/day during days 1-5, every 3-weeks) together with doxorubicin (75 mg/m2 day 5 of each cycle). Among 13 evaluable patients, one partial response (cervical carcinoma) and 8 stable diseases, including three patients with longer stabilisations (+5 months duration in NSCLC with 4 prior lines of therapy: 3 months duration in pancreatic cancer with 2 prior lines of therapy; 3.4 months duration in colorectal cancer with 4 prior lines of therapy) were observed. Further patient recruitment to the highest dose-level is ongoing.

The ongoing NCI (U.S.) sponsored Phase Ib/II trials of belinostat in combination with other anti-cancer drugs include:

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Belinostat in combination with 5-azacytidine ("BelAza") in patients with advanced haematologic malignancies. Coordinated by University of Chicago, U.S. Patient dosing is proceeding according to schedule. Preliminary results were reported at the ASCO meeting in May/June 2008. Clinical activity (2 CR, 1 PR, 4 haematologic improvements) was seen among 21 evaluable patients. The conclusion from the NCI-investigators included that the BelAza combination was feasible and well tolerated in full doses of both drugs. As announced January 6, 2009, the study has now moved into a randomised portion enrolling additional patients with AML/MDS who will receive treatment with either 5-azacitidine alone (n=9) or BelAza (n=9). Pharmacodynamic endpoints will be evaluated to determine whether there is additive or synergistic activity of belinostat in combination with 5-azacitidine.

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Belinostat in combination with 13-cis-retinoic acid in patients with advanced solid tumours. Co-ordinated by City of Hope National Medical Center, U.S. Patient dosing is proceeding according to schedule; and

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Belinostat in combination with bortezomib in patients with advanced solid tumours and lymphoma. Co-ordinated by University of Colorado. Interim data presented at the 2007 AACR/NCI/EORTC conference showed belinostat in combination with bortezomib to be well-tolerated up to the dose level of belinostat 600mg/m2/dx5 and bortezomib 1.3 mg/m2 d1+4+8+11. Patient recruitment is proceeding according to schedule now at higher dose levels.

Ongoing Phase I trial with belinostat monotherapy as oral formulation for the treatment of solid tumours

A third Phase I dose-finding monotherapy study was initiated in July 2006 with belinostat being administered orally. This large Phase I study is intended to evaluate multiple dosing schedules, including continuous and discontinuous (e.g. 2 weeks on/1 week off, 5 days treatment 3-weekly, etc) regimens, under daily and twice daily dosing. The first data from the study was presented at the 2007 AACR/NCI/EORTC meeting showing that oral belinostat is safe and well-tolerated and may provide flexibility to complement the intravenous formulation of belinostat. At this point in time the MTD for continuous dosing has been determined (250 mg p.o. given twice daily). Further data from 85 patients treated in the solid tumour part of the Phase I study of orally administered belinostat was presented at the AACR/NCI/EORTC-meeting in October 2008 and at ASCO 2009. Data for two schedules in patients, i.e. daily dosing, day 1-14 dosing in a 3-weekly regimen, and day 1-5 dosing in a 3-weekly regimen, were presented. Preliminary efficacy assessments indicate that 33 patients (41%) exhibit disease stabilisation, including 5 patients with SD of > 6months and 12 patients with SDs of 3-6 months. Data from the lymphoma arm of the study were presented at ASCO 2009. Dose escalation in this study continues using a day 1-14 dosing in a 3-weekly regimen, and tumor shrinkage of 40-49% has been noted after 2 cycles in Hodgkin's lymphoma and mantle cell lymphoma patients enrolled in this study.

Of note is that the oral formulation of belinostat during the coming year is also to be tested, as part of the BelCaP-regimen (utilizing intravenous day 1-3 and oral day 4-5 belinostat dosing in cycles 1-6 in combination with carboplatin/paclitaxel, and oral belinostat only days 1-14 every 3-weeks as maintenance treatment after chemotherapy has been ended), in the TopoTarget sponsored randomised Phase II study in patients with solid tumours (carcinoma of unknown primary – CUP).

Trials with stopped enrolment

In a Phase II open-label clinical trial evaluating intravenous belinostat in combination with Velcade® (bortezomib) for injection in patients with advanced, refractory MM, two out of four patients enrolled developed acute deterioration in already existing renal insufficiency (Acute Renal Insufficiency – "ARI") in the first cycle of combination treatment. ARI is a common complication in the treatment of MM patients due to deposition of myeloma protein in the kidney and can be aggravated in connection with tumour lysis syndromes. Since similar events were seen in previously conducted single agent trials with belinostat in patients with MM, the enrolment of further patients was stopped August 2007 until there is more knowledge of how to prevent the complications in this specific patient population. No ARI has been observed in any other indication for which intravenous or oral belinostat is being evaluated. Importantly, the NCI (U.S.) sponsored Phase I belinostat combination with Velcade® in patients with solid tumours is now recruiting patients at drug levels considerably above the doses that lead to discontinuation in MM.

Manufacturing of clinical trials' materials

The manufacturing process which will be used for the on-market product is likely to be substantially similar to that of the clinical product developed by TopoTarget and for which a patent has been applied. During the development of belinostat, and upscaling of the manufacturing process, the manufacture of the drug substance has been successfully performed at five individual contract manufactures of active pharmaceutical ingredients. TopoTarget is currently utilising two manufacturing sites of which one is in the U.S. and one is in Europe. The drug product formulated for parenteral use is a solution for infusion; numerous batches of this drug product have been manufactured since 2003. The product has an acceptable shelf life, but requires storage and shipping under

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controlled refrigerated conditions. Thus TopoTarget has developed a lyophilised formulation which is expected to be ready for clinical use end of 2009. The drug product is also formulated for oral use as capsules; several batches of capsules have been manufactures since 2004. A tablet formulation has now been developed and is ready to be produced for clinical trials.

The Market – Cancer

Cancer is a global health issue and is the second most common cause of death in the Western world. The American Cancer Society estimates that approximately 11 million new diagnoses are made each year and that approximately 7 million deaths occur annually due to cancer, 30% of which are in the developed world. This figure is expected to increase to 10 million by 2020. The American Cancer Society also estimates that there are currently 10.5 million people in North America with a history of cancer.

According to Datamonitor's "Commercial Insight: Targeted Therapy Cancer Brands", "Commercial Insight: Cytotoxic Therapy Cancer Brands" and "Commercial Insight: Antihormonal Therapy Cancer Brands" (all based on IMS data and published July 2008) the sale of branded cancer products totalled USD 31 billion in 2007 in the seven major geographical markets (the U.S., Japan, Germany, the UK, France, Italy and Spain). This is an increase of 20% relative to 2006. Datamonitor expect the market will continue to grow rapidly and that total sales of branded cancer products will be USD 64 billion in 2015 in the seven major geographical markets.

Belinostat is a small molecule targeted cancer therapy. Targeted therapies are the most rapidly growing of the three types of therapy with 32% growth from 2006 to 2007 compared with 13% for cytotoxic therapies and 9% for antihormonal therapies. Branded products for targeted therapies will according to Datamonitor be 67% of total sales in 2015 compared to 48% in 2007. Note further that among the targeted therapies, small molecules is the most rapidly growing subgroup with about a 45% increase from 2006 to 2007. Datamonitor expected this trend to continue and that sale of small molecule targeted cancer therapy brands will total 17 billion in 2015 in the seven major markets.

Cancer is a disease of uncontrolled cell proliferation in which the cancer cells tend to spread to other tissues and organs of the body, leading to the eventual death of the patient. The cancer cell suffers from mutations and dysregulations which give the cancer cells three major advantages: the ability for continued proliferation, independence from normal cellular growth control mechanisms, and the ability for invasion and metastatic spread.

In theory, all cancers could be cured if treated at an early enough stage. However, in practice at diagnosis the cancer will generally already have spread. In this situation, what seems like a curative surgical removal will often (but not always) be followed by regrowth at metastatic sites, a situation which is much more difficult or impossible to cure. Haematologic malignancies are almost all disseminated at the time of the diagnosis.

Modern cancer treatment often uses a combination of surgery, irradiation and medicine.

Surgery is the most important curative treatment of many cancers. However, in many cases surgery will not be effective and other treatments may be required. Irradiation damages cell DNA and is a common cancer treatment used on both a curative and palliative basis. Palliative irradiation treatment is used on painful bone metastases and brain metastases. Both surgery and irradiation are, in principle, local treatments, and cancer spread outside the local area necessitates medical treatment, which can reach all the body's cells, via the blood supply.

Medical cancer treatment is currently undergoing a rapid development based on the increasing knowledge of the molecular structures and function of both normal tissues and cancer cells. Classical cancer chemotherapy has been based on cytotoxic drugs, and they still form the cornerstone of modern therapy. However, they are increasingly supplemented by designer drugs with specific molecular targets. Among the newer groups of agents are, for example, monoclonal antibodies directed against specific cell surface proteins, antibodies or small molecule inhibitors of growth factor receptors, small molecule inhibitors of specific steps in protein degradation, antisense molecules, and HDAC inhibitors such as belinostat.

For years, therapies have been used in combination to avoid resistance and to improve efficacy. This principle is continuing with the new agents. Thus, any newly developed oncology product is first tested alone for dose and safety but then usually evaluated as an add-on to other treatment options.

Belinostat is expected to be used in a wide range of cancers

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HDAC inhibitors, including belinostat, belong to a new class of anti-tumour therapeutics that moved into clinical development, based on broad in vitro and in vivo pre-clinical anti-tumour activity in chemotherapy resistance solid tumours and haematological malignancies.

The first marketing approval for HDAC inhibitors was obtained from the FDA in October 2006 (Merck's product Zolinza) for 3rd line monotherapy treatment of CTCL. The indication is limited, but the marketing approval is important because it established HDAC inhibitors as an accepted approach for the treatment of cancer.

Based on currently available clinical data, the Company believes that it is reasonable to assume that HDAC inhibitors, like most other anti-cancer drugs in the market, will mostly be utilised in combination with other drugs, especially in solid tumours. However, the monotherapy activity in CTCL, PTCL, and other non-Hodgkin lymphomas (B-cell lymphomas) as well as Hodgkin's lymphoma clearly indicate potential monotherapy development scenarios.

While HDAC inhibitors are likely to be used in combination with commonly used chemotherapeutics, combinations with newer targeted drugs such as Velcade®, Herceptin®, Tarceva® and Avastin® are also of considerable interest. The oncology market is currently focused on treatment selection based on specified tumour diagnoses and patient populations (e.g. 1st line treatment of metastatic breast cancer), although this is slowly changing to a system based on biological tumour characteristics (e.g. overexpression of a specific growth factor receptor irrespective of histological diagnosis). Assuming that this trend continues, there is a potential advantage for drugs such as HDAC inhibitors which regulate several signaling pathways since they may be beneficial when combined with multiple targeted therapies. Similarly such new pathway clarification is also expected to help identify the patients who will respond to belinostat and thereby further increase the clinical benefit of the drug candidate. The oncology market is expected to grow in the next decade as a result of the development of novel treatments and treatment concepts as exemplified above, and as part of an expected general shift in oncology from acute to chronic treatment. The latter exemplified by the last 15-20 years development in metastatic colorectal cancer with gradually increasing median survival times (from approximately 6 months to approximately 24 months) by addition of multiple lines of treatment with novel anti-cancer agents.

The development opportunities for HDAC inhibitors described above, even if attractive, might not necessarily be the best initial step for broadening the potential clinical utility from today's accepted treatment of CTCL to more prevalent types of malignancies. Potentially faster, and from regulatory perspectives less complex, routes are likely to include combination with conventional chemotherapy or possibly radiotherapy.

Interestingly, positive clinical results (from non-randomised trials) have been seen when HDAC inhibitors, including belinostat, are combined with well-established chemotherapeutics such as carboplatin and paclitaxel. A positive association of belinostat to carboplatin or paclitaxel, being a standard treatment for multiple tumour types (including non-small-cell-lung-cancer, ovarian cancer, cancer of unknown primary, malignant melanoma, head & neck cancer, oesophageal cancer and bladder cancer) would create a substantial market opportunity. A combination of belinostat and 5-fluorouracil also has an interesting pre-clinical rationale via downregulation of thymidylate synthase, the primary target of intravenously administered 5-FU and multiple newer fluoropyrimidine compounds such as capecitabine (Xeloda) and TS-1. This drug class is included in standard treatment combinations for a large proportion of solid tumours (including colorectal cancer, breast cancer, head & neck cancer, gastric cancer, and esophageal cancer). Early clinical evaluations of belinostat and 5-FU are ongoing. HDAC inhibitors might also have clinical applicability in other solid tumours as suggested by signs of potential activity in early Phase I trials in prostate cancer, melanoma, soft tissue sarcoma and mesothelioma. In addition to clinical development for treatment of solid tumours, pre-clinical findings and indications of clinical activity in early trials provide a rationale for evaluation of HDAC inhibitors in haematological malignancies. The potential spectrum of haematological tumours includes CTCL, and in addition PTCL, and other non-Hodgkin's lymphomas (B-cell lymphomas), Hodgkin's lymphoma, multiple myeloma, acute myeloid leukaemia and myelodysplastic syndrome. From a belinostat perspective, multiple myeloma and acute myeloid leukaemia represents very interesting potential development routes based on promising anti-tumour activity when administered in combination with dexamethasone (multiple myeloma) or idarubicin or azacytidine (acute myeloid leukaemia) to heavily pre-treated patients.

Competition

There is significant competition in medical oncology in developing new effective drugs. However even with new effective therapies medical cancer cures are still rare. The patients survive longer but eventually the

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tumour relapses with cancer cells resistant to the previously effective drugs. This produces a constant need for new non-cross-resistant drugs.

As indicated above, HDAC inhibitors will, in addition to competing within the class, also compete with other anti-tumour therapeutics. The latter can to some extent be circumvented by development strategies that include combination approaches.

Within the HDAC inhibitor class, Management believes that belinostat has a clear advantage since it is the only HDAC inhibitor in clinical development in oral, CIV or intravenous formulations. This allows for a more flexible therapeutic opportunity with regards to dosing and scheduling – e.g. treating patients with high dose intravenous administration during chemotherapy and then switching to oral dosing in the out-patient setting. Management also believes that another important factor is the product's limited bone marrow toxicity, which allows the oncologist to combine belinostat with other drugs, like traditional chemotherapy, without overlapping toxicities.

For several classic as well as novel effective anticancer agents, dosing, which from a treatment aspect should be as high as possible, is limited by the bone marrow toxicity of the compounds. Following treatment, the white blood cells and blood platelets fall to low, but still safe, levels and then gradually return to normal levels within days. Higher doses of these drugs could increase the effectiveness but cannot be safely administered. Similarly an attack on the cancer cells with several drugs with different mechanisms of action, but similar side effects like bone marrow toxicity will force the therapist to reduce dose levels so that patient will not be in danger. As there is only limited bone marrow toxicity with belinostat this drug candidate at full dose can be added safely to full dose chemotherapy.

There is significant competition within the HDAC inhibitor field. The Company believes that, as for other classes of anti-tumour compounds, there is sufficient room on the market for a number of different HDAC inhibitors. Different compounds may exhibit different resistance profiles in tumour cells, and there may be variations in side effects or toxicity profiles, or in cost or general efficacy, between different HDAC inhibitor compounds. In addition, by the nature of the selected development strategy different HDAC inhibitors might target different neoplastic indications or patient profiles.

Merck's orally administered HDAC inhibitor vorinostat (earlier termed suberoylanilide hydroxamic acid, "SAHA") (trade name, Zolinza), is the first HDAC inhibitor granted a health authority approval. The ongoing further development of vorinostat is driven by activities led by Merck and a very comprehensive NCI (U.S.) programme including multiple Phase II monotherapy and Phase I/II combination therapy trials in both solid tumours and haematological malignancies. The Merck development programme includes a 2nd line mesothelioma Phase III study comparing vorinostat versus placebo, and a large (~740 patients) Phase III study in multiple myeloma evaluating the combination of vorinostat and Velcade has been initiated. In addition, earlier stage trials might support further late stage developments in CTCL (combination with bexaroten) and mesothelioma (combination with pemetrexed and cisplatin).

Novartis is developing an oral HDAC inhibitor (LBH589B) having previously tried with two intravenously administered compounds (LAQ824 and LBH589A) that were hampered by the occurrence of QTc prolongation. According to Novartis the intended registration study for LBH589 in T-cell lymphoma began in December 2006 as a Phase II trial in patients who have received prior bexarotene, or are bexarotene naïve. The development programme also includes monotherapy trials in CML and multiple myeloma, as well as combination trials with bortezomib and trastuzumab respectively.

Gloucester Pharmaceuticals is developing the intravenously administered HDAC inhibitor romidepsin, earlier termed depsipeptide or FK-228, in collaboration with the NCI (U.S.). According to Gloucester Pharmaceuticals, romidepsin has been granted orphan drug status both in the U.S. and in EU for the indications of CTCL and PTCL, and in addition the FDA has designated fast tack status for these indications. Pivotal monotherapy trials in CTCL and PTCL are ongoing. Both the Gloucester Pharmaceuticals and NCI (U.S.) sponsored development programs are currently focused on multiple Phase II monotherapy trials in both solid and haematological malignancies, except Phase I/II trials evaluating Velcade and gemcitabine combinations in multiple myeloma and solid tumours respectively.

MethylGene is developing oral HDAC inhibitors (MGCD-0103 compound; in collaboration with Taiho). At present recruitment of patients into monotherapy Phase II trials in haematological malignancies (Hodgkin's disease, B-cell lymphoma and AML/MDS) and Phase Ib/II trials in combination with gemcitabine and

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azacitidine are suspended because of the incidence of pericarditis and/or pericardial effusion. FDA has granted orphan drug designation to MGCD for the treatment of Hodgkin's lymphoma.

Syndax has recently acquired another oral compound, SNDX (previously MS-275), from Bayer Schering Pharma. Bayer Schering Pharma had only a limited development programme for this product.

5.c Savene®/Totect®

Anthracycline Extravasation ("AC EV") is the unintentional leakage of intravenously administered anthracyclines chemotherapeutics from the blood vessel into the surrounding tissue. AC EV is a rare but serious accident that can lead to severe and long-lasting tissue necrosis. Previous attempts to treat AC EV by saline flushing, ice packs, dimethylsulphoxide ("DMSO"), corticosteroid or other treatment have been without proven clinical benefit and a number of AC EV would progress to necrosis or ulceration for which, up until the launch of Savene®/Totect®, the only effective treatment was surgery followed by a skin graft. This delays chemotherapy treatment of the underlying cancer for a period of several weeks or months, which may severely impact the efficacy of the cancer treatment. With its proven 98% clinical efficacy Savene®/Totect® now provides an alternative and avoids surgery. Savene®/Totect® is currently the only evidence-based medicine on the market and the only approved drug for the treatment of AC EV in the U.S and the EU. Savene®/Totect® is now being cited as treatment of AC EV in oncology nurses guidelines in Europe as well as in the U.S. The treatment has been granted orphan drug status by the FDA and EMEA, providing seven and ten years' market exclusivity from 2006 and 2007, respectively. This means that the use of dexrazoxane for the treatment of AC EV must be licensed from TopoTarget.

The incidence of AC EV is described in table 4 below. Reports estimate that the incidence of AC EV is currently between 0.1% and 1.0% of all patients treated with anthracyclines. These percentages have varied based on the following reasons: (i) most published literature is not recent; (ii) increased awareness among medical professionals of the debilitating consequences of AC EV, and (iii) more careful administration of anthracyclines including the use of central venous catheters ("CVC"). However, extravasations do occur, even with the use of CVCs.

Table 4: Incidence of AC EV in international literature

Country	Authors	Population	Incidence

U.S.	Wang et al., 1971	Doxorubicin-treated patients	4/86 (4.6%)
U.S.	Tan et al., 1973	Doxorubicin-treated patients	2/234 (0.9%)
U.S.	Laughlin et al., 1979	2,000 paediatric and adult patients	0.45%
U.S.	Barlock et al., 1979	995 adriamycin treatments in 139 patients	9/139 patients (6%)
			9/995 injections (0.9%)
Finland	Pitkanen et al., 1983	6,000 injections of adriamycin	0.2%
U.S.	Larson et al., 1982	50 cases over a 20-month period	0.1%
U.S.	Linder et al., 1985	40 patients with doxorubicin EV in need of surgery	Estimated to be less than 0.1%
U.S.	Langstein et al., 2002	40,000-60,000 treatments	44 cases (0.1%)

Market opportunity in Europe and U.S.

The market for Savene®/Totect® consists of oncology and haematology clinics which aim to carry the Savene®/Totect® kit in stock locally to secure immediate access to therapy in the event of an AC EV accident. In Europe there are approximately 2400 such hospitals, and in the U.S., 1400 major cancer hospitals and 2000 clinics. These hospitals/clinics are sometimes represented by group purchasing organisations. The fact that treatment with the Savene®/Totect® product needs to be initiated within 6 hours after the accident supports that stocks are carried locally.

The benefits of Savene®/Totect® include:

•	documented 98% clinical effect;
•	documented rapid restart of chemotherapy after the accident;
•	the only EMEA/FDA approved treatment for AC EV;
•	Orphan Drug designation;
•	Method of Use Patent;

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•	complete 3 day treatment kit and assistance in training in using the product as well as reimbursement procedures;
•	manage risk to the hospital/clinic;
•	litigation risk reduced, because AC EV treated with the only approved drug;
•	new diagnostic code for AC EV – ICD-9 code went into effect on 1 October 2008;
•	is now being cited as treatment of AC EV in oncology nurses guidelines in Europe as well as in the U.S.

Based on the above benefits of the product, TopoTarget expects a market penetration of 60% in Europe and 75% in the U.S. TopoTarget estimates the peak annual sales potential for Savene®/Totect® in Europe and the U.S to be DKK 150-250 million (EUR 20.1-33.6 million). This estimate is based on clinical trials in The Netherlands, Denmark, Germany, and Italy, which used an average of 0.47 Savene®/Totect® kit per clinic per year.

Sales of TopoTarget's first marketed product, Savene® and Totect®, continue to rise. In 2008, we were close to doubling our sales from DKK 21.9 million to DKK 39.1 million relative to 2007.

Sales have continued to climb from DKK 3.7 million (EUR 0.5 million) in Q1 2007 to DKK 7.0 million (EUR 0.9 million) in Q1 2008 and now to DKK 11.6 million (EUR 1.6 million) in Q1 2009. This is an increase from Q1 2007 to Q1 2008 of 89% and from Q1 2008 to Q1 2009 of 66%. Since Q3 2008, Savene® and Totect® have traded profitably on the two continents.

Sales in Europe

The Company commenced rolling out Savene® in the major European markets in October 2006. Savene® has currently been launched in Denmark, Sweden, Norway, Finland, The Netherlands, Luxembourg, Belgium, England, Ireland, Greece, Germany, Italy, Spain, Portugal and Austria. The specialists (primarily oncologists and haematologists), nurses and pharmacists exhibit a high degree of interest in the product.

In the countries where sales are well established (e.g. the Benelux countries) usage has been around 0.4 – 0.5 kits per clinic per year. This usage is in line with the Company's original estimate, and TopoTarget anticipates that with increased education, usage in other countries will increase to similar levels.

The Company has signed marketing agreements with AVIPharma (marketing responsible in Greece), Grupo Ferrer (Spain and Portugal), Adienne Pharma (Italy) and Medis (Hungary and Slovenia).

While sales have steadily increased on a month-by-month basis in 2008, the potential is still significant. For example 44% of the 95 potential hospital customers in the Netherlands have purchased Savene®, 51% of the 97 in Belgium, 64% of the 44 in Greece and 57% of the 30 in Sweden. Given the diversity of countries where the anticipated penetration levels are approaching the goal, it is reasonable to assume that such penetration levels will be met in most if not all other European countries.

There remain large regions where sales have either not yet been a focus (e.g. France), or only just commenced (Spain, Italy and the UK). TopoTarget has just completed sales meetings and an in-depth education programme with its distributors' sales forces in Spain and Italy and is in discussion with another party who will potentially take on the distributorship in France. Germany is currently one of the Company's best markets with a continuously great growth potential involving 300 clinics, and the Company has to date obtained a market penetration of 33%. Thus the initial stocking of infusion centres alone can drive future sales for a number of years even before the usage due to AC EV or, going forward, shelf-life expiry, is taken into account.

Sales of Savene in 2008 were DKK 20.7 million (EUR 2.8 million) and DKK 6.1 million (EUR 0.8 million) in Q1 2009.

Sales in the U.S.

Totect® was approved by the FDA in September 2007 and the launch commenced in October 2007. The awareness level in the major cancer centres in the U.S. of the Totect® emergency treatment kit is high, a result of TopoTarget's participation in the oncology society meetings (ONS, ASCO, ASH, INS, ASHRM, ASHP and HOPA) as well as the targeting and selling efforts of the Oncology Sales Specialists throughout the U.S. Educational programs are provided to the nurses, pharmacists and oncologists that offer Continuing Education credits for participating in programs on the prevention, early detection and proper treatment of AC EV.

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Distribution of Totect® is provided through all major specialty distributors including ASD Healthcare and Oncology Supply (the oncology distribution division of Amerisource Bergen), Cardinal Health, Mckesson Specialty and US Oncology.

The sales of Totect® continue to accelerate as pharmacy and therapeutic committees ("P&T") review and approve it. Currently Totect® is stocking in 45 states. Many of the influential cancer centres have purchased at least one kit with others stocking 3 – 4 kits to ensure availability of the product in all relevant infusion areas.

Sales in the U.S. are still in the build-up phase. The U.S. oncology and haematology market differs from the European one for example in that there is a relatively greater number of small clinics offering cancer therapy compared with the European market, which is more centralised. In fact, 80 – 85% of all anthracycline administrations are in the outpatient clinics. Totect® has a shelf life of 2 years and with the Totect® price of USD 14,750 the Company has offered a "72-month replacement guarantee", under which Totect® will be replaced at the end of the shelf life if the hospital has not used it. Many of the small cancer therapy clinics have so far been disinclined to buy Totect® as the reimbursement does not cover the replacement guarantee price and would involve a net expense when patients are treated with Totect®. This produces a risk that the small clinics still refrain from using any treatment of AC EV or use undocumented or unauthorised and unlicensed dexrazoxane. TopoTarget has now launched a product variant which means that Totect® is available without a replacement guarantee at the price of USD 6,500. This should provide access to the treatment and increase the use of Totect®, the only approved product in the market for the treatment of AC EV. The sales mix for Q4 2008 was 66% of the kits sold at USD 6,500 and 33% at UDS 14,750.

Sales of Totect in 2008 were DKK 18.4 million (EUR 2.5 million) and in Q1 2009 DKK 5.4 million (EUR 0.7 million).

Sales in other territories

The Company intends strategically to enter into distribution agreements to commercialise Savene®/Totect® in other markets outside Europe and the United States. The Company has signed marketing agreements with BioPro (countries in Northeast Asia) and 4G (Turkey). Currently negotiations are ongoing with a company in Canada concerning marketing in Canada.

Competition

Savene®/Totect® is currently the only evidence-based medicine on the market and the only approved drug for the treatment of AC EV in the U.S and the EU. Savene®/Totect® is now being cited as treatment of AC EV in oncology nurses guidelines in Europe as well as in the U.S. The treatment has been granted orphan drug status by the FDA and EMEA, providing seven and ten years' market exclusivity from 2006 and 2007, respectively. This means that the use of dexrazoxane for the treatment of AC EV must be licensed from TopoTarget, and there is a risk of undocumented treatment or unauthorised and unlicensed use of dexrazoxan for the treatment of AC EV.

5.D Opportunities after belinostat has been partnered

In addition to belinostat, TopoTarget has a comprehensive portfolio of product candidates in clinical and pre-clinical development (see table 5), and these activities will be scaled up after belinostat has been partnered. The Company has developed these candidates simultaneously with belinostat. The development pipeline consists of both small molecules such as APO866 and mTOR inhibitors, as well as protein-based products such as APO010 and Zemab. The pipeline comprises novel first in class approaches such as APO866 and APO010, and a fast follower product candidate represented by Zemab. In addition, TopoTarget holds the patents on use of valproic acid in all major cancers.

In addition to belinostat, TopoTarget has 4 product candidates in its clinical and pre-clinical pipeline (see table 5 below).

Table 5: Other product candidates in clinical pipeline

Product candidate	Indication	Status	Next milestone	Marketing rights
APO866	Haematological Cancers and Solid Tumours	PhII	Completion of PhII trials	TopoTarget*

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APO010	Advanced Cancers	PhI	Completion of PhI trials	TopoTarget
Zemab	Head & Neck and Breast Cancer	PhI	Initiation of PhI/II trials	TopoTarget**
mTOR	Solid tumours	Preclin	Initiation of PhI trials	TopoTarget

* Astellas has certain buy-back options relating to Apo866, see section I.20.b "Agreement with Astellas"

** The marketing rights for Zemab are subject to a buy-back option by Novartis, see section I.20.d "Novartis"

Source: TopoTarget

Impact of belinostat focus on the remaining pipeline

TopoTarget's refocusing of its resources towards belinostat will involve a reduced development pace for certain products in the remaining pipeline, as described below:

•

The development of APO866 continues without any changes. Recruitment in CLL and melanoma protocols has been completed, and the lack of effect in melanoma has been announced. TopoTarget will continue with the accrual of the 5 remaining evaluable patients in the Phase II CTCL study. In addition the project was strengthened in 2008 through the synthesis of a number of novel pre-clinical and highly efficacious NAMPRT analogues and the filing of several patent applications.

•

APO010 is still in the dose-escalating Phase I stage. Patients are currently being enrolled at the maximum allowed dose levels. There is no competition with compounds with the same mechanism of action. Manufacture of the product has been secured and a pause will not involve any technical risk but will slow down the development.

•

Zemab was recently enhanced and a patent application has been filed for a more potent product. Manufacture of the product has been secured and a pause will not involve any technical risk but will slow down the development.

•

A number of efficacious mTOR analogues have also been synthesised and patent applications filed. The mTOR analogues and the APO866 analogues are both first in class without any direct competition. Until further notice, no animal toxicity trials will be initiated with the mTOR or APO866 analogues. This causes a delay in the clinical development. However, this delay may produce a more thorough evaluation of the most promising candidates, providing development benefits.

•

Baceca® and AvuganeTM have completed the scheduled trials, and TopoTarget is not planning to conduct further studies until a partnership agreement has been concluded. Accordingly, the Company does not believe that the belinostat prioritisation will lead to a loss of value.

APO866 – a potent and novel first in class anti-cancer drug in clinical Phase II development

APO866 is a first-in-class, potent and specific inhibitor of nicotinamide phosphoribosyl transferase ("NMPRT"), a key enzyme involved in the synthesis of nicotinamide adenine dinucleotide ("NAD"). APO866 exhibits broad anti-cancer activity in pre-clinical tumour models, and is in pre-clinical development in combination with chemotherapeutic compounds and radiotherapy. APO866 has a novel mechanism of action and therefore represents a new therapeutic approach to cancer. APO866 is currently being evaluated in two clinical Phase II trials in advanced melanoma and CTCL and a clinical Phase I/II study in refractory B-chronic lymphocytic leukaemia ("B-CLL") not amenable to haematopoietic stem cell transplantation. TopoTarget Switzerland S.A. (formerly Apoxis S.A.) acquired the worldwide development and marketing rights to APO866 from Astellas in October 2005. TopoTarget believes that APO866 has potential both as a monotherapy and in combination with chemotherapeutic agents or radiotherapy.

A Phase I study using APO866 administered as a 96-hour continuous intravenous infusion was completed by Astellas in January 2004. Treatment was well-tolerated and safe and the only dose-limiting toxicity ("DLT") was thrombocytopenia. At dose levels higher than 0.036 mg/m2/hr, CTC grade III lymphocytopenia, albeit not considered clinically relevant, preceded all other toxicities. No ophthalmologic toxicity was reported at any dose-level.

In H2 2006, a two stage, open-label Phase II study to assess the efficacy and safety of three cycles of APO866 in up to 43 patients with advanced melanoma was initiated. A serious adverse event ("SAE") (reversible moderate macular edema) was reported in the first patient dosed. Following this event, and a subsequent delay caused by clinical trial protocol amendments, patient dosing proceeded according to schedule. 25 patients have been enrolled for the first phase of the study. Based on interim analysis, TopoTarget reported that APO866 exhibited no clinical effect in melanoma in Q4 2008. In H1 2007 a two stage, open-label Phase II study to assess the efficacy, tolerability and safety of three cycles of APO866 in up to 23 patients with refractory or relapsed CTCL was initiated. To date the trial has recruited ten patients, but no data has been published. Interim analysis will

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occur following recruitment of 11 evaluable patients. Also in H1 2007, an open-label Phase I/II proof-of concept study to assess the safety and tolerability of one cycle of APO866 in 10 patients with refractory B-CLL who are not fit for stem cell transplantation was initiated. 10 patients have been recruited. Based on preliminary analysis TopoTarget reported transient decreases in lymphocyte counts in B-CLL patients in Q4 2008. All reported serious adverse events in the above clinical trials were transient; among the SAEs possibly attributable to APO866 were lymphocytopenia, sepsis, rhabdomyolysis, thrombocythosis, thrombocytopenia, bilateral macular edema, nausea and vomiting, tumour haemorrhage (one patient each)

APO010 – a novel protein drug presently in clinical Phase I development for cancer

APO010, also called mega-FasLigand, is a recombinant fusion protein based on the pro-apoptotic human Fas ligand ("FasL") protein, a member of the TNF protein family. APO010 targets Fas (also known as CD95 or Apo1) receptors on the surface of cancer cells, and induces cell death via a mechanism of cell suicide termed apoptosis. The product is a fusion protein consisting of three human FasL extracellular domains linked to a protein backbone comprising the dimer-forming collagen domain of human adiponectin. The natural trimerising property of FasL extracellular domains in the fusion protein, combined with the dimerising property of the collagen domain of the adiponectin backbone, results in a hexameric product. Importantly, the natural trimeric form of FasL is inactive, and is only rendered active by ligand clustering at the cell surface, a situation mimicked by the hexameric structure of APO010. The recombinant human protein product is produced for experimental and clinical use as a glycoprotein in mammalian cells (Chinese hamster ovary cell ("CHO")) using a GMP compliant manufacturing process developed by TopoTarget Switzerland S.A. (formerly Apoxis S.A.).

Initial in-vitro testing at the NCI (U.S.) in the U.S. showed that APO010 induced apoptosis in a large variety of tumour cell lines. TopoTarget Switzerland S.A. (formerly Apoxis S.A.) demonstrated potent in-vitro killing of multiple myeloma cell lines and primary tumour cells from multiple myeloma patients. Importantly, multiple myeloma cells resistant to the widely used antitumour drugs doxorubicin or melphalan remained sensitive to APO010. In-vivo trials with human multiple myeloma tumours in xenograft mice models have shown APO010 to be more effective at inhibiting tumour growth than bortezumab (Velcade®/Millennium) and as effective as dexamethasone, two drugs approved for treatment of multiple myeloma. In addition, APO010 demonstrated potential activity in-vitro or in-vivo in several solid tumour cell lines, suggesting potential utility in solid tumours. APO010 is currently in Phase I clinical development and may be developed as a treatment for haemaetologic malignancies such as multiple myeloma ("MM").

A Phase I dose-escalation study of APO010 up to 35 patients with untreatable advanced or refractory solid tumours was initiated in H1 2007 to establish the safety/tolerability and maximum tolerated dose in man using weekly intravenous bolus injection for up to four weeks. In addition, pharmacokinetics, immunogenicity and preliminary signs of anti-cancer activity will be evaluated. To date, 24 patients have been recruited. TopoTarget expects to develop APO010 as a treatment for haemaetologic malignancies, e.g. multiple myeloma.

Zemab – a recombinant protein which targets a common cancer antigen, ErbB2/HER2

Zemab is a protein product comprising an antibody-toxin for the treatment of specific types of cancers. The product comprises a single chain antibody fragment directed against HER2 coupled to a Pseudomonas exotoxin. The recombinant product targets the ErbB2/HER2 receptor, which plays a central role in the development of breast cancer, and is also believed to be involved in certain other cancers, such as head and neck cancer. Pre-clinical trials have demonstrated efficacy of Zemab in a number of cancer models, and the selectivity of Zemab for Her2 expressing cells has been confirmed. Preliminary clinical trials have demonstrated a reduction in tumour size in six out of 10 patients after injection of Zemab directly into ErbB2/HER2-positive tumours. In addition, a preliminary safety study using IV dosing of Zemab has been performed. TopoTarget has exercised its option from Novartis, and now holds an exclusive license for the further development of Zemab. A new GMP compliant production process for an improved version of Zemab was recently developed, and new intellectual property for the extended protection of this product has been filed.

Baceca® – an HDAC inhibitory drug candidate for the therapy of hyperproliferative skin diseases including basal cell carcinoma ("BCC")

Baceca® comprises a topical formulation of VPA for the treatment of hyperproliferative skin diseases, such as BCC and pre- cancerous actinic keratosis. VPA primarily targets HDAC class I enzymes which are involved in cell proliferation and tumouri-genesis. TopoTarget has recently completed accrual in two Phase II clinical trials of Baceca® in combination with two different vitamin A-like products for the treatment of BCC. The preliminary analysis of the first trial was performed in Denmark as a double-blind, randomised and placebo-controlled study to evaluate the efficacy and tolerability of Baceca® in combination with the retinoid tazarotene; The preliminary analysis showed a 69% clinical and pathological complete remission obtained at three months

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after the end of the 16 weeks treatment. This response rate confirmed the positive results of an earlier Italian pilot study using this combination. In the second trial preliminary data showed clear anticancer efficacy in monotherapy, but there was no further improvement of these results by combining with Isotrex®. Although both studies show a positive Baceca result, there are still formulation tasks to solve. TopoTarget plans to outlicense this product in line with its strategy.

Baceca® comprises a novel, lipogel formulation of the HDAC inhibitor VPA, a patented technology which the Company has in-licensed from Micro Carrier Systems. See section I.20.f "Other arrangements". The Company has entered into a manufacture and supply agreement with Basic Pharma for the drug product supply of Baceca® and AvuganeTM required in connection with the products' clinical development plans.

SavicolTM – an HDAC inhibitor for the treatment and suppression of cancer

SavicolTM is an anti-cancer drug product based, like Baceca® and AvuganeTM, on the HDAC inhibitor VPA. SavicolTM delivers VPA as a proprietary, orally available multi mini-tablet formulation, which builds on a specific pharmacokinetic release pattern that is expected to inhibit certain HDAC enzymes more effectively. Clinical development of SavicolTM is currently targeted at FAP, a genetic predisposition to develop colorectal cancer. SavicolTM has been granted Orphan Medicinal Product Designation in Europe by EMEA and orphan drug status by the FDA in the U.S. for the treatment of FAP. The Company has previously conducted a Phase I clinical study involving 25 patients to confirm the safety and clinical response to systemic treatment with VPA, the active compound in SavicolTM, in cancer patients. In this trial, the effectiveness of the drug was successfully verified on the level of biomarker analysis (induction of histone acetylation levels and down-regulation of the potential colorectal cancer progression marker protein HDAC-2). In addition, the new formulation of SavicolTM has been successfully tested for its detailed pharmacokinetics ("PK") characteristics and has been shown to be safe and well-tolerated in two clinical PK trials with 36 healthy volunteers. In January 2006, TopoTarget started a randomised, double-blind, placebo-controlled parallel group study to assess the safety and efficacy of SavicolTM minitablets for the treatment of colorectal polyps in patients with FAP. Based on scientific advice from EMEA regarding the study protocol, the clinical endpoints for the trials comprise an evaluation of polyp numbers and polyp growth in the colon, in addition to an estimation of duodenal polyp numbers, as well as histology/pathology of polyp biopsies, including the expression analysis of the above mentioned proposed colorectal marker protein HDAC-2. Recruitment into this trial has been considerably slower than anticipated.

The formulation has been developed in collaboration with Desitin, and the patent rights relating to the formulation are held jointly by the Company and Desitin. The Company has an exclusive right to use the formulation for cancer and inflammatory indications. See section I.20.f "Other arrangements".

AvuganeTM – an HDAC inhibitory drug candidate for the therapy of inflammatory skin disorders including acne vulgaris

AvuganeTM comprises a new, proprietary formulation of the HDAC inhibitor VPA with the potential for use as a topical treatment of inflammatory skin diseases, including acne vulgaris (common acne), psoriasis and atopic dermatitis (children's eczema or asthmatic eczema). Promising data from a double-blind, randomised Phase II study of acne vulgaris patients was reported in April 2006, with AvuganeTM showing comparable efficacy and better tolerability compared to a standard, marketed retinoid therapy To further analyse the efficacy of AvuganeTM, TopoTarget recently completed another randomised and placebo-controlled Phase II trial to test different dose strengths of AvuganeTM for the treatment of mild to moderate acne vulgaris. Although the study supports the previous positive results using Avugane in acne, there are still formulation tasks to solve. The Company currently plans to outlicense this product in line with its strategy.

5.e TopoTarget's drug development

In the development of potential drugs, the Company combines its expertise in clinical oncology and clinical development with a modelling and evaluation method developed over more than 15 years by its scientific founders. This method entails testing each potential cancer drug on a sample of representative cancer cell lines, such as lung cancer cells. This process is termed a "clonogenic assay", and tests the efficacy of potential drugs in preventing cell growth and/or causing cancer cell death. These trials may be performed using the novel compound alone or in combination with current anti-cancer therapies. This technique assists in the identification of drugs that can kill chemotherapy resistant cells and evaluate and optimise drug combinations.

TopoTarget has built up a strong expertise in key areas of basic research:

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•	chromatin and cell cycle targets;
•	DNA damage and control;
•	NAD depleting agents;
•	MegaLigand Technology Platform
•	HER2+ directed immunotoxins; and
•	mTOR

Chromatin and cell cycle targets

DNA is tightly packed with a number of proteins (primarily proteins termed histones) into a compact form known as chromatin. The DNA is wrapped around the histone proteins to form structures known as nucleosomes, which are then further compacted to form chromosomes. In its tightly packed form, DNA is less active and those genes hidden within this structure are not active. However, enzymes can chemically modify histones and alter how tightly they interact with the DNA and thus regulate their activity. One such modification is termed histone acetylation, where an acetyl group is added to the histone proteins. This modification loosens the interaction of the histones with the DNA and allows active gene expression. Another family of enzymes, HDACs, are responsible for reversing this process, thereby turning the associated genes into an "off" position. Thus, generally, histone acetylation allows gene expression to occur and histone deacetylation restricts gene expression. In cancer cells HDAC activity seems to be dominant and the expression of critical genes suppressed. By inhibiting the activity of HDACs, TopoTarget is seeking to induce growth arrest and apoptosis, thereby halting inappropriate cell proliferation. The Company has succeeded in identifying novel HDAC inhibitors that have effective oncological utility. One of those, belinostat, has shown significant ability to inhibit HDACs in chemotherapy resistant cancer cells. Belinostat is currently in Phase II clinical trials. See section I.5.b " Belinostat". In addition, the VPA-based products, AvuganeTM, Baceca® and SavicolTM are known to act as weak inhibitors of Class 1 HDACs.

DNA damage and its control

A hallmark of cancer is loss of genomic control. The control of the cancer cell and DNA damage repair is impaired, making DNA damage particularly harmful for the cancer cell. Commonly used chemotherapeutics, such as anthracyclines and etoposide, cause DNA damage acting through essential cellular enzymes, called topoisomerase I and II. These enzymes facilitate cell division by acting on the DNA and are essential for cell growth and proliferation. Topoisomerase II activity is greatest in dividing cells, so that damage to the DNA by topoisomerase poisons is exerted primarily in malignant cells, because they grow at a higher rate in comparison to normal, non-cancerous cells, which may, however, also be damaged by this treatment.

Dexrazoxane, a catalytic inhibitor of topoisomerase, was chosen by the Company as an active ingredient for product development because it selectively targets class II topoisomerase chemotherapeutics. This mechanism is employed to protect noncancerous cells and tissues from the damaging side effects caused by chemotherapeutics, such as etoposide and anthracyclines. Dexrazoxane, the active ingredient in the Company's product Savene®/Totect®, blocks topoisomerase enzyme activity and thereby prevents or cures the consequences of AC EV, the leakage of topoisomerase chemotherapeutics from the vein into surrounding tissue following accidents in intravenous administration. Dexrazoxane is also the active ingredient in the Company's product candidate, Topotect for brain metastases, which is designed to allow administration of effective doses of the topoisomerase chemotherapeutic etoposide to the brain through the blood brain barrier. Dexrazoxane, which does not pass the blood brain barrier, blocks topoisomerase enzyme activity in the rest of the body, and consequently prevents the side effects of etoposide.

NAD Depleting Agents

Nicotinamide phosphoribosyltransferase ("NMPRT") is a key enzyme involved in the synthesis of cellular NAD. The high metabolic rate of cancer cells is expected to sensitise tumours to agents that reduce NAD levels, particularly because the activity of DNA repair enzymes such as PARP is NAD-dependent. Furthermore, NAD depletion indirectly disrupts the activity of certain HDACs, a core area of expertise within TopoTarget. APO866 was the first potent and selective NMPRT inhibitor reported in the literature. TopoTarget Switzerland S.A. (formerly Apoxis S.A.) acquired the worldwide development and marketing rights to APO866 from Astellas in October 2005. APO866 exhibits a novel mechanism of action and therefore represents a new therapeutic approach to cancer. TopoTarget believes that this product has potential both as a monotherapy and in combination with other chemotherapeutic and/or radiotherapy. APO866 has been shown in both in vitro and in vivo trials to enhance the anti-tumour activity of DNA-damaging anti-cancer drugs, for example etoposide, cisplatin, irinotecan and melphalan, and is active in chemotherapy resistant cells. APO866 has also been shown to enhance the effectiveness of radiation therapy. Recently, a second NMPRT inhibitor, GMX-1777 was reported. TopoTarget had previously discovered that GMX-1777 analogues exhibit anti-cancer effects, and

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confirmed that such analogues are NMPRT inhibitors. TopoTarget has synthesised new, patentable analogues, and therefore has access to several chemically distinct NAD depleting agents.

Megaligand technology platform

The TNF family of proteins contains 19 members that exert their biological activities through interactions with specific receptors on the surface of cells. The MegaLigand technology platform generates biologically active, fully human soluble proteins that mimic the role of natural biologically active proteins in apoptosis, or in other processes such as inflammation. Briefly, the technology couples the receptor-binding domain of human TNF family members to a protein backbone from another human protein to produce a hybrid fusion protein molecule optimised for interaction with the targeted surface receptor. Coupling naturally trimerising extracellular domains from TNF family members to a dimer produces a multimeric MegaLigand product that optimally activates the corresponding cell surface receptor. For example, the natural trimeric form of FasL of APO010 is inactive, and is only rendered active by ligand clustering at the cell surface, a situation mimicked by APO010. TopoTarget believes that this focus on and expertise in therapeutic protein drugs derived from native proteins will confer to its product candidates maximal specificity to their targets. The APO010 product is based on the MegaLigand technology.

The cellular target of APO010 is the FAS (CD95) receptor which is expressed on the cell surface. The FAS receptor is referred to as a death receptor which, upon activation, triggers the process of programmed cell death, also known as apoptosis. In addition to the well characterised expression on cells derived from haematological malignancies such as multiple myeloma (MM), acute myeloid leukaemia (AML), acute lymphoblastic leukaemia (ALL) and Burtkett's lymphoma, FAS expression has been reported on solid tumours including non small cell lung cancer, ovarian, prostate and gastric cancer. This expression pattern suggests the potential utility of APO010 in both haematological malignancies and solid tumours. While the FAS receptor is also expressed on non-malignant cells, which has resulted in questions relating to the safety of any product targeting this protein, pre-clinical data generated by TopoTarget suggest that, unlike antibody based approaches, APO010 has an acceptable therapeutic window.

HER2+ directed immunotoxins

In recent years, antibodies have been proposed as potential 'magic bullets' for the treatment of cancer. A number of monoclonal antibodies ("MAbs") have been identified that bind to cancer cell antigenes, thereby offering a means to specifically target tumour cells, and a number of 'naked' (unconjugated) antibodies have been approved and marketed. Although naked antibodies show utility for treating cancer, greater efficacy can be achieved using the antibody to deliver a toxic payload to the cancer cell. Such products are termed immunotoxins, and tumour-specific antibodies have been used to deliver a variety of toxic compounds, including cytotoxic drugs, radioactive isotopes and peptide toxins (poisonous substances from plants or bacteria). Immunotoxins have also been generated by coupling monoclonal antibodies to bacterial toxins such as diphtherial toxin ("DT"), pseudomonal exotoxin ("PE40"), or to plant toxins such as ricin A or saporin.

HER2 is a cell surface, growth factor receptor that is overexpressed on a number of tumour types including breast, ovarian, gastric, NSCLC, bladder, oesophageal and salivary gland cancers. Herceptin (Trastuzumab), a naked MAb approved for use against advanced breast cancer, works by blocking HER2 receptor mediated growth signals in cancer cells. However, the response rate in HER2 patients is only 30% and patients who initially respond often develop resistance. Although little is known about the mechanisms by which cancer cells become resistant to Herceptin, it does not appear to be via down-regulation of HER2 expression on the cell surface because Herceptin binds to HER2 on the cell surface of Herceptin-resistant cell lines. Herceptin-resistant HER2 cells are therefore expected to remain sensitive to an immunotoxin which combines an anti-HER2 antibody with a toxic payload.

TopoTarget is developing Zemab, an immunotoxin which combines an antibody derived specific recognition domain against HER2 with an additional cell killing domain in the form of pseudomonal exotoxin. Zemab therefore has potential utility in a variety of different HER2 tumour types, including those which have become resistant to Herceptin. TopoTarget holds an exclusive license from Novartis (see section I.20.d "Novartis") in respect of Zemab, a recombinant antibody-toxin targeting the ErbB2/HER2 receptor, which plays a central role in the development of breast cancer, and is also believed to be involved in certain other cancers, such as head and neck cancer.

mTOR

mTOR is a protein kinase that, through the phosphorylation of specific substrates, regulates the expression of proteins involved in cell growth and proliferation. As such, mTOR plays an integral role in the response to numerous hormones and growth factors. mTOR activity is up-regulated in many human cancers due to amplification and/or overexpression of growth factors or growth factor receptors linked to mTOR signalling, mutations of mTOR associated growth factor receptors or PI3 kinase pathway components, or mutations in tumour suppressor genes linked to mTOR signaling such as PTEN, TSC1/2 or LKB1. A number of mTOR inhibitors have been described including the natural product rapamycin and derivatives thereof (rapalogs). Rapamycin has been extensively used to demonstrate the effect of mTOR inhibition on key cellular processes such as cell growth and proliferation, apoptosis, and autophagy. Rapamycin and the rapalogs have also helped generate an extensive pre-clinical validation of mTOR as a very promising anti-cancer target. The rapalog temsirolimus is approved for the treatment of renal cell carcinoma and another rapalog, everolimis, is presently in clinical trials for cancer.

In May 2006, TopoTarget acquired the full rights to an mTOR discovery programme from BioImage. The lead compound is currently undergoing pre-clinical development, and a number of other compounds from the compound series are being evaluated as possible next generation mTOR pathway inhibitors. In addition, TopoTarget has initiated mechanism of action trials to pinpoint the exact target of the lead compound within the mTOR pathway.

5.f Regulatory approval

Government authorities extensively regulate the research, development, testing, manufacture, distribution and marketing of pharmaceutical products

Before a pharmaceutical candidate is approved, it will usually have been subjected to comprehensive pre-clinical and clinical testing. Pre-clinical tests generally include an assessment of the compound's effect at molecular and cellular levels (in vitro tests), as well as efficacy and safety animal trials (in vivo tests). Clinical trials generally involve the administration of the pharmaceutical candidate to human subjects to evaluate product safety, tolerability and efficacy in patients and are generally conducted in three sequential phases (which may overlap or be combined):

The clinical development of a potential drug is generally divided into three phases:

•

Phase I clinical trials establish safety on dosage tolerance in a drug candidate, and are usually performed in healthy volunteers, however, for the development of anti-cancer drugs, Phase I trials are most frequently performed in patients with cancer. In addition, dosing tolerance and optimal effective dosage including pharmacokinetic evaluation are determined. In some cases, the Phase I study is designed to also measure individual, preliminary efficacy parameters. Such trials are referred to as Phase I/II trials.

•

Phase II clinical trials establish if a drug candidate has the desired initial efficacy in patients suffering from a specific disease or condition and are undertaken to identify possible adverse effects and safety risk.

•

Phase III clinical trials establish the long-term clinical efficacy and safety of the drug candidate in its final dose and formulation. These trials may involve thousands of patients who are treated during one to two years. Upon completion of the Phase III, trials the drug candidate is filed with appropriate authorities for review and approval for market launch.

Registration in the U.S.

In the U.S., the FDA is the regulatory authority for marketing authorisations. Obtaining FDA approval is a costly and time- consuming process. Approval is influenced by a variety of factors, including the seriousness of the targeted indication or disease, the availability of alternative treatment and the risks and benefits of the drug candidate demonstrated in clinical trials. Generally, in order to obtain FDA pre-marketing approval, pre-clinical trials must be conducted in a laboratory and in animal model systems to gain preliminary data on the drug candidate's safety and efficacy. A company must submit the results of its pre-clinical trials as part of an application for an investigational new drug ("IND"), which the FDA must review and approve before clinical trials can begin. The FDA receives reports on the progress of each phase of clinical trials, and it may require the modification, suspension or termination of clinical trials, if an unwarranted risk is presented to test subjects. Before the final, pivotal, registration Phase III trial(s) is initiated a Special Protocol Assessment ("SPA") may have been obtained at the FDA. Following the FDA advice the protocol(s) is adjusted to comply with scientific and regulatory requirements identified. A positive SPA (as TopoTarget has obtained for its pivotal belinostat trial) has no implication for the evaluation of a possible benefit obtained in the study, which still can only be reviewed at the end of the trial. After completion of clinical trials of a drug candidate, the company may obtain FDA marketing approval. A new drug application must include results or product development activities, pre-clinical trials and detailed manufacturing information. The FDA subjects new drug applications to an unpredictable and potentially prolonged approval process. The FDA may decide that the application does not satisfy its criteria for approval or may require additional pre-clinical or clinical tests. Even if a company obtains FDA approvals, the FDA subjects a marketed product to continual review. Subsequent discovery of previously unknown problems or a failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of the company's drug or mandated withdrawal of the drug from the market as well as possible civil or criminal sanctions. Before marketing approval is granted, manufacturing facilities will be inspected for compliance with current GMP requirements by FDA inspectors and will be inspected periodically for continuing compliance.

Registration in the EU and EEA

Under the European Union regulation system, a company may submit marketing authorisation applications ("MAA") for a new drug under either a Centralised Procedure, a Decentralised Procedure or a Mutual Recognition Procedure.

Through the Centralised Procedure (necessary for all anti-cancer drugs), a company submits a single marketing authorisation application to the EMEA and a single evaluation is carried out through the EMEA's Committee for Medicinal Products for Human Use ("CHMP"). As in the USA the pivotal Phase III trial may be preceded by an official "Scientific Advice" procedure in the CHMP where the scientific basis and the regulatory requirements are reviewed. If CHMP following the MAA concludes that quality, safety and efficacy of the medicinal product is sufficiently proven, it adopts a positive opinion. This is sent to the European Commission, which, if in agreement, issues a single market authorisation.

In the Decentralised Procedure and Mutual Recognition Procedure, an application covers simultaneous approval in additional EU and EEA countries.

Marketing approval in the U.S., and EU marketing approval requires periodic reports including safety assessments which will build the base for maintenance of the approval.

Registration of pharmaceuticals in countries outside the EU and the United States

Pharmaceuticals that obtain approval in the U.S. can generally also be approved in other jurisdictions. However, there may be additional requirements on trials to be conducted and on the data to be presented in order to receive marketing approval.

Regulatory strategy

The Company is developing global regulatory strategies for all new projects entering development in order to comply with applicable regulatory standards in countries in which the Company intends to market its products.

The Company's regulatory strategy integrates internationally recognised requirements for quality, safety and efficacy, together with technical criteria developed under the International Conference on Harmonisation, in order to successfully obtain marketing and regulatory approvals. The goal of the Company's strategy is to enable it to file registration applications in its key market regions within a short time frame, particularly in the United States, the European Union, Canada, Australia, New Zealand, South Africa, Switzerland and Norway. These strategies also include post-licensing activities relating to registration and compliance auditing as well as safety and pharmacovigilance. Registration in Japan will be pursued with local collaboration partners.

The Company is developing information and documentation management systems that will support electronic archiving of regulatory documents and data, as well as electronic submission of registration files and safety reports.

5.g Competition

The biotechnology and pharmaceutical industries are highly competitive and subject to significant and rapid technological change. Generally, the Company has two types of competition – product-based competition and technology-based competition. TopoTarget is aware of several pharmaceutical and biotechnology companies that have commenced clinical trials or have successfully commercialised products addressing areas which are being targeted by TopoTarget. Many of these companies and institutions, either alone or together with their partners, have substantially greater experience than TopoTarget does in developing products, undertaking pre-clinical testing and human clinical trials, obtaining FDA and other regulatory approvals of products and manufacturing and marketing products. Accordingly, TopoTarget's competitors may succeed in obtaining patent protection, receiving FDA or EMEA approval or commercialising products more rapidly than the Company.

The Company's business relies on its licenses and patents and collaborations. Patents and licenses are described in section I.10.b "Patents and other intellectual property rights" and material agreements are described in section I.20 "Material contracts".

6. ORGANISATIONAL STRUCTURE

TopoTarget A/S is the parent company of the TopoTarget group with principal address and registered office at Symbion Science Park, Fruebjergvej 3, 2100 Copenhagen Ø, Denmark. The subsidiaries, TopoTarget USA, Inc, TopoTarget Switzerland S.A., TopoTarget Germany AG, TopoTarget UK Limited, and TopoTarget Netherlands B.V. (all of which are wholly owned), have principal addresses and registered offices as described in section I.4.a "Name, registered office, etc.". In addition, TopoTarget owns 100% of Prolifix UK Limited and Apoxis UK Limited, which are both dormant companies.

Table 6: Subsidiaries, associates and shareholdings of TopoTarget

Company	Domicile	Ownership interest and voting rights
TopoTarget USA, Inc.	Rockaway, New Jersey, USA	100%
TopoTarget Switzerland S.A.	Lausanne, Switzerland,	100%
TopoTarget Germany AG	Frankfurt am Main, Germany	100%
TopoTarget UK Limited	Oxfordshire, United Kingdom	100%
TopoTarget Netherlands B.V.	Amsterdam, The Netherlands	100%
Prolifix UK Limited	Oxfordshire, United Kingdom	100%
Apoxis UK Limited	Oxfordshire, United Kingdom	100%

The Company operates from sites in Denmark (Copenhagen) and in the U.S. (Rockaway, New Jersey), Switzerland (Lausanne), Germany (Frankfurt) and the UK (Oxford). The Company's Research and Development, Marketing and Sales and Corporate functions are located in Copenhagen. New Jersey focuses on Marketing and Sales and Lausanne focuses on Research and Development. Some specialist functions and some supportive administrative functions are located in Oxford and Frankfurt. See section 1 6.a "Overview of employees" for an overview of the distribution of employees in the various companies of the Group.

The Company's research and development efforts are performed partly by its in-house drug discovery, partly in collaboration with partners such as research companies, clinical research organisations ("CROs") and academic institutions.

7. PROPERTY, PLANT, EQUIPMENT, ETC.

The Company's offices and centres of operations are in Copenhagen, Denmark; Frankfurt, Germany; Oxford, United Kingdom; Lausanne, Switzerland and in Rockaway, New Jersey, in the U.S. The Company leases its office space and its laboratory facilities. None of these facilities are critical to the Company's operations. The Company believes that the leases are concluded on an arm's length basis.

7.a Insurance

The Company holds group insurance policies in respect of property damage and business interruption, with sums insured up to the full value of its equipment and other assets and goods in transit. The indemnity period for business interruption varies depending on the activity, but is generally for periods of up to 12 months. The Company also holds group insurance policies in respect of general liability, product liability, directors and officer's liability and business travel. The Company believes that the type and relative amounts of insurance which it holds are in accordance with what is customary in the industry in which it operates.

7.b Environmental issues

TopoTarget is a biotechnology company without production facilities, and hence the Company's consumption of energy and other natural resources and its discharges of substances into the air and water are relatively limited. TopoTarget routinely works with chemical and biological substances which place stringent demands for comprehensive environmental and safety efforts to minimise adverse effects on the environment and human health. The Company complies with applicable legal requirements, directives, and international agreements. There are no pending environment-related issues of significance to TopoTarget's operations.

7.c Litigation

For the past 12 months, the Company has not been a party to any governmental, legal or arbitration proceedings that have had a significant effect on the financial position or results of operations of the Company or its subsidiaries, nor is the Company aware of any such threatened proceedings that might have such an effect.

8. REVIEW OF OPERATIONS AND FINANCIAL STATEMENTS

8.a Selected financial highlights and key figures

The selected consolidated financial data presented below have been derived from TopoTarget's audited consolidated financial statements for the years ended 31 December 2008, 2007 and 2006 included elsewhere in this Offering Circular and should be read in conjunction therewith. The audited consolidated financial statements for the years ended 31 December 2008, 2007 and 2006 have been prepared in accordance with the International Financial Reporting Standards as adopted by the EU and additional Danish disclosure requirements for financial statements of listed companies. The auditors' report for the financial year ended 31 December 2008 includes emphasis of matter. The auditors' report is set out on page F-4 of this Offering Circular.

The selected consolidated data for the period 1 January to 31 March 2009 with comparative figures for the same period in 2008 have been derived from the unaudited consolidated interim financial statement for the period 1 January to 31 March 2009 included elsewhere in this Offering Circular and should be read in conjunction herewith. The unaudited consolidated interim financial statements have been prepared in accordance with IAS 34 and additional Danish disclosure requirements for interim financial statements of listed companies. The consolidated financial statements for the period 1 January to 31 March 2009 for use in this Offering Circular have been reviewed. The comparative figures for the same period of 2008 have not been reviewed. The review report on the interim financial statements for the period 1 January to 31 March 2009 includes emphasis of matter. The review report is set out on page F-46 of this Offering Circular.

The ratios have been calculated in accordance with IAS 33 and "Recommendations & Financial Ratios 2005" issued by the Danish Society of Financial Analysts, as described on page F-19.

Table 7: Financial highlights for the last three financial years ended 31 December and for the three months ended 31 March 2009 and 2008

Financial highlights (in million)	2008		2007		2006		First three months 2009		First three months 2008	
	Group DKK	Group EUR (Unaudited)	Group DKK	Group EUR (Unaudited)	Group DKK	Group EUR (Unaudited)	Group DKK (Unaudited)	Group EUR (Unaudited)	Group DKK (Unaudited)	Group EUR (Unaudited)
Consolidated income statement data:										
Revenue	43,890	5,890	44,890	6,025	45,730	6,137	12,343	1,657	9,917	1,331
Production costs	(10,082)	(1,353)	(25,838)	(3,468)	(22,683)	(3,044)	(2,230)	(299)	(4,332)	(581)
Research and development costs	(146,906)	(19,716)	(129,111)	(17,328)	(111,843)	(15,010)	(24,489)	(3,287)	(29,546)	(3,965)
Write down of research and development projects	(93,500)	(12,549)		0		0	0	0	0	0
Sales and distribution costs	(44,796)	(6,012)	(57,722)	(7,747)	(29,668)	(3,982)	(9,275)	(1,245)	(13,085)	(1,756)
Administrative expenses	(42,977)	(5,768)	(52,020)	(6,982)	(49,439)	(6,635)	(6,108)	(820)	(13,333)	(1,789)
Operating profit/(loss)	(294,370)	(39,507)	(219,801)	(29,500)	(167,903)	(22,534)	(29,759)	(3,994)	(50,380)	(6,762)
Net financials	(11,737)	(1,575)	5,754	772	5,438	730	(3,104)	(417)	(6,297)	(845)
Profit/(loss) before tax	(306,107)	(41,083)	(214,047)	(28,727)	(162,465)	(21,804)	(32,863)	(4,411)	(56,676)	(7,606)
Tax on profit/(loss) for the year	4,899	657	2,447	328	7,462	1,001	2,277	306	1,849	248
Net profit/(loss) for the year	(301,208)	(40,425)	(211,600)	(28,399)	(155,003)	(20,803)	(30,586)	(4,105)	(54,828)	(7,358)
Basic and diluted EPS (2), (3) (DKK/EUR)	(4.68)	(0.63)	(3.92)	(0.53)	(3.76)	(0.50)	(0.46)	(0.06)	(0.89)	(0.12)
Consolidated balance sheet data:										
Non-current assets	481,398	64,609	390,711	52,437	179,999	24,158	465,194	62,434	389,811	52,317
Securities	35,295	4,737	116,505	15,636	133,257	17,884	0	0	120,208	16,133
Cash, cash equivalents	72,703	9,757	287,112	38,533	138,353	18,568	80,823	10,847	227,816	30,575
Total assets	619,032	83,080	834,175	111,955	476,184	63,909	564,052	75,702	776,964	104,276
Equity	429,376	57,627	665,068	89,259	430,650	57,798	400,358	53,732	612,837	82,249
Total equity and liabilities	619,032	83,080	834,175	111,955	476,184	63,909	564,052	75,702	776,964	104,276
Consolidated cash flow statement data:										
Cash flows from operating activities	(169,544)	(22,755)	(208,932)	(28,041)	(144,558)	(19,401)	(27,542)	(3,696)	(54,525)	(7,318)
Cash flows from investing activities	(44,366)	(5,954)	25,665	3,445	116,168	15,591	35,785	4,803	(4,651)	(624)
Cash flows from financing activities	(499)	(67)	332,026	44,561	135,517	18,188	(124)	(17)	(121)	(16)
Cash and cash equivalents,	72,703	9,757	287,112	38,533	138,353	18,568	80,823	10,847	227,815	30,575
Consolidated ratios:										
Number of Shares, year end (4)	66,304,510	66,304,510	61,304,510	61,304,510	45,684,880	45,684,880	66,304,510	66,304,510	61,304,510	61,304,510
Average number of Shares for the period	64,323,636	64,323,636	53,955,186	53,955,186	41,260,562	41,260,562	66,304,510	66,304,510	61,304,510	61,304,510
Net asset value per Share (DKK/EUR)	6.48	0.87	10.85	1.46	9.43	1.27	6.04	0.81	10.00	1.34
Assets/equity	1.4	1.4	1.2	1.2	1.1	1.1	1.4	1.4	1.3	1.3
Average number of full-time employees	109	109	141	141	98	98	60	60	135	135

Notes:

(1) On 12 July 2006, TopoTarget established TopoTarget USA Inc. On 27 June 2007, TopoTarget acquired the entire share capital of TopoTarget Switzerland S.A. On 27 December 2007, TopoTarget Nederlands B.V. was established. These companies are included in the Company's consolidated financial statements from the dates set out.

(2) Basic and diluted earnings per share are stated in accordance with IAS 33.

(3) Basic and diluted earnings per share have been calculated on the basis of the weighted average number of shares registered and outstanding during the relevant period.

(4) On 27 November 2006, the Board of Directors utilised the authorisation given by the annual general meeting to increase the Company's share capital by 4,153,170 shares for cash in a private placement transaction. The shares were paid up on 1 December 2006. On 27 July 2007 the Company's share capital was increased first through a public offering of 12,000,000 new shares and immediately thereafter by an additional 3,598,030 shares issued to the vendors of TopoTarget Switzerland S.A. (formerly Apoxis S.A.) On 14 May 2008 5,000,000 new shares were issued to CuraGen Corporation. Furthermore the Board of Directors has approved capital increases in the period 1 January 2004 to 31 March 2009 totalling 1,627,319 shares in connection with exercise of warrants.

8.b Review of operations and financial statements

The following discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes and unaudited interim financial statements appearing elsewhere in this Offering Circular. The audited consolidated financial statements for the years ended 31 December 2008, 2007 and 2006 are included on pages F-6 – F-43. The auditors' report for the financial year ended 31 December 2008 includes emphasis of matter. The auditors' report is set out on page F-4 of this Offering Circular. The unaudited interim consolidated financial statements for the period 1 January to 31 March 2009 including comparative figures for the same period in 2008 are included on pages F-47 – F-57. The consolidated financial statements for the period 1 January to 31 March 2009 for use in this Offering Circular have been reviewed. The comparative figures for the same period of 2008 have not been reviewed. The review report on the interim financial statements for the period 1 January to 31 March 2009 includes emphasis of matter. The review report is set out on page F-46 of this Offering Circular.

Factors affecting TopoTarget's results of operation

Since inception the Company has incurred significant losses and, as of 31 December 2008, the Company had an accumulated deficit of DKK 876 million (EUR 117.6 million). As the Company continues to develop its business, additional losses will be incurred. The Company in 2009 incurs expenses primarily in respect of ongoing and additional clinical trials on belinostat, secondarily in respect of APO866and APO010 and pre-clinical research, including in respect of its mTOR projects.

In June 2004, TopoTarget entered into a license and collaboration agreement with CuraGen. Furthermore, the Company acquired the extravasation patent from AntiAnthra in 2004.

In February 2005, the Company acquired TopoTarget Germany AG (formerly G2M Cancer Drugs AG), a German anti-cancer therapeutics company. The company, now TopoTarget Germany AG, has been included in the Company's consolidated financial statements from 25 February 2005.

In May 2006, TopoTarget acquired the full rights to an mTOR discovery programme from BioImage. The lead compound is currently undergoing pre-clinical development, and a number of other compounds from the compound series are being evaluated as possible next generation mTOR pathway inhibitors.

With effect from 12 July 2006, TopoTarget USA Inc., a sales subsidiary, was established to sell Totect® in the U.S.

In June 2007, the Company acquired Apoxis S.A., a Swiss anti-cancer therapeutics company. The company, now TopoTarget Switzerland S.A., has been included in the Company's consolidated financial statements from 27 June 2007.

The Company believes that belinostat has blockbuster potential. Accordingly, in April 2008 TopoTarget successfully bought back full control of belinostat from CuraGen consolidating all global rights for belinostat (the "belinostat Acquisition"). The Company believes that a larger pharmaceutical company partner agreement is necessary on belinostat to ensure that TopoTarget reaches belinostat's full value potential. The full control of belinostat was required to form the basis for entering into constructive dialogues with larger pharmaceutical companies regarding a partnering agreement on belinostat.

Due to the Company's focus on belinostat and the general financial turbulence, it was resolved in 2008 to undertake a significant restructuring and focusing of the Company's operations to ensure its existing financial resources lasted until January 2011. This resulted in a reduction of our work force and the development of belinostat being the primary focus of the Company. Pre-clinical activities were cut to what is required to support the belinostat clinical development and form the basis of re-growth once belinostat has been outlicensed.

Management expects that during the course of 2009 one or more funding events will occur that will enable continued development of belinostat until January 2011 and that during this time a licensing or similar type agreement in respect of belinostat will be entered into that will enable continued development of belinostat and other programmes in 2011 and beyond. Consequently TopoTarget has prepared its financial statements on a going concern basis. Management acknowledges that there are some risks associated with this strategy which are set out under "Critical accounting policies – Going concern".

Furthermore, the strategy may affect the value of research and development projects acquired from third parties as set out in the section "Critical accounting policies – Impairment of research and development projects".

Critical accounting policies

The following discussion and analysis of TopoTarget's results and financial information is based on TopoTarget's consolidated financial statements for the years ended 31 December 2008, 2007 and 2006 and the interim consolidated financial statements for the three months ended 31 March 2009. The preparation of these consolidated financial statements requires TopoTarget to make estimates and judgments that affect the reporting of assets, liabilities, income and expenses and the related disclosure which cannot be immediately inferred from other sources. Management's accounting estimates are based on historical experience and other factors, including expectations of future events. The actual outcome may differ from these accounting estimates. TopoTarget reviews the accounting estimates in an ongoing process and bases such estimates on factors which TopoTarget deems reasonable at the time when the estimate was made. TopoTarget believes that the going concern principle and accounting policies relating to revenue recognition, development costs, impairment tests of acquired research and development projects and the outstanding portion of the consideration paid for TopoTarget Switzerland S.A. (formerly Apoxis S.A.) and the milestone payment concerning the acquisition of rights to belinostat in April 2008 involve significant accounting estimates and judgements of the Management Board and the Board of Directors that could materially affect the reported financial conditions and results of operations.

Estimates, assumptions and judgements made in the application of the Company's accounting policies, including those described below, may not be accurate and are subject to change. A full description of the Company's accounting policies is stated on pages F-12 through F-21 of the consolidated financial statements for the years 2008, 2007 and 2006.

Going concern

TopoTarget's financial statements are prepared on a going concern basis. Management is running the Company to a budget with the objective of ensuring that current financial resources take it into the beginning of 2010. At 31 March 2009, TopoTarget had cash resources and securities totalling DKK 80.8 million (EUR 10.8 million). At the Offering Circular Date and if the Company does not receive any proceeds from the Offering, TopoTarget will not have sufficient funds to run the Company for a 12-month period and will thus not be a going concern. This may require the Company to make adjustments to its planned operations.

Management expects that during the course of 2009 it will achieve one or more funding events by way of completion of the Offering pursuant to this Offering Circular, divestment of one or more of the Company's assets, or out-licensing agreements.

Management expects that the Company will in this way be able to source sufficient funding of its operations (see section I.9 "Capital resources") for a period of at least 12 months from the Offering Circular Date, during which period the Management is expects that additional funding can be raised to facilitate the continued development of belinostat until January 2011. For this reason, the interim financial statements for the period 1 January to 31 March 2009 have been prepared on a going concern basis.

Management acknowledges that there are some risks associated with this strategy which include the following:

•

The budget assumes a net profit for the year from sales of its marketed product Savene®/Totect®. While management is confident of achieving such profit there is a risk that the necessary sales to produce a profit will not be met, reducing the Company's runway;

•

If additional financing is not available the Company could be required to seek funds through sale or out-licensing arrangements that may involve relinquishing rights to the Company's technologies, candidate drugs or products the Company would prefer to keep or develop on its own;

•

If timely and adequate financing cannot be obtained, the Company may be required to significantly curtail its clinical development activities, which could lead to a loss in value of its research and development projects including those that have been previously acquired from third parties and are recognised in the Company's balance sheet.

Risks associated with the strategy pursued are further explained in sections such as "Risk factors – Risks related to TopoTarget's financial results and financial resources, including going concern considerations – A failure to obtain necessary funding on attractive terms could adversely affect the Company as a going concern, the Company's development programmes, clinical trials and other operations".

Revenue recognition

Revenues are recognised when it is probable that the Company will incur future economic benefits and such economic benefits can be measured reliably. Revenue recognition also requires that all significant risks and rewards of ownership of the rights or services included in the transaction have been transferred to the buyer. Income from agreements with multiple components and where the individual components cannot be separated is recognised over the period of the agreement. In addition, recognition requires that all material risks and benefits related to the ownership of the goods and services included in the transaction are transferred to the purchaser. If all risks and benefits have not been transferred, the revenue is recognised as deferred income until all components in the transaction have been completed.

In June 2004, the Group entered into a license and collaboration agreement with CuraGen Corporation. The license fee under the agreement involves multiple components that cannot be separated. As a result, only the part of the license fee that corresponds to the period of time the research agreement has been in effect has been recognised in the income statement, while the remaining part is recognised under deferred income. The last part of the license payment has been taken to income in the financial year 2007.

Development costs

Capitalisation of development costs requires that the development of the technology or the product in the Company's opinion is completed, that other necessary public registrations and marketing approvals have been received, that costs can be measured reliably, that the technology or the product can be commercialised and that the future income from the product can cover not only the production, selling and administrative expenses but also development costs. Since none of the Company's product candidates have reached the status required for capitalisation, no capitalisation of development costs have been made as of 31 March 2009 or as of any other date.

Impairment test of acquired research and development projects

In the period until a marketing approval has been obtained, acquired research and development projects are tested for impairment annually. After marketing approval has been obtained, an impairment test is performed only where events or other circumstances indicate that the carrying amount may not be recoverable.

Acquired research and development projects recognised in the balance as at 31 March 2009 amounts to DKK 453.0 million (EUR 60.8 million) primarily related to belinostat, APO010 and APO866.

On the basis of TopoTarget's current financial reserves it is assumed that, as described above in the section on "Going concern", during the course of 2009 one or more funding events will occur that will enable continued development of belinostat until January 2011 and that during this time a licensing or similar type agreement in respect of belinostat will be entered into that will enable continued development of belinostat and other programmes in 2011 and beyond. If timely and adequate financing cannot be obtained, TopoTarget may be required to significantly curtail its clinical development activities, which could lead to a loss in value of research and development recognised in the balance sheet as at 31 March 2009.

Outstanding portion of the consideration paid for TopoTarget Switzerland S.A. (formerly Apoxis S.A.) and belinostat rights

In June 2007, TopoTarget acquired the company Apoxis S.A. (now TopoTarget Switzerland S.A.). Part of the consideration consisted of a milestone payment (The APO866 Milestone), the payment of which is contingent upon the occurrence of certain events. Based on management's assessment of the circumstances which the milestone payments are contingent upon, the considerations at acquisition was calculated on the basis of an estimate that the value in use of APO866 milestone could be calculated at DKK 61.7 million.

In April 2008, TopoTarget reacquired total control over belinostat from its former business partner CuraGen. The consideration included a commercial milestone payment totalling USD 6 million (approximately DKK 28.3 million), which was defined as 10% of the first USD 60 million of TopoTarget's income from sales or partnership revenue concerning belinostat.

Based on project development, these calculations have subsequently been revised compared with the original calculation, causing a reduction of the obligations and a corresponding adjustment of acquired ongoing research and development projects. The estimated obligations may be adjusted further, depending on whether and when the payment criteria are met.

Results of operations

Three month period ended 31 March 2009 compared with three month period ended 31 March 2008

The Company generated revenue of DKK 12.3 million (EUR 1.7 million) during the period compared with DKK 9.9 million (EUR 1.3 million) in the same period last year. Included in revenues in 2009 are sales of Savene® in Europe and sales of Totect® in the U.S. along with a small amount of other income. In 2008 revenues included both sales of Savene® and Totect® as well as income from the CuraGen collaboration.

The sales of Savene® in Europe and Totect® in the U.S. increased significantly in Q1 2009 to DKK 11.6 million (EUR 1.6 million) compared to Q1 2008, which were DKK 7.0 million (EUR 0.9 million). The other income in Q1 2009, DKK 0.8 million (EUR 0.1 million), arises from a sublease in the Swiss subsidiary. In Q1 2008 there was DKK 2.9 million (EUR 0.4 million) revenue derived from reimbursement of research and development costs to CuraGen. However, as the CuraGen collaboration ended with TopoTarget purchasing back global rights in April 2008, there was no comparable revenue from this source in Q1 2009.

In the first three months of 2009, production costs amounted to DKK 2.2 million (EUR 0.3 million) as compared with DKK 4.3 million (EUR 0.6 million) in the same period of 2008, the latter included expenditure to be reimbursed by CuraGen. The reduction is primarily due to the aforementioned cessation of the CuraGen collaboration.

In the period 1 January to 31 March 2009, research and development costs amounted to DKK 24.5 million (EUR 3.3 million) as compared with DKK 29.6 million (EUR 4.0 million) in the same period of 2008. This reduction was primarily due to the Company's restructuring in 2008 making belinostat the Company's primary focus along with finalising one study with APO866 and leading to reductions in both internal staff costs and external CRO costs.

First-quarter sales and distribution costs amounted to DKK 9.3 million (EUR 1.3 million) in 2009, down from DKK 13.1 million (EUR 1.8 million) in the same period of 2008. The reduction is due to the finalisation of the initial launch-phase of Totect® in the U.S. and the restructuring and reprioritising of territories in the U.S. and Europe.

In the period 1 January to 31 March 2009, administrative expenses amounted to DKK 6.1 million (EUR 0.8 million) as compared with DKK 13.3 million (EUR 1.8 million) in the same period of 2008. The reduction can be attributed primarily to the restructuring of internal resources in line with the Company's focus on belinostat.

Net financial expenses amounted to DKK 3.1 million (EUR 0.4 million) in the first three months of 2009, as compared with net financial expenses of DKK 6.3 million (EUR 0.8 million) in the same period of 2008. The difference is primarily due to lower currency translation differences on consolidation of group enterprises in 2009 compared to 2008.

In the period 1 January to 31 March 2009, the Company recorded a loss before tax of DKK 32.9 million (EUR 4.4 million) as compared with a loss before tax of DKK 56.7 million (EUR 7.6 million) in the same period of 2008.

In the first three months of 2009 there was a tax income of DKK 2.3 million (EUR 0.3 million) compared with a tax income of DKK 1.9 million (EUR 0.3 million) in the same period of 2008, both resulting from a reduction in the deferred tax liability concerning TopoTarget Switzerland S.A.

In the period 1 January to 31 March 2009, the Company recorded a loss after tax of DKK 30.6 million (EUR 4.1 million) as compared with a loss after tax of DKK 54.8 million (EUR 7.4 million) in the same period of 2008.

Years ended 31 December, 2008, 2007 and 2006

Revenues were DKK 43.9 million (EUR 5.9 million) in 2008, DKK 44.9 million (EUR 6.0 million) in 2007 and DKK 45.7 million (EUR 6.1 million) in 2006. Revenue is impacted by several factors:

TopoTarget's first marketed product, Savene®, was launched in October 2006. In October 2007, Savene® was launched in the U.S. under the Totect® brand. Sales grew considerably during 2008 to a revenue of DKK 39.1 million (EUR 5.3 million) in 2008, compared to revenue of DKK 21.6 million (EUR 2.9 million) in 2007 and against DKK 2.0 million (EUR 0.3 million) in 2006.

Revenue from research and development collaborations with third parties ceased in April 2008 on reacquiring total control over the Company's lead project belinostat from the former business partner. As a result, invoicing under the collaboration agreement fell to DKK 4.2 million (EUR 0.6 million) in 2008 against DKK 18.4 million (EUR 2.5 million) in 2007 and against DKK 33.5 million (EUR 4.5 million) in 2006. Milestone payments under this agreement were DKK 0.5 million (EUR 0.1 million) in 2008 compared with DKK 4.9 million (EUR 0.7 million) in 2007 and DKK 10.2 million (EUR 1.4 million) in 2006.

Production costs were DKK 10.1 million (EUR 1.4 million) in 2008, DKK 25.8 million (EUR 3.5 million) in 2007 and DKK 22.7 million (EUR 3.0 million) in 2006. The reduction from 2007 to 2008 is primarily due to the aforementioned cessation of reimbursement under the collaboration agreement on belinostat in April 2008. The increase from 2006 to 2007 was primarily due to higher costs of goods due to higher sales and license payment to the manufacturer of Savene®.

Research and development costs totalled DKK 146.9 million (EUR 19.7 million) in 2008, DKK 129.1 million (EUR 17.3 million) in 2007 and DKK 111.8 million (EUR 15.0 million) in 2006. The increase from 2007 to 2008 was driven by a number of factors including the fact that the ex-Apoxis (TopoTarget Switzerland S.A.) programmes are recognised for 12 months in 2008 compared to only 6 months in 2007. A corresponding increase in research and development staff pushed up staff costs by DKK 5.8 million (EUR 0.8 million). The increase in 2007 compared to 2006 was driven by the Company's continued efforts in its pre-clinical and clinical programmes, encompassing belinostat, Topotect, Baceca®, AvuganeTM, SavicolTM and TOP216, and with effect from H2 2007 also the programmes (APO010 and APO866) acquired through TopoTarget Switzerland S.A. (formerly Apoxis S.A.). DKK 12.5 million (EUR 1.7 million) of the increase in research and development costs was due to an increase in staff costs. TopoTarget Switzerland represented research and development costs totalling DKK 24.1 million (EUR 3.2 million) in 2007.

Impairment of research and development projects acquired from third parties amounts to DKK 93.5 million (EUR 12.6 million) in 2008 compared to DKK 0 million (EUR 0 million) in 2007 and to DKK 0 million (EUR 0 million) in 2006. The impairment concerns primarily the topical VPA and E2F projects and some other minor projects.

The topical VPA (Avugane and Baceca) project was part of the assets acquired in the G2M (now TopoTarget Germany) acquisition in 2004. Both projects require further work in the formulation area before further progressing. They are currently available for out-licensing.

As a consequence of the reformulation work required, the stage of development assumed in its valuations is amended from a Phase II clinical compound to an earlier stage compound where the topical VPA is to be reformulated, increasing the percentage of active ingredient, with the goal of focusing on more severe cases of acne and also a broader use in dermatology (e.g. psoriasis) resulting in a writedown of its carrying amount in 2008 to an estimated value as an out-licensing candidate.

The E2F project was part of the assets acquired in the Prolifix (now TopoTarget UK) purchase in 2002. As a consequence of the recent restructuring and refocusing of the Company where later stage development has taken precedence to early stage research, no development work is currently budgeted to be undertaken on this project and as a consequence its carrying amount was written down to DKK 0 million in 2008.

Sales and distribution costs totalled DKK 44.8 million (EUR 6.0 million) in 2008, DKK 57.7 million (EUR 7.7 million) in 2007 and DKK 29.7 million (EUR 4.0 million) in 2006.

TopoTarget has continued to increase sales in both the U.S. and European markets, but now that the initial launch-phase has been completed we have also been able to reduce some overhead and marketing costs without detrimentally affecting sales. For example in the U.S., the Company restructured sales territories which lead to a decrease in sales representatives numbers from 10 to 6.

The increase in sales and distribution costs in 2007 compared to 2006 was due partly to the launch of Totect® in the U.S. market in October 2007, partly to the launch of Savene® in TopoTarget's new markets in Europe and continued marketing of Savene® in the Company's existing European markets.

Administrative expenses totalled DKK 43.0 million (EUR 5.8 million) in 2008, DKK 52.0 million (EUR 7.0 million) in 2007 and DKK 49.4 million (EUR 6.6 million) in 2006. Administrative expenses accounted for 18% of total costs in 2008 compared with 20% in 2007 as compared with 23% in 2006.

The reduction of DKK 9.0 million (EUR 1.2 million) in 2008, compared with 2007 can be attributed primarily to the restructuring of internal resources in line with the Company's focus on its lead projects. TopoTarget has continued its business development initiatives and communication with the equity market with a view to providing the market with optimum knowledge about the Company, including pipeline development.

In 2007, the Company maintained the same level of administrative expenses, except for the incremental costs associated with TopoTarget Switzerland S.A. in 2007 as compared to 2006.

Total operating loss was DKK 294.4 million (EUR 39.5 million) in 2008, DKK 219.8 million (EUR 29.5 million) in 2007 and DKK 167.9 million (EUR 22.5 million) in 2006. Compared with previous years, the operating loss for 2008 included the afore-mentioned impairment of acquired research and development costs in the amount of DKK 93.5 million (EUR 12.6 million). Net financial income and expenses represented a net expense of DKK 11.7 million (EUR 1.6 million) in 2008 against net income of DKK 5.8 million (EUR 0.8 million) in 2007 and a net income of DKK 5.4 million (EUR 0.7 million) in 2006.

The change from 2007 to 2008 was due primarily to reduction in interest income from the securities portfolio converted into more liquid assets for a more secure investment, amortisation of debt concerning expected milestone payment in relation to the acquisition of TopoTarget Switzerland S.A. and incremental costs for exchange rate adjustments due to turbulence in the foreign exchange market. The net increased income in 2007 compared to 2006 consisted of higher interest income from the securities portfolio, less amortisation of debt concerning milestone payment in relation to the acquisition of TopoTarget Switzerland S.A. and incremental costs for exchange rate adjustments due to fluctuations in the foreign exchange market.

The tax income was DKK 4.9 million DKK (EUR 0.7 million) in 2008, DKK 2.4 million (EUR 0.3 million) in 2007 and DKK 7.5 million (EUR 1.0 million) in 2006.

The tax income in 2008 consists of the reversal of deferred tax in TopoTarget Switzerland of DKK 4.4 million (EUR 0.6 million) and the recognition of tax refunds for research and development costs in TopoTarget UK of DKK 0.5 million (EUR 0.1 million). The tax income in 2007 consists of the recognition of tax refunds for research and development costs in TopoTarget UK. The tax income in 2006 comprised a reduction of deferred tax in Germany and reduced recognition of tax refunds for research and development costs in the UK compared to 2005.

Loss after tax was thus DKK 301.2 million (EUR 40.4 million) in 2008, DKK 211.6 million (EUR 28.4 million) in 2007 and DKK 155.0 million (EUR 20.8 million) in 2006.

Balance-sheet items

Acquired research and development projects as at 31 March 2009 amounted to DKK 453.0 million (EUR 60.8 million), compared with DKK 370.3 million (EUR 49.7 million) as at 31 March 2008. The change primarily relates to the acquisition of belinostat rights in April 2008 (DKK 209 million) (EUR 28 million) and the write down of existing projects at the end of 2008 (DKK 93.5 million) (EUR 12.6 million).

Consequently, the value of acquired research and development projects recognised in the balance sheet as at 31 March 2009 primarily consist of the following projects; belinostat programme acquired in conjunction with the acquisition of TopoTarget UK in 2002 and in April 2008 in conjunction with the purchase from the former US partner to obtain the full control of the programme; APO010 and APO866 acquired in conjunction with the acquisition of TopoTarget Switzerland S.A. in 2007.

If timely and adequate financing as assumed cannot be obtained, TopoTarget may be required to significantly curtail its clinical development activities, which could lead to a loss in value of research and development recognised in the balance sheet as at 31 March 2009.

At 31 March 2009, total assets amounted to DKK 564.1 million (EUR 75.7 million). Of this amount, cash and cash equivalents amounted to DKK 80.8 million (EUR 10.8 million).

At 31 March 2009, equity amounted to DKK 400.4 million (EUR 53.7 million) compared with DKK 612.8 million (EUR 82.4 million) at the same time in 2008. The change consists of a loss of DKK 277.1 million (EUR 37.2 million) during the period from 1 April 2008 to 31 March 2009, the capital increase in May 2008 totalling DKK 55.5 million (EUR 7.5 million), additions during the period of share-based payment totalling DKK 9.2 million (EUR 1.2 million) and fair value adjustment of the bond portfolio totalling DKK 0.2 million (EUR 0.0 million).

Cash and capital resources in the period until 31 March 2009

As at 31 March 2009, cash and securities amounted to DKK 80.8 million (EUR 10.8 million). At the end of 2008, cash and securities amounted to 108.0 million (EUR 14.5 million). At the end of 2007, cash and securities amounted to DKK 403.6 million (EUR 54.2 million) and at the end of 2006, cash and securities amounted to DKK 271.6 million (EUR 36.5 million).

The net reduction from the end of 2008 to 31 March 2009 was primarily due to the cash outflow for operating activities.

The net reduction from 2007 to 2008 is primarily due to the acquisition of CuraGen's belinostat rights plus the cash outflow for operating activities.

The net increase from 2006 to 2007 was primarily due to the proceeds from the capital increase in June 2007 less the cash outflow for operating activities.

The Company's expected future capital resources are described in sections such as I.9 "Capital resources", I.12 "Prospective financial information" and "Risk factors – A failure to obtain necessary funding on attractive terms could adversely affect the Company as a going concern, the Company's development programmes, clinical trials and other operations." The Company may thus require additional funding in the form of equity or debt financing, sale of assets, collaborative agreements with commercial partners or from other sources.

Capital expenditures

The Company has no significant ongoing investments. In April 2008 TopoTarget successfully bought back full control of belinostat (see section I.20.a "Agreement with CuraGen") for DKK 204.1 million (EUR 27.4 million). In 2007, TopoTarget acquired TopoTarget Switzerland S.A. (formerly Apoxis S.A.) for DKK 174.1 million (EUR 23.4 million) including DKK 107.9 million (EUR 14.5 million) in issuance of shares and DKK 61.7 million (EUR 8.3 million) in discounted value of milestone payment. The Company acquired research and development projects of mTOR for DKK 11.3 million (EUR 1.5 million) in the form of a cash payment in 2006. The Company acquired G2M Cancer Drugs AG in 2005 at a total price of DKK 75.8 million (EUR 10.2 million), including cash and cash equivalents of DKK 1.3 million (EUR 0.2 million), by issuing shares and warrants in the Company and a cash payment of DKK 5.4 million (EUR 0.7 million). In 2004, the Company acquired the extravasation patent from AntiAnthra for DKK 15 million (EUR 2.0 million).

Impact of inflation

The impact of inflation and changing prices on the Company's operations was not significant during the periods presented. Foreign currency fluctuations

Part of the Company's cash and securities are denominated in foreign currencies and are considered to be a natural hedge for the Company's transactions in foreign currencies. The Company does not consider that there is a need to enter into specific contracts to reduce the exposure to changes in foreign currency exchange rates, such as by entering into options or futures contracts. The Company will invest a portion of cash and cash equivalents funds in GBP and USD to reduce the impact of fluctuations in the GBP and USD – DKK exchange rate. The Company will continue to monitor the development in the exchange rate for GBP, USD and EUR.

Off-balance sheet obligations

The Company does not have any material off-balance sheet obligations.

Contractual obligations

The Company's material contractual obligations relate primarily to finance leases, facility leases, out-sourcing contracts and certain minimum purchase obligations under third-party supply and manufacturing agreements related to the supply of raw materials and compounds. The table below summarises the Company's contractual obligations and commercial commitments and the effect such obligations and commitments are expected to have on the Company's liquidity and cash flow in future periods as of 31 March 2009.

Table 8: Payment due by period (DKK million)

Contractual obligations	Less than 1 year	1-3 years	4-5 years	More than 5 years	Total

Operating leases	5.6	1.9	1.2	0.0	8.7
Other contracts	0.3	0.1	0.0	0.0	0.4
Total	5.9	2.0	1.2	0.0	9.1

The table above does not include (i) milestone payments which may become payable under research collaborations or license agreements as the timing and likelihood of such payments are not known, (ii) royalty payments to third parties as the amounts of such payments and/or the likelihood of such payments are not known, (iii) amounts, if any, that may be committed in the future to construct additional facilities, and (iv) contractual obligations or commitments which are not material in the aggregate in any period presented above.

9. CAPITAL RESOURCES

TopoTarget's capital resources consist partly of cash and cash equivalents and marketable securities which in DKK totalled DKK 107.9 million (EUR 14.5 million) as of 31 December 2008, and are mainly held in DKK. A description of the Company's cash flows until 31 March 2009 is provided in section I.8.b "Cash and capital resources in the period until 31 March 2009". The Company is presently financed via equity and does not have any material interest-bearing debt.

As of 31 March 2009, TopoTarget's cash and cash equivalents and securities totalled DKK 80.8 million (EUR 10.8 million). At the Offering Circular Date, TopoTarget had cash and securities totalling DKK 61.4 million (EUR 8.2 million). At the Offering Circular Date and without any net proceeds received in the Offering, TopoTarget does not have sufficient cash to run the Company's operations for a 12 month period and consequently does not constitute a going concern. This could result in the Company having to adjust its planned business operations. See "Risk factors" for a discussion of risk related to going concern.

The Company expects that its cash and securities and the net proceeds from the Maximum Offering, in addition to income from operations, will be sufficient to fund the Company's operations until January 2011. Management believes this would be sufficient funding to complete both:

•	Full recruitment in its 120 patient pivotal trial in PTCL and allow for filing for market approval in the USA in December 2010; and
•

Full recruitment of 88 patients in its randomised Phase II clinical trial comparing BelCaP with CaP. If successful this would provide proof of concept for the BelCaP combination enabling a pivotal trial in CUP for fast approval in a solid tumour indication with expansion into lung cancer.

The adequacy of the available funds will depend on many factors, including the factors detailed in section I.12 "Prospective financial information" and "Risk factors". Accordingly, the Company may require additional funds and may attempt to raise additional funds through equity or debt financings, divestment of assets, collaborative agreements with commercial partners or from other sources.

If the net proceeds from the Offering amount to less than DKK 120.0 million (EUR 16.1 million), the Company is expected to have the option of carrying out one of the following arrangements:

•

Divest one or more of the Company's assets. The Company is confident that the net proceeds from such sale will sufficiently cover any difference up to the expected DKK 120.0 million (EUR 16.1 million) net proceeds from the Offering (Net proceeds at Maximum Offering) down to the minimum net proceeds of DKK 57.3 million (EUR 7.7 million) (Net proceeds at Minimum Offering). As a consequence, the use of proceeds from a divestment of assets will be more or less in line with those stated above after taking into account the net proceeds of the sale of assets.

•

Reduce patient recruitment and production of compounds for clinical belinostat studies, which could cause delays. With such reduction of patient recruitment and production of compounds, the Company is expected to have sufficient funding for a period of at least 12 months from the Offering Circular Date, during which period the Management expects that additional funding can be raised to facilitate the continued development of belinostat into January 2011. As a consequence, the use of proceeds will be lowered by an amount equivalent to the difference between the actual net proceeds and the net proceeds from an Offering of DKK 120.0 million (EUR 16.1 million).

The amount as well as the timing of the Company's actual costs also depend on a large number of factors, including the amount of the actual net proceeds received from the Offering, the period until completion of and expenses relating to clinical trials required or deemed necessary, the timing of registration applications and any conditions that must be met for the Company's product candidates to be approved, the status of the Company's product development and commercialisation activities for all of the Company's programmes, the cash flows generated from the Company's operations, and the Company's competitive situation. The amount and timing of the actual expenses may differ from the Company's budget.

TopoTarget's expectations are based on the ability to generate income from current sales of Savene®/Totect®, milestone payments from existing as well as from potentially new collaborative partners in the future as well as through equity or other debt financing as required. See "Risk factors" for a discussion of risk related to future income and financing.

If the Offering is not completed, it could mean that TopoTarget would have to further adjust its planned business operations from the current and budgeted level to adjust these to the capital resources available to the Company without the proceeds from the Offering. Moreover, the Company may be required to divest assets.

The primary objective of the Company's investment activities is to preserve capital while at the same time maximising the income received from the investments without significantly increasing risk. The Company invests its excess liquidity in short- term investments by placing these on deposit accounts in order to increase interest income. Due to the short-term nature of these and the Company's current investments, it is considered that the Company has no material exposure to interest rate risk arising from the investments.

10. RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES

10.a Research and development

Table 9

	2008		2007		2006
	DKK million	EUR million	DKK million	EUR million	DKK million	EUR million

Production costs	10.1	1.4	25.9	3.5	22.3	3.0
Research and development costs	146.9	19.7	129.1	17.3	111.8	15.0
Impairment of research and development projects	93.5	12.5	0	0	0.0	0
Sales and distribution costs	44.8	6.0	57.7	7.7	29.7	4.0
Administrative expenses	43.0	5.8	52.0	7.0	49.4	6.6
Total	338.3	45.4	264.7	35.5	213.2	28.6

TopoTarget is a biotech company with specific focus on research and development of new products. Therefore, a significant part of TopoTarget's operating costs are incurred to support research and development activities.

For additional information, see section I.8 "Review of operations and financial statements".

10.b Patents and other intellectual property rights

Patents

Patent strategy

The Company's patent strategy is to secure and prosecute intellectual property rights that underpin its drug discovery programmes and to prosecute any infringers of the Company's intellectual property rights. The Company initially seeks to file priority-generating applications in the United States, United Kingdom or Denmark with subsequent applications potentially being filed to strengthen or broaden the original claims within 12 months of filing. An international application (referred to as a Patent Cooperation Treaty ("PCT") application) is then filed, designating all PCT member states and the application is subsequently continued in selected PCT countries. European patent applications are filed with the European Patent Office ("EPO") under the European Patent Convention ("EPC"), which provides for protection in many European countries.

The Company's success will depend upon its ability, and upon the ability of its collaborators, to obtain protection for inventions incorporated into its product candidates, products or technologies in the major European countries, the U.S. and other important countries. The process of identifying and seeking patent protection is expensive and time consuming, and the Company or its collaborators may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. The pending or future applications of the Company and its collaborators may not result in issued patents, or may need to be refined or narrowed before a patent is granted. The patent situation for biotechnology and pharmaceutical products is generally highly uncertain and involves complex legal and scientific questions. The standards which patent offices in different countries use to grant patents, or to define the subject matter or scope of allowable claims, are not always applied predictably or uniformly, and can change. Because patent applications in the U.S. and many other countries are typically not published until 18 months after the date of filing, or in some cases not at all, and because publications of discoveries in the scientific literature often lag behind actual discoveries, neither the Company nor its collaborators can be certain that they were the first to make the inventions claimed in issued patents or pending patent applications, or that they were the first to file for protection of the inventions described in these patent applications.

The mere issuance of a patent does not guarantee that it is valid or enforceable. Even if issued, patents may be challenged, invalidated, or circumvented, which may limit the Company's and its collaborators' ability to stop competitors from marketing similar products, and may decrease the length of time of the patent protection afforded. In addition, the patents of the Company and its collaborators may not afford protection against competitors with similar technology. Accordingly, the Company cannot predict the degree of future protection for its current or future proprietary rights, or the breadth of claims allowed in any patents issued to the Company or to others.

The most important form of patent protection is generally compound patents, which prevent third parties from using the compound, as opposed to formulation patents, which prevent third parties from making particular formulations of a compound, or use patents (method-of-use patents in the U.S. and second medical use patents in Europe), which prevent third parties from using a known compound for a particular indication. No assurance can be given that a compound patent application will not be narrowed to provide only formulation or use patent coverage. Where the Company or its collaborators have only formulation or method-of-use patent coverage for a product candidate, it may be more difficult to enforce such patent protection. See the section "Risk factors – If the Company is unable to protect inventions incorporated into its product candidates, products or technologies, their value will be adversely affected".

Patents and patent applications

A summary of the patent families relating to the Company's principal patents and patent applications is set forth below. Specific reference is made to the status of patents granted or pending, where applicable, in the United States, with the EPO and in Japan. In some cases the patent family has been filed in additional jurisdictions. Unless otherwise specified, the patents or applications set out below relating to belinostat and other HDAC inhibitors are either in the name of TopoTarget UK Limited or TopoTarget A/S or are in the process of being recorded in these names.

Inventors of wholly-owned patents and patent applications deriving from TopoTarget Switzerland S.A. are either TopoTarget employees or researchers from the University of Lausanne. Inventions made by TopoTarget Switzerland S.A. employees are assigned to TopoTarget Switzerland S.A. under the general provisions of Swiss law. Inventions made by the University of Lausanne researchers were assigned to TopoTarget Switzerland S.A. following the provisions of a research agreement executed between TopoTarget Switzerland S.A. and the University of Lausanne. The application covering APO866 in inflammation was filed jointly in the name of TopoTarget Switzerland S.A. and the University of Brussels ("ULB").

Inventors of wholly-owned patents and patent applications deriving from TopoTarget Germany are either TopoTarget employees or researchers from collaborating research institutes, i.e. the Biomedical Research Institute Georg-Speyer-Haus and the Institute of Genetics and Toxicology of the Research Center Karlsruhe. Inventions made by TopoTarget Germany employees are assigned to TopoTarget Germany AG (formerly G2M Cancer Drugs AG) under German law. Inventions made by researchers from the collaborating institutes were generally assigned to the institutes according to German law, and were then as signed to TopoTarget Germany following the provisions of a research agreement executed between TopoTarget Germany and the institutes. The application covering a biphasic formulation of VPA was filed jointly with Desitin Arzneimittel AG.

Marketed and/or approved product

Savene®/Totect®. The Company has been granted a second medical use patent in Europe and a method-of-use patent in the United States, which patents are due to expire on 13 March 2020, and has use patent applications pending in a number of other countries including Japan, and has been granted patents in Australia, Norway, Mexico, China, New Zealand, Russia, and India, covering the use of dexrazoxane and in a number of other cases also other bisdioxopiperazines in preventing tissue damage following accidental extravasation. The patent applications covering the Savene® technology were initially filed in the name of AntiAnthra, and the patents and patent applications have been recorded in the name of the Company. All of the recordings have been verified by the authorities.

Product candidate in clinical development

Belinostat. In the United States, the Company's patent application covering belinostat and closely related compounds, compositions comprising these compounds, and methods of treatment (including treatment of a proliferative condition) employing these compounds has been granted. Three further applications have been filed; these were continuation or divisional applications filed to pursue further disclosed subject matter; two have been granted and one allowed. At the EPO, the application is pending and awaiting further substantive examination by the EPO. The pending claims (which cover belinostat and related compounds) are related to the amended claims for "invention 1" that were filed during Chapter II of the international stage of the underlying international ("PCT") application and that were found to be both novel and inventive by the EPO, acting as International Preliminary Examining Authority. Claims to "invention 1.1" and "invention 2", as set out in the International Preliminary Examining Report, and also found to be both novel and inventive, can be pursued in divisional applications not yet filed. An application is also pending in Japan and a request for examination of that case has been filed. TopoTarget also has several applications covering combinations of belinostat with other chemotherapeutic agents, and an application covering a novel arginine formulation of belinostat, which has been filed in many countries. Furthermore, a PCT application covering the optimised synthetic route for belinostat is pending. Also, a provisional patent application covering predictive biomarkers for belinostat treatment has been filed. Finally, a PCT application covering continuous infusion of belinostat is pending.

Product candidates post belinostat partnership deal

APO866. The patent portfolio directly related to APO866 consists of four patent families licensed from Astellas and two pending applications owned by TopoTarget and ULB.

The first family of licensed patents and applications concern the APO866 molecule, composition and medical uses. Patent applications were filed in the following 16 areas: Australia, Brazil, Canada, China, Czech Republic, Europe (EP), Hong Kong, Hungary, Israel, Mexico, Russia, South Africa, South Korea, Turkey and the U.S. Patents were granted in Australia, China, Czech Republic, Europe, Hungary, Hong Kong, Israel, Mexico, Russia, South Africa, South Korea, Turkey and the US. Examination is pending in the other countries. Subject to successful examination and regular payment of the maintenance fees, the 20-year patent term will expire in June 2017, before considering potential extension of scope under specific regulations if allowable, potentially up to June 2022.

The second family of licensed patents and applications concerns use of molecules of the APO866 family in the treatment of tumours or for immunosuppression. Patent applications were filed in Europe, Japan and the U.S., with patents granted in Europe and in the U.S. Subject to successful examination and regular payment of the maintenance fees, the 20-year patent term will expire in June 2017.

The third family of licensed patents and applications concerns use of APO866 and related molecules combined with vitamin PP compounds, such as niacine to reduce the drug's toxic side effects. Patent applications were filed in Europe (EP), Japan and the U.S. with 1 patent granted in Europe. Subject to successful examination and regular payment of the maintenance fees, the 20-year patent term will expire in April 2019.

The fourth family of licensed patents and applications concerns use of APO866 and related molecules as inhibitors of angiogenesis. Patent applications were filed and maintained in Europe, Japan and the U.S., still pending examination. Subject to successful examination and regular payment of the maintenance fees, the 20-year patent term will expire in March 2023.

A published pending application filed by TopoTarget Switzerland S.A. (formerly Apoxis S.A.) concerns use of APO866 and other inhibitors of cellular niacinamide for the treatment of inflammation such as in rheumatoid arthritis and septic shock. The application was filed in September 2006 and is currently pending in major territories. Subject to successful examination and regular payment of the maintenance fees, the 20-year patent term for applications to be filed will expire in September 2026.

A PCT application concerns use of APO866 and other inhibitors of niacinamide for organ ischaemia: this has a priority date of March 2008.

The APO866 patent estate of granted and applied for patents is sufficiently broad to encompass the product development pathway to market currently planned by TopoTarget.

APO010. Patent protection for APO010 is based on 3 patent families filed between December 1999 and January 2006.

The first family of patents and applications, referred to by TopoTarget Switzerland S.A. (formerly Apoxis S.A.) as the Megaligands patent family, concerns the APO010 molecule with claims on a composition of matter, its production and various uses including APO010 and related products. Patent applications were filed in the following 14 areas: Australia, Brazil, Canada, China, Europe (EP), Hungary, Israel, Japan, Mexico, Poland, Singapore, South Africa, South Korea and the U.S. Patents were granted in Australia, EP, China, South Korea, South Africa and Singapore. Examination is pending elsewhere. Subject to successful examination and regular payment of the maintenance fees, the 20-year patent term will protect the APO010 molecule until December 2020, before considering potential extension under specific regulations up to December 2025, if allowable.

The second family concerns a specific mode of administration of APO010 and was filed in three areas: Europe (EP), Japan and the U.S. This application has been granted in Europe. Subject to successful examination and regular payment of the maintenance fees, the 20-year patent term will protect the APO010 molecule for this specific mode of administration until May 2024.

The third patent family is a first application on a new use of APO010, where the molecule is not administered to a patient but used in a method for ex-vivo purging of cells in autologous transplantation. There is a patent family which has been nationalised in: Australia, Brazil, Canada, China, Europe (EP), Israel, Japan, Mexico, Singapore, South Africa and the U.S. Subject to successful examination and regular payment of the maintenance fees, the 20-year patent term for applications to be filed will expire in September 2025.

The APO010 patent estate of granted and applied for patents is sufficiently broad to encompass the product development pathway to market currently planned by TopoTarget.

Zemab. A compound patent covering the recombinant protein and its use in the treatment of cancers has been granted in all major territories, including the United States, Europe and Japan. The patents are due to expire in Europe and most other territories on 27 January 2012 and in the U.S. on 5 November 2013 and 17 August 2016. This patent family is being administered by Novartis. An improved version of the recombinant protein has been filed by TopoTarget and is currently pending in the PCT phase: this extends the effective patent life to July 2028.

Topotect. The Company has been granted a second medical use patent in Europe and a method-of-use patent in the U.S. for the use of dexrazoxane and other bisdioxopiperazines for the prevention or treatment of damage from topoisomerase chemotherapeutics for treatment of central nervous system tumours. These patents will both expire on 10 January 2017. The company also has patent applications pending in major territories claiming the synergistic triple-combination treatment for brain tumours employing irradiation, a topoisomerase II poison (e.g. etoposide), and a bis-dioxypiperazine (e.g. dexrazoxane).

Baceca® and SavicolTM (previously referred to as PEAC®). The European Patent Office has granted a second medical use patent, the USPTO has granted a method-of-use patent, a use patent has been granted in Australia, allowed in Canada and use patent applications are pending in a number of other countries including Japan covering the use of valproic acid for the treatment of a number of different cancers including colorectal cancer and skin cancer. These patent rights are exclusively licensed to TopoTarget Germany by Georg-Speyer-Haus, and the patents will expire on 5 July 2021.

Under the licensing agreement with Georg-Speyer-Haus, the Company may have to pay royalties in the low single digits based on net sales of products which use this patent. TopoTarget also has use patent applications covering combinations of VPA with other drugs or radiation, one of which has been granted in Europe.

The Company has filed an application relating to the use of VPA for the treatment of a number of inherited conditions including FAP. This has been nationalised in major territories. If granted, these patents will expire on 23 June 2024.

TopoTarget and Desitin have a patent application relating to a specific pharmaceutical formulation of HDAC inhibitors, covering certain minitablet formulations containing VPA. TopoTarget and Desitin have nationalised this application in major territories and claims have granted in Europe. This patent will expire on 2 May 2025.

AvuganeTM. TopoTarget Germany has filed a family of applications in major territories that are also PCT member states covering the use of VPA for the treatment of a number of skin disorders, including acne, BCC, squamous cell carcinoma and psoriasis. Claims to the topical use of VPA for acne and psoriasis have been granted in Europe. This patent will expire on 23 June 2024. A further application has been filed by TopoTarget Germany, covering the use of VPA in the treatment of non- inflammatory acne which is pending in major territories.

Product candidates in pre-clinical development

The Company has a number of pre-clinical projects, of which the most important constitute:

Next generation HDAC inhibitors. The Company has filed compound patent applications over five additional classes of HDAC inhibitors concerning amides, ethers and thioethers, piperazines, esters and ketones, and quinolines. The Company's amide patent application has been granted by the EPO and allowed in the United States, and the piperazine application has been granted by the EPO and in New Zealand, and allowed in Mexico. The Company's ether patent application and the ester/ ketone patent application have been granted in the United States. The Company's other HDAC inhibitor patent applications remain pending in major territories.

mTOR pathway. A PCT application covering a family of oxindoles as inhibitors of the mTOR pathway was acquired from BioImage. The application has subsequently been nationalised in major territories by TopoTarget.

A PCT application covering prodrugs of these oxindoles is pending, and two further applications covering asymmetric oxindoles and prodrugs thereof have also been filed.

HSP90 inhibitors. A PCT application is pending covering a class of compounds inhibiting the chaperone protein Hsp90 as anti cancer agents. If fully prosecuted, this will expire in November 2028.

NAMPRT inhibitors Four applications have been filed covering distinct classes of compounds inhibiting the enzyme nicotinamide adenine phosphoribosyl transferase, whose activity is required for the growth of cancerous cells. If fully prosecuted, these will expire during 2029.

Inflammasome. A patent family is pending in major territories claiming inhibitors of the inflammasome or of interleukin-1 for the treatment of gout and pseudogout. If granted, this will expire in 2026.

LicenseLicenses

TopoTarget Germany has exercised its option to in-license the patent relating to the Zemab project from Novartis. Furthermore, the Company has in-licensed patents relating to Baceca® from Georg-Speyer-Haus. The agreement provides for the Company to pay a royalty on revenues from products developed through the license.

A number of the patent families relating to the APO866 project are in-licensed from Astellas, see section I.20.b "Agreement with Astellas". In the APO010 project, TopoTarget utilises its Mega technology with Fas/FasL which is reliant on patents and patent applications licensed to it from Mochida, see section I.20.f "Other arrangements– Mochida".

Trademarks

The Company has registered a number of trademarks, including "TopoTarget®", " Savene®", " Baceca®", "Avugane®", "PEAC®", " Hyacetec®" and " Merlinax®". TopoTarget also has applied for trademark registration of "Savicol"; this is primarily being used as a priority filing for worldwide registration. Totect® has been registered in the U.S. and is pending in Canada as a replacement for Savene®.

The Savene® trademark has been granted registration in the following countries: the EU, Japan, Australia, New Zealand, the Philippines, Hong Kong, Taiwan, Mexico, India, Israel, Thailand, Switzerland, China, Russia, Norway, Vietnam, Singapore and Turkey and is pending in Canada, South Korea, Saudi Arabia, Indonesia and Malaysia.

The SavicolTM trademark has been granted registration in Japan, the U.S., Switzerland and the EU and is pending in Canada.

The Baceca® trademark has been granted registration in Germany, however, because it is unlikely to be approved as a drug name, the Company has not registered it outside of Germany, and will seek registration of a replacement trademark.

The Avugane® trademark has been granted registration in the EU, Norway, Japan, the U.S., Australia, New Zealand, Mexico, Switzerland, China, Russia and India and is pending in Canada and Brazil.

11. TREND INFORMATION

TopoTarget has launched Savene® in Europe and Totect® in the U.S. for the treatment of AC EV.

General trends in the pharmaceuticals market would in TopoTarget's opinion have limited impact on TopoTarget's financial performance and the sales of its marketed products at the present time.

If one or more of TopoTarget's other products are approved, the overall demand, competition and pricing in the relevant disease area would impact on potential sales of these products.

TopoTarget believes that there will be an attractive market for the Company's products, if and when they are approved. There is a continuous focus on reducing the rate of increase in health care costs, which has resulted in price pressure in recent years within certain areas of the pharmaceutical market. TopoTarget expects this trend to remain unchanged in the years ahead. However, TopoTarget believes that demographic developments, increased penetration and better diagnostic tools will result in continuing strong growth in global drug sales.

The sales development of Savene® in Europe and Totect® in the U.S. is dependent on the regulatory and financial procedures in the relevant countries. The sale is therefore dependdent on hospital budgeting procedures which can trigger a sale and the Company's finalisation of the price and reimbursement negotiations with the health authorities in the relevant countries.

12. PROSPECTIVE FINANCIAL INFORMATION

12.a Recent developments

No significant changes have occurred in the Company's financial position since 31 March 2009.

12.b Prospective financial information for 2009

Statement by the Management Board and Board of Directors

The Management Board and the Board of Directors have presented their financial expectations for 2009 below. The prospective financial information was prepared for use herein. The Management Board and the Board of Directors believe that the prospective financial information has been prepared on the basis of the significant assumptions set out in "Methodology and assumptions" below and the accounting policies described on pages F-12 – F-21. The assumptions have been consistently applied in the preparation of the prospective financial information.

The prospective financial information is based on a number of assumptions, some of which are within the control of the Company, whilst others are beyond the Company's control. The methods used in the preparation of the prospective financial information and the underlying assumptions on which the information is based are also stated in "Methodology and assumptions" below.

The prospective financial information for 2009 represents the Management Board's and the Board of Directors' best estimate. The prospective financial information contains statements that are subject to considerable uncertainty. The actual results may differ materially from those contained in such statements. In addition to the risks addressed in "Prospective financial information", potential risks and uncertainties comprise, without limitation, those referred to in "Risk factors" herein.

Copenhagen, 2 June 2009

TopoTarget A/S

Management Board

Peter Buhl Jensen

Board of Directors

Håkan Åström	Jesper Zeuthen	Jeffrey H. Buchalter
Anders Gersel Pedersen	Ingelise Saunders	Torbjörn Bjerke

Independent auditors' report on examination of Management Board's and Board of Directors' prospective financial information for the year ending 31 December 2009 for TopoTarget A/S

To the shareholders of and potential investors in TopoTarget A/S

We have examined the budget of TopoTarget A/S for the period 1 January 2009 to 31 December 2009 from which the prospective financial information for 2009 and the assumptions underlying such information on pages I-54 – I-55 have been extracted.

Our declaration on the budget dated 2 June 2009, which is unqualified but includes emphasis of matter, is reproduced below:

"Independent accountant's statement on the budget

To the Board of Directors of TopoTarget A/S

As agreed we have examined the budget of TopoTarget A/S for the period 1 January 2009 to 31 December 2009, comprising budgets for the income statement, balance sheet and cash flow statement as well as budget assumptions and other explanatory notes. The budget for 2009 was prepared using the accounting policies applied by TopoTarget A/S for the 2008 financial year.

The Company's Management is responsible for the budget and the assumptions set out in section I 12 and on which the budget is based. Our responsibility is, on the basis of our examinations, to issue a report on the budget.

Examination procedures performed

We have conducted our examinations in accordance with the Danish Auditing Standard on "Examination of prospective financial information (RS 3400). This standard requires that we plan and perform our examinations in order to obtain limited assurance that the applied budget assumptions are well founded and do not contain material misstatement, and reasonable assurance that the budget has been prepared on the basis of these assumptions.

Our examinations comprised a review of the budget in order to assess whether the assumptions applied by Management are documented, well founded and complete. We also tested whether the budget was prepared in accordance with the budget assumptions defined and checked that the numbers in the budget correlate.

We believe that our examinations provide a reasonable basis for our conclusion.

Conclusion

Based on our examination, nothing has come to our attention that causes us to believe that the budget assumptions do not form a reasonable basis for the budget. Further, in our opinion, the budget was prepared on the basis of the assumptions defined and is presented in accordance with the accounting policies applied by TopoTarget A/S for the 2008 financial year.

Actual results are likely to be different from the budget since anticipated events frequently do not occur as expected and the variation may be material.

Emphasis of matter relating to matters in the interim financial statements

Without qualifying our opinion we draw attention to the disclosures in "Accounting policies" (Note 1 to the interim financial statements) under "Going concern statement" (page F-53) in which it is stated that Management expects that during the course of 2009 it will achieve one or more funding events by way of completion of the Offering, divestment of one or more of the Company's assets, or out-licensing agreements. Management expects that the Company will in this way be able to source sufficient funding of its operations for a period of at least 12 months from the Offering Circular Date. As mentioned, this is subject to risk. Management has based the presentation of the financial statements on the assumption that it will be possible to mitigate such risk for which reason it considers the Company a going concern. We have not found any grounds for taking a different view in this respect.

Without qualifying our opinion we draw attention to the disclosures in the "Accounting policies" (Note 1 to the interim financial statements) under "Impairment test of acquired research and development projects" (page F-53). It is stated that the impairment tests performed are subject to uncertainty, however, Management believes that the writedowns for impairment made are necessary for taking a different view in this respect".

We have ensured that the prospective financial information for 2009 and the assumptions for such information on pages I-54 to I-55 have been correctly extracted and reproduced from the budget of TopoTarget A/S for the period 1 January 2009 to 31 December 2009 examined by us.

The Company's Management and Board of Directors are responsible for the presentation of the prospective financial information for 2009 and the assumptions on which it is based. Our responsibility is, on the basis of our work, to express an opinion as to whether the prospective financial information for 2009 and the assumptions on which it is based have been correctly extracted and are correctly reproduced from the budget examined by us.

Basis of conclusion

We planned and conducted our work in accordance with the Danish Auditing Standard on "Assurance engagements other than audits or reviews of historical financial information" (RS 3000) in order to obtain reasonable assurance that the prospective financial information for 2009 and the assumptions on which it is based have been correctly extracted and reproduced from the budget examined by us.

Conclusion

In our opinion, the prospective financial information for 2009 and the assumptions on which it is based have in all essentials been correctly extracted and reproduced from the budget for the period 1 January 2009 to 31 December 2009 examined by us.

Copenhagen, 2 June 2009

Deloitte

Statsautoriseret Revisionsaktieselskab

Jørgen Holm Andersen	Jens Sejer Pedersen
State Authorised Public Accountant	State Authorised Public Accountant

Introduction

The prospective financial information for the year ending 31 December 2009 has been prepared in accordance with TopoTarget's accounting policies, which are described on pages F-12 – F-21 and which are in accordance with IFRS as adopted by the EU and additional Danish disclosure requirements for listed companies. The prospective financial information is inherently based on a number of assumptions and estimates which, while presented with numerical specificity and considered reasonable by the Management Board and the Board of Directors, are inherently subject to significant business, operational and economical uncertainties, many of which are beyond TopoTarget's control, and upon assumptions with respect to future business decisions that are subject to change. The most important of these assumptions are described in "Methodology and assumptions" below.

The following discussion contains forward-looking statements and the Company's actual results could differ materially from those discussed here as a result of the factors discussed in "Risk factors".

Methodology and assumptions

The prospective financial information for the year ending 31 December 2009 has been prepared in accordance with TopoTarget's budgeting procedures in which focus is on research and development activities along with sales and marketing activities and cash flow performance.

The prospective financial information for the year ending 31 December 2009 shown below presents the information for TopoTarget as of the Offering Circular Date under two assumptions:

•	assuming completion of the Offering with gross proceeds of DKK 132.6 million (EUR 17.8 million) (Maximum Proceeds);
•	assuming gross proceeds of DKK 66.3 million (EUR 8.9 million) (Minimum Proceeds);

The forecasts are based on the assumption of a successful implementation of TopoTarget's strategy. The success of this strategy is subject to uncertainties and contingencies beyond TopoTarget's control and no assurance can be given that the strategy will be effective or that the anticipated benefits from the strategy will be realised in the periods for which forecasts have been prepared, or at all. Accordingly, TopoTarget can not provide any assurance that these results will be realised. The prospective financial information may differ materially from the actual results. Prospective investors are cautioned not to place undue reliance on this information.

In particular, TopoTarget has assumed the following which are beyond TopoTarget's control;

•	currency exchange rates, especially DKK versus EUR/USD/GBP, are not changed materially compared to the exchange rates prevailing as of 31 March 2009.

Furthermore, TopoTarget has assumed the following factors:

•

That if the gross proceeds from the Offering amount to between DKK 66.3 million (EUR 8.9 million) (Minimum Proceeds) and DKK 132.6 million (EUR 17.8 million) (Maximum Proceeds), the Company can either divest one or more of its assets, or reduce patient recruitment for its clinical belinostat trials.

•

That if the gross proceeds from the Offering amount to DKK 66.3 million (EUR 8.9 million) (Minimum Proceeds) and the Company resolves to reduce patient recruitment for its clinical belinostat trials, additional funding can be raised within 12 months from the Offering Circular Date to facilitate the continued development of belinostat until January 2011.

•

That no impairment writedown of the acquired research and development projects will be made, as further described in "Interim financial statements – Note 1 Accounting policies – Impairment test of acquired research and development projects".

•	That selling prices for Savene®/Totect® are maintained at the existing level and that market penetration is realised in line with expectations.
•	That the development of belinostat progresses as planned;
•	That the activities in connection with the clinical trials proceed in accordance with plans; and
•	That the number of employees are maintained at the existing level.

Prospective financial information for the year ending 31 December 2009 assuming gross proceeds of DKK 132.6 million (EUR 17.8 million) (Maximum Proceeds)

The Company expects to incur significant losses as its research and development, sales, marketing, administrative activities, including clinical trials, continue to expand. The Company will not be in a position to reach sustainable profitability until its product candidates and projects have been successfully developed, approved and commercialised. See the section "Risk factors".

•

Research and development expenses, including sales and marketing activities, are expected to amount to approximately DKK 115 million to DKK 125 million (approximately EUR 15.4 million to EUR 16.8 million) due to the rising level of activity.

•	The administrative expenses are expected to amount to approximately DKK 20 million to DKK 25 million (approximately EUR 2.6 million to EUR 3.4 million).
•	The loss before tax for 2008 is expected to be approximately DKK 140 million to DKK 160 million (approximately EUR 18.8 million to EUR 21.5 million).

Prospective financial information for the year ending 31 December 2009 assuming gross proceeds of between DKK 66.3 million (EUR 8.9 million) (Minimum Proceeds) and DKK 132.6 million (EUR 17.8 million) (Maximum Proceeds)

The Company expects to incur significant losses as its research and development, sales, marketing, administrative activities, including clinical trials, continue to expand. The Company will not be in a position to reach sustainable profitability until its product candidates and projects have been successfully developed, approved and commercialised. See the section "Risk factors".

If the gross proceeds from the Offering is lower than DKK 132.6 million, the Company expects to have the option of carrying out one of two arrangements, which will have an impact on the expectations for the 2009 financial year as described below:

Divestment of one or more of the Company's assets:

•

Research and development expenses, including sales and marketing activities, are expected to amount to approximately DKK 115 million to DKK 125 million (approximately EUR 15.4 million to EUR 16.8 million) due to the rising level of activity.

•

The administrative expenses are expected to amount to approximately DKK 20 million to DKK 25 million (approximately EUR 2.6 million to EUR 3.4 million) excluding the expected minimum net proceeds from the divestment of assets.

•

The loss before tax for 2009 is expected to be approximately DKK 140 million to DKK 160 million (approximately EUR 18.8 million to EUR 21.5 million) excluding the expected minimum net proceeds from the divestment of assets.

Reduction of patient recruitment for clinical belinostat trials:

•

Research and development expenses, including sales and marketing activities, are expected to amount to approximately DKK 100 million to DKK 110 million (approximately EUR 13.4 million to EUR 14.8 million) due to the rising level of activity.

•	The administrative expenses are expected to amount to approximately DKK 20 million to DKK 25 million (approximately EUR 2.6 million to EUR 3.4 million).
•	The loss before tax for 2009 is expected to be approximately DKK 130 million to DKK 150 million (approximately EUR 17.5 million to EUR 20.1 million).

13. BOARD OF DIRECTORS AND SENIOR MANAGEMENT

1 3.a Board of Directors of TopoTarget

The Board of Directors is entrusted with the ultimate responsibility for the Company and the supervision of the Management Board. The Board of Directors determines the Company's policies in relation to business strategy, organisation, accounting and finance and appoints the Management Board of the Company. The Company's Articles of Association provide that all Board members are elected by the general meeting for terms of one year and shall retire when they attain the age of 70. Board members may be reelected for successive terms.

As of the date of this Offering Circular, the Board of Directors consists of six members. The business address of the current members of the Board of Directors and Senior Management is TopoTarget A/S, Fruebjergvej 3, DK-2100 Copenhagen Ø, Denmark.

The current members of TopoTarget's Board of Directors, their year of birth and positions are as follows:

Table 10: Board of Directors of TopoTarget

Name	Year of birth	Member since	Position

Dr. Hâkan Åström	1947	2004	Board member and Chairman
Dr. Jesper Zeuthen	1947	2000	Board member
Dr. Jeffrey Buchalter	1957	2006	Board member
Dr. Anders Gersel pedersen	1951	2001	Board member
Ingelise Saunders	1949	2004	Board member
Dr. TorbjOrn Bjerke	1962	2006	Board member

Håkan Åström. Chairman of the Board of Directors and board member since 2004. Dr. Åström is the chairman of the board of directors of Ferrosan A/S, Sanos Bioscience A/S, Biovitrum AB, Affibody AB, Orexo AB and a board member of Rehnman & Partners AB. He also serves on the board of directors of the Karolinska Institute. During his career, Dr. Åström has been the managing director of Travenol AB (now owned by Baxter International Inc.), Astra Pharmaceuticals Ltd, UK, and Kabi Pharmacia AB. In his most recent position, Mr Åström was Senior Vice President of Pharmacia Corp., in charge of corporate strategy and communication. Concurrently, he was managing director of Pharmacia AB, Sweden. Mr Åström holds an Honorary Doctorate in Medicine from the Sahlgrenska Academy in Gothenburg, Sweden, and a M.Sc. in Business Administration and Economics from the Stockholm School of Economics. Mr Åström previously served on the Board of Directors of Scandinavian Life Sciences Ventures (2001-2006) and Active Biotech AB (2001-2003).

Jesper Zeuthen. Board member since 2000. Professor Zeuthen was the managing director of BankInvest Biomedical Venture and seven different venture funds focusing on biotech drug development in the period 2000-2009. He was previously Head of Research & Development at Novo Nordisk A/S and Head of Research at The Danish Cancer Society. He is Deputy Chairman of the Danish Biotechnology Research and Innovation Centre (BRIC), Executive Chairman of Dandrit Biotech A/S and director of Kuros Holding ApS. He has previously served on the boards of directors of Zealand Pharma A/S (Chairman), Liplasome Pharma A/S (Chairman), Genmab A/S (Chairman), Roche Bio Denmark A/S (Chairman), Santaris Pharma A/S (Chairman), Zymenex Holding A/S (Chairman), Fibrogen Europe Oy, BioVision A/S, Nereus Pharmaceuticals, Inc. (USA), Borean Pharma A/S and Proteopharma ApS. Professor Zeuthen is the author of more than 200 publications on immunology, cell biology and molecular biology and is an adjunct professor of biotechnology at the University of Copenhagen.

Jeffrey H. Buchalter. Board member since 2006. Jeffrey Buchalter is currently President and Chief Executive Officer of Enzon Pharmaceuticals, Inc., a U.S. biopharmaceutical company, and serves as Chairman of Enzon's Board of Directors. Mr. Buchalter was previously President, CEO and a Board Director of Ilex Oncology, Inc. and Group Vice President and Global Head of the Worldwide Oncology Franchise at Pharmacia Corporation. During his career, Mr. Buchalter has also held positions at Wyeth and Schering-Plough Corporation. Moreover, Mr. Buchalter serves as chairman of the board of directors of National Childhood Cancer Foundation, and in September 2007 was elected by MacroGenics, Inc. to serve as chairman of that company's board of directors.

Mr. Buchalter received his B.S. in finance from Seton Hall University, and his M.B.A. in marketing from Temple University.

Anders Gersel Pedersen. Board member since 2001. Dr. Pedersen is Senior Vice President, Development at H. Lundbeck A/S. After earning his degree in medicine and holding Research Fellow positions at Copenhagen hospitals, Dr. Pedersen worked for Eli Lilly for eleven years; ten of which he was a director overseeing world-wide clinical research in oncology, before joining Lundbeck in 2000. At Lundbeck, Dr. Pedersen is responsible for the development of the product pipeline including clinical and pharmaceutical research, regulatory affairs and pharmacovigilance. Dr. Pedersen received his medical degree and a doctoral degree in neuro-oncology from the University of Copenhagen and his HD Diploma in Business Administration from the Copenhagen Business School. Dr. Pedersen also serves on the boards of directors of Lundbeck Cognitive Therapeutics (where he is also an executive), ALK-Abelló A/S and Genmab A/S (Deputy Chairman). Dr. Pedersen is Chairman of the Lundbeck International Neuroscience Foundation.

Ingelise Saunders. Board member since 2004. Mrs Saunders is CEO of ACE BioSciences A/S and a member of the board of directors of ALK-Abelló A/S and Scandinavian Life Science Venture AB. For two and a half years, she was the CEO of Celltech Pharmaceuticals in the UK and a member of the board of Celltech Group Plc, prior to which she held a number of top level positions during her 15 years of employment with Novo Nordisk A/S, most recently as Managing Director, Vice President, Europe. From 2002 to 2005, Mrs Saunders served on the Board of Directors of UCB Nordic ApS and in 2005 she was a member of the Board of Directors of Alfalyse ApS. Mrs Saunders holds a degree in Pharmacy from the Royal Danish School of Pharmacy and a Bachelor of Commerce degree in Marketing.

Torbjörn Bjerke. Board member since 2006. Dr. Torbjörn Bjerke became President and Chief Executive Officer of Orexo AB in November 2007. Dr Bjerke was previously President and Chief Executive Officer of Biolipox AB which was acquired by Orexo. Prior to joining Biolipox Dr. Bjerke was Executive Vice President R&D at ALK-Abelló A/S, a world leading company within allergy immunotherapy, where he was responsible for building the R&D organisation and pipeline. Prior to joining ALK-Abelló A/S, he was Head of Inflammation Pharmacology at AstraZeneca plc in Lund, Sweden. In addition, Dr. Bjerke was involved in the establishment of Action Pharma A/S, a Danish biotech company, where he currently serves on the board of directors as Deputy Chairman today. Dr. Bjerke is also a member of the boards of directors of DBV Technologies, France, NeuroSearch A/S, Denmark, Selskabet af 20.02.2002 ApS and Action Pharma Holding I A/S and he is Managing Director of Tbiotech ApS. Dr. Bjerke holds an M.D. from Aarhus University in Denmark.

13.b Senior Management

TopoTarget's Senior Management consists of 8 members. Peter Buhl Jensen is the only member of Senior Management who is registered with the Commerce and Companies Agency as a member of the Management Board.

Within Senior Management, TopoTarget has set up in-house groups in the areas of Biology, Screening, Chemistry, Animal Studies, Clinical Studies, Regulatory Affairs, and Business Development. TopoTarget employs a project management system that sets clear objectives and decision points through regular project team meetings and the involvement of the members of Senior Management.

The current members of TopoTarget's Senior Management, their year of birth and positions are as follows:

Table 11: Senior Management of TopoTarget

Name	Year of birth	Member since	Position

Executive Management
Peter Buhl Jensen	1955	2001	Chief Executive Officer
Tim Corcoran	1953	2002	Chief Financial Officer
Maxwell Sehested	1950	2000	Chief Scientific Officer

Other Senior Management
Steven Butcher	1959	2007	Chief operating Officer
John Parsons	1947	2006	Chief Commercial Officer and President, TopoTarget USA, Inc.
Jan Fagerberg	1962	2008	Chief Medical Officer
Ulla Hald Buhl	1964	2008	Director IR and Communications
Niels Laursen	1956	2008	Director Human Resources

Peter Buhl Jensen. Co-founder of the Company. Professor and MD, Specialist, internal medicine, PhD in pre-clinical cancer therapeutics evaluation. Dr. Jensen has 15 years of management experience in cancer research and translational drug development. He previously served as Chief of The Laboratory of Experimental Medical Oncology and as a Consultant Medical Oncologist at The National University Hospital, Copenhagen. Dr. Jensen is a member of the Danish Lung Cancer Group. Dr Jensen has received the Copenhagen University Gold Medal and has published more than 100 papers on cancer and its treatment. Dr. Jensen was previously a member of the board and an executive of Affibody AB and serves on the boards of directors of AntiAnthra ApS (and as an executive), Buhl Krone holding ApS (and as an executive), LiPlasome Pharma A/S the Symbion Foundation, Medicon Valley Alliance, F. M.B.A., 4 Best Invest ApS, Bio-Bedst ApS, Vecata A/S, Cytoguide ApS and TopoTarget Germany AG. Dr. Buhl is chairman of the board of directors of TopoTarget UK Limited, a board member of TopoTarget USA, Inc. and a board member of TopoTarget Switzerland S.A. Dr. Buhl Jensen has been employed with TopoTarget since its foundation in 2000 and served as a board member of the Company in the period from 2000 to the Offering Circular Date. In 2007, Peter Buhl Jensen was appointed Adjunct Professor of Clinical Oncology at the University of Copenhagen. Dr. Jensen is a member of the Danish Lung Cancer Association. Peter Buhl Jensen is married to Ulla Hald Buhl, who holds the position as Director of IR and Communications.

Tim Corcoran. Mr Corcoran was appointed Chief Financial Officer in 2008 and was previously Executive Vice President Corporate Affairs and Chief Operations Officer. He served as CFO of Prolifix, now TopoTarget UK Limited, from 1999. He has a law degree from Canterbury University, Christchurch, New Zealand (NZ) and practiced as a barrister and solicitor of the New Zealand High Court. He spent four years as General Manager of Britt co Group, the NZ commercial property and light engineering firm. He has also worked for the international firm of accountants Deloitte. Mr. Corcoran is a Board member of TopoTarget Germany AG and TopoTarget USA, Inc.

Maxwell Sehested. Dr. Sehested is a co-founder of TopoTarget, MD and board certified in pathology, with a PhD in pre- clinical cancer therapeutics in the field of multi-drug resistance. He has more than 20 years of experience in pre-clinical anti-cancer drug evaluation. Dr. Sehested was Chairman of The Danish Society of Pathology from 1997 until 2000, before becoming a guest researcher at the National Cancer Institute in the U.S. from 2000 to 2001. Dr. Sehested has published over 120 scientific papers, the large majority of which are in pre-clinical cancer therapy. Dr. Sehested is executive manager of MXS Holding ApS and a board member of AntiAnthra ApS and TopoTarget UK Limited.

Steven Butcher. Dr. Butcher joined TopoTarget in 2006, bringing with him over 16 years of experience in the pharmaceutical and biotech sector. He has a Ph.D. in pharmacology, and was a Royal Society University

Research Fellow before co-founding the Fujisawa Institute of Neurosciences, Edinburgh, UK, in 1991. Dr Butcher joined Pharmacia and Upjohn AB in 1997 as Head of Biochemistry, and from 1998 he was Director of Target Discovery with Pharmacia AB in Sweden. He joined Gemini Genomics, Cambridge, UK, in 2000 as VP, Research, and was CSO of Synaptica (2001-2003), and BioImage A/S (Denmark) from 2003-2006.

John Parsons. Mr. Parsons joined TopoTarget in 2006, and was named Chief Commercial Officer in September 2007, in charge of global commercial management in addition to his U.S. responsibilities. Mr Parsons has more than 30 years' experience from the pharmaceutical industry, overseeing sales, marketing, product development, strategic planning and business execution. Before joining TopoTarget, Parsons founded Parsons Strategic Associates (PSA), a strategic consulting firm focused on the emerging biotechnology industry. Prior to founding PSA, Parsons held senior management positions at Innovex, a division of Quintiles, and BASF Pharma (Knoll), where he was the commercial business manager and a member of the executive committee. Mr Parsons is a graduate of Indiana University in Bloomington, Ind., and has several advanced certificates of study from the Wharton School of Business at the University of Pennsylvania.

Jan Fagerberg. Dr Fagerberg joined TopoTarget in November 2006, contributing 17 years of experience from clinical oncology and global oncology drug development. Dr Fagerberg is an MD and has a PhD (immunology, and clinically applied passive and active immunotherapy in colorectal carcinomas) from the Karolinska Institute, Sweden, and is board-certified in medical oncology and radiotherapy. After ten years of practice at the Department of Oncology, Karolinska Hospital, including appointments as assistant head of the D-Section, assistant head of the Department of Radiotherapy, and chief physician with responsibility for all in-patient care, Dr Fagerberg became Medical Advisor for oncology at Roche AB, Stockholm, in 1999. From 2000 Dr Fagerberg was engaged in global oncology drug development based at F. Hoffmann-La Roche, Basel, Switzerland, and Hoffman-La Roche Inc, Nutley, NJ, USA. As Clinical Team Leader, Clinical Science Leader, and Therapeutic Area Expert (Oncology) his responsibilities were mainly related to the clinical development of capecitabine (Xeloda) and bevacizumab (Avastin).

Ulla Hald Buhl. Mrs. Buhl has held the position as Director of IR and Communications since 1 May 2006. Previously Mrs. Buhl held a position with AstraZeneca as a National Study Team Leader of oncology trials run in Denmark. Mrs. Buhl has a background in clinical oncology and a Business School diploma in Healthcare Sector Management from the CEUS School of Business. Mrs. Buhl has been employed with TopoTarget since 2001 and has established departments in TopoTarget in her previous positions as: Quality Manager, International Regulatory Manager and Head of Pharmacovigiliance. Ulla Hald Buhl is married to Dr. Buhl Jensen. Dr. Buhl Jensen has not been involved in the employment contract negotiations relating to Ulla Hald Buhl. Ulla Hald Buhl reports directly to Tim Corcoran.

Niels Laursen. Mr. Laursen began working for TopoTarget in 2001 as a consultant. Over the years his involvement has increased considerably and from January 2007 he joined the Company on a full-time basis as Director of Human Resources. Mr. Laursen has a MSc in Economics and Business Administration from the Copenhagen Business School (CBS) and has over 20 years of HR experience from various companies and consultancies, including 11 years with Copenhagen Airports where he was instrumental in changing the culture from a government-owned company to a publicly owned company, aligning HR activities with the business objectives. He is managing director of TopoTarget Netherlands B.V.

13.c Activities of Board members and Senior Management, which are not undertaken on behalf of the Company

Dr. Maxwell Sehested is employed by Rigshospitalet, Denmark, and is entitled under his TopoTarget employment contract to maintain his employment with Rigshospitalet. The Company is obligated to refund to Rigshospitalet the salary payable by Rigshospitalet to Dr. Maxwell Sehested, while he is working for the Company.

13.d Statement of past activities of the Board of Directors and the Senior Management

During the past five years, no member of the Board of Directors or the Senior Management has i) been convicted of fraudulent offences or, ii)been subject to any official public incriminations and/or public sanctions by authorities or supervisory bodies (including designated professional bodies), or iii) been disqualified by a court of law from acting as a member of the board, management board or supervisory body of an issuer or from acting as the management of any issuer.

During the past five years, no member of the Board or the Senior Management, other than as set out below, has served as a member of the board of directors, management board or supervisory body of any company that has commenced insolvency proceedings, receivership or entered into liquidation.

From 2004 to 2006, Jesper Zeuthen was chairman of Roche Bio Danmark A/S. The company was dissolved by liquidation in January 2008. From 2005 to 2006, Jesper Zeuthen was chairman of Proteopharma ApS, which was dissolved in 2007. From 2006 to 2008, Jesper Zeuthen was a board member of Borean Pharma ApS. This company was dissolved by liquidation in 2008.

13.e Statement of kinship and statement of conflict of interest

With the exception of Ulla Hald Buhl and Peter Buhl Jensen being married the Company is not aware of any family ties among the members of TopoTarget's Board of Directors or Senior Management. The Company is not aware of any understanding among Major Shareholders, customers, suppliers or others with respect to the election of members of the Board of Directors or appointments of Senior Management members. No actual or potential conflict of interest exists between any duties of the members of the Board of Directors or the Senior Management towards the Company and such persons' private interests and/or duties to other persons. The rules of procedure for the Board of Directors require that if there is a conflict of interest, or if a conflict of interest is likely to occur, the persons affected by such conflict of interest are excluded from voting on the issue giving rise to the conflict of interest.

See section III. 7.a "Lock-up agreements" for a review of lock-up agreements concluded by the Company's Chief Executive Officer Peter Buhl Jensen and the Global Co-ordinator & Bookrunner in connection with the Offering.

14. REMUNERATION AND BENEFITS

14.a Remuneration and shareholdings of the members of the Board of Directors

The aggregate remuneration paid to Board members in 2008 was DKK 2,475,000 (EUR 332,170). The Company also expensed warrant costs of DKK 1,178,000 (EUR 158,100). In 2009, the aggregate fees are expected to remain unchanged, excluding warrant grants.

The Company has not granted any loans, issued any guarantees, nor has it made any other commitments in respect of the Board of Directors or any member thereof. No exceptional agreements, including agreements regarding extraordinary bonus schemes, have been concluded between the Company and members of the Board of Directors. The members of the Board of Directors do not receive remuneration for any directorships in subsidiaries.

The Company has not made any provisions or saved any funds for pensions, severance payments or similar benefits to any member of the Board of Directors.

For information about Shares and warrants held by individual members of the Board of Directors and Senior Management, see section I.1 6.b "Shareholdings and warrants".

14.b Remuneration of Senior Management

The Board of Directors has approved a milestone-based bonus scheme for Senior Management. In addition, certain members of Senior Management are entitled to cash bonuses.

The aggregate salary and bonus amounts paid to the Executive Management was DKK 5,301,941 (EUR 711,574) including bonuses of DKK 0 (EUR 0) for the year ended 31 December 2008. Furthermore, the Company has expensed warrant costs of DKK 1,213,755 (EUR 162,898) for 2008.

The aggregate amount of salaries paid to other Senior Management for 2008 amounted to DKK 6,561,263 (EUR 880,588). The above salaries for 2008 include cash bonuses in the aggregate amount of DKK 254,930 (EUR 34,214). Furthermore, the Company has expensed warrant costs of DKK 1,436,770 (EUR 192,829) for 2008.

The Company has not granted any loans, issued any guarantees, nor has it made any other commitments in respect of the Senior Management. No exceptional agreements, including agreements regarding extraordinary bonus schemes (except for the milestone-based bonus scheme mentioned above), have been concluded between the Company and members of Senior Management. The members of Senior Management do not receive remuneration for any directorship in group companies.

The Company has not made any provisions or saved any funds for pensions, severance payments or similar benefits to any member of the Senior Management.

15. PRACTICES OF THE BOARD OF DIRECTORS AND SENIOR MANAGEMENT

15.a General description of the practices of the Board of Directors

The Board of Directors convenes regularly and conducts its business according to the rules of procedure adopted by the Board of Directors. The rules of procedure set out, inter alia, guidelines for the division of responsibilities between the Board of Directors, Senior Management and Board committees. Guidelines have been prepared for the purpose of ensuring that the Senior Management complies with instructions from the Board of Directors and for the establishment and maintenance of minute books, share register and protocols. The rules of procedure specify the obligation of the Board members to actively consider the Company's organisation and internal controls, as well as the obligation on the part of the Board of Directors to actively follow up on plans, budgets, cash flow position, and other material issues concerning the Company. According to the Rules of Procedure, the Board of Directors is obligated to assess the auditor's long form report prior to signing the same and to review the interim reports and annual report.

Regular Board meetings include an in-depth report from the Senior Management to the Board regarding the Company's operations, in order to ensure that the Board members are always fully updated on the Company's status and progress.

All members of TopoTarget's Board of Directors elected by the Shareholders at the General Meeting are appointed for terms of one year. The Board of Directors has no employee representatives. The Board of Directors convenes for ordinary meetings at least once every quarter.

A total of 14 Board meetings were held during 2008.

None of the Board members are entitled to receive benefits/remuneration after the end of their term.

15.b Practices of Senior Management

Senior Management is responsible for the day to day management of the Company's business and shall in that capacity follow the directions and guidelines provided by the Board of Directors. The day to day business does not include transactions which are unusual or of great significance in consideration of the position of the Company.

15.c Contract terms for Board members and Senior Management

The Company has entered into an employment agreement with Dr. Buhl Jensen as its Chief Executive Officer. Dr. Buhl Jensen may terminate his employment by giving three months' notice, and is subject to a non-competition undertaking for 24 months following termination of his employment. The Company may terminate the employment pursuant to the rules of the Danish Act on Salaried Employees with the addition of two months, currently corresponding to seven months' notice.

The Company has entered into employment agreements with all other members of Senior Management on terms providing for notice of termination of the employment of between three and 12 months on the part of the Company and between one and 12 months on the part of the employee.

See section I.13 "Board of Directors and Senior Management" for information about positions, date of appointment and date of expiry of term.

Inventions made by employees, including Senior Management , during the course of their employment belong to the Company. According to mandatory legislation, the Company is obligated to pay a reasonable compensation for an invention unless the value of such invention does not exceed what the employee can reasonably be assumed to achieve taking into consideration the terms of employment in their entirety.

None of the members of Senior Management are to receive benefits upon termination of employment, except such benefits as may accrue as a result of mandatory legislation.

15.d Committees, including advisory boards

Audit Committee

The Board of Directors has established an Audit Committee consisting of Håkan Åström, Anders Gersel Pedersen and Torbjörn Bjerke. The Audit Committee's duties are to assist the Board of Directors in relation to the interpretation, evaluation and presentation of financial data presented by management and to render advice and give recommendations as to specific actions to be undertaken based on the financial data. The establishment of the Audit Committee enables the Board of Directors to make a more thorough investigation of the financial data of the Company.

Remuneration Committee

The Board of Directors has established a Remuneration Committee consisting of Håkan Åström, Jesper Zeuthen and Jeff Buchalter. The purpose of the Remuneration Committee is to assist the Board of Directors in the establishment of employee incentive programmes such as warrants, share options, bonus and pension programmes. The Remuneration Committee evaluates the individual employees in cooperation with the Senior Management and renders on the basis thereof advice and recommendations to the Board of Directors in relation to the implementation by the Company of specific employee incentive schemes.

Commercialisation and Business Development Committees

The Board of Directors has established a Commercialisation and Business Development Committee for the EU territory consisting of Ingelise Saunders and also one for the U.S. territory consisting of Jesper Zeuthen and Jeff Buchalter. The duties of the Commercialisation and Business Development Committees are to assist the Board of Directors in relation to the interpretation and evaluation of marketing plans and other initiatives such as mergers and acquisitions activity proposals and to render advice and give recommendations as to the specific actions to be undertaken based on the presented plans and suggestions.

Clinic and Regulatory Committee

The Board of Directors has established a Clinic and Regulatory Committee consisting of Anders Gersel Petersen. The duties of the Clinic and Regulatory Committee are to assist the Board of Directors in relation to the interpretation and evaluation of actions planned for the clinic and regulatory activities and to render advice and give recommendations as to the specific actions to be undertaken based on the presented plans and suggestions.

Scientific and Clinical Advisory Boards

The Company is, additionally, advised by a group of scientific and clinical advisors who are leaders in their respective fields and who consult with the Executive Management as required. The Scientific Advisory Board assists in formulating the Company's research, development and commercialisation strategy, while the Clinical Advisory Board assists in formulating the Company's pre-clinical and clinical trial programmes.

The members of the Advisory Boards do not receive cash compensation for their services, but are reimbursed for their reasonable expenses of attending meetings. Some members of the Advisory Board have received warrants in the Company, see section I.16.b "Shareholdings and warrants".

15.e Description of management reporting systems and internal control systems

As a listed company, the Company is required to have established procedures, which provide a reasonable basis for the Board of Directors and Senior Management to make proper judgments as to the Company's financial position and prospects.

The Senior Management of the Company has established and relies on the following controls in managing, monitoring and reporting the Company's financial position and results of operations:

•	Strategic planning and corporate objectives are incorporated into a formal business strategy plan;
•	Annual budget and long-term forecasting and projection procedures;
•	Regular management reporting to the Board of Directors of:
–	financial performance and financial position;
–	comparison of budgeted, prior-year and actual performance;
–	analysis of cash flow and finance structure;
–	project management and cost control, identification of responsible project managers and regular project reporting and follow-up;

–	summaries of project management key performance indicators;
–	purchasing controls and maintenance of assets;
–	review of potential claims and litigation;
–	contract and collaboration agreement review and maintenance to ensure that all commitments and liabilities as well as all income to which the Company is entitled are recognised; and
–	review of foreign exchange risks.
•	Control function to monitor the financial reporting and performance of subsidiaries;
•	Detailed controls to ensure the completeness and accuracy of the accounting records of the Company;
•

Detailed controls and instructions to manage the exercise of warrants and maintain an appropriate control of Board members' and Senior Management's share transactions, including rules governing the trading of Shares in the Company.

The Company considers that the controls described above provide effective financial reporting procedures.

15.f Corporate governance

The Copenhagen Stock Exchange's Committee on Corporate Governance published in August 2005 its proposal for "Revised Corporate Governance Recommendations 2005" as amended (the "Recommendations").

The Recommendations are generally considered to define what is currently considered good corporate governance in Denmark, and in October 2005, the Copenhagen Stock Exchange decided to implement the Recommendations into the disclosure requirements for listed companies. Hence, with respect to annual reports for financial years beginning on or after 1 January 2006, companies listed on Nasdaq OMX Copenhagen must include in their annual reports a statement on how they address the Recommendations in accordance with the "comply-or-explain" principle, which requires companies to either comply with the Recommendations or state their reason for not doing so.

The Company intends to comply with the Recommendations to the extent possible, as openness about the Company's policies and activities will contribute to creating value and competitive strength for the Company's business, strengthening relations with shareholders, investors, collaboration partners and employees. The Company generally complies with the Recommendations except where described below.

The Company considers the Recommendations as a dynamic set of rules as, to the extent necessary, they should be aligned to the future needs and demands of the shareholders and the rest of the stock market and to the needs originating from the Company's operations in international markets. Communication between the Company and its shareholders should be as easily comprehensible and accessible as possible, based on the use of information technology such as an informative and interactive website.

The Company's shareholders, future shareholders and other stakeholders have different requirements in terms of corporate information and rely on the quality of such information. Openness and transparency are therefore pivotal for evaluating the Company and its prospects and the Company seeks to maintain the open communication through stock announcements, investor meetings and company presentations. As a result, the Company's annual report, interim reports and other stock announcements will be available in both Danish and English. The Company endeavours to ensure the timely convening of its general meetings, allowing its shareholders and others to consider the issues on the agenda for the general meeting. It is of key importance to the Company that the Board of Directors maintains an appropriate composition so that Board members with a professional background and expertise can act as a constructive, inspiring and controlling sounding board to the Company's management.

Members of the Board of Directors are elected for terms of one year by the shareholders at the annual general meeting upon the Board's recommendations. Relevant knowledge and professional experience are key parameters when recommending Board members. Procedures are in place to avoid conflict of internal Board members' professional duties.

Pursuant to the Company's Articles of Association, a maximum of seven members can serve on the Board of Directors. The Company seeks to ensure that most of the Board members are independent of special interests. In the period 2000 until the Offering Circular Date, the Company's CEO Peter Buhl Jensen was a member of the Board of Directors. Chief Executive Officer of TopoTarget, Dr. Peter Buhl Jensen has resigned from his position as board member of the Company immediately before the Offering for better compliance with current Corporate Governance Recommendations.

The Board members are evaluated by the Board of Directors on a yearly basis. Board members must retire after their 70th birthday.

The Board has established a formal process for evaluating management, and objectives are agreed in connection with the budgeting procedure and evaluated finally at year end.

The Company has entered into employment agreements with the Chief Executive Officer and other members of the Senior Management with termination clauses of between three and 12 months on the part of the Company.

Warrants are issued by the Board of Directors pursuant to an authorisation to the Board of Directors by the General Meeting on a yearly basis, although none were issued in 2008. Warrants are granted to Senior Management and key personnel, employees, consultants and Board members. The exercise price, number of warrants and other terms will be determined when the warrants are granted. Board members have been and can be granted warrants because of the Company's international approach and presence and in order to attract and retain international and experienced Board members. See section 1 4.b "Shareholdings and warrants" for a description of the number of warrants held by the Board of Directors, Senior Management and key personnel. See section 17.b "Warrants" for a description of the terms of the warrants issued.

Due to its size, the Company has not formally elected a deputy chairman of the Board of Directors.

As part of its duties, the Board of Directors has set up five committees to do preparatory work for the Board of Directors, see Section 15.d "Committees, including advisory boards". Not all committees have three members. However, committees with less than three members are not authorised to make independent decisions. The meeting frequency of the Board of Directors and the committees are disclosed in the Company's annual reports.

15.g Guidelines for Incentive Remuneration

With effect from 1 July 2007, section 69b of the Danish Public Companies Act stipulates that the board of directors of a listed company must lay down general guidelines for incentive remuneration to members of its board of directors and executive management before any specific agreements to this effect can be made. These guidelines must be adopted at the first general meeting of the listed company following 1 July 2007. The Board of Directors has laid down such guidelines for incentive remuneration which were approved at the Company's annual general meeting held on 10 April 2008. The Company's Articles of Association have been amended to the effect that article 6c reads "At the Annual General Meeting held on 10 April 2008, the shareholders approved general guidelines for incentive remuneration of the company's Board of Directors and Management". The guidelines are set forth below and are also available at the Company's website www.topotarget.com

16. STAFF

16.a Overview of employees

As of the Offering Circular Date, the Company employed 55 persons in Denmark, England, Germany, the Netherlands, Switzerland and the U.S. The number of employees, the allocation of employees in the Company's main areas of business, and their location of employment are illustrated in the table below:

Table 12: Number of employees as of the end of the period

The Company is not bound by collective bargaining agreements. The Company has not been subjected to any strike or other industrial action, and the Company considers its relationship with its employees to be good.

16.b Shareholdings and warrants

The Board of Directors and Senior Management hold Shares in the Company as follows:

•	Håkan Åström holds nominal DKK 17,000 Shares;
•	Anders Gersel Pedersen holds nominal DKK 5,000 Shares;

•	Peter Buhl Jensen and Ulla Buhl hold nominal DKK 739,222 Shares between them1;
•	Maxwell Sehested holds nominal DKK 623,996 Shares2;
•	Jan Fagerbjerg holds nominal DKK 14,000 Shares;
•	Niels Laursen holds nominal DKK 20,269 Shares;

The Board of Directors, Senior Management and other employees, advisors and consultants participate in the Company's warrant programme. Warrants issued to the respective persons as well as applicable exercise prices are set out below in tables 13-15 below. For further specific information in respect to outstanding warrants granted between 2001 and 2009, see Exhibits 1, 2 and 4 of the Company's Articles of Association.

Table 13: Warrants held by the Board of Directors as of the Offering Circular Date

Table 14: Warrants held by Senior Management as of the Offering Circular Date

Table 15: Warrants held by others, including former Board members, employees, consultants and advisors as of the Offering Circular Date

17. MAJOR SHAREHOLDERS

As of the Offering Circular Date, the Company's registered Shareholders held in aggregate nominal DKK 54,720,926 Shares, corresponding to 82.53% of the Company's registered share capital. Since TopoTarget's Shares are bearer securities, no complete registration of shareholders exists.

The Shareholders listed in table 16 below ("Major Shareholders") hold at least 5% of the Company's Shares or voting rights as at the Offering Circular Date:

Table 16

Tredje AP-fonden ("Tredje AP-fonden") holds 2,354,605 Shares equal to a share of the ownership and the voting rights of 3.55% as at the Offering Circular Date.

All Shareholders are entitled to one vote per Share held.

The Company is not aware of it being directly or indirectly owned or controlled by others. Also, the Company is not aware of any agreements which may later result in others taking over the control of the Company. For shareholdings of the Board of Directors and Senior Management as at the Offering Circular Date, see section I.16.b "Shareholdings and warrants".

18. RELATED PARTY TRANSACTIONS

The Senior Management and the Board of Directors of TopoTarget are considered to be related parties as they exercise a significant influence on the Company's operations.

Except for remuneration to the Senior Management and Board of Directors and the incentive plan, no material transactions have been entered into with related parties. See section I.14 "Remuneration and benefits" for a description of remuneration to the Board of Directors and Senior Management and see section I.16.b "Shareholdings and warrants" for a description of incentive plans.

AntiAnthra

AntiAnthra ApS is considered a related party as it is owned by Peter Buhl Jensen (38.6%) through Buhl Krone Holding ApS, Maxwell Sehested (38.6%) through MXS Holding ApS and Seppo Langer (22.8%). Dr. Buhl Jensen is the Company's Chief Executive Officer and Dr. Sehested is the Company's Chief Scientific Officer. Dr. Seppo Langer is employed part time by the Company.

Related party transactions are shown in note 23 on page F-43.

19. ADDITIONAL INFORMATION

Set forth below in sections 1 9.a. and 1 9.b. is a summary of certain information concerning the Company's share capital as well as a description of certain provisions of the Company's Articles of Association. The summary includes references to and descriptions of certain material provisions of the Company's Articles of Association and Danish law in force on the Offering Circular Date. The summary below contains only material information concerning the Company's share capital and corporate status and does not purport to be complete and is qualified in its entirety by reference to the Articles of Association of the Company and applicable Danish legislation.

19.a Share capital

The Company's registered nominal share capital prior to the Offering amounts to DKK 66,304,510 divided into 66,304,510 Shares, each with a nominal value of DKK 1. All Shares are ordinary Shares of the same class, and all Shares are fully paid up. The Offer Shares will rank pari passu with the Company's other Shares.

The movements in the Company's share capital since 1 January 2005 are illustrated below.

Table 17: Movements in the Company's share capital in the period from 1 January 2005 until the Offering Circular Date

Furthermore, under the authorisation provision in section 7 of the Company's Articles of Association, the Board of Directors may increase the Company's share capita by up to 66,304,510 Shares. If this provision is applied in full, the Company's share capital will amount to nominal DKK 132,609,020 consisting of 132,609,020 Shares with a nominal value of DKK 1 each. For information about the Board's authorisation to increase the Company's share capital through the exercise of warrants, see section I.19.b "Warrants".

1 9.b Warrants

The Company has, as of the Offering Circular Date, 4,841,061 outstanding warrants of which

•	494,952 warrants have an exercise price of DKK 8.33;
•	467,533 warrants have an exercise price of DKK 16.83;
•	914,576 warrants have an exercise price of DKK 24.14;
•	792,000 warrants have an exercise price of DKK 32.77;

•	979,500 warrants have an exercise price of DKK 23.99; and
•	1,192,500 warrants have an exercise price of 4.40

Each warrant confers the right, through exercise, to subscribe one (1) Share at the applicable exercise price. If all outstanding warrants are exercised, the Company's registered share capital will be increased by nominal DKK 4,841,061 against an aggregate cash contribution from the warrantholders of DKK 88,768,440.

Warrants may be exercised twice annually, in two 14-day periods, following the release of the Company's annual report notification and the publication of the Company's interim report (six months) respectively.

The last exercise period for

(i)	494,952 warrants with an exercise price of DKK 8.33,
(ii)	467,533 warrants with an exercise price of DKK 16.83; and
(iii)	914,576 warrants with an exercise price of DKK 24.14

is 14 days following publication of the Company's annual report notification for the annual report 2012.

The last exercise period for 792,000 warrants, with an exercise price of DKK 32.77, is 14 days after release of the annual report notification for 2013 and the last exercise period for 979,500 warrants with an exercise price of DKK 23.99 is 14 days after release of the annual report notification for 2014 and the last exercise period for 1,192,500 warrants with an exercise price of DKK 4.40 is 14 days after release of the annual report notification for 2016.

All outstanding warrants are fully vested, except for the following: 396,000 with an exercise price of 32.77, which vest on 5 October 2009.

244,875 warrants with an exercise price of 23.99, which vest on 26 September 2009 and 489,750 warrants with an exercise price of DKK 23.99, which vest on 26 September 2010.

298,125 warrants with an exercise price of DKK 4.40 vest on 29 January 2010, 298,125 warrants with an exercise price of

DKK 4.40, which vest on 29 January 2011 and 596,250 warrants with an exercise price of DKK 4.40 vest on 29 January 2012.

Vesting and exercise of warrants are generally not subject to the warrantholder being employed by, or acting as a Board member, consultant etc. for the Company. Specific rules apply in the event of termination of the employment, Board membership etc.

Warrants that have not been exercised in the last applicable exercise period will automatically be deemed null and void.

Issuance of warrants, and the allocation thereof, to Board members, Senior Management members, employees, advisors and consultants are determined by the Board of Directors on a merit basis and upon the recommendation of the Remuneration Committee.

All outstanding warrants have been issued by the Board of Directors pursuant to valid authorisations in the Company's Articles of Association, during the period from 2001 to 2009. The terms and conditions applying to the warrants are included in Exhibits 1, 2 and 4, respectively, of the Company's Articles of Association.

Warrantholders may in some instances be entitled to exercise their warrants outside the pre-determined exercise periods, including in the event of a merger, demerger or liquidation of the Company.

In the Offering, the price per Offer Share will be below market price of the Shares prior to the announcement of the Offering. The number of outstanding warrants as well as the exercise price of these warrants will thus be adjusted following completion of the Offering. The recalculation of the exercise price and the number of warrants will be based on a comparison between the Offer Price and the closing price listed on Nasdaq OMX

Copenhagen on 29 May 2009 of DKK 4.42 per Existing Share. The recalculation will ensure that the value of the outstanding warrants is not diluted as a result of the Offering being carried out below market value.

Holders of (i) 914,576 warrants with an exercise price of DKK 24.14, (ii) 792,000 warrants with an exercise price of DKK 32.77, (iii) 979,500 warrants with an exercise price of DKK 23.99 and (iv) 1,192,500 warrants with an exercise price of DKK 4.40 have a general right to claim an adjustment of the number of warrants issued or an adjustment of the exercise price, if there are capital changes in the Company which reduce the value of the warrants.

Holders of (i) 494,952 warrants with an exercise price of DKK 8.33 and (ii) 467,533 warrants with an exercise price of DKK 1 6.83 do not have any general right to claim an adjustment to the number of warrants issued or an adjustment of the exercise price. Specific provisions exist, however, regarding adjustments of warrants, in order to maintain their value, and partly for this reason, the Board of Directors has determined that such warrants should be adjusted accordingly.

Value of warrants

The aggregate value of the warrants as of the Offering Circular Date has been calculated at DKK 6.7 million (EUR 0.9 million) using the Black Scholes Option Pricing Model. The following assumptions have been made: Share price of DKK 4.42 (closing price on 29 May 2009), volatility at 71.61%, no dividends and risk-free interest rate at 2.5% per annum.

Under its current authorisation in the Company's Articles of Association, the Board of Directors is authorised to issue 1 ,427,500 additional warrants and to determine the terms and conditions of such warrants.

19.c Shareholders' agreement

The Company is not aware that any of the Company's Shareholders have entered into shareholders' agreements concerning the holding of Shares in the Company.

1 9.d Treasury shares

The Board of Directors has been authorised, by resolution of the shareholders at the annual general meeting in 2009, to acquire treasury shares within the 10% limitation as set out in the Danish Public Companies Act. As of the Offering Circular Date, the Company does not hold any treasury shares.

1 9.e Memorandum and Articles of Association

The Company is a public limited company incorporated under the Danish Public Companies Act, with its registered office in Copenhagen, Denmark. The Company is duly registered with the Danish Commerce and Companies Agency.

The Company has conducted business since 26 October 2000.

The following sets out a number of material provisions of the Company's Articles of Association.

Objects clause

The Company's object, as set out in article 3 of the Articles of Association, is to develop ideas and preparations for the combating of disease medically, to manufacture and sell such preparations or ideas, to own shares in companies with the same object and to perform activities in natural connection with these objects.

Summary of provisions concerning the Board of Directors and Management Board

The Company is managed by the Board of Directors consisting of not less than four and not more than seven members, who are elected by the general meeting for terms of one year. Board members must retire from the Board of Directors at the general meeting immediately following his or her 70th birthday.

The Board of Directors shall employ the Management Board and determines the fees of the managers.

The Company is bound by the Chairman of the Board of Directors and one member of Management acting jointly or by three members of the Board of Directors.

Pursuant to Article 7 of the Articles of Association of the Company, the Board of Directors is authorised, in the period until 27 May 2010, to increase the Company's share capital in one or more issues by a total nominal amount of up to DKK 66,304,510. Capital increases up to DKK 6,630,451 in accordance with the authorisation provision may be effected by the Board of Directors through a non-cash contribution (including through the acquisition of existing businesses), conversion of debt and/or cash contribution with or without pre-emptive rights to the Company's shareholders at the discretion of the Board of Directors. Capital increases of more than DKK 6,630,451 in accordance with the authorisation provision may be effected by the Board of Directors through a cash contribution with pre-emptive rights for the Company's shareholders in one (1) rights issue. The Board of Directors is only authorised to carry out a rights issue in the period until 27 May 2010 if the board considers such an issue to serve the best interest of the Company and its shareholders.

Pursuant to the Articles of Association, the Board of Directors has been authorised to issue 1,427,500 warrants to the Company's Board of Directors, Senior Management, employees, advisors and consultants. Each warrant shall upon issuance confer the right to subscribe for one Share at a price corresponding to the market value of the Company's Shares on the date of issuance of the warrant.

Limitations on ownership

There are no limitations as to how many Shares a person or legal entity may own.

Voting rights

Each Share confers upon the Shareholder one vote. There are no limitations on the Shareholders' rights to vote on the Shares at general meetings.

Dividend rights

Decisions on the distribution of dividends are adopted by the Shareholders at the annual general meeting by a simple majority of votes. Payment of dividends is limited by mandatory provisions of the Danish Public Companies Act and the recommendations of the Board of Directors. Payment of interim dividends may take place provided an authorisation to this effect has been adopted in the Articles of Association. Such authorisation has not been granted.

The Shares carry a right to receive dividends. For a discussion of the taxation of dividends, see section III.4.k "Taxation".

Negotiability and transferability

All Shares are freely transferable and negotiable instruments.

Rights in liquidation

Upon a solvent liquidation of the Company the Shareholders will be entitled to receive a share of the excess proceeds in proportion to their nominal shareholding in the Company after due payment has been made to the Company's creditors.

Special rights

No Shares carry special rights.

Registration of Shares

The Shares shall be registered electronically with VP through a Danish bank or other institution which is legally authorised to be registered as custodian of the Shares. The Shares are issued as non-certificated bearer shares. The Shares may be registered in the name of the holder in the Company's register of shareholders through the holder's custodian.

Offer Shares

The Offer Shares shall rank pari passu with the Company's other Shares. No Shares carry special rights.

General meetings

Pursuant to the Company's Articles of Association, the annual general meeting shall be held in the Greater Copenhagen area not later than four months after the end of each financial year.

Extraordinary general meetings shall be convened according to resolutions by the General Meeting or the Board of Directors, at the request of the Company's auditors or at the written request of Shareholders representing a minimum of 10% of the Company's registered share capital.

General meetings are convened by the Board of Directors giving not less than eight days' and not more than four weeks' notice by advertisement in a national Danish newspaper. A convening notice will also be forwarded to Shareholders recorded in the Company's register of shareholders, who have requested such notification. The Company's shares may be issued to bearer, therefore notice to convene a general meeting shall also be given electronically in the computer information system of the Danish Commerce and Companies Agency.

Shareholders are entitled to attend, vote and speak at general meetings, in person or by proxy, provided that such Shareholders have applied for and received admissions cards not later than five days prior to the date of the relevant general meeting.

Majority resolutions of the general meetings

All resolutions made by the shareholders in general meeting may be adopted by a simple majority of votes, subject only to the mandatory provisions of the Danish Public Companies Act and the Company's Articles of Association.

Under the Danish Public Companies Act, all amendments to the Articles of Association, require the approval of a two-thirds majority of the votes and of the share capital represented at a general meeting of shareholders. Certain resolutions, which purport to limit a Shareholder's ownership or voting rights, are subject to approval by a nine-tenths majority of the votes and share capital represented at a general meeting of Shareholders. Resolutions to increase the obligations of the Shareholders towards the Company require unanimity.

Pre-emptive rights

All Shareholders of the Company have pre-emptive rights in connection with capital increases that are carried out as cash contributions. The Shareholders in general meeting may resolve, subject to a two-thirds majority of the votes cast and the share capital represented at a general meeting, to issue Shares without pre-emptive rights for the Company's Shareholders. It should be noted that the Board of Directors may resolve, pursuant to the authorisation provided by the Articles of Association as described above, to issue Shares without pre-emptive rights for the Company's Shareholders. In addition, U.S. shareholders and other shareholders outside Denmark may be unable to exercise such pre-emptive rights as neither the Offering nor any future rights issue of new Shares can be expected to be registered under the Securities Act or with any authority outside Denmark. See "Risk factors – Risk of unavailability for holders of Shares in the U.S. and other jurisdictions outside Denmark to exercise the Pre-emptive Rights and limitations on transfer of the Pre-emptive Rights and Offer Shares.".

Provisions in the Articles of Association or other rules, which may lead to a change of control in the Company being delayed

According to the Articles of Association, it is a requirement for a Shareholder's entitlement to attend, vote and exercise other Shareholder rights that not later than 5 days prior to the general meeting the Shareholder has requested that the Company issue an admission card. Admission cards will only be issued to Shareholders who are registered in the Company's register of shareholders and Shareholders who can present a deposit transcript from VP or relevant bank, which is not more than 8 days' old at the time of presentation.

1 9.f Disclosure requirements

Pursuant to section 29 of the Danish Securities Trading Act, shareholders in a listed company are required to notify the listed company and the Danish FSA as soon as possible when the shareholder's stake represents 5% or more of the voting rights in the company or the nominal value accounts for 5% or more of the share capital, and when a change of a holding already notified entails that the limits of 5%, 10%, 15%, 20%, 25%, 50% or 90% and the limits of one-third and two-thirds of the share capital's voting rights or nominal value are reached or are no longer reached.

20. MATERIAL CONTRACTS

20.a Agreement with CuraGen

On 3 June 2004, the Company entered into a licenselicense and collaboration agreement with CuraGen which provided for the Company and CuraGen to collaborate exclusively with respect to the research, development and commercialisation of small molecules that inhibit histone deacetylation ("HDAC") for use in the prevention, diagnosis, control or treatment of any human disease or condition. Successfully developed collaboration products were to be exclusively marketed by the Company in the European Union and certain contiguous countries (the "Company Territory"), and by CuraGen in all other countries, including the U.S. and Japan (the

"CuraGen Territory"). During the research term, the Company granted to CuraGen, on a co-exclusive basis (with the Company) and in the CuraGen Territory, a licenselicense to all of the Company's patents or inventions subject to patent applications that may be useful for the development, manufacture, use or sale of HDAC inhibitors, to conduct the research programme and to make and use collaboration products.

CuraGen paid an up-front license fee, an annual collaboration fee for three years, all development costs agreed to in the development plan and invested a further sum in the Company through convertible notes. For each product that arose from the collaboration, CuraGen agreed to pay the Company milestone payments of up to USD 30 million per collaboration product. In addition, each company agreed to pay the other low double digit royalties on annual net sales of collaboration products in their respective territories.

The collaboration successfully developed belinostat through to the end of Phase II clinical trials.

On 21 April 2008 the Company entered into a transfer and termination agreement with CuraGen which provided for the Company and CuraGen to terminate the license and collaboration agreement and for the Company to purchase from CuraGen all of CuraGen's interests in the collaboration products and in certain other rights and assets relating to HDAC inhibitors and receive certain other licenses and rights related to HDAC inhibitors sufficient to enable the Company to carry on alone the research, development and commercialisation of HDAC inhibitors including belinostat. In consideration of such termination, purchase and grant, the Company agreed to pay CuraGen USD 26 million (DKK 137.4 million/EUR 18.4 million) plus 5 million Company shares and a future commercial milestone payment of up to USD 6 million payable at the rate of 10% of the first USD 60 million of belinostat sales or partnership revenue received by the Company.

In addition, also on 21 April 2008, a transition service agreement was entered into whereby CuraGen agreed to provide certain specified transition services to the Company in consideration of receiving an agreed fee, to enable a smooth transition to the Company of the various development activities being undertaken by CuraGen either directly or through third party contractors.

20.b Agreement with Astellas

On 27 October 2005, TopoTarget Switzerland S.A. (formerly Apoxis S.A.)) entered into an agreement with Astellas under which TopoTarget was granted an exclusive worldwide license to a group of chemical compounds (the lead of which TopoTarget refers to as APO866) with potential anti-cancer and immunosuppressive activity Astellas retains manufacturing rights and TopoTarget has an obligation to purchase product exclusively from Astellas. Such rights are to be assigned to TopoTarget in case Astellas wishes to discontinue manufacturing.

In consideration of the license grant, TopoTarget agreed to pay an upfront payment plus a series of development milestone payments (such milestone payments totalling a single digit number of million EUR), the first of which is payable upon receipt by Astellas of a full report of a Phase II clinical trial of APO866 with data sufficient to substantiate commencement of a Phase III or pivotal Phase II study. In addition, TopoTarget agreed to pay Astellas a royalty of a low double digit percentage of future net sales of Products during the term of the license.

Astellas has retained a "license-back" option in respect of each Product in selected indications, on reasonable terms to be agreed within certain stated limits after good faith negotiations. The option is to be exercised by Astellas no later than three months after receiving full reports from TopoTarget on both the CTCL and melanoma Phase II clinical trials. In addition, Astellas retains (i) the right, when executing its option, to buy-back all the licensed rights subject to good faith negotiations and reaching agreement with TopoTarget on reasonable terms to be agreed within certain pre-agreed limits; and (ii) an exclusive "right of first negotiation" should TopoTarget decide to out-licenselicense a Product for any indication at any time.

20.c Share purchase agreement regarding the acquisition of TopoTarget Switzerland S.A. (formerly Apoxis S.A.)

In connection with the acquisition of TopoTarget Switzerland (formerly Apoxis S.A.) TopoTarget undertook to make a milestone payment ("the APO866 Milestone") (in cash or, at TopoTarget's option, TopoTarget Shares calculated by reference to the Share price on the business day immediately following the day on which the APO866 Milestone is achieved) If: (a) APO866 meets certain specified clinical endpoints in a Phase II clinical trial, the APO866 Milestone shall be DKK 75 million (EUR 10 million); or if (b) Astellas exercises its buy-back option under the agreement dated 27 October 2005 between Astellas and Apoxis (the "Astellas Agreement"), the APO866 Milestone shall be DKK 75 million (EUR 10 million) plus an amount equal to 50% of the amount by which the amount received from Astellas in respect of the exercise thereof exceeds DKK 75 million (EUR 10 million) (the "Excess"). If TopoTarget has paid the DKK 75 million (EUR 10 million) referred to in (a) above and, within 12 months thereof Astellas exercises its buy-back option, TopoTarget is solely required to pay the Excess. If Astellas exercises its option more than 12 months after the date on which TopoTarget pays the DKK 75 million (EUR 10 million) referred to in (a) above, no further sum in respect of the APO866 Milestone is payable.

20.d Novartis

In 2003, TopoTarget's German subsidiary entered into an agreement with Novartis for the development of a recombinant protein which targets a common cancer antigen, ErbB2/HER2, involved in the development of malignancies such as breast cancer and head and neck tumours. The Company has exercised its option to exclusively in-license Zemab. Under the agreement, Novartis grants the Company an exclusive licenselicense for patent rights, interest in joint patent rights, and know-how relating to Zemab. The agreement required payments for the option, as well as an additional payment upon its exercise plus milestone payments and royalties if a product is commercialised. Novartis retains both a buy-back right up to the end of Phase II and a first right of negotiation at any time.

20.e NCI (US)

TopoTarget is party to a Cooperative Research and Development Agreement ("CRADA") with the NCI (U.S.). Under the CRADA the NCI (U.S.) and TopoTarget will collaborate to conduct pre-clinical trials on belinostat in order to better understand the anti-tumour activity of belinostat and to provide supporting information for clinical trials. An additional goal is to select the best next generation of HDAC inhibitors from TopoTarget's library of HDAC inhibitors for clinical development. TopoTarget also receives the benefit of a Clinical Trial Agreement with NCI (U.S.) under which the NCI (U.S.) sponsors a number of clinical trials evaluating the activity of belinostat, either alone or in combination with other anti-cancer therapies, for the treatment of solid and haematological cancers.

20.f Other arrangements

Baylor

Effective as of 31 January 2003 and as amended and rephrased as at 10 March 2009, TopoTarget Switzerland S.A. (formerly Apoxis S.A.) entered into an agreement with Baylor, under which TopoTarget was granted an exclusive, sublicenseable license under certain U.S. patents and patent applications relating to Hypohidrotic Ectodermal Dysplasia Genes and Proteins, as well as to Ectodermal Dysplasia Pathway Gene. In consideration of the license grant TopoTarget agreed to pay an upfront payment plus a series of development milestones payments (totalling a triple digit number of thousands of USD), the next of which is payable on the signing of an agreement with a development partner. In addition, TopoTarget agreed to pay a royalty of a low single digit percentage of future net sales of products in the U.S. utilising the licensed intellectual property.

The scope of the amended and rephrased license extends to all therapeutic areas other than Ectodermal Dysplasia and artificial skin replacement, to making, having made, using, marketing, importing, selling and offering to sell all products which, but for the license granted, would infringe the above-mentioned patents and patent applications.

Mochida

Effective as of 30 October 2003, TopoTarget Switzerland S.A. (formerly Apoxis S.A.) was granted by Mochida a non-exclusive worldwide license under certain patents and patent applications to use Fas/FasL in TopoTarget' Mega technology, which is designed to engineer highly active Fas/FasL. This technology is utilised in TopoTarget' APO010 programme.

In consideration of the license grant, TopoTarget agreed to pay an upfront payment and an annual fee of a double digit number of thousand of USD plus a series of development milestones payments (totalling a triple digit number of thousands of USD), the next of which is payable on the commencement of a Phase II clinical study of a product utilising the licensed intellectual property. In addition, TopoTarget agreed to pay a royalty of a low single digit percentage of future net sales of products utilising the licensed intellectual property. Additional development milestones are payable on subsequent products utilising the licensed intellectual property.

Rigshospitalet

On 26 July 2005, the Company entered into a research collaboration agreement with Rigshospitalet, Denmark, concerning research regarding Topotect for brain metastases. The agreement is expected to be renewed in the near term.

Under the research collaboration agreement, the Company uses laboratory facilities at Rigshospitalet for research and the Company agreed to pay the costs of Ph.D. students who are supervised by employees from the Company. Rigshospitalet is entitled to a royalty of 4% of any income which the Company may generate through Topotect for brain metastases, up to a maximum of DKK 10 million (EUR 1.3 million). "Income" is defined as any licenselicense or upfront payment, milestone payments and royalty payments from licenselicense agreements after deduction of direct costs. If the Company instead were to sell Topotect to a third party, Rigshospitalet would be entitled to 4% of the net purchase sum payable to the Company on such sale, up to a maximum of DKK 10 million (EUR 1.3 million).

The Company conducts research at Rigshospitalet's facilities and is entitled to any inventions made during such research. However, jointly developed inventions will be shared between Rigshospitalet and the Company unless one party has contributed significantly more than the other party, in which event the rights will be allocated in accordance with the estimated contributions. Disagreements regarding the allocation are to be determined by a patent agent.

Desitin

Desitin, has been the development partner for the novel formulation of SavicolTM for which Desitin may receive percentage royalty payments in the low single digit range on all net income of SavicolTM. Desitin serves as the Company's manufacturing and supply partner of SavicolTM in the Phase II clinical trials.

Micro Carrier Systems

Micro Carrier Systems has been the development partner for the novel galenic formulation of Baceca® and AvuganeTM for which MCS may receive certain milestone payments amounting to a maximum of EUR 200,000 and percentage royalty payments in the low single digit range on all net income of resulting products.

Georg-Speyer-Haus

The patent rights for using VPA in certain specified cancers, including Baceca® in skin cancer, have been in-licensed, on an exclusive basis, from the German Biomedical Research Institute Georg-Speyer-Haus. Under the licenselicense agreement TopoTarget is obliged to pay low, single-digit percentage royalties based on net sales of future products derived from the patent.

Basic Pharma

The Company has entered into a manufacture and supply agreement with Basic Pharma for the drug product supply of Baceca® and AvuganeTM required in connection with the ongoing Phase II trials.

VIPharma, Grupo Ferrer, Adienne Pharma and Medis

TopoTarget has entered into distribution agreements with the following European companies who are responsible for the marketing, sale and distribution of Savene® in their respective territories: a VIPharma (Greece), Grupo Ferrer (Spain and Portugal), Adienne Pharma (Italy) and Medis (Hungary and Slovenia).

BioPro and 4G

TopoTarget has entered into license agreements with the following companies who are responsible for obtaining registration, marketing, sale and distribution of Savene® in their respective territories: BioPro (Far East) and 4G (Turkey).

21. DOCUMENTATION MATERIAL

The following documents (which include those documents referred to in section 29(2) of the Danish Public Companies Act are available for inspection on any day (Saturdays, Sundays and public holidays excepted) at TopoTarget's registered office, Symbion, Fruebjergvej 3, DK-2100 Copenhagen Ø, Denmark: i) TopoTarget's memorandum of association and Articles of Association; ii) TopoTarget's annual reports as at and for the financial years ended 31 December 2006, 2007 and 2008 prepared in accordance with IFRS as adopted by the EU and the additional Danish disclosure requirements for annual reports of listed companies; iii) a statement from the Board of Directors dated 2 June 2009 which, to the extent that this would not be detrimental to the Company due to special circumstances discloses events of material importance which have occurred after the approval of the annual report for the year ended 31 December 2008; iv) a statement from Deloitte regarding the Board of Directors' statement; v) this Offering Circular; and vi) the Danish Offering Circular.

In addition copies of the Danish Offering Circular and this Offering Circular with certain exceptions, including prohibitions on access by persons located in the United States can be down loaded from TopoTarget's website www.topotarget.com.

22. DISCLOSURE OF EQUITY INVESTMENTS

For information on material investments held by TopoTarget in other companies, see section I.6. "Organisational structure"

II. INFORMATION ABOUT TOPOTARGET'S ASSETS AND LIABILITIES, FINANCIAL POSITION AND RESULTS OF OPERATIONS

For financial information regarding TopoTarget please see Appendix (F-Pages).

II-1

III. THE OFFERING

1. RESPONSIBILITY STATEMENTS

Responsibility statements are only included in the Danish version.

2. RISK FACTORS RELATED TO THE OFFERING

See "Risk factors" for a discussion of risk factors related to the Offering.

3. KEY INFORMATION

3.a Working capital statement

TopoTarget's capital resources consist partly of cash and cash equivalents and short-term securities, which totalled DKK 108 million (EUR 14.5 million) as at 31 December 2008, and which are primarily denominated in DKK. At 31 March 2009, cash and cash equivalents amounted to DKK 80.8 million.

As at the Offering Circular Date, TopoTarget had cash resources and securities holdings totalling DKK 61.4 million (EUR 8.2 million).

At the Offering Circular Date and if the Company does not receive any net proceeds from the Offering, TopoTarget will not have sufficient funds to run the Company for a 12-month period and will thus not be a going concern. This may require the Company to make adjustments to its planned operations. See "Risk factors" for a discussion of risk related to going concern.

The Company expects that its cash and securities and the net proceeds from the Maximum Offering, in addition to income from operations, will be sufficient to fund the Company's operations until January 2011.

If the net proceeds from the Offering amount to less than DKK 120.0 million (EUR 16.1 million), the Company is expected to be able to carry out one of the following arrangements:

•

Divest one or more of the Company's assets. The Company is confident that the net proceeds from such sale will sufficiently cover any difference up to the expected DKK 120.0 million (EUR 16.1 million) net proceeds from the Offering (Net proceeds at Maximum Offering) down to the minimum net proceeds of DKK 57.4 million (EUR 7.7 million) (Net pro-ceeds at Minimum Offering). As a consequence, the use of proceeds from a divestment of assets will be more or less in line with those stated above after taking into account the net proceeds of the sale of assets.

•

Reduce patient recruitment and production of compounds for clinical belinostat studies, which could cause delays. With such reduction of patient recruitment and production of compounds, the Company is expected to have sufficient funding for a period of at least 12 months from the Offering Circular Date, during which period Management expects that additional funding can be raised to facilitate the continued development of belinostat into January 2011. As a consequence, the use of proceeds will be lowered by an amount equivalent to the difference between the actual net proceeds and the net proceeds from an Offering of DKK 120.0 million (EUR 16.1 million).

See section I.9 "Capital resources" for a supplementary description of the Company's expected cash resources. There are many factors impacting whether the funds will be sufficient, including those described in section I.12 "Prospective financial information" and the section entitled "Risk factors". The Company may thus require additional funding in the form of equity or debt financing, sale of assets, collaborative agreements with commercial partners or from other sources.

TopoTarget's expectations are based on the Company's ability to generate income from the sale of Savene® and Totect®, milestone payments from existing and potential new collaborative partners in the future and in the form of equity or debt financing, as required. See the section entitled "Risk factors" for a discussion concerning future income and financing.

III-1

3.b Capitalisation and indebtedness

TopoTarget believes that it will have an appropriate capital structure and capital resources upon completion of the Offering. TopoTarget's long-term debt and leasing obligations relating to operating and finance leases totalled DKK 0.1 million (EUR 0.01 million) as of the Offering Circular Date. The Company only has unsecured and unguaranteed debt. The statement below shows TopoTarget's total capitalisation as of 31 March 2009 and adjusted to reflect the estimated net proceeds.

Table 18

3.c Interests of natural and legal persons involved in the Offering

The Company is not aware of interests or conflicts of interests related to the Offering that are material to the Company.

3.d Reasons for the Offering and use of proceeds

Upon full subscription of the Offering, the gross proceeds will be approximately DKK 132.6 million (EUR 17.8 million) and the net proceeds (gross proceeds less estimated costs to the Company relating to the Offering) are expected to be approximately DKK 120.0 million (EUR 16.1 million) (Net proceeds at Maximum Offering).

If only 33,152,255 Offer Shares are subscribed, the gross proceeds will be approximately DKK 66.3 million (EUR 8.9 million) and the net proceeds (gross proceeds less estimated costs to the Company relating to the Offering) are expected to be approximately DKK 57.4 million (EUR 7.7 million) (Net proceeds at Minimum Offering).

Further, at the Offering Circular Date TopoTarget has DKK 61.4 million (EUR 8.2 million) in cash and securities.

Relative to the expectations outlined in the Company's offering circular of 4 June 2007, TopoTarget successfully acquired all rights to belinostat from CuraGen in April 2008. This resulted in an additional cash outlay of USD 26 million (DKK 137.4 million/EUR 18.4 million), which is required to continue the Company's positive development.

TopoTarget intends to use the net proceeds from the Offering, income from current sales of Savene®/Totect®, future milestone payments and its existing cash balances to further develop TopoTarget's potential product

III-2

portfolio towards commercialisation and for general corporate purposes. This will primarily include clinical trial activities with some supportive pre-clinical activities and general administrative expenditure.

TopoTarget's priority will be to develop its blockbuster potential compound belinostat into the market either alone or together with a partner. Until a partner agreement is in place, the majority of the Company's research and development expenditure will be used on the belinostat compound. When a partner agreement is in place TopoTarget will adjust the overall strategy and start developing other of the pipeline compounds, as appropriate.

Use of net proceeds at Maximum offering

The Company plans to use its current cash and the net proceeds as follows:

•

DKK 90 million to DKK 95 million (approximately EUR 12.1 million to EUR 12.7 million) to fund the pivotal belinostat PTCL trial all the way to NDA filing in U.S. market in December 2010. This is a single-arm Phase III pivotal study with 120 patients (including internal clinical support, drug manufacture and regulatory expenses).

•

DKK 45 million to DKK 50 million (approximately EUR 6.0 million to EUR 6.7 million) to fund a randomised belinostat Phase II study in the CUP indication with 88 patients (including internal clinical support, drug manufacture and regulatory expenses).

•

DKK 20 million to DKK 25 million (approximately EUR 2.7 million to EUR 3.4 million) to fund completion of on-going Phase I and II belinostat trials and progress APO866 trial (CTCL) to intermediate stage (including internal clinical support, drug manufacture and regulatory expenses).

•	DKK 1 million to DKK 2 million (approximately EUR 0.1 million to EUR 0.3 million) to support NCI belinostat trials with drug supply.

In addition, DKK 1 5 million to DKK 20 million (approximately EUR 2.0 million to EUR 2.7 million) of the net proceeds will be used for the Company's capacity costs, including administrative expenditure less net sales revenue.

Use in case of net proceeds between DKK 57.4 million (EUR 7.7 million) (Net proceeds at Minimum Offering) and DKK 120.0 million (EUR 16.1 million) (Net proceeds at Maximum Offering)

If the net proceeds from the Offering amount to less than DKK 120.0 million (EUR 16.1 million), the Company is expected to be able to carry out one of the following arrangements:

•

Divest one or more of the Company's assets. The Company is confident that the net proceeds from such sale will sufficiently cover any difference from the expected DKK 120.0 million (EUR 16.1 million) net proceeds from the Offering (Net proceeds at Maximum Offering) down to the minimum net proceeds of DKK 57.4 million (EUR 7.7 million) (Net proceeds at Minimum Offering). As a consequence, the use of proceeds from a potential divestment of assets will be more or less in line with those stated above after taking into account the net proceeds of the sale of assets.

•

Reduce patient recruitment and production of compounds for clinical belinostat studies, which could cause delays. With such reduction of patient recruitment and production of compounds, the Company is expected to have sufficient funding for a period of at least 12 months from the Offering Circular Date, during which period Management is confident that additional funding can be raised to facilitate the continued development of belinostat into January 2011. As a consequence, the use of proceeds will be lowered by an amount equivalent to the difference between the actual net proceeds and the net proceeds from an Offering of DKK 120.0 million (EUR 16.1 million).

Further, all amounts and the timing of the Company's actual expenditures will depend upon numerous factors including the amount of net proceeds actually received from the Offering; time to completion and the costs of clinical trials that may be required or considered necessary; the timing of regulatory submissions and any terms or conditions imposed as a condition for any approval of the Company's product candidates; the status of the Company's product development and commercialisation efforts for all the Company's programmes; the amount of cash generated by the Company's operations; and the amount of competition facing the Company. The amounts and timing of actual expenditures may deviate from the Company's budgets.

Pending utilisation, the Company intends to invest the net proceeds from the Offering in short-term, investment grade, interest-bearing securities and investments with a similar risk profile.

4. INFORMATION CONCERNING THE SECURITIES TO BE OFFERED

4.a Type of securities and ISIN codes

III-3

The Offering comprises a minimum of 33,152,255 new shares and up to a maximum of 66,304,510 new shares in the Company each of a nominal value of DKK 1 with pre-emptive rights for Existing Shareholders.

Pre-emptive Rights will be allocated to the Company's Existing Shareholders on 15 June at 12:30 pm CET through VP. Shares traded after 10 June at 5:00 pm CET will trade ex Pre-emptive Rights, provided that the Shares are traded at customary three-day settlement.

The Offering is being made at the ratio of 1:1, which means that each Existing Shareholder will be entitled to and allocated one (1) Pre-emptive Right for each Existing Share held at the Allocation Time, and that one (1) Pre-emptive Right will be required to subscribe for one (1) Offer Share.

Any person registered with VP as a shareholder of the Company on 1 5 June at 12:30 pm CET will be entitled to one (1) Preemptive Right for each Existing Share held. For every Pre-emptive Right held, the holder will be entitled to subscribe for one (1) Offer Share against payment of DKK 2 per Offer Share, which is below the officially quoted price on 29 May of DKK 4.42 per Existing Share.

The Pre-emptive Rights have been admitted for trading and official listing on Nasdaq OMX Copenhagen to the effect that the Pre-emptive Rights can be traded on Nasdaq OMX Copenhagen during the period from 11 June at 9:00 am CET to 24 June at 5:00 pm CET.

The subscription period for the Offer Shares commences on 16 June at 9:00 am CET and closes on 29 June at 5:00 pm CET (the "Subscription Period"). See section III.5.c "Subscription period".

The Offer Shares issued by TopoTarget shall be of the same class as the Existing Shares. The Offer Shares will not be issued or admitted for trading and official listing on Nasdaq OMX Copenhagen until after the registration of the capital increase relating to the Offering with the Danish Commerce and Companies Agency. Issuance and admission for trading and official listing of the Offer Shares is expected to take place on 6 July in the ISIN code of the Existing Shares (DK0060003556). The temporary ISIN code of the Offer Shares is DK0060183515. Shareholders and investors should note that the Offer Shares will not be admitted for trading and official listing on Nasdaq OMX Copenhagen under the temporary ISIN code.

The Pre-emptive Rights will have the ISIN code DK0060183432 and will be admitted for trading and official listing on Nasdaq OMX Copenhagen.

Offer Shares which have not been subscribed for by the Company's shareholders according to their pre-emptive rights through the exercise of Pre-emptive Rights or by investors according to acquired Pre-emptive Rights on expiry of the Subscription Period ("Remaining Shares") may without compensation to the holders of Pre-emptive Rights on a discretionary basis be allocated by the Board of Directors to shareholders and investors who do not hold any Pre-emptive Rights if, prior to the expiry of the Subscription Period, they have submitted binding undertakings to the Global Co-ordinator & Bookrunner to subscribe for Offer Shares at the Offer Price.

I-nvestor Danmark A/S, Kongevejen 418, DK-2840 Holte, Denmark, is acting as the Company's Registrar of Shareholders.

4.b Applicable law and jurisdiction

The Offering is subject to Danish law. The Offering Circular has been prepared in compliance with the standards and requirements of Danish law. Any dispute which may arise as a result of the Offering shall be brought before the Danish courts of law.

4.c Registration

The Pre-emptive Rights and the Offer Shares will be delivered in book-entry form through allocation to accounts with VP through a Danish bank or other institution authorised as the custodian of such shares. VP is located at Weidekampsgade 14, P.O. Box 4040, DK-2300 Copenhagen S, Denmark. The Pre-emptive Rights and the Offer Shares are issued in non-certificated bearer form. The Offer Shares may be registered in the name of the holder in the Company's register of shareholders through the holder's custodian bank or other financial intermediaries.

4.d Currency

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The Offering will be carried out and trading in the Pre-emptive Rights will be effected in Danish Kroner. The Offer Shares are denominated in Danish kroner.

4.e Exchange control regulations in Denmark

There is no legislation in Denmark that restricts the export or import of capital (except for certain investments in areas in accordance with applicable resolutions adopted by the United Nations and the European Union), including, but not limited to, foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the Offer Shares. As a measure to prevent money laundering and financing of terrorism, persons travelling into or out of Denmark carrying amounts of money (including, but not limited to, cash and travellers cheques) worth the equivalent of EUR 15,000 or more must declare such amounts with the Danish Customs Authority when travelling into or out of Denmark.

4.f Rights attached to the Pre-emptive Rights and the Offer Shares

One Pre-emptive Right confers the right to subscribe for one (1) Offer Share in the Company of a nominal value of DKK 1.

A holder of Pre-emptive Rights may choose to sell Pre-emptive Rights during the Rights Trading Period.

The Pre-emptive Rights can be traded on Nasdaq OMX Copenhagen from 11 June at 9:00 am CET to 24 June at 5:00 pm CET, and they can be exercised to subscribe for Offer Shares during the Subscription Period from 16 June at 9:00 am CET to 29 June at 5:00 pm CET.

Pre-Emptive Rights that are not exercised during the Subscription Period will lapse with no value, and holders of such Pre-emptive Rights will not be entitled to compensation. The Subscription Period will end on 29 June at 5:00 pm CET. If the holder does not want to exercise the Pre-emptive Rights to subscribe for the Offer Shares, the Preemptive Rights may be sold during the Rights Trading Period.

The Offer Shares will, when fully paid in and registered, have the same rights as the Existing Shares.

The completion of the Offering is subject to the subscription of a minimum of 33,152,255 Offer Shares in the Offering, equivalent to the Company receiving gross proceeds of at least DKK 66,304,510 (the "Minimum Proceeds") through the Offering. If the Minimum Proceeds are not received, the Offering will not be completed. If the Offering is not completed, any exercise of Pre-emptive Rights that has already taken place will automatically be cancelled, the subscription amount for the Offer Shares will be refunded (less any brokerage fees) to the last registered owner of the Offer Shares as of the date of withdrawal, all Pre-emptive Rights will be null and void, and no Offer Shares will be issued, potentially causing investors who may have acquired Pre-emptive Rights and/or rights to Offer Shares (in an off-market transaction) to incur a loss. However, trades of Pre-emptive Rights executed during the Rights Trading Period will not be affected. As a result, investors who acquired Pre-emptive Rights will incur a loss corresponding to the purchase price of the Pre-emptive Rights and any brokerage fees. Notification that the Offering will not be completed will be given immediately to Nasdaq OMX Copenhagen and announced as soon as possible in the same Danish daily newspapers in which the Offering was announced. See "Risk factors – Risks relating to the Pre-emptive Rights, the Offer Shares and the Offering" for information on withdrawal of the Offering".

Dividend rights/Rights to share in profits

The Offer Shares are eligible for full dividends paid by TopoTarget after the registration of the capital increase relating to the Offer Shares and consequently eligible for any dividends payable in respect of the 2009 financial year and all dividends declared and paid thereafter.

TopoTarget's dividends are paid in Danish kroner to shareholder accounts set up through VP. There are no dividend restrictions or special procedures for non-resident holders of Offer Shares, see section III.4.k "Taxation" below for a description of the tax treatment of dividends under Danish law. Dividends which have not been claimed within five years from the time they are payable are forfeited and all such dividends will accrue to the Company.

The Company has not paid dividends in the past and does not expect to do so within the foreseeable future.

Voting rights

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A Shareholder is entitled to one vote at general meetings for each Share of nominal DKK 1 held.

Rights on liquidation

In the event of a liquidation of the Company, the Shareholders are entitled to participate in the distribution of excess assets in proportion to their nominal shareholdings after payment of the Company's creditors.

Other rights

No TopoTarget Share carries any redemption or conversion rights or any other special rights.

4.g Resolutions, authorisations and approvals to proceed with the Offering

At a board meeting held on 1 June 2009, the Board of Directors resolved to increase the Company's share capital by a minimum nominal value of DKK 33,152,255 new Shares and a maximum nominal value of DKK 66,304,510 new Shares.

The resolution was made pursuant to the authorisation in article 7 of the Company's Articles of Association as adopted by the Shareholders at an extraordinary general meeting held on 27 May 2009.

The Offer Shares will be issued in a temporary ISIN code through VP in connection with the exercise of the Pre-emptive Rights. After completion of the Offering, it is expected that the Offer Shares will be finally issued in the Company's existing ISIN code after registration of the capital increase with the Danish Commerce and Companies Agency.

The Board of Directors and the Company's auditors have issued the mandatory statements pursuant to section 29(2) of the Danish Public Companies Act.

4.h Issue date of the Pre-emptive Rights and the Offer Shares

Allocation of Pre-emptive Rights

Any person registered with VP as a shareholder of the Company on 15 June at 12:30 pm CET will be allocated one (1) Preemptive Right for each Existing Share held. Shares traded after 10 June at 5:00 pm CET will trade ex Pre-emptive Rights, provided that the Shares are traded at customary three-day settlement.

Issue of Offer Shares

The subscription period for the Offer Shares commences on 16 June 2009 at 9:00 am CET and closes on 29 June 2009 at 5:00 pm CET. During this period, the Offer Shares will be issued in a temporary ISIN code through VP upon exercise of Preemptive Rights against payment of the Offer Price.

Offer Shares which have not been subscribed for by the Company's shareholders according to their pre-emptive rights through the exercise of Pre-emptive Rights or by investors according to acquired Pre-emptive Rights on expiry of the Subscription Period ("Remaining Shares") may without compensation to the holders of Pre-emptive Rights be allocated by the Board of Directors to shareholders and investors who do not hold any Pre-emptive Rights if, prior to the expiry of the Subscription Period, they have made binding undertakings to the Global Co-ordinator & Bookrunner to subscribe for Offer Shares at the Offer Price.

The Offer Shares and Existing Shares are freely transferable and negotiable under Danish law and no restrictions apply to their transferability.

4.i Danish regulations governing mandatory takeover bids, redemption of shares and disclosure requirements

Mandatory takeover bids

The Danish Securities Trading Act includes rules concerning public offers for the acquisition of shares. If a shareholding is transferred, directly or indirectly, in a company with one or several share classes admitted for trading on a regulated market or an alternative marketplace, the acquirer shall enable all shareholders of the company to dispose of their shares on identical terms if such transfer involves that the acquirer:

(a)	will hold the majority of voting rights in the company;
(b)	becomes entitled to appoint or dismiss a majority of the members of the company's board of directors;
(c)	obtains the right to exercise a controlling influence over the company according to the articles of association or otherwise in agreement with the company;

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(d)	according to the agreement, will control, with other shareholders, the majority of voting rights in the company; or
(e)	will be able to exercise a controlling influence over the company and will hold more than one-third of the voting rights.

If special conditions apply, the Danish Financial Supervisory Authority may grant an exemption from the obligation to make a mandatory takeover bid.

Compulsory redemption

Pursuant to sections 20b and 20e of the Danish Public Companies Act, shares in a company may be redeemed in full or in part by a shareholder holding more than nine-tenths of the shares and the corresponding voting rights in the company. Such redemption may be effected by the majority shareholder together with the board of directors in a joint decision. If redemption takes place following a prior takeover bid, the majority shareholder may effect the compulsory redemption without approval by the board of directors. A minority shareholder may require a majority shareholder holding more than nine-tenths of the shares and a corresponding proportion of the votes to redeem the minority shareholder's shares. See section 20d of the Danish Public Companies Act.

Major shareholdings

Pursuant to section 29 of the Danish Securities Trading Act a shareholder of a company whose shares are admitted for trading on a regulated market or an alternative marketplace is required to notify the company and the Danish Financial Supervisory Authority as soon as possible if the shareholder's stake (i) represents 5% or more of the voting rights in the company or the nominal value is 5% or more of the share capital, and (ii) when a change in a holding already notified entails that limits of 5%, 10%, 15%, 20%, 25%, 50% or 90% and the limits of one-third and two-thirds of the voting rights or the nominal value of the share capital are reached or are no longer reached, or if the change entails that the limits stated in (i) are no longer reached. The notifications must comply with the requirements for the contents thereof set out in sections 15 and 16 of the Danish executive order on major shareholders, including the identity of the shareholder and the date when a limit is reached or is no longer reached. Failure to comply with the disclosure requirements is punishable by a fine. When the company has received such notification, it must publish the contents of such notification as soon as possible.

Furthermore, the general duty of notification pursuant to the Danish Public Companies Act applies as well as special duties of notification in respect of the company's management and officers pursuant to the Danish Securities Trading Act.

4.j Public takeover bids by third parties for TopoTarget's Shares during the previous or current financial year

No public bid from a third party has been launched for TopoTarget's Shares during the previous or current finacial year.

4.k Taxation

The following is a summary of certain Danish income tax considerations relating to an investment in the Pre-emptive Rights and the Offer Shares.

The summary is for general information only and does not purport to constitute exhaustive tax or legal advice. It is specifically noted that the summary does not address all possible tax consequences relating to an investment in the Pre-emptive Rights and the Offer Shares. The summary is based solely upon the tax laws of Denmark in effect on the Offering Circular Date. The Danish tax laws may be subject to change, possibly with retroactive effect.

The summary does not cover investors to whom special tax rules apply, including professional investors, and therefore, may not be relevant for example to certain institutional investors, insurance companies, pension companies, banks, stockbrokers and investors liable for tax on return on pension investments.

Investors in the Pre-emptive Rights and the Offer Shares are advised to consult their tax advisers regarding the applicable tax consequences of acquiring, holding, exercising and disposing of the Pre-emptive Rights and the Offer Shares based on their particular circumstances. Investors who may be affected by the tax laws of other jurisdictions should consult their tax advisors with respect to the tax consequences applicable to their particular circumstances, as such consequences may differ significantly from those described herein.

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Taxation of investors subject to full tax liability in Denmark

Individuals residing in Denmark or spending at least six months in Denmark and companies, etc. either registered in Denmark or the management of which is based in Denmark are generally subject to full tax liability. Individuals or companies that are also subject to full tax liability in another country may be subject to special rules which are not described herein.

TAXATION OF DIVIDENDS

Individuals, available funds

Dividends paid to individuals are taxed as share income. For the 2009 income year, share income is taxed at the rate of 28% for share income up to DKK 48,300 (DKK 96,600 for married couples cohabiting at the end of the income year), at the rate of 43% for share income exceeding DKK 48,300 (DKK 96,600 for married couples cohabiting at the end of the income year), but not exceeding DKK 106,100 (DKK 212,200 for married couples cohabiting at the end of the income year), and at the rate of 45% for share income in excess of DKK 106,100 (DKK 212,200 for married couples cohabiting at the end of the income year). Certain transitional rules apply to the effect that the 45% rate does not apply to distributions of retained earnings from 2006 and earlier years. The said amounts include all share income for the individual or couple in question respectively.

As from 1 January 2010, the 43% rate will be lowered to 42% and the 45% rate will be removed. The percentage rate of 28% will be lowered to 27% beginning in the 2012 income year. The 2010 thresholds will be equivalent to the 2009 thresholds as mentioned above. After 2010, the thresholds will be adjusted once annually.

Dividends paid are generally subject to withholding tax at the rate of 28%, which is the responsibility of the Company.

Individuals, investment of pension savings

Subject to certain limits, investors may invest pension funds in shares, whereby net returns will fall under the scope of the Danish Pension Investment Returns Tax Act and be subject to taxation at a rate of 15% on a mark-to-market basis. When applying the mark-to-market principle, the market value is made up on a year-to-year basis in connection with the calculation of taxable income. Pension return tax is general settled by the pension institution.

Companies, etc.

Companies holding less than 10% of the shares in a company from which dividends are received must pay 25% dividend tax of 66% of dividends received. Thus, the effective tax rate is 16.5%.

A company holding 10% or more of the share capital of the Company for a consecutive period of 12 months during which dividend distribution takes place may receive such dividends free of tax.

Dividends paid are generally subject to withholding tax at the rate of 16.5%, which is the responsibility of the Company.

As from 1 January 2010, the following companies may, irrespective of period of ownership, receive dividends free of tax:

(A)	A company holding at least 10% of the share capital of the dividend-paying company or where taxation of dividends is waived or reduced pursuant to Directive 90/435/EEC or a double taxation treaty.
(B)	A company which is jointly taxed with the dividend-paying company pursuant to section 31 of the Danish Corporate Income Tax Act or may be jointly taxed with the dividend-paying company.

A company holding less than 10% of the share capital of the dividend-paying company will be subject to 25% withholding tax on 100% of the dividends received, irrespective of period of ownership.

Capital gains taxation

With respect to gains on the disposal of shares, the tax rules distinguish between whether the seller is an individual or a company etc. For companies, a distinction is made in the 2009 income year between whether the shares have been held for less than three years at the time of disposal. The three-year threshold will not apply from the 2010 income year onwards.

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Individuals

The rules of taxation of individual's gains and losses on shares were changed effective 1 January 2006. Special transition rules apply to the sale of shares on 1 January 2006 or later which had been acquired on or before 31 December 2005. The rules are intended to ensure that the 45% rate does not apply to the realisation of profits on shares relating to distributions of retained earnings from 2006 and earlier years. These rules are not described in further detail.

Gains realised are taxed as share income. For the 2009 income year, share income is taxed at the rate of 28% for share income up to DKK 48,300 (DKK 96,600 for married couples cohabiting at the end of the income year), at the rate of 43% for share income exceeding DKK 48,300 (DKK 96,600 for married couples cohabiting at the end of the income year), but not exceeding DKK 106,100 (DKK 212,200 for married couples cohabiting at the end of the income year), and at the rate of 45% for share income in excess of DKK 106,100 (DKK 212,200 for married couples cohabiting at the end of the income year). The said amounts include all share income for the individual or couple in question respectively.

As from 1 January 2010, the 43% rate will be lowered to 42% and the 45% rate will be eliminated. The percentage rate of 28% will be lowered to 27% beginning in the 2012 income year. The 2010 thresholds will be equivalent to the 2009 thresholds as mentioned above. After 2010, the thresholds will be adjusted once annually.

Losses on listed shares may be offset against the individual's annual share income (gains and dividends) from other listed shares. If the individual is married and the total loss on listed shares exceeds the individual's annual share income, the remaining loss may be offset against the spouse's share income, provided the spouses are cohabiting at the end of the income year. Any remaining unused losses may be carried forward and offset against future share income from listed shares. Gains and losses are calculated using the average method, under which the purchase price of each share is made up as a proportionate share of the total purchase price of all shares in the relevant company held by the investor. The first in first out (FIFO) method is applied to determine which shares have been sold. Losses may be carried forward without time limits to be offset against taxable gains and dividends from other listed shares.

Companies, etc.

Gains from the sale of shares held for less than three years are taxed at the rate of 25%. The gain is computed as the difference between the selling price and the original purchase price. Losses exceeding tax exempt dividends received on the shares in question during the period of ownership may be offset against gains from the sale of other shares that have also been held for less than three years and are realised in the same year. Furthermore, losses on shares held for less than three years may be carried forward without time limit and set off against similar gains.

If a company sells only part of its shares, the acquisition price of the shares sold is determined as the average acquisition price of all the shares (the "average method"). This applies even though the disposal of shares is tax exempt. The first in first out (FIFO) method is applied to determine the ownership period.

Gains realised on the sale of shares which have been held for three years or more at the time of disposal are free of tax. Losses are not tax deductible.

As from 1 January 2010, any gain on the sale of shares are taxable irrespective of period of ownership, if the company holds less than 10% of the share capital. If the company holds at least 10% of the share capital and is jointly taxed with the Company pursuant to section 31 of the Danish Corporate Income Tax Act or can be jointly taxed with the Company under section 31 A of the Danish Corporate Income Tax Act, any gain from the sale of shares in the Company will be free of tax irrespective of period of ownership. Furthermore, companies holding less than 10% of the share capital are subject to tax on the shares based on the mark-to-market principle. This means that the company must include any value increase or value impairment realised on the shares in the course of the year in its calculation of taxable income, irrespective of whether or not the shares were sold during the year.

ALLOCATION, EXERCISE AND SALE OF PRE-EMPTIVE RIGHTS

Individuals

The allocation or exercise of Pre-emptive Rights does not result in a tax liability for existing shareholders or individuals who receive the Pre-emptive Rights.

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For tax purposes, the Pre-emptive Rights are considered to have been acquired at DKK 0.

Realised gains on Pre-emptive Rights are taxed as share income. For the 2009 income year, share income is taxed at the rate of 28% for share income up to DKK 48,300 (DKK 96,600 for married couples cohabiting at the end of the income year), at the rate of 43% for share income exceeding DKK 48,300 (DKK 96,600 for married couples cohabiting at the end of the income year), but not exceeding DKK 106,100 (DKK 212,200 for married couples cohabiting at the end of the income year), and at the rate of 45% for share income in excess of DKK 106,100 (DKK 212,200 for married couples cohabiting at the end of the income year). The said amounts include all share income for the individual or couple in question respectively.

As from 1 January 2010, the 43% rate will be lowered to 42% and the 45% rate will be removed. The percentage rate of 28% will be lowered to 27% beginning in the 2012 income year. The 2010 thresholds will be equivalent to the 2009 thresholds as mentioned above. After 2010, the thresholds will be adjusted once annually.

Companies, etc.

The allocation or exercise of Pre-emptive Rights does not result in a tax liability for existing shareholders or a company that receives the Pre-emptive Rights.

For tax purposes, the Pre-emptive Rights are considered to have been acquired at DKK 0.

In 2009, proceeds from Pre-emptive Rights are calculated according to the share-for-share method as the difference between the purchase price and the selling price. Up to and including 2009, companies can sell Pre-emptive Rights tax free if the Pre-emptive Rights have been held for three years or more. If the Pre-emptive Rights have been held for less than three years, gains are taxable at the rate of 25%. As from 1 January 2010, gains on pre-emptive rights are calculated using the average method. Gains on pre-emptive rights are taxable irrespective of period of ownership if the company holds less than 10% of the share capital. In case of a company in which the pre-emptive rights total at least 10% of the share capital, and which is jointly taxed with the Company pursuant to section 31 of the Danish Corporate Income Tax Act or which can be jointly taxed with the Company under section 31 A of the Danish Corporate Income Tax Act, any gain from the sale of pre-emptive rights in the Company will be free of tax, irrespective of period of ownership. Special rules apply if the Pre-emptive Rights confer a right to subscribe the underlying shares at a price below the market price of the underlying shares determined as of the date of allocation of the Pre-emptive Rights. These rules are not described in further detail.

DANISH TAXATION OF INVESTORS NOT SUBJECT TO FULL TAX LIABILITY IN DENMARK

Taxation of dividends

The distribution of dividends from a Danish company to a non-resident individual or company is generally subject to withholding tax at the rate of 28%. If Denmark has entered into a double taxation treaty with the country in which the share holder is resident, the shareholder may seek a refund from the Danish tax authorities of the part of the tax withheld in excess of the tax to which Denmark is entitled under the relevant double taxation treaty.

Individuals

For individuals resident certain countries, including the United States, the United Kingdom, Norway, Sweden, Switzerland, Canada, Germany, the Benelux countries, Ireland and Greece, the obligation to withhold tax may be reduced to the tax rate stipulated in the double taxation treaty with the relevant country. In order to qualify for this regime, an eligible holder of shares must deposit his shares with a Danish bank, and the shareholding must be registered with VP. In addition, such shareholder must provide documentation from the relevant foreign tax authority as to the shareholder's tax residence and eligibility under the relevant treaty. Documentation shall be given by filling in a form available from the Danish tax authorities. The shareholder can agree with the relevant deposit bank that the bank procures the relevant form.

In addition, it is possible for VP or the dividend distributing company to enter into an arrangement with the Danish tax authorities according to which the obligation to withhold tax is reduced to the tax rate stipulated in the double taxation treaty with the relevant country.

Individuals, investment of pension savings

The 15% tax rate will as a general rule not be available to foreign investors whose pension savings are not placed in Denmark.

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Pursuant to the applicable Danish tax rules, non-resident investors are normally subject to limited tax liability in Denmark in respect of pension returns when they invest their pension savings through a Danish bank.

Companies, etc.

In 2009, non-Danish resident companies are exempt from Danish tax on dividends from a Danish company provided that:

(i)	the foreign company holds 10% or more of the share capital in the Danish company for a consecutive period of at least one year within which period the dividend is declared; and
(ii)

taxation of dividends is waived or reduced pursuant to the provisions contained in the Parent/Subsidiary Directive (Directive 90/435/EEC) or a double taxation treaty with the Faroe Islands, Greenland or the country in which the company is resident.

Where the above conditions are not fulfilled, a withholding tax of 28% applies, which in certain circumstances may be reduced pursuant to a double taxation treaty.

If a non-Danish resident investor is considered (i) as trading professionally in shares and (ii) the shares can be attributed to a permanent establishment in Denmark, dividends are taxed according to the same rules as apply to resident shareholders.

As from 1 January 2010, foreign companies may receive dividends without being subject to Danish taxation irrespective of period of ownership, if the foreign company holds at least 10% of the share capital. If the foreign company holds less than 10% of the share capital, dividends received from the Company will be subject to tax in Denmark, irrespective of period of ownership. Dividends taxed in Denmark may still be reduced pursuant to a double taxation treaty, depending on the circumstances.

Capital gains taxation

As a general rule, non-Danish resident investors are not subject to Danish tax on capital gains on the sale of shares.

However, gains and losses on shares are subject to Danish taxation according to the same rules as apply to Danish resident investors if (i) the investor is considered as trading professionally in shares and (ii) the shares can be attributed to a permanent establishment in Denmark. The term permanent establishment is generally construed in accordance with the OECD Model Convention and its commentary. Under the treaty, the term permanent establishment is construed, inter alia, as an establishment where the business of an undertaking is carried on in full or in part. The mere investment in shares does not qualify for the limited tax liability on gains, nor does it constitute a permanent establishment of the foreign investor.

EXERCISE AND SALE OF PRE-EMPTIVE RIGHTS

Individuals

The allocation of Pre-emptive Rights to individuals who are resident outside Denmark will not generally result in a tax liability in Denmark Individuals resident outside Denmark will not normally be liable to tax to Denmark on gains on Pre-emptive Rights. If a non-Danish resident investor is considered (i) as trading professionally in shares and (ii) the Pre-emptive Rights can be attributed to a permanent establishment in Denmark, dividends are taxed according to the same rules as apply to resident shareholders.

Exercise of the Pre-emptive Rights does not result in taxation in Denmark.

Companies, etc.

The allocation of Pre-emptive Rights to companies, etc. resident outside Denmark will not generally result in a tax liability in Denmark. Companies etc. resident outside Denmark will not normally be liable to tax to Denmark on gains on Pre-emptive Rights. If a non-Danish resident company etc. is considered (i) as trading professionally in shares and (ii) the Pre-emptive Rights can be attributed to a permanent establishment in Denmark, dividends are taxed according to the same rules as apply to resident companies.

Exercise of the Pre-emptive Rights does not result in taxation in Denmark.

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Additional remarks

Under Danish rules, any distributions in connection with a reduction of share capital or redemption of shares will generally be taxed as dividends and not as capital gains. However, this does not apply if the dividend-receiving company meets the conditions for receiving dividends free of tax. In such case, dividends are taxed as capital gains.

Any gains arising on the sale of listed shares to the issuing company will be taxed as capital gains. If a company fails to fulfil the conditions for selling the shares tax exempt, the company may by a resale of shares to the issuing company as a general rule indicate to the tax authorities that the gains from the sale of the listed shares should instead be taxed as dividends.

5. TERMS AND CONDITIONS OF THE OFFERING

5.a Terms of the Offering and Pre-emptive Rights

The Offer Shares can be subscribed by holders of the Pre-emptive Rights during the Subscription Period. Any person registered with VP on 15 June at 12:30 pm CET as a shareholder of the Company will be entitled to be allocated Pre-emptive Rights.

The Pre-emptive Offering is being made at the ratio of 1:1, which means that each Existing Shareholder will be allocated one (1) Pre-emptive Right for each Existing Share of a nominal value of DKK 1 held, and that one (1) Pre-emptive Right will be required to subscribe for one (1) Offer Share.

The Offer Shares will be delivered in book-entry form to investors' accounts with VP. The Offer Shares may be settled through the facilities of Euroclear Bank S.A./N.V. as operator of the Euroclear System ("Euroclear"), and Clearstream Banking S.A. ("Clearstream") against cash payment of the Offer Price of DKK 2 per Offer Share, free of brokerage.

The ISIN code of the Pre-emptive Rights is DK0060183515, and the Offer Shares have a temporary ISIN code, DK0060183432.

From 10 June at 5:00 pm CET, the Shares will trade ex Pre-emptive Rights, provided that the Shares are traded at customary three-day settlement.

The Pre-emptive Rights have been admitted for trading and official listing on Nasdaq OMX Copenhagen to the effect that the Pre-emptive Rights can be traded on Nasdaq OMX Copenhagen during the period from 11 June at 9:00 am CET to 24 June at 5:00 pm CET.

Offer Shares which have not been subscribed for by the Company's shareholders according to their pre-emptive rights through the exercise of Pre-emptive Rights or by investors according to acquired Pre-emptive Rights on expiry of the Subscription Period ("Remaining Shares") may without compensation to the holders of Pre-emptive Rights on a discretionary basis be allocated by the Board of Directors to shareholders and investors who do not hold any Pre-emptive Rights if, prior to the expiry of the Subscription Period, they have made binding undertakings to the Global Co-ordinator & Bookrunner to subscribe for Offer Shares at the Offer Price.

The Offer Shares will be issued under a temporary ISIN code. The Offer Shares will not be separately admitted for trading and official listing on Nasdaq OMX Copenhagen in the temporary ISIN code. The temporary ISIN code will only be registered with VP. The Offer Shares thus cannot be traded on Nasdaq OMX Copenhagen until after the merger with the ISIN code of the Existing Shares.

If the Offering is completed, the Company will register the Offer Shares with the Danish Commerce and Companies Agency, expectedly on 2 July, and as soon as possible thereafter, the temporary ISIN code will be merged with the ISIN code of the Existing Shares.

5.b Offering and proceeds

The Offering comprises a minimum of 33,152,255 Offer Shares of DKK 1 nominal value each and a maximum of 66,304,510 Offer Shares of DKK 1 nominal value each.

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Upon full subscription of the Offering, the gross proceeds will be approximately DKK 132.6 million (EUR 17.8 million) and the net proceeds (gross proceeds less estimated costs to the Company relating to the Offering) are expected to be approximately DKK 120.0 million (EUR 16.1 million) (net proceeds at Maximum Offering).

If only 33,1 52,255 Offer Shares are subscribed, the gross proceeds will be approximately DKK 66.3 million (EUR 8.9 million) and the net proceeds (gross proceeds less estimated costs to the Company relating to the Offering) are expected to be approximately DKK 57.4 million (EUR 7.7 million) (net proceeds at Minimum Offering).

5.c Subscription Period

The subscription period for the Offer Shares will commence on 16 June at 9:00 am CET and end on 29 June at 5:00 pm CET.

For a description of the procedure for exercise and subscription, see Procedure for exercise of and trading in Pre-emptive Rights and subscription for and allocation of New Shares not subscribed for according to the Pre-emptive Rights

5.d Expected timetable of principal events

Last day of trading of Existing Shares cum Pre-emptive Rights	10 June 2009.
First day of trading of Existing Shares ex Pre-emptive Rights	11 June 2009. Existing Shares traded after the close of business on NASDAQ OMX Copenhagen on 10 June 2009 will trade ex Pre-emptive Rights.
Rights Trading Period	From 11 June 2009 at 9:00 am to 24 June at 5:00 pm CET
Allocation Time	15 June 2009 at 12:30 pm CET through VP's book entry system
Subscription Period for Offer Shares	From 16 June 2009 at 9:00 am to 29 June at 5:00 pm CET
Publication of the results of the Offering	2 July 2009
Completion of the Offering

If the Offering is completed, the Offer Shares subscribed will be issued by TopoTarget A/S after registration of the capital increase with the Danish Commerce and Companies Agency, which is expected to take place on 2 July 2009.

Official listing of and trading in Offer Shares under existing ISIN code	6 July 2009

5.e Withdrawal or suspension of the Offering

In accordance with market practice, the Global Co-ordinator & Bookrunner reserves the right to withdraw the Offering in its entirety at any time prior to registration of the capital increase concerning the Offer Shares. The completion of the Offering is subject to no events occurring before the Offer Shares are registered with the Danish Commerce and Companies Agency which in the opinion of the Company or the Global Co-ordinator & Bookrunner would make it inadvisable to proceed with the Offering.

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The completion of the Offering is subject to the subscription of more than 33,152,255 Offer Shares in the Offering, equivalent to the Company receiving gross proceeds of at least DKK 66,304,510 (EUR 8,898,740) (the "Minimum Proceeds") through the Offering. If the Minimum Proceeds are not received, the Offering will be discontinued and not completed.

Any such withdrawal or discontinuance of the Offering will be announced to Nasdaq OMX Copenhagen and inserted in the national newspapers in which the Offering was advertised.

If the Offering is not completed, any exercise of Pre-emptive Rights that has already taken place will automatically be cancelled, the subscription amount for the Offer Shares will be refunded (less any transaction costs) to the last registered owner of the Offer Shares as of the date of withdrawal, all Pre-emptive Rights will be null and void, and no Offer Shares will be issued, potentially causing investors who may have acquired Pre-emptive Rights and/or rights to the Offer Shares to incur a loss.

However, trades of Pre-emptive Rights executed during the Rights Trading Period will not be affected. As a result, investors who acquired Pre-emptive Rights will incur a loss corresponding to the purchase price of the Pre-emptive Rights and any transaction costs.

See "Risk factors – Risks relating to the Pre-emptive Rights, the Offer Shares and the Offering" for information on withdrawal or discontinuance of the Offering.

5.f Minimum and/or maximum subscription amounts

The minimum subscription amount will be the amount equivalent to one (1) Offer Share at the Offer Price.

The number of Offer Shares that may be subscribed through exercise of allocated or acquired Pre-emptive Rights is limited to the number of Offer Shares that can be subscribed through exercise of such Pre-emptive Rights. Shareholders or other investors who do not hold any Pre-emptive Rights may, prior to the expiry of the Subscription Period, submit binding undertakings to the Global Co-ordinator & Bookrunner to subscribe one or more Offer Shares at the Offer Price. However, there can be no assurance that investors or shareholders who so wish to subscribe Offer Shares will be allocated Offer Shares.

5.g Revocation of Subscription Orders

Instructions to exercise Pre-emptive Rights and binding undertakings to subscribe Offer Shares are irrevocable.

5.h Payment

Upon exercise of the Pre-emptive Rights, the holder must pay DKK 2 per Offer Share subscribed.

Payment of the Offer Shares shall be made in Danish kroner on the date of subscription, however not later than on 29 june, against registration of the Offer Shares in the purchaser's account with VP under the temporary ISIN code.

5.i Publication of the results of the Offering

The result of the Offering will be communicated in a company announcement which is expected to be released through Nasdaq OMX Copenhagen not later than two trading days after the expiry of the Subscription Period; expectedly on 2 July 2009.

5.j Procedure for exercise of and trading in Pre-emptive Rights and subscription for and allocation of New Shares not subscribed for according to the Pre-emptive Rights

Holders of Pre-emptive Rights wishing to subscribe for Offer Shares will be required to do so through their custodian bank or other financial intermediary in accordance with the rules of such bank or intermediary. The deadline for notification of exercise depends on the holder's agreement with and the rules and procedures of the relevant custodian bank or other financial intermediary, and the deadline may be earlier than the last day of the Subscription Period. Once a holder has exercised its Pre-emptive Rights, such exercise may not be revoked or modified.

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Upon exercise of the Pre-emptive Rights and payment of the Offer Price in the course of the Subscription Period, the Offer Shares will, at the end of a trading day, be allocated temporarily through VP.

The Offer Shares may be subscribed during the period from 16 June at 9:00 am CET to 29 June at 5:00 pm CET. If the Offering is completed, the Offer Shares will be registered with the Danish Commerce and Companies Agency, expectedly on 2 July. As soon as possible thereafter, the temporary ISIN code will be merged with the ISIN code of the Existing Shares.

Shareholders who exercise their Pre-emptive Rights and investors who subscribe Offer Shares shall be deemed to have represented that they have complied with all applicable laws. Custodian banks exercising Pre-emptive Rights on behalf of shareholders shall be deemed to have represented that they have complied with the offering procedures set forth in this Offering Circular. Neither the Pre-emptive Rights nor the Offer Shares have been registered under the U.S. Securities Act or any state securities laws in the United States.

The Pre-emptive Rights have been admitted for trading and official listing on Nasdaq OMX Copenhagen to the effect that the Pre-emptive Rights can be traded on Nasdaq OMX Copenhagen during the period from 11 June at 9:00 am CET to 24 June at 5:00 pm CET.

Holders of Pre-emptive Rights who do not wish to exercise their Pre-emptive Rights to subscribe for Offer Shares may sell the Pre-emptive Rights during the Rights Trading Period, and the purchaser may use the acquired Pre-emptive Rights to subscribe for Offer Shares. Holders wishing to sell their Pre-emptive Rights should instruct their custodian bank or other financial intermediary accordingly.

Upon expiry of the Subscription Period, the Pre-emptive Rights will lapse with no value, and holders of such Preemptive Rights will not be entitled to compensation. The Subscription Period closes on 29 June at 5:00 pm CET. If the holder does not want to exercise the Pre-emptive Rights to subscribe for the Offer Shares, the Pre-emptive Rights can be sold during the Rights Trading Period.

Subscription for and allocation of New Shares not subscribed for according to the Pre-emptive Rights

Offer Shares which have not been subscribed for by the Company's shareholders according to their pre-emptive rights through the exercise of Pre-emptive Rights or by investors according to acquired Pre-emptive Rights on expiry of the Subscription Period ("Remaining Shares") may without compensation to the holders of Pre-emptive Rights on a discretionary basis be allocated by the Board of Directors to shareholders and investors who do not hold any Pre-emptive Rights if, prior to the expiry of the Subscription Period, they have made binding undertakings to the Global Co-ordinator & Bookrunner to subscribe for Offer Shares at the Offer Price.

Neither the Company nor the Global Co-ordinator & Bookrunner can guarantee that investors or shareholders who want to subscribe for Offer Shares will be allocated Remaining Shares. Only shareholders and investors who acquire and exercise Pre-emptive Rights are guaranteed allocation of Offer Shares in the Company and only in the event that the Offering is completed. Accordingly, Remaining Shares will only be available for allocation if the Offer Shares have not been subscribed by the Company's shareholders according to their pre-emptive rights through the exercise of Pre-emptive Rights or by investors according to acquired Pre-emptive Rights.

Following the expiry of the Subscription Period, the Board of Directors will at its sole discretion allocate any Remaining Shares on a case by case assessment (discretionary allocation).

Undertakings to subscribe Remaining Shares are binding and irrevocable.

5.k Jurisdictions in which the Offering will be made and restrictions applicable to the Offering

General restrictions

The distribution of this Offering Circular and the Offering may, in certain jurisdictions, be restricted by law, and this Offering Circular may not be used for the purpose of, or in connection with, any offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorised or to any person to whom it is unlawful to make such offer or solicitation. This Offering Circular does not constitute an offer of or an invitation to purchase Pre-emptive Rights or to purchase or subscribe for the Offer Shares in any jurisdiction in which such offer or invitation would be unlawful. The Company and the Global Co-ordinator require persons into whose possession this Offering Circular comes to inform themselves of and observe all such restrictions. Neither the Company nor the Global Co-ordinator accepts any legal responsibility for any violation by any

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person, whether or not an Existing Shareholder or a prospective purchaser of Pre-emptive Rights and/or subscriber of the Offer Shares, of any such restrictions.

This Offering Circular may not be distributed in or otherwise made available, the Offer Shares may not be offered or sold, directly or indirectly, and the Pre-emptive Rights may not be exercised or otherwise offered or sold, directly or indirectly, in the U.S., Canada, Australia or Japan, unless such distribution, offering, sale or exercise is permitted under applicable laws in the relevant jurisdiction, and the Company and the Global Co-ordinator must receive satisfactory documentation to that effect. This Offering Circular may not be distributed in or otherwise made available, the Offer Shares may not be offered or sold, directly or indirectly, and the Pre-emptive Rights may not be exercised or otherwise offered or sold, directly or indirectly, in any jurisdiction outside Denmark, unless such distribution, offering, sale or exercise is permitted under applicable laws in the relevant jurisdiction, and the Company and the Global Co-ordinator may require receipt of satisfactory documentation to that effect. Due to such restrictions under applicable laws, the Company expects that some or all investors residing in the U.S., Canada, Australia, Japan and other jurisdictions outside Denmark may not have the Offering Circular distributed to them and may not be able to exercise the Pre-emptive Rights or subscribe for the Offer Shares. The Company makes no offer or solicitation to any person under any circumstances that may be unlawful.

Restrictions on sales in the U.S.

The Pre-emptive Rights and the Offer Shares have not been approved, disapproved or recommended by the United States Securities and Exchange Commission, any state securities commission in the U.S. or any other U.S. regulatory authority, nor have any of such authorities passed upon or endorsed the merits of the Offering or the accuracy or adequacy of this Offering Circular. Any representation to the contrary is a criminal offence in the U.S.

The Pre-emptive Rights and the Offer Shares have not been and will not be registered under the U.S. Securities Act or any securities laws of any state within the U.S. No transfer of the Pre-emptive Rights and no offer or sale of the Offer Shares are permitted except in connection with an offering or sale in reliance on Regulation S or in another transaction exempt from or not subject to the registration requirements of the U.S. Securities Act.

Any person who wishes to exercise Pre-emptive Rights and subscribe for Offer Shares will be deemed to have declared, warranted and agreed, by accepting delivery of this Offering Circular and of Pre-emptive Rights or the Offer Shares, either that he is acquiring the Pre-emptive Rights or the Offer Shares in an offshore transaction as defined in Regulation S in compliance with Regulation S, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in accordance with any applicable U.S. state securities laws.

In addition, until the expiration of 40 days after the closing of the Subscription Period, an offer to sell or a sale of Pre-emptive Rights or the Offer Shares within the U.S. by a broker or dealer (whether or not it is participating in the Offering) may violate the registration requirements of the U.S. Securities Act if such offer to sell or sale is made otherwise than pursuant to exemptions under the U.S. Securities Act.

Due to such restrictions under applicable laws and regulations, the Company expects that some or all investors residing in the U.S. may not be able to exercise the Pre-emptive Rights and subscribe for the Offer Shares.

Restrictions on sales in the Uk

This Offering Circular is only being distributed to, and is only directed at, (i) investment professionals falling within article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities within the meaning of article 49(1) of the Order and other persons to whom it may lawfully be communicated (all such persons being referred to collectively as "Relevant Persons"). The Pre-emptive Rights and the Offer Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Pre-emptive Rights or the Offer Shares will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this Offering Circular or any of its contents.

Restrictions on sales in the European Economic Area

In relation to each Member of the European Economic Area which has implemented the Prospectus Directive (each a "Relevant Member State"), no offer of Pre-emptive Rights or the Offer Shares is being made to the public in any Relevant Member State prior to the publication of a prospectus concerning the Pre-emptive Rights and the Offer Shares which has been approved by the competent authority in that Relevant Member State or,

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where relevant, approved in another Relevant Member State and notified to the competent authority in such Relevant Member State, all pursuant to the Prospectus Directive, except that with effect from and including the date of implementation of the Prospectus Directive in that Relevant Member State, an offering of Pre-emptive Rights and the Offer Shares may be made to the public at any time in such Relevant Member State:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) total assets of more than EUR 43,000,000 and (3) an annual revenue of more than EUR 50,000,000, as shown in its most recent annual or consolidated accounts;

(c)

to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive), subject to the prior written consent of the Company and the Global Co-ordinator; or

(d)	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of Pre-emptive Rights and the Offer Shares to the public" in relation to any Pre-emptive Rights and the Offer Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Offering and the Pre-emptive Rights and the Offer Shares so as to enable an investor to decide whether to purchase the Pre-emptive Rights or purchase or subscribe for the Offer Shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

5.l Intentions of Major Shareholders of TopoTarget, members of Senior Management or the Board of Directors to participate in the Offering

HealthCap intends to participate in the Offering pro rata to its existing ownership interest.

The company Buhl Krone Holding ApS, which is jointly owned by the Company's CEO Peter Buhl Jensen has made a binding advance undertaking to participate in the Offering pro rata to its existing ownership interest and will subscribe for a total of 239,222 Offer Shares by exercising Pre-emptive Rights allocated to Buhl Krone Holding ApS in that company's capacity of Existing Shareholder.

Other than this, TopoTarget is not aware of any members of the Senior Management or the Board of Directors who intend to participate in the Offering.

5.m Pre-allotment information

There will not be any pre-allotment of the Offer Shares.

5.n Price of the Offer Shares

The price of the Offer Shares will be DKK 2 per share with a nominal value of DKK 1.

5.o Price disparity

During the past 12 months, no persons have been granted the right to subscribe for Offer Shares at a price other than the Offer Price, and consequently there is no price disparity.

5.p Payment intermediaries

Euroclear Bank S.A./N.V.

1 Boulevard de Roi Albert II B–1 210 Brussels

Belgium

Clearstream Banking S.A.

42 Avenue JF Kennedy

L-1855 Luxembourg

Luxembourg

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5.q Placing and underwriting

Global Co-ordinator & Bookrunner

Handelsbanken Capital Markets (Division of Svenska Handelsbanken AB (publ.))

Havneholmen 29

DK-1 561 Copenhagen V

Denmark

Underwriting

No underwriting commitment has been made with respect to the Offer Shares.

5.r Over-allotment

There will be no over-allotment of the Offer Shares.

6. ADMISSION FOR TRADING

The Offer Shares are expected to be admitted for trading and official listing on Nasdaq OMX Copenhagen on 6 July under the ISIN code for the Company's Existing Shares DK0060003556 under the trading symbol (TOPO).

The Pre-emptive Rights have been admitted for trading and official listing on Nasdaq OMX Copenhagen to the effect that the Pre-emptive Rights can be traded on Nasdaq OMX Copenhagen during the period from 11 June at 9:00 am CET to 24 June at 5:00 pm CET.

The Offer Shares will not be separately admitted for trading and official listing on Nasdaq OMX Copenhagen under the temporary ISIN code and thus cannot be traded on Nasdaq OMX Copenhagen until after the merger with the ISIN code of the Existing Shares.

Registration of the Offer Shares with the Danish Commerce and Companies Agency will take place following completion of the Offering, expectedly on 2 July, and as soon as possible thereafter, the temporary ISIN code will be merged with the ISIN code of the Existing Shares.

6.a Disclosure of market maker agreement

The Company has not entered into any market maker agreement.

6.b Stabilisation

No stabilisation arrangements will apply.

6.c ISIN codes

Existing Shares	DK0060003556
Pre-emptive Rights	DK0060183515
Offer shares (temporary ISIN code)	DK0060183432

7. SELLING SECURITYHOLDERS AND LOCK-UP AGREEMENTS

7.a Lock-up agreements

Lock-up agreements in connection with the offering

The Company and the Company's Chief Executive Officer Peter Buhl Jensen will not, for a period from the Offering Circular Date and until 180 days thereafter, without the prior written consent of the Global Co-ordinator & Bookrunner directly or indirectly issue, offer for sale, sell, enter into any agreement to issue or sell, issue or sell options or in any other way directly or indirectly transfer or sell Shares or securities exchangeable

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for, exercisable or convertible into Shares, apart from certain exemptions, including, but not limited to, warrants (and Shares issued on exercise thereof) issued now or in the future pursuant to applicable authorisations.

8. EXPENSES

On the issuance of 66,304,510 Offer Shares (Maximum Offering), the Company expects to receive gross proceeds totalling approximately DKK 132.6 million (EUR 17.8 million). If only 33,1 52,255 Offer Shares are issued (Minimum Offering), the gross proceeds will total approximately DKK 66.3 million (EUR 8.9 million). The estimated expenses payable by the Company in connection with the Offering are:

Table 20: Expenses related to the offering

On full subscription of the Offering, the net proceeds will total approximately DKK 120.0 million (EUR 16.1 million).

If only 33,152,255 Offer Shares are issued, the net proceeds will total approximately DKK 57.4 million (EUR 7.7 million).

9. DILUTION

TopoTarget's equity as of 31 March 2009 amounted to DKK 400.4 million (EUR 53.7 million), equivalent to a net asset value of DKK 6.04 (EUR 0.81) per Share. The net asset value per Share is determined by dividing the recognised value of equity by the total number of Shares.

On the issuance of 66,304,510 million Offer Shares at a subscription price of DKK 2 per Offer Share, less commissions and estimated expenses, TopoTarget's pro forma equity as of 31 March 2009 would have been DKK 520.4 million (EUR 69.8 million), equivalent to a net asset value of DKK 3.92 (EUR 0.53) per Share. The Offering would thus represent an immediate reduction of the net asset value per Share of DKK 2.12 (EUR 0.28), or 35.1%, to TopoTarget's Shareholders.

On the issuance of 33,1 52,255 Offer Shares at a subscription price of DKK 2 per Offer Share, less commissions and estimated expenses, TopoTarget's pro forma equity as of 31 March 2009 would have been DKK 457.8 million (EUR 61.4 million), equivalent to a net asset value of DKK 4.60 (EUR 0.62) per Share. The Offering would thus represent an immediate reduction of the net asset value per Share of DKK 1.44 (EUR 0.19), or 23.8%, to TopoTarget's Shareholders.

As the subscription price of the Company's warrant programmes exceeds the market price as of 29 May 2009, the calculated dilutive impact is disclosed exclusive of the effect of exercising existing warrant programmes.

10. ADDITIONAL INFORMATION

10.a Advisers

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•	Legal counsel to the Company in respect of Danish law: Mazanti-Andersen, Korsø Jensen & Partnere, St. Kongensgade 69, DK-1 264 Copenhagen K, Denmark
•	Independent auditor to the Company: Deloitte, Statsautoriseret Revisionsaktieselskab, Weidekampsgade 6, DK-2300 Copenhagen S, Denmark
•	Legal counsel to the Global Co-ordinator & Bookrunner in respect of Danish law: Kromann Reumert, Sundkrogsgade 5, DK-2100 Copenhagen Ø, Denmark
•	The Global Co-ordinator & Bookrunner: Handelsbanken Capital Markets (Division af Svenska Handelsbanken AB (publ.)), Havneholmen 29, DK-1 561 Copenhagen V, Denmark

10.b Ordering of the Offering Circular

Additional copies of the Offering Circular can be requested from:

Handelsbanken Capital Markets

Havneholmen 29

DK-1 561 Copenhagen V

Phone: +45 33 41 82 00

Subject to certain exceptions, the Danish Offering Circular can also be downloaded from the Company's website: www. topotarget.com.

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IV APPENDIX: DEFINITIONS, GLOSSARY AND COMPANIES REFERRED TO DEFINITIONS

Allocation Time

15 June 2009 at 12:30 pm CET. The date on which any person registered with VP as a share holder of the Company will be entitled to and be allocated one (1) Pre-emptive Rights for every Existing Share held.

APO866 Milestone

The payment of a sum (in cash or, at TopoTarget's option, Shares) if APO866 meets certain specified clinical endpoints in a Phase II clinical trial or if Astellas exercises its buy-back option under the Astellas Agreement.

Astellas	Astellas Pharma Inc.
Astellas Agreement	Agreement dated 27 October 2005 between TopoTarget Switzerland S.A. (formerly Apoxis S.A.) and Astellas.
Banking Days	Days on which banks in Denmark are open for business.
Board of Directors	Board of Directors of TopoTarget as at the Offering Circular Date.
Clearstream	Clearstream Banking S.A. 42 Avenue JF Kennedy L-1855 Luxembourg
Company	TopoTarget A/S, CVR no. 25695771 and, unless the context indicates otherwise, its wholly owned subsidiaries.
Danish Securities Trading Act	The consolidated Act no. 360 of 6 May 2009 on Securities Trading.
Denmark	The Kingdom of Denmark.
DKK	The official currency of Denmark.
EEA	The EU member states, Norway, Iceland, Switzerland and Liechtenstein.
EMEA	The European Medicines Agency.
EPC Countries	Countries that have signed the European Patent Convention.
EUR

The single currency of the member states participating in third stage of the European Economic and Monetary Union pursuant to the Treaty Establishing the European Community as amended from time to time.

Euroclear	Euroclear Bank S.A./N.V. 1 Boulevard du Roi Albert II, B – 1210 Brussels, Belgium
Exchange Act	The United States Securities Exchange Act of 1934.
Executive Management	Chief Executive Officer Peter Buhl Jensen, Chief Financial Officer Tim Corcoran and Chief Scientific Officer Maxwell Sehested of TopoTarget.
Existing Shareholders	Any person registered with VP as a shareholder on 15 July 2009 at 12:30 pm CET
Existing Shares	66,304,510 Shares of DKK 1 nominal value each in TopoTarget A/S prior to the Offering.
Global Co-ordinator & Bookrunner	Handelsbanken Capital Markets.

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Handelsbanken	Handelsbanken Capital Markets (Division af Svenska Handelsbanken AB (publ.)).
IAS	International Accounting Standards
IFRS	International Financial Reporting Standards as adopted by the European Union.
IRB	Institutional Review Board.
Maximum Offering	66,304,510 new shares of DKK 1 nominal value.
Maximum Proceeds	DKK 132,609,020 (EUR 17,797,480).
Minimum Offering	33,1 52,255 new shares of DKK 1 nominal value.
Minimum Proceeds	DKK 66,304,510 (EUR 8,898,740).
Management	The Company's Board of Directors and Management Board.
Management Board	Chief Executive Officer Peter Buhl Jensen of TopoTarget, registered as such with the Danish Commerce and Companies Agency.
Nasdaq OMX Copenhagen	Nasdaq OMX Copenhagen (previously Copenhagen Stock Exchange).
Offer Price	The subscription price for the Offer Shares of DKK 2 per DKK 1 nominal value Offer Share.
Offer Shares	A minimum of 33,1 52,225 new shares and up to a maximum of 66,304,510 new shares of DKK 1 nominal value in TopoTarget A/S offered in the Offering.
Offering

The Offering of a minimum of 33,152,225 new shares and up to a maximum of 66,304,510 new shares of DKK 1 nominal value in TopoTarget A/S with pre-emptive rights for the Company's Existing Shareholders at the ratio of 1:1.

Offering Circular	This document published by TopoTarget A/S.
Offering Circular Date	Tuesday, 2 June 2009.
Other Senior Management

Chief Operating Officer Steven Butcher, Chief Commercial officer and President, TopoTarget USA, Inc. John Parsons, Chief Medical Officer Jan Fagerberg, Director IR and Communications Ulla Hald Buhl, Director Human Resources Niels Laursen, Director Business Development Sean MacDonald

Pre-emptive Rights	66,304,510 pre-emptive rights allocated to the Company's Existing Shareholders on 15 June2009, each entitling the holder to subscribe for one (1) Offer Share of DKK 1 nominal value.
Regulation S	Regulation S under the U.S. Securities Act.
Remaining Shares

Offer Shares that have not been subscribed for by the Company's shareholders according to their pre-emption rights through the exercise of Pre-emptive Rights or by investors according to acquired Pre-emptive Rights at the expiry of the Subscription Period.

Senior Management	Executive Management and Other Senior Management of TopoTarget.

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Shares	The Company's Shares, including the Offer Shares and the Existing Shares. The nominal value of the Shares is DKK 1 per Share.
Subscription Period	The Offer Shares may be subscribed during the period from 16 June 2009 to 29 June 2009 at5:00 CET.
TopoTarget	TopoTarget A/S, CVR no. 25695771 and, unless the context indicates otherwise, its wholly owned subsidiaries.
Trading Period for	The period during which the Pre-emptive Rights can be traded on Nasdaq OMX Copenhagen.
Pre-emptive Rights	The trading period commences on 11 June 2009 at 9:00 am CET and closes on 24 June 2009 at5:00 pm CET.
UK	The United Kingdom of Great Britain and Northern Ireland.
U.S.	The United States of America.
U.S. Securities Act	The United States Securities Act of 1933, as amended
USD	The official currency of the USA.
VP	VP Securities Services A/S, Weidekampsgade 14, DK-2300 Copenhagen S, Denmark.

IV-3

GLOSSARY

AACR	American Association for Cancer Research
AC EV	Anthracycline extravasation
Acne Vulgaris	The most common inflammatory dermatological condition among adolescents.
aHSCT	Allogeneic hematopoietic stem cell transplantation.
Alkylating agent

Highly reactive chemicals that introduce alkyl radicals into DNA and thereby prevent their proper functioning. Many are used as anti-tumour agents, but most are highly toxic yielding a variety of unpleasant side effects.

ALL	Acute lymphoblastic leukemia
AML	Acute myeloid leukemia
Angiogenesis	The growth and development of blood vessels.
Anthracyclines	A member of a family of anti-cancer drugs that are also antibiotics.
Antibiotics	A substance that kills bacteria within the body.
Antidote	A substance that counteracts the effects of a poison.
Anti-metabolite	A substance which is chemically similar to the building blocks of DNA, purine and pyrimidine. By masquerading as these substances, anti-metabolites inhibit DNA synthesis.
Anti-tumour antibiotic	There are a variety of anti-tumour antibiotics exhibiting several different mechanisms of action. The most significant are topoisomerase chemotherapeutics that work by inhibiting topoisomerase enzymes
Apoptosis	Programmed cell death.
ARI	Already existing renal insuffiency
ASCO	American Society of Cancer Organisation
ASH	American Society of Hematology
ATP	Adenosine triphosphate.
BCC	Basal cell carcinoma.
B-Cell	Two origins of lymfocytes; 1) From Thymus (T-Cell); 2) From Bursa Fabricius (B-Cell).

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B-CLL	B-cell chronic lymphocytic leukaemia.
BelCaP	Belinostat combined with carboplatin and paclitaxcel
BelDox	Belinostat combined with doxorubicin
BelIda	Belinostat combined with idarubicin
Blood Brain Barrier	An assembly of membranes protecting the brain from various substances in the blood.
Cancer	Any malignant growth or tumour caused by abnormal and uncontrolled cell division; it may spread to other parts of the body through the lymphatic system or the blood stream.
Catalytic Inhibitors	Antagonists of that group of enzymes, (topoisomerase enzymes) that untangle chromosomal
(of Topoisomerase II)	DNA in the process of cell division.
Cell cycle	The cell cycle is an evolutionarily conserved and tightly regulated process for growth and division.
Chemotherapeutic	Description of the type of cancer treatment – in this case by drugs as opposed to e.g. treatment by surgery or irradiation.
Chemotherapy	The use of chemicals to treat cancer; more specifically, the treatment of cancer with drugs designed to selectively kill faster-growing tumour cells.
CHMP	Medical products for human use
CHO	Chinese hamster ovary cell.
Chromatin	The readily stainable substance of a cell nucleus consisting of DNA and RNA and various proteins.
Chromosomes	Structures within a cell nucleus that carry genetic information which determines the sex and characteristics an organism inherited from its parents.
CIV	Continuous intravenous infusion.
Clonogenic assay	The measurement of the effect of an anti-proliferative agent against the formation of genetically identical cell colonies in soft agar.
CLL	Chronic lymphocytic leukemia
CMO	Contract manufacturing organisation. Company that offers large-scale drug production on behalf of pharmaceutical companies.

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Combination therapy

A cancer treatment strategy that employs a variety of different chemotherapeutic agents simultaneously. Since each drug differs in mechanism and side effects, this approach may minimise the possibility of the patient developing a resistance to the therapy.

CR	Complete Response
CRO	Contract research organisation. A company that specialises in conducting clinical trials on behalf of other pharmaceutical companies.
CTCL	Cutaneous T-cell lymphoma.
CUP	Cancer of Unknown Primary.
Cytotoxic	Relating to substances that are toxic to cells.
Dexrazoxane	The active compound used in Savene®/Totect®.
Disease models	A method of evaluating and predicting the efficacy of a potential drug on human cell lines evolved in the laboratory prior to being tested on humans in a clinical trial.
DLT	The dose limiting toxicities.
DMSO	Dimethyl sulphoxide.
DNA

The molecule that encodes genetic information. DNA is the genetic material of most organisms and usually exists as a double-stranded molecule in which two antiparallel strands are held together by hydrogen.

Doxorubicin	An antibiotic used as an anti-cancer drug. Doxorubicin is one of the most frequently used anthracyclines.
DUBs or deubiquitinase	Enzymes which are believed to ensure degradation and destruction of proteins by removing enzymes ones tynation or survival signals from target proteins.
E2F	A cell cycle protein, which activates the genes responsible for cell cycle division and has been identified as a therapeutic target for cancer.
EMEA	European Medicines Agency or European Agency for the Evaluation of Medicinal Products.
Enzyme	Any of several complex proteins that are produced by cells and act as catalysts in biochemical reactions.
EORTC	European Organisation of Research and Therapy of Cancer
ETA	Pseudomonas exotoxin A

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Etoposide	A well-established chemotherapeutic agent that has demonstrated high efficacy in animal trials in combination therapy with Topotect.
EV	Extravasation.
Extravasation

The event that chemotherapeutics by accident are infused outside the vein and into the surrounding tissue. This may cause severe and cumulative tissue necrosis including serious damage of the skin, the muscles and nerves.

FAP	Familial Adenomatous Polyposis.
FasL	Fas ligand.
Fas	A cell surface receptor.
FDA	Food & Drug Administration, USA.
Gene expression	The process whereby the instructions in DNA are converted into functional activity within the cell.
GMP	Good Manufacturing Practice
Histone

A protein tightly packed with DNA into a compact form known as chromatin. Histones play an important role in regulating gene expression. For a gene to be expressed, other proteins known as transcription factors must bind to specific binding sites on the DNA. By ensuring that the DNA is tightly compacted into chromatin, histones restrict access of transcription factors to the DNA, and consequently restrict gene expression.

Histone deacetylase (HDAC)	HDAC is a transcription-regulating enzyme that regulates cell growth and division.
HSP90

Heat shock protein (HSP90) is a protein that appears to protect proteins in cancer and healthy cells from deterioration as a result of physical stress such as excessive heat or exposure to chemotherapy. HSP90 is believed to inhibit or reduce the efficacy of chemotherapy and prolong the life of cancer cells.

IND	Investigational new drug
In vitro	A biological experiment conducted in test tubes, petri dishes, etc.
In vivo	An experiment or test on a compound in a test animal.
IV	Intraveneous
Irradiation	The use of high-energy radiation from x-rays, neutrons, and other sources to kill cancer cells and shrink tumours.

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Kinase

Widely used abbreviation for phosphokinase, an enzyme which acts as a catalyst in the transfer of phosphate from ATP to another molecule, releasing energy. Kinases are also involved in a wide variety of intracellular signalling, and as such are the target for many therapeutic approaches.

Lymphomas	A group of diseases of unknown cause, characterised by painless, progressive enlargement of the lymphoid tissue.
LMP	Micropapillary/ borderline
MAA	Marketing authorisation application
MAbs	Monoclonal Antibodies
MDS	Myelodysplastic syndrome
Methylation

The process carried out by specific enzymes (methyl transferases) that positions methyl groups on, for example, specific bases of DNA. The presence of these methyl groups can stop some restriction enzymes interacting at that site, and in mammalian cells it is important in controlling genes.

Monotherapy	A drug administered alone rather than in combination with other chemotherapeutics.
Melanoma	A malignant tumour that develops from melanocytes, which are melaninproducing cells in the skin.
Metastases	A new tumour which has spread from the original source of the tumour.
Monoclonal antibody drugs	An antibody preparation which is genetically homogenous and may be directed at a specific feature of the cancer cell.
MR	Minor response
MTD	Maximum tolerated dose.
mTOR	Mamalian Target of Rapamycin
Multidrug resistance	The resistance of cancer cells to a range of anti-cancer drugs may be caused by pumping of toxic drugs out of the cell before they can affect it.
Multiple Myeloma (MM)	A malignancy of the plasma cells in the bone marrow.
NAD	Nicotinamide adenine nucleotide.
NCI	National Cancer Institute
NM PRT	Nicotinamide phosphoribosyl transferase.

IV-8

NSCLC	Non Small Cell Lung Cancer
Oncogene

A gene that normally directs cell growth. If altered, it can promote or allow the uncontrolled growth that typifies cancer. Alterations can be inherited or caused by environmental exposure to cancer causing substances.

Oncologist	A specialist who treats cancer patients.
Orphan Drug Designation

A term which describes a drug with Orphan Drug Designation granted by the FDA and/or the EMEA. Such status confers certain development, registration and marketing advantages for new treatments to be used in rare diseases or conditions.

Out-licensing	A cooperation in which another company takes over the development process for a candidate drug.
Palliative treatment	Treatment, the sole aim of which is to remove or lessen the debilitating effects of, for example, cancer or cancer therapy.
PARP	Poly ADP ribose polymerase.
Peptide	Small-size proteins.
PFIC	Passive foreign investment company
Phase I clinical trials

Establish safety in a drug candidate, and are usually performed in healthy volunteers. However, for the development of anti-cancer drugs, Phase I trials are most frequently performed in patients with cancer.

Phase II clinical trials

Establish if a drug candidate has the desired efficacy in patients suffering from a specific disease or condition. If such efficacy can be demonstrated, Proof of Concept has been achieved for the drug candidate.

Phase III clinical trials

Establish the long-term efficacy and safety of the drug candidate in its final dose and formulation. These trials may involve thousands of patients who are treated during one to two years. Upon completion of the Phase III trials the drug candidate is filed with appropriate authorities for review and approval for launch.

Phase II/III clinical trials

A clinical trial of which, while run as a Phase II, the results can be used to seek marketing regulatory approval because of a combination of factors including the conclusiveness of the results and an obvious need to make the drug available to patients as soon as possible.

PR	Partial response

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Pre-clinical development

The phase of drug discovery and development which precedes testing of the drug in humans. Many trials carried out in this Phase are required by regulatory agencies before they will allow testing in man.

Proof of concept	Statistical proof of a drugs efficacy in a relevant patient group.
PTCL	Peripheral T-Cell Lymphoma
P&T	Pharmacy and therapeutic committees
RECIST	Standard tumour response criteria.
SAE	Serious adverse event.
SAHA	Suberoylanilide hydroxamic acid (also known as Vorinostat)
Small cell lung cancer (SCLC)	A type of lung cancer in which the cells appear small and round when viewed under the microscope. Also called oat cell lung cancer.
SPA	Special Protocol Assessment
Solid tumour cancer	A cancer that arises in an organ or tissue other than the bone marrow or immune system.
SWOG	South West Oncology Cooperative Group
T-Cell	Two origins of lymfocytes; 1) From Thymus (T-Cell); 2) From Bursa Fabricius. (B-Cell)
Temozolomide	A chemotherapy drug most commonly used to treat a type of brain tumour known as glioma.
TNF	Tumour necrosis factor.
Topoisomerase enzymes	A unique group of enzymes that untangle chromosomal DNA. Topoisomerases cut gaps in one strand of double-stranded DNA, pass the other strand through the gap, and subsequently reseal the break.
Topoisomerase	Antagonists of that group of enzymes, (topoisomerase enzymes) that untangle chromosomal
chemotherapeutics	DNA in the process of cell division.
Toxicology	The science of poisons and their effect on an organism.
Toxicology trials

The trials, in biological systems, of the undesirable and/or harmful effects of substances, and, in particular, specific formulations of drug candidates in development or established drugs, with administration of the test substance at much higher doses than would be used in clinical treatment.

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Tumour suppressor gene	The "brake systems" which function to suppress cell proliferation.
Ubiquitination	The addition of a ubiquitine signal to a range of proteins to assist in the removal of damaged proteins and the maintenance of cell health.
ULB	University of Brussels
VPA	Valproic acid.
WHO	World Health Organisation.

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COMPANIES REFERRED TO IN THE OFFERING CIRCULAR

Allos Therapeutics	Allos Therapeutics, Inc.
AntiAnthra	AntiAnthra ApS
Apoxis	Apoxis S.A. (now TopoTarget Switzerland S.A.)
AVI Pharma	AVI Pharma International SA. Greece.
Astellas	Astellas Pharma GmbH, previously Fujisawa Deutschland GmbH
Basic Pharma	Basic Pharma BV, Roermond, The Netherlands
Bayer Schering Pharma	Bayer Schering Pharma AG
Baylor	Baylor College of Medicine, U.S.
Bedford Laboratories	Bedford Laboratories Inc.
BioImage	Part of Pfizer Science (Pfizer Inc.), U.S.
BioPro	BioPro Pharmaceutical Inc.
Bristol-Myers Squibb	Bristol-Myers Squibb Company
Celgene	Celgene Corporation
CHDI	Cure Huntington's Disease Initiative
CuraGen	CuraGen, a Delaware corporation
Desitin	Desitin Arzneimittel GmbH, Hamburg, Germany
Dusa Pharmaceuticals	Dusa Pharmaceuticals, Inc.
Enzon	Enzon Pharmaceuticals, Inc.
G2M Cancer Drugs AG	G2M Cancer Drugs AG (now TopoTarget Germany AG), an anti-cancer therapeutics development company based in Frankfurt, Germany
Georg-Speyer-Haus	Biomedical Research Institute Georg-Speyer-Haus
Gloucester Pharmaceuticals	Gloucester Pharmaceuticals (GP)
Inhibox	Inhibox Ltd.
Innovex	Innovex Inc.
J&J	Johnson & Johnson
Latvian Institute of Organic Synthesis

Institute founded in 1957 as a complex scientific research establishment uniting researchers in synthetic organic chemistry, experts in physical chemistry, biologists, medical experts as well as physihysiccists, technologists, and specialists in cybernetics, in order to jointly synthesise new biologically active substances.

IV-12

LEO Pharma	LEO Pharma A/S
Medarex	Medarex, Inc.
Medis	Medis d.o.o.
Merck	Merck & Co.'s
MethylGene	MethylGene, Inc.
Micro Carrier Systems	MCS (a subsidiary of the CRO Focus Clinical DRUG Development GmbH) of Neuss, Germany
Millenium	Millennium Pharmaceuticals, Inc.
Mochida	Mochida Pharmaceutical Co., Ltd.
NCI (U.S.)	National Cancer Institute, part of U.S. National Institutes of Health
Novartis	Novartis Pharma AG
Onxy	Onyx Pharmaceuticals, Inc.
Pfizer	Pfizer Inc.
Pharmacyclics	Pharmacyclics, a U.S. company
Pharmion	Pharmion Corporation
Photocure	Photocure ASA
Prolifix	Prolifix Ltd (TopoTarget UK), a company based in Oxford with expertise in cancer targets and chemical synthesis
Rafa	Rafa Laboratories, Jerusalem, Israel
Rigshospitalet	Danish National University Hospital, Copenhagen, Denmark
Roche	F. Hoffman-La Roche Ltd
Schering-Plough	Schering-Plough Corporation
Taiho	Taiho Pharmaceutical Co., Ltd.
Vical	Vical Inc.
VIPharma	Vipharma Farmácia de Manipulação
Walnut Medical	Walnut Medical, an information and research company operating within the European health care sphere
4G	4G Pharma Ltd.

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IV-14

F. APPENDIX: FINANCIAL INFORMATION

Financial information	F-2
Statement by the Management Board and Board of Directors	F-3
Report by the Company's independent auditors	F-4
Income statement	F-6
Balance sheet – assets	F-7
Balance sheet – equity and liabilities	F-8
Cash flow statement	F-9
Statement of changes in equity	F-10
Notes to the financial statements	F-1 2

Interim financial statements	F-44
Statement by the Management Board and Board of Directors
Review report for the period	F-45
1 January to 31 March 2009	F-46
Income statement	F-47
Statement of comprehensive income	F-48
Balance sheet – assets	F-49
Balance sheet – equity and liabilities	F-50
Cash flow statement	F-51
Statement of changes in equity	F-52
Notes to the financial statements	F-53

F-1

FINANCIAL INFORMATION / INTRODUCTION

The consolidated financial statements included in the F-pages below are extracted from the published Annual Reports as described in the following pages. The annual reports are prepared in accordance with the International Financial Reporting Standards (IFRS) as adopted by the EU and additional Danish disclosure requirements for listed companies.

In 2007 the Company changed structure for recognition and measurement of acquired research and development projects. The impact of the changed structure is incorporated in the financial statements for 2007 with comparative figures for 2006 being restated accordingly. The consolidated financial statements for 2008 are extracted from the annual report for the financial year 2008. The consolidated financial statements for 2007 and 2006 are extracted from the annual report for the financial year 2007.

The published annual reports for 2008, 2007 and 2006 comprise the Management's and the Board of Directors review, financial statements for the parent company and consolidated financial statements including notes, etc. The financial statements in this offering Circular do not contain the Management and the Board of Directors reviews as they appear in the published annual reports. In addition, the financial statements of the parent company are not included. Such information is included in the offering Circular by the following cross reference table:

FINANCIAL INFORMATION / STATEMENT BY THE MANAGEMENT BOARD AND BOARD OF DIRECTORS

Statement by the Management Board and Board of Directors on the audited financial statements for the financial years 2008, 2007 and 2006

The Management Board and Board of Directors have considered and approved the annual reports of TopoTarget for 2008, 2007 and 2006 on 19 March 2009, 12 March 2008 and 14 March 2007 respectively. The consolidated financial statements for the financial years 2008, 2007 and 2006 included in the offering Circular were prepared for the purpose of the offering and extracted from the annual reports for the financial years 2008, 2007 and 2006.

The consolidated financial statements for the financial years 2008, 2007 and 2006 were prepared in accordance with IFRS as approved by the EU and the additional Danish disclosure requirements for listed companies.

We consider that the accounting policies applied are appropriate and that the extracted consolidated financial statements give a true and fair view of TopoTarget's assets, liabilities, and financial position at 31 December 2008, 2007 and 2006 and of the results of TopoTarget's operations and cash flow for the financial years 2008, 2007 and 2006.

Copenhagen, 2 June 2009

Management Board

Peter Buhl Jensen CEO

F-2

Board of Directors
Häkan Astrom Chairman	Jesper Zeuthen	Jeffrey H. Buchalter
Anders Gersel Pedersen	Ingelise Saunders	Torbjörn Bjerke

F-3

FINANCIAL INFORMATION / REPORT BY THE COMPANY'S INDEPENDENT AUDITORS

Report by the Company's independent auditors on the financial statements for the financial years 2008, 2007 and 2006

To the Shareholders of and potential investors in TopoTarget A/S:

We have audited the annual reports for the financial years 2008, 2007 and 2006 presented and published by the Management Board and Board of Directors of TopoTarget A/S from which the financial statements (financial statements extraction) on pages F-6-F-43 have been extracted. We conducted our audit in accordance with Danish and international Standards on Auditing. In our auditors' report on the annual report for the financial year 2007, dated 12 March 2008, 2006, dated 14 March 2007 and, on the annual report for the financial year 2005 dated 7 March, we expressed an opinion without qualifications and emphasis of matter.

Our auditors' report on the annual report for the financial year 2008 dated 19 March 2009 is reproduced here:

"To the shareholders of TopoTarget A/S

We have audited the annual report of TopoTarget A/S for the financial year 1 January to 31 December 2008, which comprises the statement by Management on the annual report, Management's review, income statement, balance sheet, statement of changes in equity and notes, including accounting policies and cash flow statements of the group as well as the Parent. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as adopted by the EU, and the Parent financial statements have been prepared in accordance with the Danish Financial Statements Act. Furthermore, the annual report has been prepared in accordance with additional Danish disclosure requirements for annual reports of listed companies.

Management's responsibility for the annual report

Management is responsible for the preparation and fair presentation of an annual report in accordance with International Financial Reporting Standards as adopted by the EU in respect of the consolidated financial statements and the Danish Financial Statements Act in respect of the Parent financial statements as well as additional Danish disclosure requirements for annual reports of listed companies. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of an annual report that is free from material misstatement, whether due to fraud or error, selecting and applying appropriate accounting policies, and making accounting estimates that are reasonable in the circumstances.

Auditor's responsibility and basis of opinion

Our responsibility is to express an opinion on this annual report based on our audit. We conducted our audit in accordance with Danish and International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the annual report is free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the annual report. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the annual report, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity's preparation and fair presentation of an annual report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Management, as well as evaluating the overall presentation of the annual report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Our audit has not resulted in any qualification.

Opinion

In our opinion, the annual report gives a true and fair view of the group's financial position at 31 December 2008 and of its financial performance and its cash flows for the financial year 1 January to 31 December 2008 in accordance with the International Financial Reporting Standards as issued by

F-4

IASB and as adopted by the EU and additional Danish disclosure requirements for annual reports of listed companies.

In our opinion, the annual report gives a true and fair view of the Parent's financial position at 31 December 2008 and of its financial performance and its cash flows for the financial year 1 January to 31 December 2008 in accordance with the Danish Financial Statements Act and additional Danish disclosure requirements for listed companies. Annual Report 2008 Page 49 of 87

Emphasis of matter relating to the financial statements

Without qualifying our opinion we draw attention to the disclosures in the Management's review and to the Accounting policies (Note 1 to the annual report) under "going concern statement for Annual Report 2008" in which it is stated that the Company expects its funds to suffice into the beginning of 2010. As mentioned, this is subject to risk. Management has based the presentation of the annual report on the assumption that it will be possible to mitigate such risk for which reason it has presented the annual report on a going concern basis. We have not found any grounds for taking a different view in this respect.

Without qualifying our opinion we draw attention to the disclosures in the Management's review and to the Accounting policies (Note 1 to the annual report) under "Impairment test of acquired research and development projects". It is stated that the impairment tests performed are subject to uncertainty, however, Management believes that the write-downs for impairment made are necessary and adequate and that the amounts recognised accordingly give a fair presentation. We have not found any grounds for taking a different view in this respect."

We have not carried out additional audit procedures after 19 March 2009.

We have ascertained that the consolidated financial statements for the financial years 2008, 2007 and 2006 on pages F-6-F-43 are correct extracted and reproduced from the annual reports for the financial years 2008, 2007 and 2006. The Management Board and the Board of Directors are responsible for the presentation of the consolidated financial statements on pages F-6-F-43. Our responsibility is based on the work performed to express an opinion on the extraction and reproduction of consolidated financial statements from the annual reports for the financial years 2008, 2007 and 2006.

Basis of opinion

We have planned and performed our work in accordance with the Danish Standard on Auditing concerning "The Auditors' Report on Special Purpose Audit Engagements" (RS 800) to obtain reasonable assurance that the consolidated financial statements are in all material respects in accordance with the published annual reports, from which they have been extracted.

Opinion

In our opinion, the consolidated financial statements presented on pages F-6-F-43 are in all material respects in accordance with the published annual report for the financial years 2008, 2007 and 2006, from which they have been extracted.

Copenhagen, 2 June 2009

Deloitte

Statsautoriseret Revisionsaktieselskab

Jørgen holm Andersen	Jens Sejer Pedersen

F-5

State Authorised Public Accountant	State Authorised Public Accountant

F-6

INCOME STATEMENT

F-7

BALANCE SHEET – ASSETS

F-8

BALANCE SHEET – EQUITY AND LIABILITIES

F-9

CASH FLOW STATEMENT

F-10

STATEMENT OF CHANGES IN EQUITY

GROUP

	Number of Share	Share capital DKK ' 000	shares Premium account DKK ' 000	Share based payments DKK ' 000	Retained earnings DKK ' 000	Total DKK ' 000
Statement of changes in equity for the period 1 January to 31 December 2008						
Equity at 1 January 2008	**61,304,510**	**61,304**	**0**	**17,332**	**586,432**	**665,068**
Fair value adjustment of available-for-sale financial assets	0	0	0	0	0	0
Recognised directly in equity	**0**	**0**	**0**	**0**	**0**	**0**
Net loss for the year	0	0	0	0	(301,208)	(301,208)
Total net income	**0**	**0**	**0**	**0**	**(301,208)**	**(301,208)**
Recognition of share-based payment	0	0	0	10,015	0	10,015
Share capital increase through non-cash payment	5,000,000	5,000	0	0	50,500	55,500
Other transactions total	**5,000,000**	**5,000**	**0**	**10,015**	**50,500**	**65,515**
Equity at 31 December 2008	**66,304,510**	**66,304**	**0**	**27,347**	**335,724**	**429,375**
Statement of changes in equity for the period 1 January to 31 December 2007						
Equity at 1 January 2007	**45,684,880**	**45,685**	**0**	**10,668**	**374,297**	**430,650**
Fair value adjustment of available-for-sale financial assets	0	0	0	0	(1,287)	(1,287)
Recognised directly in equity	**0**	**0**	**0**	**0**	**(1,287)**	**(1,287)**
Net loss for the year	0	0	0	0	(211,600)	(211,600)
Total net income	**0**	**0**	**0**	**0**	**(212,887)**	**(212,887)**
Recognition of share-based payment	0	0	0	6,862	0	6,862
Exercise of share-based payment	0	0	0	(198)	198	0
Share capital increase through exercise of warrants	21,600	21	500	0	0	521
Share capital increase through cash payment	12,000,000	12,000	319,981	0	0	331,981
Share capital increase through non-cash payment	3,598,030	3,598	104,343	0	0	107,941
Share premium account transferred to "Retained earnings"	0	0	(424,824)	0	424,824	0
Other transactions total	**15,619,630**	**15,619**	**0**	**6,664**	**425,022**	**447,305**
Equity at 31 December 2007	**61,304,510**	**61,304**	**0**	**17,332**	**586,432**	**665,068**

Expenses relating to the capital increase on 21 June 2007 have been deducted in "share pre-mium account" in the amount of TDKK 28,019.

F-11

STATEMENT OF CHANGES IN EQUITY

F-12

NOTES TO THE FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

Basis of preparation

The annual report of TopoTarget, including the consolidated financial statements, has been prepared in accordance with the International Financial Reporting Standards (IFRS) as adopted by the EU and additional Danish disclosure requirements for annual reports of listed companies. TopoTarget presents its financial statements in accordance with all applicable IFRS standards. The accounting policies for the group are unchanged from last year.

The presentation of financial statements for the parent company in accordance with the Danish Financial Statements Act (reporting class D), represents a change compared with previous years. The change was made for the purpose of easing the administrative burden and to improve communications with the Company's stakeholders.

Going Concern statement for Annual Report 2008

TopoTarget's financial statements are prepared on a going concern basis. Management is running the Company to a budget with the objective of ensuring that current financial resources take it into the beginning of 2010. Management is confident that during the course of 2009 it will enter into a licensing or similar type agreement in respect of its key development programme belinostat that will enable continued development of belinostat and other programmes in 2010 and beyond. Management acknowledges that there are some risks associated with this strategy which include the following:

•

The budget assumes a net profit for the year from sales of its marketed product Savene®/Totect®. While management is confident of achieving such profit there is a risk that the necessary sales to produce a profit will not be met, reducing the Company's runway;

•

While management is also confident of entering into a licensing or similar type deal on belinostat during the course of 2009, if it is not achieved in a timely manner, TopoTarget may be required to seek additional financing by way of equity issue or similar, which may not be available when required, or at all;

•	If the Company successfully raises additional funds by issuing new shares, the value of shares then held by investors may be diluted.
•

If additional financing is not available the Company could be required to seek funds through sale or out-licensing arrangements that may involve relinquishing rights to the Company's technologies, candidate drugs or products the Company would prefer to keep or develop on its own;

•

If timely and adequate financing cannot be obtained, the Company may be required to significantly curtail its clinical development activities, which could lead to a loss in value of its research and development projects including those that have been previously acquired from third parties and are recognised on the Company's balance sheet;

Implementation of new and revised standards and interpretations

The consolidated financial statements are presented in accordance with the new and revised standards (IFRS/IAS) and interpretations (IFRIC) which apply for financial years starting on or after 1 January 2008.

The implementation of the new and revised standards and interpretations in the annual report for 2008 has not resulted in changes to accounting policies.

Standards and interpretations not yet in force

At the date of the publication of this offering Circular, a number of new or amended standards and interpretations have not yet entered into force, and are therefore not included in this annual report.

These new and revised standards and interpretations are not expected to result in any changes to the accounting policies applied.

Recognition and measurement

The items included in the financial statements of each entity of the group are measured by using the currency that best reflects the economic substance of the underlying events and conditions applicable for the entity in question. The financial statements are presented in Danish Kroner, the parent company's and the subsidiaries' functional currency.

F-13

On initial recognition, assets and liabilities are measured at cost. Revenue and costs, assets and liabilities are subsequently measured as described below.

The preparation of financial statements assumes the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the group's accounting policies.

Assets are recognised in the balance sheet when it is probable that future economic benefits will flow to the group and the value of the asset can be measured reliably.

Liabilities are recognised in the balance sheet when the group has a legal or constructive obligation as a result of a prior event, and it is probable that future economic benefits will flow out of the Group, and the value of the liabilities can be measured reliably.

Recognition and measurement take into consideration anticipated gains, losses and risks that arise before the time of adoption of the annual report and that confirm or invalidate matters and conditions existing at the balance sheet date.

Income is recognised in the income statement as and when earned, whereas expenses are recognised as incurred. Value adjustments of financial assets and liabilities are recognised in the income statement as financial income or financial expenses.

For assets classified as assets held for sale, unrealised loss and profit is recognised directly to the equity.

Consolidated financial statements

The consolidated financial statements comprise the parent company and group enterprises in which the parent company is entitled to determine finance and operating policies, which normally applies for ownership interests of more than half of the voting rights.

Basis of consolidation

The consolidated financial statements are prepared on the basis of the financial statements of the parent company and its subsidiaries. The consolidated financial statements are prepared by adding items of a uniform nature. On consolidation intra-group income and expenses, intra-group accounts, dividends as well as gains and losses on transactions between the consolidated enterprises are eliminated.

The financial statements used for consolidation are prepared in accordance with the Group's accounting policies.

Acquisitions of subsidiaries are accounted for using the purchase method. Costs related to an acquisition are measured at the fair value of remuneration in the form of assets, the equity instruments granted and the liability incurred at the date of acquisition with the addition of costs directly connected to the takeover.

Acquired identifiable assets, liabilities and contingent liabilities in a business combination are measured on initial recognition at fair value at the acquisition date. Identifiable intangible assets are recognised if they can be separated or arise from a contractual right and the fair value can be reliably measured. Positive differences between cost and fair value of the Group's share of the identifiable net assets are recognised as goodwill.

Newly acquired subsidiaries are consolidated at the time when the controlling influence is established in the group.

Foreign currency translation

On initial recognition, transactions denominated in foreign currency are translated at the exchange rate ruling on the transaction date. Receivables, payables and other monetary items denominated in foreign currencies that have not been settled on the balance sheet date are translated at the exchange rates ruling at the balance sheet date. Exchange differences between the exchange rate at the date of the transaction and the exchange rate at the date of payment or the balance sheet date, respectively, are recognised in the income statement as financial income or financial expenses.

On recognition in the consolidated financial statements of foreign subsidiaries in which Danish Kroner (DKK) is the functional currency but which present their financial statements in another currency, monetary assets and monetary liabilities are translated at the exchange rate at the balance sheet date. Non-monetary assets and liabilities measured based on historical cost are translated at the exchange rate at the transaction date. Non-

F-14

monetary assets and liabilities measured at fair value are translated at the exchange rates at the most recent date of fair value adjustment.

Income statement items are translated at average monthly exchange rates, except for items derived from non-monetary assets and liabilities, which are translated at historical rates for the non-monetary assets and liabilities.

Income statement

Revenue

Revenue comprises Savene® and Totect® sales and milestone payments and other income from research and development agreements. Revenue is recognised when it is probable that future economic benefits will flow to the Company and these economic benefits can be measured reliably. Income from agreements with multiple components and where the individual components cannot be separated is recognised over the period of the agreement. In addition, recognition requires that all material risks and benefits related to the ownership of the goods and services included in the transaction are transferred to the purchaser. If all risks and benefits have not been transferred, the revenue is recognised as deferred income until all components in the transaction have been completed.

Production costs

Production costs comprises costs incurred to generate the revenue. Production costs comprises cost of goods sol, transport costs, cost of inventories, salaries, contributions to pension schemes, costs oaf share-based payments and other costs including depreciation, impairment writedown and amortisation attributable to the group's production activities.

Research and development costs

Research costs comprise salaries, contributions to pension schemes, costs of share-based payments and other costs, including patent costs, as well as depreciation and amortisation attributable to the Group's research activities. Research costs are recognised in the income statement as incurred.

Development costs comprise salaries, contributions to pension schemes, costs of share-based payments and other costs, including depreciation and amortisation attributable to the Group's development activities. Capitalisation assumes that the development of the technology or the product in the Group's opinion has been completed, that all necessary public registration and marketing approvals have been obtained, and that costs can be reliably measured. Furthermore, it has to be established that the technology or the product can be commercialised and that the future income from the product can cover, not only production costs, sales and distribution costs and administrative expenses, but also development costs.

Development costs are recognised in the income statement as incurred if the conditions for capitalisation of the development costs are deemed not to be met.

Research and development costs also comprise any impairment write-down on acquired research and development projects made before the time when the project is available for use.

Sales and distribution costs

Sales and distribution costs comprise costs incurred for the distribution of goods sold and for sales campaigns, including salaries, contributions to pension schemes for sales and distribution staff, office expenses and depreciation and other indirect costs.

Administrative expenses

Administrative expenses comprise salaries, contributions to pension schemes to the management and administrative functions, office supplies as well as depreciation and amortisation and other indirect costs.

Financial income and expenses

These items comprise interest income and expenses, interest on capitalised milestone payment, the interest element of finance lease payments, realised gains and losses on marketable securities and realised and unrealised gains and losses on payables and transactions in foreign currencies.

Income taxes

Tax for the year, consisting of the year's current tax and movements in deferred tax, is recognised in the income statement as regards the amount that can be attributed to the profit/loss for the year and posted directly in equity

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as regards the amount that can be attributed to movements taken directly to equity. Current tax payable or receivable is recognised in the balance sheet as calculated tax on the taxable income for the year adjusted for prepaid tax.

The deferred tax charge is recognised and measured using the balance sheet liability method on all temporary differences between the carrying amount and the tax values of assets and liabilities. The tax value of the assets is calculated based on the planned use of each asset.

Deferred tax is measured based on the tax rules and rates in the respective countries that will apply under the legislation in force on the balance sheet date when the deferred tax asset is expected to crystallise as current tax. Changes in deferred tax resulting from changes in tax rates are recognised in the income statement.

Deferred tax assets, including the tax value of tax loss carry-forwards, are recognised at the value at which they are expected to be realised, either through a set-off against deferred tax liabilities or as net assets.

Deferred tax assets and liabilities are not recognised if the temporary difference arises on initial recognition (in cases other than in connection with a business combination) of other assets and liabilities in a transaction not affecting the results for tax or accounting purposes.

Provision is made for tax on temporary differences arising on investments in subsidiaries, unless the Group can control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not be reversed in the foreseeable future

Segment reporting

The Group is managed and operated as one business unit. The entire enterprise is managed by a management team reporting to the chief executive officer. No separate business areas or separate business units have been identified in connection with product candidates. The group's activities are exclusively in the business segment "pharmaceuticals for treatment within the cancer area". Revenue segment assets and additions to property, plant and equipment and intangible segment assets are disclosed within the secondary geographical segments. Segment information is provided in accordance with the Group's accounting policies. Segments assets are those operating assets that are employed by a segment in its operating activity and that are either directly attributable or can be allocated to the segment on a reasonable basis.

Transactions between geographical segments are made a market value.

Derivative financial instruments

On initial recognition, derivative financial instruments are measured at the fair value on the balance sheet date. Positive and negative fair values of derivative financial instruments are recognised under other receivables and other payables respectively. Changes in the fair value of derivative financial instruments designated as and qualifying for recognition as effective hedges of future transactions are recognised directly in equity. The ineffective portion is recognised immediately in the income statement. When the hedged transactions are realised, cumulative changes are recognised as part of the cost of the transactions in question.

Changes in the fair value of derivative financial instruments used to hedge net investments in foreign subsidiaries are recognised in the consolidated financial statements directly in equity to the extent that the hedge is effective. The ineffective portion is recognised immediately in the income statement. On disposal of the foreign subsidiary in question, the cumulative value changes are transferred to the income statement.

Derivative financial instruments that do not qualify for hedge accounting are considered trading portfolios and are measured at fair value. Any fair value changes are recognised in the income statement under financial items as they occur.

Certain contracts include terms and conditions that are similar to derivative financial instruments. To the extent that the embedded derivative financial instruments differ significantly from the overall contract, they are recognised and measured as separate instruments at fair value, unless the contract in question in its entirety is recognised and measured at fair value.

Share-based payment

All warrants granted after 1 January 2005 are equity instruments that are measured at fair value at the date of grant. Where warrants are included as part of an acquisition price of a subsidiary, the value of the equity

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instrument is recognised together with the remaining cost, and the balancing item is recognised directly over equity in reserve for share-based payment. Where warrants are issued as incentive programmes, the compensation cost is charged to the income statement of the over the period when the warrants vest. The expense is allocated to production costs, research and development costs, sales and distribution costs and administrative expenses, and the balancing item is taken directly to equity to the reserve for share-based payment.

The fair value is calculated using the Black&Scholes formula, taking into consideration to anticipated exercise of the warrants granted. On each balance sheet date, TopoTarget estimates the anticipated number of warrants that will vest. Any change to the original estimates of number of warrants will result in a change of the expensed cost over the remaining vesting period. Prior year changes are recognised in the income statement in the year in which the change is identified.

Balance sheet

Goodwill

Goodwill is the amount at which the cost of an enterprise taken over exceeds the fair value of the Group's share of the net assets acquired at the time of the takeover.

Goodwill is tested for impairment at every balance sheet date. In the event of an impairment loss, the carrying amount of the goodwill is written down to the recoverable amount. Writedowns are recognised in the income statement.

Acquired research and development projects

Costs of acquiring research and development projects are measured at cost price and recognised as intangible assets. The assets are amortised over their expected economic lives from the time when the project is ready for use (marketing approvals have been obtained). In the period until marketing approvals have been obtained the acquired research and development are annually undergoing impairment tests. After marketing approval has been obtained impairment test is prepared if events or circumstances indicate that the carrying amount may not be recoverable.

Property, plant and equipment

In the period until marketing approvals have been obtained the acquired research and development costs are annually undergoing impairment tests. After marketing approval has been obtained impairment test is prepared if events or circumstances indicate that the carrying amount may not be recoverable.

Other fixtures and fittings, tools and equipment as well as assets held under finance leases are measured at cost less accumulated depreciation and impairment losses.

Cost comprises the acquisition price, costs directly attributable to the acquisition, and preparation costs of the asset until the time it is ready to be put into operation. In the case of assets produced in-house, cost comprises direct and indirect costs for materials, components, third-party suppliers and labour. The cost price of assets held under finance leases is determined as the lower of the present value of future lease payments and the fair value.

The basis for depreciation is cost less estimated residual value after the end of useful life. The expected residual value is reassessed every year. The assets are depreciated on a straight-line basis over their useful lives, which are four to ten years.

Impairment of non-current assets

In the period until a marketing approval has been obtained, the acquired research and development projects are tested for impairment annually. After marketing approval has been obtained, an impairment test is performed when events or other circumstances indicate that the carrying amount may not be recoverable.

The carrying amount of intangible assets, property, plant and equipment as well as non-current asset investments is reviewed for impairment when events or changed conditions indicate that the carrying amount may not be recoverable. Where such an indication exists, an impairment test is made. An impairment loss is recognised in the amount with which the carrying amount exceeds the recoverable amount of the asset, which is the higher of the net present value and the net selling price. In order to assess the impairment, the assets are grouped on the

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least identifiable group of assets that generates cash flows (cash-generating units). Impairment losses are recognised in the income statement under the same items as the associated depreciation or amortisation.

Inventories

Inventories are measured at the lower of cost under the FIFO method and net realisable value.

The cost of goods for resale, raw materials and consumables includes the purchase price plus transportation costs. The cost of finished goods and work in progress comprises the cost of raw materials, consumables and other manufacturing costs incurred by a sub-supplier.

The net realisable value of inventories is calculated as the expected selling price less completion costs and costs incurred in making the sale.

Financial assets

The Group and the parent company classify their financial assets in the following categories:

•	Loans and receivables
•	Available-for-sale financial assets

Financial assets are classified according to the purpose of the acquisition. Management determines the classification on initial recognition and re-evaluates this designation at every reporting date.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. In the balance sheet, they are classified as trade receivables, other receivables and as loans.

Available-for-sale financial assets are non-derivative financial assets and are designated as Short-term securities in the balance sheet.

Trade receivables

On initial recognition, trade receivables are measured at fair value and subsequently measured at amortised cost according to the effective interest method less provision for expected losses.

Other receivables

On initial recognition, other receivables are measured at fair value and subsequently measured at amortised cost according to the effective interest method less provision for expected losses.

Prepayments

Prepayments comprise incurred costs relating to subsequent financial years. Prepayments are measured at amortised cost, which usually corresponds to the nominal value.

Short-term securities

The securities are easily negotiable in the established markets. Short-term securities are classified as "available for sale". Fair value equals the market price. Upon a sale, cost is measured according to the FIFO principle. Realised gains and losses (including realised exchange rate gains and losses) are recognised in the income statement as financial items. Unrealised gains and losses (including unrealised exchange rate gains and losses) are recognised directly in equity. Transactions are recognised on the trade date.

Cash

Cash comprises cash holdings, bank deposits and short-term securities with an insignificant price risk. Cash is measured at fair value.

Equity

The share capital comprises the nominal value of the Company's ordinary shares, each with a nominal value of DKK 1.

Retained earnings include amounts paid as premium compared to the nominal value of the shares in connection with the Company's capital increases less external expenses, which are directly attributable to the increases of capital. The amount also includes unrealised gains and losses (including unrealised exchange rate gains and losses).

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The reserve for share-based payment includes the value of recognised warrant programmes measured at the fair value at the time of grant and subsequent value adjustments.

The buying and selling of own shares is recognised directly in equity. Own shares are therefore not recognised separately in the balance sheet.

Pension obligations

Under the defined contribution plans, regular and fixed contributions are paid to independent pension companies or similar institutions. The contributions are recognised in the income statement during the period in which the employees rendered the related service. Payments due are recognised as a liability in the balance sheet.

In respect of defined benefit plans, the Group is required to pay an agreed benefit in connection with the retirement of the employees covered by the plan, e.g. In the form of a fixed amount or a percentage of the salary at retirement.

For defined benefit plans, an annual actuarial assessment is made of the net present value of future benefits to which the employees have earned the right through their past service for the Group and which will have to be paid under the plan. The Projected Unit Credit Method is applied to determine value in use. The net present value is calculated based on assumptions of the future developments of salary, interest, inflation, mortality and disability rates.

The net present value of pension liabilities is recognised in the balance sheet, after deduction of the fair value of any assets attached to the plan, as either plan assets or pension liabilities, depending on whether the net amount is an asset or a liability, cf. below, however.

If the assumptions made with respect to discount factor, inflation, mortality and disability are changed or if there is a discrepancy between the expected and realised return on plan assets, actuarial gains or losses occur. These gains or losses are only recognised if the accumulated gains and losses at the beginning of a financial year exceed the higher numerical value of 10% of the pension liabilities or 10% of the fair value of plan assets (the corridor method). If this is the case, the excess amount is recognised in the income statement, distributed on the expected remaining average working life of the employees covered by the plan.

If the pension plan represents a net asset, the asset is only recognised to the extent that it does not exceed the sum of unrecognised actuarial losses, unrecognised past service costs and the present value of any refunds from the plan or reductions in future contributions to the plan.

If the benefits relating to the employee's service in prior periods change, this results in a change to the actuarial net present value which is considered a past service cost. If the employees covered by the plan have already earned the right to the changed benefits, the change is taken to the income statement immediately. Otherwise, the change is recognised in the income statement over the period during which the employees earn the right to the benefits.

Provisions

Provisions are recognised when the Group has an existing legal or constructive obligation as a result of a prior event on or before the balance sheet date, and it is probable that the Company has to give up future economic benefits in order to repay the obligation. The provisions are measured according to an assessment of the costs required in order to repay the present obligation at the balance sheet date. Provisions which are not expected to be repaid within a year from the balance sheet date are measured at present value.

Lease commitments

Lease commitments relating to assets held under finance leases are recognised in the balance sheet under liabilities, and are measured at amortised cost after initial recognition. The interest component of lease payments is recognised in the income statement as a financial expense over the term of the contracts.

Lease commitments relating to assets held under operating leases are recognised in the income statement over the terms of the contracts. Lease payments are recognised either in research and development costs, sales and distribution costs or administrative expenses, depending on the use of the asset.

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Financial liabilities

Financial liabilities, including trade payables and other payables, are initially measured at fair value. In subsequent periods, financial liabilities are measured at amortised cost, applying the effective interest method, to the effect that the difference between the proceeds and the nominal value is recognised in the income statement as financial expenses over the term of the loan.

Deferred income

The item reflects the part of revenue that has not been recognised as income immediately on receipt of payment and which concerns agreements with multiple components which cannot be separated.

Cash flow statement

The cash flow statement of the parent company and the Group is presented using the indirect method and shows cash flows from operating, investing and financing activities as well as the Group's cash and cash equivalents at the beginning and the end of the financial year.

Cash flows from operating activities are calculated as the operating profit/loss adjusted for non-cash operating items, working capital changes and income taxes as well as interest paid.

Cash flows from investing activities comprise payments in connection with acquisition and divestment of enterprises and activities as well as purchase and sale of intangible assets, property, plant and equipment as well as non-current investments.

Cash flows from financing activities comprise changes in the size or composition of the parent company's and the Group's share capital and related costs as well as the raising of loans, instalments on interest-bearing debt and payment of dividends.

Cash and cash equivalents comprise cash, deposits in financial institutions, liquid securities with terms of three months or less at the date of acquisition less short-term bank debt that forms an integral part of the Group's cash management activities.

Financial highlights and key ratios

The financial ratios have been calculated in accordance with "Recommendations & Ratios 2005", issued by the Danish Society of Financial Analysts, as set out below:

Earnings per share

Earnings per share is calculated as the net profit or loss divided by the weighted average number of outstanding ordinary shares.

Diluted earnings per share

Diluted earnings per share is calculated as the net profit or loss divided by the average number of outstanding ordinary shares adjusted for the diluting effect of issued equity instruments.

Share price at year-end

The year-end share price is determined as the average trading price (all trades) of the Company's shares on the NASDAQ OMX Copenhagen stock exchange at the balance sheet date or at the most recent trading date prior to the balance sheet date.

Assets/equity

Total assets at the balance sheet date divided by total equity at the balance sheet date.

Net asset value per share

Net asset value per share is calculated as total equity at the balance sheet date divided by the number of outstanding ordinary shares at the balance sheet date.

Management's significant accounting assumptions and estimates

In using the Group's accounting policies, the management is required to use judgements, estimates and assumptions concerning the carrying amount of assets and liabilities which cannot be immediately inferred from other sources. Management's estimates are based on historical experience and other factors, including expectations of future events. The actual outcome may differ from these estimates.

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Estimates and assumptions are re-assessed in an ongoing process. Changes to accounting estimates are recognised in the reference period in which the change occurs and in future reference periods if the change affects the period in which it is made as well as subsequent reference periods.

No significant estimates have been made that are expected to result in adjustments to the annual report for next year.

Going concern

The financial statements are prepared on a going concern basis. Management is running the Company to a budget with the objective of ensuring that current financial resources take it into the beginning of 2010. Management is confident that during the course of 2009 the Company will enter into a licensing or similar type agreement in respect of its key development programme belinostat that will enable continued development of belinostat and other programmes in 2010 and beyond. Management acknowledges that there are some risks associated with this strategy.

Management has in the section "going concern statement for Annual Report 2008" at the beginning of this note 1, described the risks associated with, and possible alternatives to, such strategy. We refer readers to this section.

Revenue recognition

Revenues are recognised when it is probable that the Company will incur future economic benefits and these benefits can be measured reliably. Revenue recognition requires that all significant risks and rewards of ownership of the rights or services included in the transaction have been transferred to the buyer. Where all significant risks and rewards have not been transferred, or are only partially transferred, for example where the transaction includes multiple elements, the estimated fair values of the completed transactions are taken to income and the revenues in excess of the fair value of the services provided or rights transferred, are recorded as deferred income until all elements of the transaction are completed.

In June 2004, TopoTarget entered into a license and collaboration agreement with CuraGen. The license fee under the agreement involves multiple components that cannot be separated. As a result, only the part of the license fee that corresponds to the period of time the research agreement has been in effect has been recognised in the income statement, while the remaining part is recognised under deferred income. The last instalment of the license payment is taken to revenue in 2007.

Capitalisation of development costs

Capitalisation of development costs requires that the development of the technology or the product in the Company's opinion has been completed, that all necessary public registration approvals and marketing approvals have been obtained, that costs can be reliably measured and that the technology or the product can be commercialised and that the future income from the product can cover, not only sales and distribution costs and administrative expenses, but also development costs. As none of the Company's products have obtained the status required for capitalisation, no development costs had been capitalised at 31 December 2008.

Impairment test of acquired research and development projects

The value of acquired research and development project recognised in the balance sheet as at 31 December primarily consist of the following projects; belinostat programme acquired in conjunction with the acquisition of TopoTarget UK in 2002 and in April 2008 in conjunction with the purchase from the former American partner to obtain the full control of this programme; APO010 and APO866 acquired in conjunction with the acquisition of TopoTarget Switzerland S.A. in 2007.

In the period until a marketing approval has been obtained, the acquired research and development project is tested for impairment annually. After marketing approval has been obtained, an impairment test is performed only where events or other circumstances indicate that the carrying amount may not be recoverable.

Included in the factors taken into account when testing for impairment are, among other things, expected market size and penetration thereof, the costs of development, manufacture and sales and marketing, and the risk that development will not prove successful, all of which have an effect on the value of the amount recognised. Specially for projects in the early phases such assumptions include high uncertainty.

On the basis of TopoTarget's current financial reserves it is assumed that a financing event (e.g. Belinostat licensing deal, capital increase, asset sale or similar event bringing substantial financial resources into the

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Company) will take place to ensure the costs of development etc in 2010 and beyond could be met. If timely and adequate financing cannot be obtained, TopoTarget may be required to significantly curtail its clinical development activities, which could lead to a loss in value of research and development recognised in the balance sheet as at 31 December 2008.

The topical VPA (Avugane and Baceca) project was part of the assets included when TopoTarget Germany was acquired. As a consequence of results from development of VPA the stage of development is amended from a phase II clinical compound to an earlier phase compound where the topical VPA is to be reformulated, increasing the percentage of active ingredient, with the goal of focusing on more severe cases of acne and also a broader use in dermatology (e.g. psoriasis). Impairment test as at 31 December 2008 of the VPA project has been prepared based on the assumption that the programme will be outlicensed.

In June 2007 TopoTarget acquired the development project APO866 together with the acquisition of Apoxis S.A. the purchase price included a conditional payment (APO866 milestone) payable when certain clinical endpoints were met. At acquisition the discounted value of the APO866 milestone was included in the calculation of the purchase price. Due to slow recruitment of patients the interim result of the current Ph II clinical trial is now expected later than previously assumed. This has led to changed assumptions for the calculation compared to initial recognition, thus leading to a reduction of the liability as at 31 December 2008 amounting to DKK 17.5 million and a similar adjustment in acquired research and development projects in progress. As at 31 December 2007 the APO866 milestone was included in current liabilities and is as at 31 December 2008 included in long term liabilities.

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2. REVENUE

3. SEGMENT INFORMATION

Primary segments

The Group's activities are exclusively in the business segment "pharmaceutical for treatment within the cancer area".

Secondary segments

The Group's revenue is divided into the following geographical segments:

The Group's assets and additions to licenses and rights plus other fixtures and fittings, tools and equipment are divided into the following geographical segments:

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4. DEPRECIATION, AMORTISATION AND IMPAIRMENT

5. STAFF COSTS

6. FINANCIAL INCOME

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7. FINANCIAL EXPENSES

8. TAX ON LOSS FOR THE YEAR

It is believed that at the present time there is not sufficient evidence that the tax asset can be utilised. It is therefore believed that capitalisation does not meet the requirement for recognition of assets in accordance with the accounting policies applied.

Of the consolidated loss to be carried forward (DKK 859.4 million in 2008, DKK 690.7 million in 2007), DKK 168.6 million in 2008, DKK 203.8 million in 2007 is subject to foreign local restrictions with respect to application. (source-of-loss restriction)

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8. TAX ON LOSS FOR THE YEAR – CONTINUED

Reconciliation of the changes for the year:

9. BASIC AND DILUTED

Basic EPS

Basic EPS is calculated as the net result of the period's continuing activities, attributed to the ordinary shares of the Company divided by the weighted average number of ordinary shares.

Diluted EPS

Diluted EPS is calculated as the net result of the period´s continuing activities, attributed to the ordinary shares of the Company divided by the weighted average number of ordinary shares adjusted for assumed dilution effect of issued equity instruments like convertible debts and issued outstanding warrants which can be converted to ordinary shares.

As the result is a net loss, no adjustment for dilution effects has been made since these are anti-diluting.

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10. INTANGIBLE ASSETS

Acquired research- and development projects still in progress

As described in note 25, Astellas has a buyback option concerning a part of the acquired research and development projects acquired through the acquisition of TopoTarget Switzerland S.A.

Above shown write down, DKK 93.5 million, has been made as a result of managements impairment test. The write down has been expensed as write down of research and development costs. Also see note 1, the section "Impairment test of acquired research and development projects" for further explanations.

In June 2007 TopoTarget acquired the development project APO866 together with the acquisition of Apoxis S.A. The purchase price included a conditional payment (APO866 milestone) payable when certain clinical endpoints were met. At acquisition the discounted value of the APO866 milestone was included in the calculation of the purchase price. Due to slow recruitment of patients the interim result of the current Ph II clinical trial is now expected later than previously assumed. This has led to changed assumptions for the calculation compared to initial recognition, thus leading to a reduction of the liability as at 31 December 2008 amounting to DKK 17.5 million and a similar adjustment in acquired research and development projects in progress. As at 31 December 2007 the APO866 milestone was included in current liabilities and is as at 31 December 2008 included in long term liabilities.

In 2003, TopoTarget's German subsidiary entered into an agreement with Novartis for the development of a recombinant protein which targets a common cancer antigen, ErbB2/HER2, involved in the development of malignancies such as breast cancer and head and neck tumours. The Company has exercised its option to exclusively in-license Zemab®. Under the agreement, Novartis grants TopoTarget an exclusive licence for patent rights, interest in joint patent rights, and know-how relating to Zemab®. The agreement required payments for the option, as well as an additional payment upon its exercise plus milestone payments and

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royalties if a product is commercialised. Novartis retains both a buy-back right up to the end of phase II and a first right of negotiation at any time.

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11. PROPERTY, PLANT AND EQUIPMENT

The Company has the right to purchase the assets held under finance leases on expiry of the lease agreement.

12. NON-CURRENT INVESTMENTS

13. TRADE RECEIVABLES

The average credit period for trade receivables is 76 days. The Company is entitled to charge interest of 1.5% per month after the due date, which is 30 days from the invoice date. Provisions are made for losses based on inability to pay. Management performs analyses on the basis of customer expected ability to pay, historical information about payment patterns and doubtful debtors and customer concentrations, customer creditworthiness and economic conditions in the Company's sales channels. No provision has been made for overdue accounts, as experience suggests that the customers, which are primarily public sector enterprises, pay the full amount. The Company only deals with customers who are considered creditworthy. The Company's former partner, Curagen, is the only customer that represents more than 5% of the company's total trade receivables. Trade receivables include an amount of TDKK 8,073, which is due for payment. The Company is in ongoing dialogue with the customers in question and expects to receive payment within long. The average age of these receivables was 63 days in 2008, 75 days in 2007 and 51 days in 2006.

The table below shows the due dates of trade receivables:

14. SECURITIES

All bonds are mortgage or government bonds with low risk and a fixed nominal interest of 4% in 2008, between 4 and 9% p.a. in 2007, 2 and 10% p.a. in 2006. Portfolio management agreements have been signed with two recognised banks in respect of yielding the best possible return within conservative limits.

15. SHARE CAPITAL

16. WARRANTS

Description of warrant programme

For the purpose of motivating and retaining employees and other associated persons, the Company has established share option schemes in the form of warrants for shareholders, members of the board, employees, consultants as well as the Company's advisors.

The table below shows the extent of the individual programmes that are active in the financial year or the comparative years.

The following share-based payment programmes were in place in the financial and comparative years:

Time of issue	Number, incl. bonus warrants	Time of grant	Subscription period – two weeks after the release of interim and annual reports	Estimated fair value DKK '000	Number exercised	Out-standing warrants	Exercise price DKK
Program 1*	2001	1,199,988	26 March 2003 or later	March and August 2006-2012 and March 2013	N/A	705,036	494,952	8,33
Program 2 *	2003	891,084	26 March 2003 or later	March and August 2006-2012 and March 2013	N/A	399,195	491,889	16,83
Program 3 **	2005, March	452,088	11 March 2005	August and November 2006, March, May, August and November 2007-2012 and March 2013	5,879	452,088	0	1,00
Program 4	2005, September	576,176	16 September 2005	August 2006 and March and August 2007-2012	5,288	80,000	496,176	24,14
Program 4	2005, September	500,000	16 September 2005	March and August 2007-2012 and March 2013	4,589	6,600	493,400	24,14
Program 5	2006, October	217,500	4 October 2006	March and August 2008-2013 and March 2014	2,692	0	217,500	32,77
Program 5	2006, October	217,500	4 October 2006	March and August 2009-2013 and March 2014	2,692	0	217,500	32,77
Program 5	2006, October	435,000	4 October 2006	March and August 2010-2013 and March 2014	5,385	***36,500	398,500	32,77
Program 5	2007, September	282,500	27 September 2007	March and August 2009-2014 and March 2015	2,976	0	282,500	23.99
Program 5	2007,	282,500 September	27 September 2007	March and August 2010-2014 and March 2015	2,976	***35,750	246,750	23.99
Program 5	2007, September	282,500	27 September 2007	March and August 2011-2014 and March 2015	5,953	***71,500	493,500	23.99
Total programmes					**38,430**	**1,786,669**	**3,832,667**	

* The holders have earned complete and final rights.

** Issued in connection with company acquisitions. The holders have earned complete and final rights.

*** Expired through employees leaving the Company.

16. WARRANTS – CONTINUED

Under the programmes, each warrant entitles the holder to subscribe for one share against cash payment of the exercise price, as illustrated in the table. The warrant programme is conditional upon the warrantholder being employed with or acting as a consultant to the Company or being member of the Company's Board of Directors. Warrants subsequently vest after 12 months for 25% of the allocated warrants, after 24 months for another 25% of the allocated warrants, and the remaining 50% of the allocated warrants vest after 36 months. Ian employee/consultant/board member resigns, the person in question is obliged to exercise the vested warrants in the first coming exercise period after the date of resignation.

If issuing bonus shares, the number of shares which can be subscribed in accordance with the warrants is increased proportionally and the subscription price of the shares must be reduced proportionally so that the profit potential is retained. The number of shares which can be subscribed must be reduced proportionally and the subscription price has to be increased proportionally if the Company reduces the capital by reserves to a special fund, cf. the Danish Public Companies Act, or in cover of loss, cf. section 44 of the Act. Last time bonus shares were issued was in Spring 2004.

In the event that a decision is made to liquidate the Company, to merge or demerge the Company or to reduce the share capital through a subsequent disbursement, the warrantholders are entitled to exercise their warrants within 14 days.

Warrants issued in the financial year and the comparative years were issued in connection with the acquisition of TopoTarget Germany AG and a cash capital increase as well as in connection with incentive programmes adopted in September 2005, October 2006 and September 2007.

The estimated fair values of warrants issued in 2006, 2007 and 2008 are calculated using the Black-Scholes model. The value is expensed over the income statement during the period in which the warrants vest.

The following assumptions provide the basis for the estimated values:

16. WARRANTS – CONTINUED

The weighted average remaining contractual maturity was 4.2 years at 31 December 2008, 5.2 years at 31 December 2007, and 5.3 years at 31. December 2006.

Of the total outstanding warrants, 2,693,917 are earned and not exercised at 31 December 2008, 2,193,917 are earned and not exercised at 31 December 2007 and 1,998,017 are earned and not exercised at 31 December 2006.

No warrants have been exercised in 2008.

The market price at the time when warrants were exercised in 2007 was DKK 35.70 on 30 March 2007.

The share prices at four dates of exercise of warrants in 2006 23.04 on 18 January 2006, 28.70 on 7 April 2006, 36.00 on 16 August 2006 and 35.50 on 1 September 2006.

The above assumptions were applied in connection with the calculation of the fair value of the warrants being vested.

The following values were recognised for the programmes:

17. PENSION PLANS

The group companies operate a range of pension plans. The parent company and the subsidiaries in the UK, Germany and the USA all operate defined contribution plans. TopoTarget Switzerland S.A. operates defined benefit plans for its employees. Under the defined contribution plans, TopoTarget pays regular pension contributions to an independent pension company or similar institution and carries no risk in respect of future developments in interest rates, inflation, mortality, etc. in respect of the amount eventually to be paid to the employee.

Under the defined benefit plans, TopoTarget is obliged to pay an agreed benefit when an employee is retired, and TopoTarget carries the risk in respect of future developments in interest rates, inflation, mortality, etc. in respect of the amount eventually to be paid to the employee.

TopoTarget Switzerland S.A. is included in the consolidated financials from 27 June 2007. In 2006 the Company only had contribution based pension schemes.

Defined benefit plans

TopoTarget Switzerland S.A, operates defined benefit plans for its employees. Under the pension plans, employees are entitled to receive regular pension payments corresponding to a certain percentage of their end salary on retirement, provided that the employee has a defined minimum age on retirement and has been employed with the Company for a minimum number of years.

Costs of the defined benefit plans are recognised in the income statement as follows:

18. FINANCIAL INSTRUMENTS

Capital risk management

It is group policy to minimise financial risks. The Company does not use hedging transactions.

Management carefully assesses and monitors the Company's currency and interest rate exposure.

The group manages its capital with a view to ensuring at all times that all group entities can meet their payment obligations and give investors the best possible return on their investment through the best possible ratio of debt to equity. The group's overall strategy has changed with its primary focus currently being dedicated to belinostat and its 2009 objective of ensuring current financial resources last into the beginning of 2010. These strategies will be reviewed on a successful funding event.

The group's capital structure is composed of debt, as appears from the liabilities stated in the balance sheet with the exception of deferred tax, cash and cash equivalents and securities and equity, comprising both share capital, reserves and retained losses.

The carrying amount of financial assets and financial liabilities equals the fair value of such assets and liabilities.

The Company is a development-stage company generating income from the sale of Savene®/Totect® and from the sale of services. The Company has a net cash outflow.

Group management regularly reviews the Company's capital structure and, in this respect, takes into account both the price of capital and the risk related to the capital.

The Company has cash and cash equivalents and a securities portfolio to fund the day-to-day cash requirements of the business. Cash, cash equivalents and securities amounted to DKK 108.0 million at 31 December 2008, at the same time in 2007 the value of cash and cash equivalents was DKK 403.6 million and at the same time in 2006, the value of cash and cash equivalents and securities was DKK 271.6 million.

The group is being run to a budget with the objective of ensuring that current financial resources take it into the beginning of 2010.

Management is confident that during the course of 2009 it will enter into a licensing or similar type agreement in respect of its key development programme belinostat or achieve some other funding event that will enable continued development of belinostat and other programmes in 2010 and beyond and other key projects as financial resources allow.

Reference is also made to "Going Concern statement for Annual Report 2008".

Significant accounting policies

Note 1 to the financial statements sets out the significant accounting policies and the methods applied, including policies on recognition and measurement.

Financial instrument categories

The carrying amount of each financial asset and liability is recognised in the balance sheet. The Company's financial assets include receivables and available-for-sale financial assets, while its financial liabilities include current and non-current liabilities exclusive of deferred tax.

Financial risk management areas

The Company monitors and reports on financial risk areas, including movements in exchange rates, interest rates and liquidity.

The Company does not use financial hedging instruments.

No changes were made to the group's risk exposure or to the way in which risks are monitored compared with 2007 and 2006.

18. FINANCIAL INSTRUMENTS - CONTINUED

Risk management - interest rates

The Company is exposed to interest rate risk on marketable securities and cash on the asset side and to lease obligations and short-term loans on the liabilities side. In its management reporting, the Company quantifies the interest rate risk by calculating a change in financial results and equity in case of a 50 basis point change in interest rates. Such a change is considered to be within a likely range.

The Company's interest rate exposure at 31 December is stated below:

The Company's portfolio of securities comprises which are paid in full as at 1 January 2009. The portfolio in the comparison years was with a high level of security and short duration. The duration has been calculated by the professional portfolio managers at and ranged from 1.6 to 4.0. The duration at 31 December 2008 has not been calculated as the total bond portfolio fell due for payment on 2 January 2009. No duration was calculated at 31 December 2006.

The Company's interest rate risk was reduced from 2006 to 2007, as a greater proportion of its overall cash is deposited in a demand deposit account, thereby reducing the risk of capital losses due to higher interest rates.

The interest rate exposure is believed to be insignificant compared to the group's overall operations.

18. FINANCIAL INSTRUMENTS - CONTINUED

Risk management - exchange rates

It is Company policy to monitor exchange rate developments and, to the extent possible, to even out income and expenses in the same currency in order to reduce the overall exposure.

The Company is primarily exposed to exchange rate fluctuations with respect to two areas. One of these areas represents the strategic investment in subsidiaries, while the other area relates to the Company's ongoing short-term activities.

The Company's exposure in foreign currencies at 31 December is stated below:

18. FINANCIAL INSTRUMENTS - CONTINUED

GBP, USD, EUR and CHF are the currencies that have the greatest impact on results and equity and, accordingly, these are the currencies reported on in in-house reports to the management. Management believes that the most likely fluctuations in these currencies are restricted to a 10% range. A 10% change in the exchange rate at 31 December will have the following impact on results and equity figures:

The exchange rate exposure is believed to be insignificant compared to the group's overall operations.

Credit risk management

The Company's credit risk relates primarily to trade receivables from the sale of Savene®/Totect® Customers are primarily public institutions or private businesses guaranteed by a public sector enterprise.

Customer payment compliance is carefully monitored, and any late payments are followed up immediately.

The Company has trade receivables with sales spread on many customers and in many territories, thereby diversifying and reducing the risk exposure.

The Company finds that there are no material credit risks.

Liquidity risk management

The Board of Directors is ultimately responsible for the Company's risk management. The Board of Directors has defined appropriate limits for how the Company may procure adequate liquidity in the long term and in the short term to cover its ongoing activities. The Company regularly monitors the liquidity requirements through renewed determination of expected cash flows based on the cash flows realised.

All receivables and payables recognised in the balance sheet fall due within 12 months. The only obligations falling due after 12 months are listed in note 22. Other commitments.

19.      LEASE COMMITMENTS

The group have entered into finance lease agreements on automobiles and machines for use in the laboratories. The debt concerning these agreements is recognised in the balance sheet. The future minimum payments and the current value can be specified as follows:

20. ACCRUALS

The Company has signed a license and collaboration agreement concerning research and development of the Company's HDACi portfolio.

The license payment is part of a contract comprising multiple component, and the amount received of DKK 30.6 million (USD 5.0 million) is recognised over a period of 36 months from 1 June 2004. The final recognition was made in May 2007.

21. FAIR VALUE OF FINANCIAL ASSETS AND FINANCIAL LIABILITIES

Included in other long term debt is the liability towards the former shareholders of Apoxis S.A. to pay the expected milestone concerning the APO866 project. The value is the discounted value of the expected milestone payment. The calculation of the discounted value is based on an interest rate of 15% p.a. The nominal value of the loan is EUR 10.0 million. The carrying value of the liability as at 31 December 2008 amounts to DKK 59.0 million (2007: DKK 66.8 million), which is equivalent to the estimated fair value. The carrying value of other financial assets and financial liabilities, is equivalent to the same assets' and liabilities' fair value.

22. OTHER COMMITMENTS

23. RELATED PARTIES

Related parties include the following:

Group:

Shareholders

BankInvest, Copenhagen, cf note 23

2008	No transactions
2007	Warrants granted indirectly through board member Jesper Zeuthen, 15,000 granted with warrants
2006	No transactions

HealthCap, Stockholm, cf note 23

2008	No transactions
2007	No transactions
2006	No transactions

The Company's Board of Directors and Management Board

2008	Remuneration and salaries, cf note 5
2008	Shares and warrants, see the table in "Corporate Governance" and note 16
2007	Remuneration and salaries, cf note 5
2007	Shares and warrants, see the table in "Corporate Governance" and note 16
2006	Remuneration and salaries, cf note 5
2006	Warrants, see the table in "Corporate Governance" and note 16

Other related parties

2008	Related parties to the Board of Directors and the Management Board have received remuneration of TDKK 1,062 and warrants of TDKK 118.
2007	Related parties to the Board of Directors and the Management Board have received remuneration of TDKK 1,269 and warrants of TDKK 70.
2006	Related parties to the Board of Directors and the Management Board have received remuneration of TDKK 863 and warrants of TDKK 46.

24. OWNERSHIP

The following shareholders hold more than 5% of the Company's share capital:

25. COMPANY ACQUISITION

No acquisitions were made in 2008 and 2006.

Aspects in relation to TopoTarget Switzerland S.A. (formerly Apoxis S.A.) :

On 27 June 2007, TopoTarget acquired 100% of the share capital of TopoTarget Switzerland S.A. (formerly Apoxis S.A.) The Company is involved in the discovery and development of novel drugs for the treatment of cancer and inflammatory disorders. Apoxis has focused its internal research and development effort on the design of human recombinant proteins using its MegaLigand™ proprietary protein research technology platform, and on evaluating the potential use of MegaLigand™-based products for the treatment of human diseases, including cancer. The purchase price for the acquisition is payable in three separate tranches, the second and third of which are contingent upon the occurrence of certain specified events as further described below. The tranches are as follows:

1.	The equivalent in shares of DKK 107.9 million (EUR 14.5 million), payable by the issue of consideration shares on 27 June 2007
2.	APO866 milestone
3.	Inflammasone milestone

APO866 milestone

TopoTarget will pay the vendors the APO866 milestone (in cash or, at TopoTarget's option, TopoTarget shares calculated by reference to the share price on the business day immediately following the day on which the APO866 milestone is achieved). If:

1.	APO866 meets certain specified clinical endpoints in a Phase II clinical trial, the APO866 milestone shall be DKK 74.4 million (EUR 10.0 million); or if
2.

Astellas exercises its by-back option under the agreement dated 27 october 2005 between Astellas and Apoxis (the "Astellas Agreement"), the APO866 milestone shall be DKK 74.4 million (EUR 10.0 million) plus 50% of that part of the payment from Astellas, that exceeds DKK 74.4 million (EUR 10.0 million) (the "Excess").

Apoxis has retained a "license-back" option in respect of each product in selected indications, on reasonable terms to be agreed within certain stated limits after good faith negotiations. The option is to be exercised by Astellas no later than three months after receiving full reports from Apoxis on both the CTCL and melanoma phase II clinical trials. In addition, Astellas retains (i) the right, when executing its option, to buy-back all the licensed rights subject to good faith negotiations and reaching agreement with Apoxis on reasonable terms to be agreed within certain pre-agreed limits; and (ii) an exclusive "right of first negotiation" should Apoxis decide to out-license a product for any indication at any time.

25. COMPANY ACQUISITION – CONTINUED

Inflammasome milestone

On the sale or licence by TopoTarget/Apoxis of any rights in respect of, or any products derived from Inflammasone, TopoTarget will pay the vendors a proportion of the received amount.

The transaction has been recognised applying the purchase method.

The net assets acquired in the transaction are as follows:

Of the total consideration of TDKK 174,139, TDKK 100,380 has been recognised as investments in subsidiaries and TDKK 73,760 has been recognised as receivables from subsidiaries, as Topo-Target took over the seller's subordinated loan capital in Apoxis in connection with the company acquisition.

The discounted value of the APO866 milestone in connection with the positive completion of the Phase II trials has been determined using a calculation factor of 15% p.a. The Inflammasone milestone has been fixed at DKK nil. The number of consideration shares issued at the acquisition was 3,598,030 at a price of DKK 30, which is the same price as that used in the cash issue without preemptive rights completed on 21 June 2007. TopoTarget Switzerland S.A. (formerly Apoxis S.A.) reported a loss of DKK 26.6 million from the take over date until the balance sheet date. Pro forma recognition of TopoTarget Switzerland S.A. (formerly Apoxis S.A.) in the consolidated financial statements from 1 January 2007 would result in a loss for the Company of DKK 253.4 million.

In determining the pro forma results if TopoTarget Switzerland S.A. (formerly Apoxis S.A.) had been acquired 1 January 2007, TopoTarget's management has:

*

calculated depreciation and amortisation of acquired rights and operating equipment on the basis of fair values in the initial recognition for the combined enterprise and not based on the carrying amounts in the financial statements from before the business combination; and

*	recognised financing costs concerning the discounted value of milestone payments.

26. WORKING CAPITAL CHANGES

27. NON-CASH TRANSACTIONS

On 27 June 2007, the Company issued 3,598,030 shares at a combined market value of TDKK 107,941 in connection with the acquisition of TopoTarget Switzerland S.A. (formerly Apoxis S.A.).

The Company has on 7 May 2008 issued 5,000,000 shares at a total value of TDKK 55,500 in connection with the repurchase of the global rights to belinostat.

28. PROCEEDS FROM CAPITAL INCREASES

On 18 January 2006, TopoTarget issued 496,860 new shares in connection with warrantholders exercising warrants. The cash proceeds amounted to DKK 4,138,844.

On 7 April 2006, TopoTarget issued 236,956 new shares in connection with warrantholders exercising warrants. The cash proceeds amounted to DKK 3,300,830.

On 16 August 2006, TopoTarget issued 452,088 new shares in connection with warrantholders exercising warrants. The cash proceeds amounted to DKK 452,088.

On 1 September 2006, TopoTarget issued 405,415 new shares in connection with warrantholders exercising warrants. The cash proceeds amounted to DKK 6,400,548.

On 28 November 2006, TopoTarget issued 4,153,170 new shares in connection with a private placement. The cash proceeds amounted to DKK 121,703,169 after deduction of expenses related to the capital increase.

On 30 March 2007, TopoTarget issued 21,600 new shares in connection with warrant holders exercising warrants.

The cash proceeds amounted to DKK 521,424.

On 27 June 2007, TopoTarget issued 12,000,000 new shares in connection with a share issue.

The cash proceeds after deduction of costs related to the capital increase amounted to DKK 331,980,977.

No cash proceeds in 2008.

29. FEES TO AUDITORS APPOINTED AT THE ANNUAL GENERAL MEETING

A separate audit of the TopoTarget Germany AG. Has not been carried through as the company not is subject to mandatory audit.

A separate audit of the TopoTarget USA, Inc. has not been carried through as the company not is subject to mandatory audit.

As the operations in the Dutch company were not material to the consolidated financial statements in 2008, this company has not been audited.

The Swiss company has been reviewed by the auditors of the parent company.

INTERIM FINANCIAL STATEMENTS

TopoTarget has published its interim report for the three months ended 31 March 2009. The interim report includes a management's review and interim consolidated financial statements for the period 1 January to 31 March 2009 with relevant comparative figures for the same period in 2008 (interim financial statements). The interim report for Q1 2009 is presented in accordance with IAS 34, the Company's accounting policies as applied in the financial year 2008 and additional Danish disclosure requirements for the interim reports of listed companies. The interim financial statements for the period 1 January to 31 September March 2009 included in this offering Circular are in accordance with the interim financial statements included in the Company's interim report for Q1 2009. For use in this offering Circular, the Company's auditors appointed at the annual general meeting has performed a review of the interim financial statements for the period 1 January to 31 March 2009 included in the offering Circular. The comparative figures for the same period of 2008 have not been reviewed. The review report on the interm financial statements for the period 1 January to 31 March 2009 includes emphasis of matter.

STATEMENT BY THE MANAGEMENT BOARD AND BOARD OF DIRECTORS

The Management Board and Board of Directors today considered and approved the interim financial statements for the three months ended 31 March 2009. The interim financial statement is presented in accordance with IAS 34 and additional Danish disclosure requirements for interim reporting for listed companies and TopoTarget's accounting policies as described on pages F-53-F-54.

We consider the accounting policies to be appropriate. Accordingly, the interim financial statements give a true and fair view of TopoTarget's consolidated assets, liabilities, and financial position at 31 March 2009 and 31 March 2008 and of the results of TopoTarget's consolidated operations and cash flow for the three months ended 31 March 2009 and 31 March 2008.

Copenhagen, 2 June 2009

Management Board

Peter Buhl Jensen

CEO

Board of Directors

Håkan Åström	Jesper Zeuthen	Jeffrey H. Buchalter
Chairman

Anders Gersel Pedersen	Ingelise Saunders	Torbjörn Bjerke

REVIEW REPORT FOR THE PERIOD

1 JANUARY TO 31 MARCH 2009

Review report by the Company's independent auditors on the interim financial statements for the period 1 January to 31 March 2009

To the shareholders of and potential investors in TopoTarget A/S

Introduction

We have reviewed the interim consolidated financial statements of the TopoTarget prepared by the Management Board and Board of Directors for the period 1 January to 31 March 2009, which comprise the statement by the Management and Board of Directors on the interim financial statements, income statement for the period 1 January to 31 March 2009, balance sheet as at 31 March 2009, statement of changes in equity for the period 1 January to 31 March 2009, cash flow statement for the three months ended 31 March 2009 and related notes, including accounting policies. The comparative figures for the same period in 2008 have not been reviewed.

The Management Board and Board of Directors are responsible for the preparation and fair presentation of a set of interim financial statements in accordance with IAS 34 and additional Danish disclosure requirements for interim financial statements of listed companies. Our responsibility is to express a conclusion on the interim financial statements for the period from 1 January to 31 March 2009 based on our review.

Scope of review

We conducted our review in accordance with the Danish Standard on Auditing concerning review of interim financial information performed by the independent auditor of the entity ("Danish Standard on Review Engagements 2410"). A review of interim financial information consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Danish Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion

Based on our review, nothing has come to our attention that causes us to believe that the interim financial statements for the period 1 January to 31 March 2009 do not give a true and fair view of the Company's financial position as at 31 March 2009 and of the results of the Company's operations and cash flows for the period 1 January to 31 March 2009 in accordance with IAS 34 and additional Danish disclosure requirements for interim financial statements of listed companies.

Emphasis of matter relating to matters in the interim financial statements

Without qualifying our opinion we draw attention to the disclosures in "Accounting policies" (Note 1 to the interim financial statements) under "Going concern statement" in which it is stated that Management expects that during the course of 2009 it will achieve one or more funding events by way of completion of the offering, divestment of one or more of the Company's assets, or out-licensing agreements. Management expects that the Company will in this way be able to source sufficient funding of its operations for a period of at least 12 months from the offering Circular Date. As mentioned, this is subject to risk. Management has based the presentation of the financial statements on the assumption that it will be possible to mitigate such risk for which reason it has presented the interim financial statements on a going concern basis. We have not found any grounds for taking a different view in this respect.

Without qualifying our opinion we draw attention to the disclosures in the "Accounting policies" (Note 1 to the interim financial statements) under "Impairment test of acquired research and development projects". It is stated that the impairment tests performed are subject to uncertainty, however, Management believes that the write-downs for impairment made are necessary and adequate and that the amounts recognised accordingly give a fair presentation. We have not found any grounds for taking a different view in this respect.

Copenhagen, 2 June 2009

Deloitte
Statsautoriseret Revisionsaktieselskab

Jørgen holm Andersen	Jens Sejer Pedersen
State Authorised Public Accountant	State Authorised Public Accountant

INCOME STATEMENT

STATEMENT OF COMPREHENSIVE INCOME

BALANCE SHEET – ASSETS

BALANCE SHEET – EQUITY AND LIABILITIES

CASH FLOW STATEMENT

STATEMENT OF CHANGES IN EQUITY

The share capital is an undistributable reserve, while the other reserves are distributable for dividend purposes subject to the provisions of the Danish public Companies Act.

The share capital is an undistributable reserve, while the other reserves are distributable for dividend purposes subject to the provisions of the Danish public Companies Act.

NOTES TO THE FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

The interim financial statements have been prepared in accordance with IAS 34, Interim financial reporting, and additional requirements for interim financial statements of listed companies. No interim financial statements have been prepared for the parent company.

The accounting policies applied in the interim report are unchanged relative to the accounting policies applied in the Company's annual report for 2008, and are in accordance with the International Financial Reporting Standards (IFRS) as adopted by the Eu and additional Danish disclosure requirements for annual reports of listed companies.

The interim report is presented in Danish kroner (DKK), which is the parent company's functional currency.

Management's significant accounting assumptions and estimates

Going Concern statement

In April 2008, TopoTarget reacquired the full control of its lead project belinostat. As a consequence of the focus on belinostat and the general financial turbulence, it was resolved in 2008 to undertake a significant restructuring and refocusing of the Company's activities to ensure its existing financial resources lasted until the beginning of 2010. This resulted in a reduction of the Company's workforce and the development of belinostat became the Company's primary focus. Pre-clinical activities were cut to what is required to support the belinostat clinical development and form the basis of re-growth once belinostat has been outlicensed.

TopoTarget's financial statements are prepared on a going concern basis. Management is running the Company to a budget with the objective of ensuring that current financial resources take it into the beginning of 2010. At 31 March 2009, TopoTarget had cash resources and securities totalling DKK 80.8 million (EUR 10.8 million). At the offering Circular Date and if the Company does not receive any proceeds from the offering, TopoTarget will not have sufficient funds to run the Company for a 12-month period and will thus not be a going concern. This may require the Company to make adjustments to its planned operations.

Management expects that during the course of 2009 it will achieve one or more funding events by way of completion of the offering pursuant to this offering Circular, divestment of one or more of the Company's assets, or out-licensing agreements.

Management expects that the Company will in this way be able to source sufficient funding of its operations (see section I.9 "Capital resources") for a period of at least 12 months from the offering Circular Date, during which period the Management is expects that additional funding can be raised to facilitate the continued development of belinostat until January 2011. For this reason, the interim financial statements have been prepared on a going concern basis.

Management acknowledges that there are some risks associated with this strategy which include the following:

•

The budget assumes a net profit for the year from sales of its marketed product Savene®/Totect®. While management is confident of achieving such profit there is a risk that the necessary sales to produce a profit will not be met, reducing the Company's runway.

•

If additional financing is not available the Company could be required to seek funds through sale or out-licensing arrangements that may involve relinquishing rights to the Company's technologies, candidate drugs or products the Company would prefer to keep or develop on its own.

•

If timely and adequate financing cannot be obtained, the Company may be required to significantly curtail its clinical development activities, which could lead to a loss in value of its research and development projects including those that have been previously acquired from third parties and are recognised in the Company's balance sheet.

•

Risks associated with the strategy pursued are further explained in sections such as "Risk factors – A failure to obtain necessary funding on attractive terms could adversely affect the Company as a going concern, the Company's development programmes, clinical trials and other operations", which section is considered an integral part of this interim report.

Impairment test of acquired research and development projects

In the period until marketing approvals have been obtained, the acquired research and development projects are tested for impairment annually. After marketing approval has been obtained, an impairment test is performed when events or other circumstances indicate that the carrying amount may not be recoverable.

Acquired research- and development projects recognised in the balance sheet as at 31 March 2009 amounts to DKK 453.0 million primarily related to belinostat, APO010 and APO866.

On the basis of TopoTarget's current financial reserves it is assumed that during the course of 2009 a funding event will occur that will enable continued development of belinostat until January 2011 and that during this time a licensing or similar type agreement in respect of belinostat will be entered into that will enable continued development of belinostat and other programmes in 2011 and beyond. If timely and adequate financing cannot be obtained, TopoTarget may be required to significantly curtail its clinical development activities, which could lead to a loss in value of research and development recognised in the balance sheet as at 31 March 2009.

Calculation of payable part of consideration for

TopoTarget Switzerland S.A. (formerly Apoxis S.A.) and belinostat rights

In June 2007, TopoTarget acquired the company Apoxis S.A. (now TopoTarget Switzerland S.A.). Part of the consideration consisted of a milestone payment (APO866 milestone), the payment of which is contingent upon the occurrence of certain events. Based on management's assessment of the circumstances which the milestone payments are contingent upon, the considerations at acquisition was calculated on the basis of an estimate that the value in use of APO866 milestone could be calculated at DKK 61.7 million.

In April 2008, TopoTarget reacquired total control over belinostat from its former business partner Curagen. The purchase price consisted of a commercial milestone payment totalling USD 6 million (approximately DKK 28.3 million), which was defined as 10% of the first USD 60 million of TopoTarget's income from sales or partnership revenue concerning belinostat.

Based on project development, these calculations have subsequently been revised compared with the original calculation, causing a reduction of the obligations and a corresponding adjustment of acquired ongoing research and development projects. The estimated obligations may be adjusted further, depending on whether and when the payment criteria are met.

DKK ' 000		GROUP 31 March 2009	31 March 2008	2008

3. SEGMENT INFORMATION

Primary segment

Secondary segments

	31 March 2009	31 March 2008	2008
Denmark	291	218	1,237
EU	6,640	4,487	21,646
USA	5,411	5,212	21,007
Total	**12,343**	**9,917**	**43,890**

	Assets			Additions to acquired research and development projects plus other fixtures and fittings, tools and equipment		
DKK '000	31 March 2009	31 March 2008	2008	Three months 2009	Three months 2008	2008
Denmark	307,074	397,213	356,597	0	580	210,045
EU	247,632	375,320	252,684	0	323	188
USA	9,346	4,430	9,752	0	0	481
Total	**564,052**	**776,964**	**619,032**	**0**	**903**	**210,714**

DKK ' 000	GROUP Three months 2009	Three months 2008	2008

4. STAFF COSTS

Allocated by function:			
Production costs	0	326	195
Research and development costs	6,599	14,031	56,778
Sales and distribution costs	5,343	5,432	22,090
Administrative costs	2,689	7,541	23,597
Total	**14,631**	**27,330**	**102,660**
Average number of employees	**60**	**135**	**109**

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A. Appendix

A-1

Articles of Association of TopoTarget A/S

(REGISTRATION NO 25 69 57 71)

Name, registered office and objects of the company:

Article 1	The Company's name is TopoTarget A/S.

Article 2	The Company's registered office is situated in the municipality of Copenhagen.

Article 3

The object of the Company is to develop ideas and preparations for the combating of disease medically, to manufacture and sell such preparations or ideas, to own shares of companies with the same objects and to perform activities in natural connection with these objects.

The Company's share capital:

Article 4	The Company's share capital is nominal DKK 45,706,480 divided into shares of DKK 1 each and multiples hereof. The share capital has been fully paid up.

Warrants:

Article 5

The Board of Directors has pursuant to authorisations from the General Meeting of 10 August 2001 and 20 December 2002 to issue warrants to employees, board members, consultants and advisors in the Company and its subsidiary TopoTarget UK Ltd., and to carry out the capital increases connected with exercise of warrants, issued in aggregate nominal DKK 174,256 warrants, which after the issuance of bonus shares pursuant to resolution by the general meeting on 25 June 2004 has been adjusted to nominal DKK 2,091,072. The Board of Directors has exercised the authorisations and issued warrants and determined the terms and conditions - when the adjustment of the warrants due to the issuance of bonus shares is taken into consideration - as follows:

On 10 august 2001 the Board of Directors resolved to issue 158,988 warrants and to adopt the corresponding increase of share capital. The terms and conditions of the issued warrants have been adopted as Exhibit 1 to the Articles of Association and shall form an integral part thereof.

On 20 November 2001 the Board of Directors resolved to issue 389,472 warrants and to adopt the corresponding increase of share capital. The terms and conditions of the issued warrants have been adopted as Exhibit 1 to the Articles of Association.

On 26 March 2003 the Board of Directors resolved to issue 539,700 warrants and to adopt the corresponding increase of share capital. The terms and conditions of the issued warrants have been adopted as Exhibit 1 to the Articles of Association.

On 26 March 2003 the Board of Directors resolved to issue 111,828 warrants and to adopt the corresponding increase of share capital. The terms and conditions of the issued warrants have been adopted as Exhibit 2 to the Articles of Association, except that the exercise price shall be DKK 8.33, i.e. 1 warrant shall give the right to subscribe for nominal DKK 1 share against a cash contribution of DKK 8.33. Exhibit 2 shall hereafter form an integral part of the Articles of Association.

On 26 March 2003 the Board of Directors resolved to issue 92,892 warrants and to adopt the corresponding increase of share capital. The terms and conditions of the issued warrants have been adopted as Exhibit 1 to the Articles of Association, except that the exercise price shall be DKK 16.83, i.e. 1 warrant shall give the right to subscribe for nominal DKK 1 share against a cash contribution of DKK 16.83.

On 26 March 2003 the Board of Directors resolved to issue 338,556 warrants and to adopt the corresponding increase of share capital. The terms and conditions of the issued warrants have been adopted asExhibit 2 to the Articles of Association.

A-2

On 6 May 2004 the Board of Directors resolved to issue 288,036 warrants and to adopt the corresponding increase of share capital. The terms and conditions of the issued warrants have been adopted as Exhibit 1 to the Articles of Association, except that the exercise price shall be DKK 16.83, i.e. 1 warrant shall give the right to subscribe for nominal DKK 1 share against a cash contribution of DKK 16.83.

On 6 May 2004 the Board of Directors resolved to issue 171,600 warrants and to adopt the corresponding increase of share capital. The terms and conditions of the issued warrants have been adopted as Exhibit 2 to the Articles of Association.

On 11 March 2005 the general Meeting resolved to issue 452,088 warrants and to adopt the corresponding increase of share capital. The terms and conditions of the issued warrants have been adopted as Exhibit 3 to the Articles of Association.

On 16 September 2005 the Board of Directors resolved to exercise the authorisation under article 6 hereof to issue 1,076,176 warrants and to adopt the corresponding increase of share capital. The authorisation under article 6 hereof is therefore reduced from a denomination of 2,076,176 to a denomination of 1,000,000. The terms and conditions of the issued warrants have been adopted as Exhibit 4 to the articles of association and shall form an integral part hereof. The exercise price has been determined to 24.14 and 1 warrant therefore gives the right to subscribe nominal DKK 1 share against cash contribution of DKK 24.14.

On 5 October 2006 the Board of Directors resolved to exercise the authorisation under article 6 hereof to issue 870,000 warrants and to adopt the corresponding increase of share capital. The authorisation under article 6 hereof is therefore reduced from a denomination of 1,000,000 to a denomination of 130,000. The terms and conditions of the issued warrants have been adopted as Exhibit 4 to the articles of association and shall form an integral part hereof. The exercise price has been determined to DKK 32.77 and 1 warrant therefore confers the right to subscribe nominal DKK 1 share against cash contribution of DKK 32.77.

On 27 September 2007 the Board of Directors resolved to exercise the authorisation under articles 6 and 6a hereof to issue 1,130,000 warrants and to adopt the corresponding increase of share capital. The authorisations under articles 6 and 6a hereof are hereafter exercised fully. The terms and conditions of the issued warrants have been adopted as Exhibit 4 to the articles of association and shall form an integral part hereof. The exercise price has been determined to DKK 23.99 and 1 warrant therefore confers the right to subscribe nominal DKK 1 share against cash contribution of DKK 23.99.

On 30 January 2009 the Board of Directors resolved to exercise the authorisation under article 6b hereof to issue 1,272,500 warrants and to adopt the corresponding increase of share capital. The authorisation under article 6b hereof is hereafter reduced to 77,500 warrants. The terms and conditions of the issued warrants have been adopted as Exhibit 4 to the articles of association and shall form an integral part hereof. The exercise price has been determined to DKK 4.40 and 1 warrant therefore confers the right to subscribe nominal DKK 1 share against cash contribution of DKK 4.40.

Article 5a

On 17 April 2002 the Company's employees exercised 15,600 warrants (as adjusted after issuance of bonus shares on 25 June 2004) and subscribed for nominal DKK 1 5,600 (as adjusted after the issuance of bonus shares on 25 June 2004) shares in the Company.

On 4 August 2005 the Board of Directors resolved to increase the Company's share capital with nominal DKK 14,400 shares in connection with exercise of 14,400 warrants.

On 18 January 2006 the Board of Directors resolved to increase the Company's share capital with nominal DKK 496,860 shares in connection with exercise of 496,860 warrants.

On 7 April 2006 the Board of Directors resolved to increase the Company's share capital with nominal DKK 236,956 shares in connection with exercise of 236,956 warrants.

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On 16 August 2006 the Board of Directors resolved to increase the Company's share capital with nominal DKK 452,088 shares in connection with exercise of 452,088 warrants.

On 1 September 2006 the Board of Directors resolved to increase the Company's share capital with nominal DKK 405,41 5 shares in connection with exercise of 405,41 5 warrants.

On 30 March 2007 the Board of Directors resolved to increase the Company's share capital with nominal DKK 21,600 shares in connection with exercise of 21,600 warrants.

There are 4,841,061 outstanding warrants, which have not been exercised.

Article 6	The Board of Directors' authorisation to issue warrants pursuant to this article has on 27 September 2007 been exercised fully.

Article 6a	The Board of Directors' authorisation to issue warrants pursuant to this article has on 27 September 2007 been exercised fully.

Article 6b

In the period until 9 April 2013, the Board of Directors is authorised to make one or more issues of up to a total of 77,500 warrants, each entitling the holder to subscribe for one share of DKK 1 nominal value in the company and to make the relevant capital increases. The warrants may be issued to employees, the Management, board members, consultants or advisors to the company and its subsidiaries without pre-emptive rights for the company's shareholders. The exercise price for warrants issued under the authorisation shall correspond at least to the market price of the company's shares at the date of issuance of the warrants. The other terms relating to warrants issued under the authorisation shall be fixed by the Board of Directors.

Article 6c	At the Annual general Meeting held on 10 April 2008, the shareholders approved general guidelines for incentive remuneration of the company's Board of Directors and Management.

Article 6d

In the period until 20 April 2014, the Board of Directors is authorised to make one or more issues of up to a total of 1,350,000 warrants, each entitling the holder to subscribe for one share of DKK 1 nominal value in the Company and to make the relevant capital increases.

The warrants may be issued to employees, the Management, board members, consultants or advisors to the Company and its subsidiaries without pre-emptive rights for the Company's shareholders. The exercise price for warrants issued under the authorisation shall correspond at least to the market price of the Company's shares at the date of issuance of the warrants. The other terms relating to warrants issued under the authorisation shall be fixed by the Board of Directors.

Autorisation to increase the share capital:

Article 7

The Board of Directors is until 27 May 2010 authorised at one or more times to increase the Company's share capital with up to nominal DKK 66,304,510. Capital increases according to this authorisation up to DKK 6,630,451 can be carried out by the Board of Directors by way of contributions in kind (including e.g. Acquisitions of existing businesses), conversion of debt and/or cash contributions and can be carried out with or without pre-emptive subscription rights for the Company's shareholders at the discretion of the Board of Directors.

Capital increases in excess of DKK 6,630,451 made in accordance with this authorisation can by the Board of Directors be carried out by cash contribution with pre-emptive subscription rights for the Company's shareholders in one (1) rights issue of shares. The Board of Directors is solely authorised to carry out a rights issue of shares during the period until 27 May 2010 based on an assessment by the Board of Directors that this is in the best interest of the Company and its shareholders.

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The new shares shall be negotiable shares issued to bearer, but may be recorded in the name of the holder. The new shares shall not have any restrictions as to their transferability and no shareholder shall be obliged to have the shares redeemed fully or partly. The shares shall be with the same rights as the existing share capital. The new shares shall give rights to dividends and other rights in the Company from the time which is determined by the Board of Directors in connection with the decision to increase the share capital.

The Company's shares:

Article 8

The Company's shares shall be bearer shares, but may be recorded in the name of the holder in the Company's Share register. The Company's Share register shall be kept and maintained by investor Danmark A/S Kongevejen 418, DK-2840 Holte.

The Company's shares are issued through VP Securities Services and dividends are in accordance with the rules applicable from time to time for VP Securities Services paid by way of transfer to accounts designated by the shareholders.

The Company's shares are negotiable instruments.

No shares shall carry special rights.

No shareholder shall be obliged to have his shares redeemed in whole or in part by the Company or others.

General meetings:

Article 9	General Meetings of the Company shall be held in Copenhagen municipality or in the Greater Copenhagen area.

General Meetings shall be convened with a notice of a minimum 8 days and a maximum of 4 weeks by publication in at least 1 national newspaper via the Commerce and Companies Agency's computerised information system. A convening notice shall, furthermore, be forwarded in writing by ordinary mail to all shareholders recorded in the Share Register who have requested such notification. The convening notice shall contain the agenda for the General Meeting. if the agenda contains proposals, the adoption of which require a qualified majority, the convening notice shall contain a specification of such proposals and their material contents.

Article 10

The Annual General Meeting shall be held within 4 months after the expiry of the accounting year. Proposals from shareholders shall in order to be considered at the annual General Meeting be filed with the Board of Directors at the latest 4 weeks before the annual General Meeting.

Extraordinary General Meetings shall be held according to resolutions by the General Meeting or the Board of Directors or upon written request to the Board of Directors from one of the elected auditors and if a request is presented by shareholders representing in aggregate at least 1/10 of the share capital. A request from shareholders representing at least 1/10 of the share capital shall specify the proposal to be considered by the General Meeting. The General Meeting shall in this case be convened within 14 days from the date the proposal has been presented to the Board of Directors.

Article 11

At the latest 8 days before a General Meeting, the agenda and the complete proposals which shall be considered by the General Meeting, and in respect to the Annual General Meeting also the audited annual report and the annual statement from the Board of Directors and management, shall be available for inspection by the shareholders at the Company's office and shall be forwarded to all shareholders recorded in the Share Register who has requested the same.

The agenda of the Annual General Meeting shall include:

1. Report on the Company's activities during the past year.

2. Presentation of audited annual report with auditor's statement for approval and discharge of the Board of Directors and management.

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3. Resolution on application of profits or covering of losses as per the adopted annual report.

4. Election of board members and alternates, if any.

5. Election of state authorised public auditor.

6. Any proposals from the Board of Directors and/or shareholders.

Article 12	At General Meetings, each share of DKK 1 shall carry one vote.

Any shareholders is entitled to attend General Meetings, vote and exercise other shareholder rights provided that the shareholder not later than 5 days prior to the General Meeting has requested the Company to issue an admission card. Admission cards will be issued to shareholders who are recorded in the Company's Share Register or against presentation of a deposit transcript from Vp Securities Services or the relevant bank. The transcript must not be dated more than 8 days before the date of presentation.

Any shareholder is entitled to attend in person or be represented by proxy and may attend together with an advisor. it is a condition that the representative presents a written power of attorney, which is dated. A power of attorney cannot be given for a period in excess of 1 year.

Article 13	Decisions at General Meetings shall be adopted by a simple majority of votes unless the mandatory legislation or the Articles of Association provide otherwise.

In case of equality of votes the motion shall be deemed annulled.

A Chairman appointed by the Board of Directors shall preside over the General Meeting. The Chairman shall settle all matters relating to the legality of the General Meeting, the business conducted at the meeting and the voting. Minutes of the proceedings at the General Meeting shall be entered in a Minute Book and the minutes shall be signed by the Chairman.

Board of Directors:

Article 14

The Company shall be governed by the Board of Directors, consisting of no less than 4 and no more than 7 board members, elected by the general Meeting. The Board of Directors is elected for one year at a time.

A number of alternate board members corresponding to the number of board members may be elected. Alternate board members shall also be elected for one year at a time.

Any board member shall retire from the Board of Directors at the ordinary general Meeting following immediately after such member attaining the age of 70.

Article 15	The Board of Directors shall elect their Chairman from their own number.

The Board of Directors shall adopt its own rules of procedure and ensure that the Company conducts its activities in conformity with the articles of association and the legislation in force at any time.

The Board forms a quorum when more than half of the Board Members are present. Board resolutions require simple majority. in case of parity of votes the Chairman shall have the casting vote.

The Chairman shall convene board meetings whenever the Chairman finds it necessary, or when any board member or member of management so requests.

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Minutes of the proceedings at board meetings shall be entered into a Minute Book, which shall be signed by all present board members.

Management:

Article 16

The Board of Directors shall employ a management consisting of 1-3 members to attend to the day-to-day management of the Company, and the Board of Directors shall determine the terms and conditions of the employment. The management shall perform its duties in accordance with the guidelines and directions issued by the Board of Directors.

Authorisation to bind the Company:

Article 17	The Company shall be bound by the Chairman or the Deputy Chairman of the Board of Directors and one member of management jointly or by 3 members of the Board of Directors.

The Board of Directors may issue individual or joint powers of attorney.

Audit:

Article 18	One state authorised public accountant, elected by the general Meeting for one year at a time, shall audit the Company's annual reports.

Accounting year/annual report:

Article 19	The Company's accounting year shall be the calendar year.

The Company's annual report shall present a true and fair view of the Company's assets and liabilities, its financial position and results.

*****

As adopted on the extraordinary general meeting held on 27 May 2009.

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Exhibit 1 / Warrant Plan

10 August 2001 and 26 March 2003

TOPOTARGET A/S

The shareholders of TopoTarget A/S (hereinafter the "Company") have on general Meetings of 10 August 2001 and 20 December 2002 pursuant to Section 40 a of the Danish Companies Act passed a resolution to authorise the Board of Directors to issue warrants on the terms and conditions as stipulated below and pursuant to section 37 of the Companies Act to authorise the Board of Directors effect the necessary capital increase(s) in connection with the exercise of warrants.

The Board of Directors has on board meetings of 10 August 2001 and 20 December 2002 decided that the following terms and conditions shall apply to warrants which are issued pursuant to the authorisations from the general Meeting:

Warrants shall be issued according to the following terms and conditions:

1.	Payment for Warrants and Number of Warrants
1.1	Issuance of warrants shall not be subject to payment.
1.2

The maximum number of warrants to be issued shall be the number stipulated in the articles of association. each warrant shall confer the right to subscribe 1 A-share with a nominal value of 1 DKK. The maximum capital increase shall be within the maximum stated in the articles of association and the minimum shall be 1 DKK.

1.3	Warrants shall, at the discretion of the Board of Directors be issued to existing shareholders, board members and employees/consultants and the Company's advisors.
2.	General Terms for Warrants
2.1	The warrants do not confer any shareholder rights, including right to payment of dividends, voting rights, right of representation at general meetings etc.
2.2	The warrants are non-negotiable instruments and no warrant holder shall be obliged to have his warrants redeemed, fully or partly.
2.3

The warrants cannot be transferred or mortgaged. The warrants can, furthermore, not by voluntary agreement or in any other way be transferred to any third party, including, to creditors in the event of the warrant holder's personal bankruptcy or otherwise or to spouse in the event of separation or divorce. Regarding transfer of warrants in the event of death, cf. clause 4.2.

2.4	The Company shall maintain a Register of issued warrants.
3.	Exercise Periods
3.1

The warrantholder may exercise warrants during the exercise periods. The exercise periods run for 14 days from and including respectively the day after the Company's publication of i) the annual report notification – or if such notification is no published – the annual report and ii) the interim report (6 months report). The first exercise period shall, however, run from 7. April – 17 April 2006. The last exercise period shall run for 14 days following the date of the publication of the annual report for 2012.

3.2

Warrantholders may in each of the periods as set out in clause 3.1. exercise his/her warrants fully or partially. in the event that a warrant holder has not exercised his/her warrants at the latest in the last exercise period the warrants shall be deemed null and void without any payment or compensation of any kind to the warrant holder, cf. in this respect also clause 4 below.

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3.3	If the last day of an exercise period is Saturday or Sunday, the exercise period shall also include the first weekday following the stipulated period.
4.	Conditions Precedent for Exercise
4.1

The exercise of warrants is not conditional upon the warrant holder being employed/working as a consultant by/for the Company or is a member of the Board of Directors of the Company. However, if an employee/consultant or a board member resigns from his/her position in the Company, the said person shall be obligated to exercise his/her warrants in the first coming exercise period, cf. clause 3.1, after actual resignation. if warrants are not exercised accordingly the warrants shall automatically be deemed null and void without any compensation or payment to the warrant holder.

4.2

If the warrant holder should die the warrant holder's estate/heirs shall be entitled to exercise the deceased's warrants in the first coming exercise period, according to clause 3.1, after the date of the death. if warrants are not exercised accordingly the warrants shall automatically be deemed null and void without any compensation or payment to the warrant holder.

5.	Exercise of Warrants/Subscription of shares
5.1

One warrant confers the right to subscribe 1 A- share with a nominal value of 1 DKK at a subscription rate of 100 per nominal 1 DKK. Nominal 1 DKK A- shares can thus be subscribed by a cash contribution of 100 DKK.

5.2

The warrant holder shall, in the event that he/she wants to exercise his/her warrants, fully or partially, in writing notify the Company hereof at the latest by 31 January in the years 2002-2006 (for warrants issued on 26 March 2003 or subsequently at the latest by 31 July in the years 2004-2013). The notification shall stipulate the number of shares that he/she wants to subscribe and cash payment of the subscription price shall be made to the Company at the latest 31 January (31 July) of the relevant year. Shares are subscribed on subscription lists that are drafted by the Company.

5.3	The Company is obligated to procure and ensure that the necessary capital increase, without undue delay, is filed and registered at the Companies register.
5.4	Existing shareholders do not have pre-emptive rights to subscribe shares that are issued pursuant to warrants.
6.	Shares Issued Pursuant to Warrants
6.1	Shares issued pursuant to warrant shall be A-shares and shall have the same rights as the Company's present A-shares, including:
•	Issued shares shall be in the holder's name and the name shall be entered in the Company's Shareholders' register
•	Issued shares are non-negotiable instruments.
•	No A-shares have special rights attached.
•	No shareholder is obliged to have his/her shares redeemed fully or partially.
•	Share certificates are not issued unless a shareholder requests that certificates are issued.
6.2	Issued shares give a right to dividends and other shareholder rights from the date when the shares have been registered in the Danish Companies register.
6.3

In order for a transfer of shares to be entered into the Company's shareholders' register it is a condition that the Board of Directors is presented with written documentation for the transfer. A transfer, is furthermore conditional upon the Board of Directors prior acknowledgement that sales procedures in shareholders' agreements, which have been brought to the attention of the board, have been complied with by the selling shareholder.

6.4	A warrant holder shall after the exercise of warrants be obligated to accept addendum to Shareholders Agreement, with special provisions relating to shares subscribed pursuant to warrants.

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6.5

In the event that a warrant holder's employment with the Company is terminated, for whatever reason, the Company shall have an unconditional purchase right to all shares that the warrant holder has or can subscribe pursuant to issued warrants. The purchase right to the shares can be exercised by the Company at fair market value as ascertained by the Company's auditor. Notification of exercise of the purchase right shall be forwarded to the warrant holder not later than 1 month after the warrant holder's actual resignation. in the event that the warrant holder should exercise warrants pursuant to clause 4.1 after actual resignation, the Company's notification of exercise of the purchase right shall be forwarded to the warrant holder not later than 1 month after the expiry of the relevant subscription period.

7.	Changes to the Company Capital – Capital Increases, Decreases etc.
7.1

Except as otherwise provided in clauses 7.2 and 7.3 there shall be no adjustment of the exercise rate nor the number of shares which may be subscribed pursuant to warrants if one of the following events occur:

•	capital increases,
•	capital decreases,
•	issuance of convertible bonds,
•	issuance of further warrants,
•	winding up of the Company, cf. however clause 8.1,
•	mergers, cf. however clause 8.1,
•	company division (DK: Spaltning), cf. however 8.1, and
•	payment of dividends.
7.2

If the Company issues bonus shares the number of shares which may be subscribed pursuant to the warrants shall be increased proportionally and the exercise rate shall be decreased proportionally on order to maintain the potential gain

7.3

If the Company decreases the capital by transferring to a special fund, cf. The Danish Companies Act, Art. 44 a, subsec. (1) no. 3 or to cover debts, cf. The Danish Companies Act, Art. 44 a, subsec. (1) no. 1 the number of shares which may be subscribed by the warrant holder shall be reduced proportionally and the subscription rate shall be increased proportionally.

8.	Listing of Shares on a Public Stock Exchange, Mergers, Company Division Winding Up and Capital Decreases with Subsequent Payment to the Shareholders
8.1

In the event that the shareholders in General Meeting pass a resolution to have the Company's shares listed on a relevant stock exchange, to wind up the Company, to merge the Company (horizontally), to divide the Company or to decrease the capital with subsequent payment of dividend to the shareholders the warrant holder shall, irrespective of clause 3 above, be entitled to exercise his/her warrants within 14 days from the date of notification from the Company that the resolution has been passed.

9.	Taxational Consequences
9.1	The taxational consequences for warrant holders connected with the issuance of warrants and the subscription of shares adherent thereto is not the responsibility of the Company.
10.	Completion of Capital Increase
10.1

The Board of Directors completes the capital increases connected to the exercise of warrants in accordance with the Companies Act section 37. With regard to the rights of the new shares reference is made to clause 6 above.

*****

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Exhibit 2 / Warrant Plan

26 March 2003

TOPOTARGET A/S

The shareholders of TopoTarget A/S (hereinafter the "Company") have on general Meeting of 20 December, 2002 pursuant to Section 40 a of the Danish Companies Act passed a resolution to authorise the Board of Directors to issue warrants on the terms and conditions as stipulated below and pursuant to section 37 of the Companies Act to authorise the Board of Directors effect the necessary capital increase(s)in connection with the exercise of warrants.

The Board of Directors has on board meeting of 26 March, 2003 decided that the following terms and conditions shall apply to warrants which are issued pursuant to the authorisation from the general Meeting:

Warrants shall be issued according to the following terms and conditions:

1.	Payment for Warrants and number of warrant
1.1	Issuance of warrants shall not be subject to payment.
1.2

The maximum number of warrants to be issued shall be the number stipulated in the articles of association. each warrant shall confer the right to subscribe 1 A-share with a nominal value of 1 DKK. The maximum capital increase shall be within the maximum stated in the articles of association and the minimum shall be 1 DKK.

1.3

Warrants shall be issued at the discretion of the Board of Directors to employees of TopoTarget UK Ltd., however only to such employees who according to their employment contracts are required to work for at least 25 hours a week, excluding lunch breaks or 75 per cent of their working time. Warrants may not be issued to employees of TopoTarget UK Ltd. who have a material interest in the Company, i.e. Own 20 per cent or more of the shares. Warrants shall be granted with the purpose of recruiting or retaining employees in TopoTarget UK Ltd.

2.	General Terms for Warrants
2.1	The warrants do not confer any shareholder rights, including right to payment of dividends, voting rights, right of representation at general meetings etc.
2.2	The warrants are non-negotiable instruments and no warrant holder shall be obliged to have his warrants redeemed, fully or partly.
2.3

The warrants cannot be transferred or mortgaged. The warrants can, furthermore, not by voluntary agreement or in any other way be transferred to any third party, including, to creditors in the event of the warrant holder's personal bankruptcy or otherwise or to spouse in the event of separation or divorce. Regarding transfer of warrants in the event of death, cf. clause 4.2.

2.4	The Company shall maintain a Register of issued warrants.
3.	Exercise Periods
3.1

The warrantholder may exercise warrants during the exercise periods. The exercise periods run for 14 days from and including respectively the day after the Company's publication of i) the annual report notification – or if such notification is no published – the annual report and ii) the interim report (6 months report). The first exercise period shall, however, run from 7. April – 17 April 2006. The last exercise period shall run for 14 days following the date of the publication of the annual report for 2012.

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3.2

Warrantholders may in each of the periods as set out in clause 3.1. exercise his/her warrants fully or partially. in the event that a warrant holder has not exercised his/her warrants at the latest in the last exercise period the warrants shall be deemed null and void without any payment or compensation of any kind to the warrant holder, cf. in this respect also clause 4 below.

3.3	If the last day of an exercise period is Saturday or Sunday, the exercise period shall also include the first weekday following the stipulated period.
4.	Conditions Precedent for Exercise
4.1

The exercise of warrants is conditional upon the warrant holder being employed by the Company or TopoTarget UK Ltd. At the time of exercise. However, if an employee is terminated or terminates his/her position, with effect after 1 July 2004 the said person shall be entitled to exercise his/her warrants in the first coming exercise period, cf. clause 3.1, after expiry of the termination period. if warrants are not exercised accordingly the warrants shall automatically be deemed null and void without any compensation or payment of any kind to the warrant holder. The issuance of warrants is a matter entirely separate from, and shall not affect the pension rights or other terms of employment of the warrant holder, in the event of resignation/dismissal from the employment, irrespective of the reason therefore.

4.2

If the warrant holder should die the warrants shall be deemed null and void without any compensation or payment to the estate/heirs of any kind for the loss of unused warrants. However, if the warrant holder dies after 30 June 2004 the estate/heirs shall be entitled to exercise the deceased's warrants in the first coming exercise period, according to clause 3.1, after the date of the death. if warrants are not exercised accordingly the warrants shall automatically be deemed null and void without any compensation or payment to the warrant holder or the estate/heirs for the loss of warrants not exercised. it is a condition for exercise pursuant to this provision that the estate/heirs comply with the provisions set forth herein and it is specifically noted that the estate/heirs cannot in any way achieve terms more favourable than the deceased.

5.	Exercise of Warrants/Subscription of shares
5.1	One warrant confers the right to subscribe 1 A-share with a nominal value of 1 DKK at a subscription price of DKK 202. Nominal 1 DKK A-shares can thus be subscribed by a cash contribution of 202 DKK.
5.2

The warrant holder shall, in the event that he/she wants to exercise his/her warrants, fully or partially, in writing notify the Company hereof at the latest by 31 July in the years 2004-2013. The notification shall stipulate the number of shares that he/she wants to subscribe and cash payment of the subscription price shall be made to the Company at the latest 31 July of the relevant year. Shares are subscribed on subscription lists that are drafted by the Company.

5.3	The Company is obligated to procure and ensure that the necessary capital increase, without undue delay, is filed and registered at the Companies register.
5.4	Existing shareholders do not have pre-emptive rights to subscribe shares that are issued pursuant to warrants.
6.	Shares issued pursuant to Warrants
6.1	Shares issued pursuant to warrant shall be A-shares and shall have the same rights as the Company's present A-shares, including:
•	issued shares shall be in the holder's name and the name shall be entered in the Company's Shareholders' register.
•	issued shares are non-negotiable instruments.
•	No A-shares have special rights attached.
•	No shareholder is obliged to have his/her shares redeemed fully or partially.
•	Share certificates are not issued unless a shareholder requests that certificates are issued.

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6.2	Issued shares give a right to dividends and other shareholder rights from the date when the shares have been registered in the Danish Companies register.
6.3

In order for a transfer of shares to be entered into the Company's shareholders' register it is a condition that the Board of Directors is presented with written documentation for the transfer. A transfer is furthermore conditional upon the Board of Directors prior acknowledgement that sales procedures in shareholders' agreements, which have been brought to the attention of the board, have been complied with by the selling shareholder.

6.4

A warrant holder shall after the exercise of warrants be obligated to accept the extract of the applicable shareholders' agreement, with special provisions relating to shares subscribed pursuant to warrants.

6.5

In the event that a warrant holder's employment with the Company or TopoTarget UK Ltd. is terminated, for whatever reason, the Company shall have an unconditional purchase right to all shares that the warrant holder has subscribed or can subscribe pursuant to issued warrants. The purchase right to the shares can be exercised by the Company at fair market value as ascertained by the Company's auditor. Notification of exercise of the purchase right shall be forwarded to the warrant holder not later than 1 month after the warrant holder's actual resignation. in the event that the warrant holder should exercise warrants pursuant to clause 4.1. After actual termination, the Company's notification of exercise of the purchase right shall be forwarded to the warrant holder not later than 1 month after the expiry of the relevant subscription period.

7.	Changes to the Company Capital – Capital Increases, Decreases etc.
7.1

Except as otherwise provided in clauses 7.2. And 7.3. There shall be no adjustment of the Exercise rate nor the number of shares which may be subscribed pursuant to warrants if one of the following events occur:

•	capital increases,
•	capital decreases,
•	issuance of convertible bonds,
•	issuance of further warrants,
•	winding up of the Company, cf. however clause 8.1
•	mergers, cf. however clause 8.1 ,
•	company division (DK: Spaltning), cf. however 8.1, and
•	payment of dividends.
7.2

If the Company issues bonus shares the number of shares, which may be subscribed pursuant to, the warrants shall be increased proportionally and the exercise rate shall be decreased proportionally on order to maintain the potential gain.

7.3

If the Company decreases the capital by transferring to a special fund, cf. The Danish Companies Act, Art. 44 a, subsec. (1) no. 3 or to cover debts, cf. The Danish Companies Act, Art. 44 a, subsec. (1) no. 1 the number of shares which may be subscribed by the warrant holder shall be reduced proportionally and the subscription rate shall be increased proportionally.

8.	Listing of Shares on a Public Stock Exchange, Mergers, Company Division Winding Up and Capital Decreases with Subsequent Payment to the Shareholders.
8.1

In the event that the shareholders in general Meeting pass a resolution to have the Company's shares listed on a relevant stock exchange, to wind up the Company, to merge the Company (horizontally), to divide the Company or to decrease the capital with subsequent payment of dividend to the shareholders the warrant holder shall be entitled to exercise his/her warrants within 14 days from the date of notification from the Company that the resolution has been passed.

9.	Taxational Consequences
9.1	The taxational consequences for warrant holders connected with the issuance of warrants and the subscription of shares adherent thereto is not the responsibility of the Company. The warrant holder

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shall be obligated to reimburse the Company and/or TopoTarget UK Ltd. for any taxes imposed on said companies by the English taxation authorities (UK Tax withholding) as a result of the exercise of warrants.

10.	Completion of Capital Increase
10.1

The Board of Directors carries out the capital increases connected to the exercise of warrants in accordance with the Companies Act section 37. With regard to the rights of the new shares reference is made to clause 6 above.

*****

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Exhibit 3

Exhibit 3 to the Articles of Association of TopoTarget A/S is deleted by decision of the board of directors on 16 August 2006.

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Exhibit 4 / Warrant Plan

16 September 2005, 5 October 2006, 27 September 2007 and 30 January 2009

TOPOTARGET A/S

Pursuant to the authorisation in articles 6, 6a and 6b of the articles of association the board of directors has on board meeting held on 16 September 2005, 5 October 2006, 27 September 2007 and 30 January 2009 resolved that the following terms and conditions shall apply to warrants which are granted to employees, consultants, advisors, members of management and board members according to the authorisation:

1.	General
1.1

TopoTarget A/S (hereinafter the "Company") has decided to introduce a new incentive scheme in the form of warrants to be issued to the Company's and its subsidiaries' employees, consultants, advisors, members of management and board members (hereinafter collectively referred to as "Warrantholders").

1.2

A warrant confers a right, but not an obligation, during fixed periods (exercise periods) to subscribe for new shares in the Company at a price fixed in advance (the exercise price). The exercise price, which shall correspond to the market price of the Company's shares at the date of issuance, shall be determined by the board of directors in connection with each issuance of warrants. The market price for the shares shall by the board of directors be calculated as the average listing price for the Company's shares for 10 trading days immediately prior to the issuance of warrants. Each warrant carries the right to subscribe for nominal DKK 1 share in the Company at the subscription price determined by the board of directors at the date of issuance.

1.3

Warrants will, without pre-emptive subscription rights for the Company's shareholders, be offered to employees, consultants, advisors, members of management and board members in the Company and its subsidiaries at the discretion of the board of directors after suggestion from the management. Warrants are only offered to employees whose employment has not been terminated. The number of warrants offered to each individual shall be based on an individual evaluation of the person's duties and importance for the Company's future operations. The individual Warrantholder's warrant certificate shall specify the number of warrants that has been issued and the exercise price. Subscription of shares following exercise of warrants shall be without pre-emptive subscription rights for the Company's shareholders.

1.4	Warrants are issued to motivate the recipient to effectively work towards creating an increase in the value of the Company and thereby an increase in the market price for the Company's shares.
2.	Issuance/subscription of warrants
2.1	Warrantholders who wish to subscribe the offered warrants shall sign a Warrant Certificate with this Exhibit 4 attached.
2.2	The issuance of warrants shall not be subject to payment from the Warrantholders.
2.3	The Company shall keep a register of issued warrants and update the register at suitable intervals.
3.	Vesting
3.1	The warrants issued shall vest for exercise as follows:

576,176 of the warrants issued by the board of directors on board meeting held on 16 September 2005 shall vest on 1 July 2006 and 500,000 shall vest on 1 October 2006. 870,000 warrants issued by the board of directors on 5 October 2006 vest as follows:

i)	217,500 vest on 5 october 2007

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ii)	217,500 vest on 5 october 2008, and
iii)	435,000 vest on 5 october 2009.

1,130,000 warrants issued by the board of directors on 27 September 2007 vest as follows:

i)	282,500 vest on 26 September 2008,
ii)	282,500 vest on 26 September 2009 and
iii)	565,000 vest on 26 September 2010.

1,272,500 warrants issued by the board of directors on 30 January 2009 vest as follows:

i)	318,125 vest on 29 January 2010,
ii)	318,125 vest on 29 January 2011 and
iii)	636,250 vest on 29 January 2012.

It will be set out in the Warrantholder's warrant certificate when the warrants received vest.

3.2

Warrants shall only be vested to the extent the Warrantholder is employed, functions as consultant/advisor for or is a board member of the Company or its subsidiaries (in this clause 3 collectively the "Company"), cf. however, clause 3.3 to 3.6 below.

3.3

In the event that i) the Warrantholder terminates the employment contract and the termination is not a result of a material breach of the employment terms by the Company, or ii) in the event that the Company terminates the employment contract due to the Warrantholder's breach of contract, then the vesting of warrants shall cease from the time the employment is terminated, meaning from the first day when the Warrantholder is no longer entitled to a salary from the Company, notwithstanding that the Warrantholder has actually ceased to perform his/her duties at an earlier date.

3.4

In the event that i) the Warrantholder terminates the employment contract and the termination is a result of a material breach of the employment terms by the Company, or ii) the Company terminates the employment contract and this is not due to the Warrantholder's breach of contract, then warrants shall continue to vest as if the Warrantholder were still employed by the Company.

3.5

If the Warrantholder takes leave – other than maternity leave – and the leave exceeds 60 days, the dates when the warrants shall be vested shall be postponed by a period corresponding to the duration of the leave.

3.6	Warrants issued to consultants, advisors and board members only vest to the extent that the consultant, advisor or board member acts on behalf of the Company as a consultant, advisor or board member.
4.	Exercise
4.1

When a warrant has been vested, it may be exercised during the exercise periods. The exercise periods run for 14 days from and including respectively the day after the Company's publication of i) the annual report notification – or if such notification is no published – the annual report and ii) the interim report (6 months report). The first exercise period for warrants which vest on 1 July 2006 shall run for 14 days following the date of the publication of the interim report for the first 6 months of 2006 and the last exercise period shall run for 14 days following the date of the publication of the interim report for the first 6 months of 2012. The first exercise period for warrants which vest on 1 october 2006 shall run for 14 days following the date of the publication of the annual report notification for 2006 and the last exercise period shall run for 14 days following the date of the publication of the annual report notification for 2012.

The first exercise period for warrants issued on 5 october 2006 runs for 14 days from the day after the publication of the annual report notification for the year in which the relevant warrants vest. The last exercise period for all 870,000 warrants issued by the board of directors on 5 october 2006 shall run for 14 days following the date of the publication of the annual report notification for 2013.

The first exercise period for warrants issued on 27 September 2007 runs for 14 days from the day after the publication of the annual report notification for the year in which the relevant warrants vest. The

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last exercise period for all 1,130,000 warrants issued by the board of directors on 27 September 2007 shall run for 14 days following the date of the publication of the annual report notification for 2014.

The first exercise period for warrants issued on 30 January 2009 runs for 14 days from the day after the publication of the annual report notification for the year in which the relevant warrants vest. The last exercise period for all 1,272,500 warrants issued by the board of directors on 30 January 2009 shall run for 14 days following the date of the publication of the annual report notification for 2016.

4.2	If the last day of an exercise period is Saturday or Sunday, the exercise period shall also include the first weekday following the stipulated period.
4.3

When warrants have been vested, the Warrantholder shall be free to choose, in which exercise period the vested warrants shall be exercised, cf. however, clause 4.5 below. it is, however, a condition for exercise that the Warrantholder in a given exercise period exercises warrants, which give a right to subscribe for a minimum nominal DKK 1,000 shares in the Company.

4.4

Warrants not exercised by the Warrantholder at the latest during the last exercise period, shall become null and void without further notice or compensation or payment of any kind to the Warrantholder.

4.5

The Warrantholder's exercise of warrants is conditional upon the Warrantholder being employed in the Company or its subsidiaries (in this clause 4 collectively the "Company") at the time when warrants are exercised. if the employment is terminated the following shall apply:

a.

In the event that i) the Warrantholder terminates the employment contract and the termination is not a result of material breach of the employment by the Company, or ii) the Company terminates the employment contract due to the Warrantholder's breach of the employment, the Warrantholder's right to exercise vested warrants shall lapse at the time of termination meaning from the first day from when the Warrantholder is no longer entitled to receive a salary from the Company, irrespective of whether the Warrantholder actually ceased to perform his/her duties for the Company at an earlier date. The Warrantholder shall, however, if the pre-determined exercise periods fall outside the termination period, be entitled to exercise warrants, which have been vested prior to the termination date, in the first coming exercise period after the date of termination. All warrants, whether vested or not, which are not exercised by the Warrantholder prior to the termination date respectively the first coming exercise period after termination, shall become null and void without further notice or compensation or payment of any kind.

b.

In the event that i) the Warrantholder terminates the employment contract and the termination is a result of a material breach of the employment by the Company, or ii) the Company terminates the employment contract and this is not due to the Warrantholder's breach of the employment contract, the Warrantholder shall be entitled to exercise the warrants as if he/she were still employed with the Company. exercise shall take place in accordance with the general terms and conditions regarding vesting and exercise of warrants. This provision shall also apply if the employment contract is terminated due to retirement as a result of the Warrantholder attaining the age upon which retirement is required for the specific position or fixed by the Company or because the Warrantholder can receive public pension or pension from the Company.

c.

If the employment is terminated due to the Warrantholder's death the heirs/the death estate shall be entitled to exercise all warrants which have vested on the date of the death as if the Warrantholder were still employed by the Company.

4.6

If the Warrantholder is a consultant, advisor or board member the exercise of warrants is in principle conditional upon the Warrantholder being connected to the Company in this capacity at the time when warrants are exercised. in the event that the consultant's, advisor's or board member's relationship with the Company should cease without this being attributable to the Warrantholder's breach of contract, the Warrantholder shall be entitled to exercise vested warrants in the exercise periods set forth in clause 4.1 above.

5.	Adjustment of warrants

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5.1	Changes in the Company's capital structure causing a change of the potential possibility of gain attached to a warrant shall require an adjustment of the warrants.
5.2

Warrants shall not be adjusted as a result of the Company's issuance of employee shares, share options and/or warrants as part of employee share option schemes (including options to board members, advisors and consultants) as well as future exercise of such options and/or warrants. Warrants shall, furthermore, not be adjusted as a result of capital increases following the Warrantholders' and others' exercise of warrants in the Company.

5.3	Bonus shares

If it is decided to issue bonus shares in the Company, warrants shall be adjusted as follows:

The exercise price for each warrant not yet exercised shall be multiplied by the factor:

and the number of warrants not yet exercised shall be multiplied by the factor:

where:

A = the nominal share capital before issuance of bonus shares, and

B = the total nominal value of bonus shares.

If the adjusted exercise price and/or the adjusted number of shares do not amount to whole numbers, each number shall be rounded down to the nearest whole number.

5.4	Changes of capital at a price different from the market price:

If it is decided to increase or reduce the share capital in the Company at a price below the market price (in relation to capital decreases also above the market price), warrants shall be adjusted as follows:

The exercise price for each non-exercised warrant shall be multiplied by the factor:

and the number of non-exercised warrants shall be multiplied by the factor:

where:

A = nominal share capital before the change in capital

B = nominal change in the share capital

K = market price of the share prior to change in the share capital, and

T = subscription price/reduction price in relation to the change in the share capital

If the adjusted exercise price and/or the adjusted number of shares do not amount to whole numbers, each number shall be rounded down to the nearest whole number

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5.5	Changes in the nominal value of each individual share:

If it is decided to change the nominal value of the shares, warrants shall be adjusted as follows:

The exercise price for each non-exercised warrant shall be multiplied by the factor:

and the number of non-exercised warrants shall be multiplied by the factor:

where:

A = nominal value of each share after the change, and

B = nominal value of each share before the change

If the adjusted exercise price and/or the adjusted number of shares do not amount to whole numbers, each number shall be rounded down to the nearest whole number.

5.6	Payment of dividend:

If it is decided to pay dividends, the part of the aggregate annual dividends exceeding 10 per cent of the equity capital shall lead to adjustment of the exercise price according to the following formula:

where:

E2 = the adjusted exercise price

E1 = the original exercise price

U = dividends paid out

Umax = 10 per cent of the equity capital, and

A = total number of shares in the Company

If the adjusted exercise price does not amount to a whole number, it shall be rounded down to the nearest whole number. The adjustment shall be made at the Annual General Meeting.

The equity capital that shall form the basis of the adjustment above is the equity capital stipulated in the Annual Report to be adopted at the Annual General Meeting where dividends shall be approved before allocation hereof has been made in the Annual Report and with due consideration to payment of interim dividends, if any.

5.7	Other changes in the Company's capital structure:

In the event of other changes in the Company's capital structure causing changes to the financial value of warrants, warrants shall (save as provided above) be adjusted in order to ensure that the changes do not influence the financial value of the warrants.

The calculation method to be applied to the adjustment shall be decided by an external advisor appointed by the board of directors.

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It is emphasized that increase or reduction of the Company's share capital at market price does not lead to an adjustment of the subscription price or the number of shares to be subscribed. it is, additionally, emphasized that an adjustment of the exercise price cannot lead to an exercise price below par value.

5.8	Winding-up:

Should the Company be liquidated, the vesting time for all warrants shall be changed so that the Warrantholder may exercise his/her warrants in an extraordinary exercise period immediately preceding the relevant transaction.

5.9	Merger and split:

If the Company merges as the continuing company, warrants shall remain unaffected unless, in connection with the merger, the capital is increased at a price other than the market price and in that case warrants shall be adjusted in accordance with clause 5.4.

If the Company merges as the discontinuing company or is split, the Company's Board of Directors may choose one of the following possibilities:

i)	The Warrantholder may exercise all non-exercised warrants (inclusive of warrants not yet vested) immediately before the merger/split, or
ii)

new share instruments in the continuing company/companies of a corresponding financial pre-tax value shall replace the warrants. On split the Company's Board of Directors may decide in which company/companies the Warrantholders shall receive the new share instruments.

5.10	Sale and exchange of shares:

If more than 50 per cent of the share capital in the Company is sold or is part of a share swap, the Company's Board of Directors may choose one of the following possibilities:

1.	The warrant scheme shall continue unchanged.
2.	The Warrantholder may exercise all non-exercised warrants (inclusive of warrants not yet vested) immediately before the sale/swap of shares.
3.	Share instruments in the acquiring company of a corresponding pre-tax value shall replace the issued warrants.
5.11	Common provisions regarding 5.8-5.10:

If one of the transactions mentioned above is made, the Company shall inform the Warrantholder hereof by written notice. Upon receipt of the written notice, the Warrantholder shall have 2 weeks – in cases where the Warrantholder may extraordinarily exercise warrants, see 5.8-5.10 – to inform the Company in writing whether he/she will make use of the offer. if the Warrantholder has not answered the Company in writing within the limit of 2 weeks or fails to pay within the fixed time, warrants shall become null and void without further notice or compensation.

The Warrantholder's rights in connection with decisions made by any competent company body, see 5.8-5.10, shall be contingent on subsequent registration of the relevant decision with the Danish Commerce and Companies agency provided that registration is a condition of its validity.

6.	Transfer, pledge and enforcement
6.1

Issued warrants shall not be subject to charging orders, transfer of any kind, including in connection with division of property on divorce or legal separation, for ownership or as security without the consent of the board of directors. The Warrantholder's warrants may, however, be transferred to the Warrantholder's spouse/cohabitant and/or issue in the event of the Warrantholder's death.

7.	Subscription for new shares by exercise of warrants

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7.1

Subscription for new shares by exercise of issued warrants must be made through submission by the Warrantholder no later than the last day of the relevant exercise period at 16:00 to the Company of an exercise notice drafted by the Company. The exercise notice shall be filled in with all information, including in relation to name, address, number of warrants exercised, exercise price and the Warrantholder's account established through VP Securities Services. The Company must have received the exercise price/subscription amount for the new shares, payable as a cash contribution, by 16:00 the last day of the relevant exercise period.

7.2

If the limitation period set forth in clause 7.1 expires as a result of the Company not having received the filled-in exercise notice or the payment by 16:00 of the last day of the exercise period, the subscription shall be deemed invalid, and in this situation the Warrantholder shall not be considered as having exercised his/her warrants in a possible subsequent exercise period.

7.3	Warrants not exercised by the Warrantholder during the last exercise period shall become null and void without notice or compensation.
7.4

The Company shall as soon as possible ensure that the capital increase following exercise of warrants is registered with the Commerce and Companies agency. The Company shall however, not be obligated to register the capital increase prior to the expiry of the relevant exercise period, since the Company shall be entitled to gather all subscription in one exercise period in one registration. When the capital increase caused by exercise of warrants has been registered with the Danish Commerce and Companies agency, and the shares have been issued through VP Securities Services, the Warrantholder shall receive proof of his shareholding in the Company.

8.	The rights of new shares
8.1

New shares subscribed for by exercise of issued warrants shall in every respect have the same rights as the present shares in the Company in accordance with the articles of association for the Company in force from time to time. For the time being, the following shall apply:

•	the value of each share shall be DKK 1 or multiples hereof,
•	the shares are bearer shares, but may be recorded on name in the Company's share register,
•	the shares shall be negotiable instruments,
•	the shares are issued through the VP Securities Services
•	no shares shall carry special rights.
•	no shareholder shall be obliged to have his shares redeemed in whole or in part by the Company or others.
•

the new shares issued as a result of exercise of warrants shall carry the right to dividends and other rights in the Company from the time of registration of the capital increase with the Danish Commerce and Companies Agency.

9.	Specific Provisions relating to Warrants Issued to Employees in the Company's Subsidiaries.
9.1

In relation to warrants issued to Warrantholders employed by the Company's UK subsidiaries, exercise of a warrant shall only be effective provided that as regards any Tax Liability arising to the Warrantholder on exercise either:

(A)	such Tax Liability may be deducted in full from the Warrantholder's emoluments in accordance with regulations under section 684 of the UK income Tax (earnings and pensions) Act 2003 or otherwise; or
(B)	the Warrantholder appoints the Company as his agent to sell sufficient shares acquired on the exercise of a warrant to meet the Tax Liability; or
(C)	the notice of exercise of the warrant is accompanied by the payment of a sum equal to the Tax Liability; and the relevant provisions of clause 4 (exercise) shall be construed accordingly.

For the purposes of this clause 9.1, "Tax Liability" means, in relation to a Warrantholder any liability of the Company and/or its subsidiaries to account to UK HM revenue & Customs for any amount of, or representing, any tax liability (including but without limitation income tax or employer's and employee's national insurance contributions) arising on exercise of a warrant.

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10.	Other provisons
10.1

The value attached to the subscription right shall not be included in the Warrantholder's salary, and any agreement made between the Warrantholder and the Company regarding for example pension or the like shall therefore not include the value of the Warrantholder's warrants.

10.2

If a relevant authority should establish that the issuance and/or exercise of warrants shall be considered a salary allowance with the consequence that the Company shall pay holiday allowance or the like to the Warrantholder on the basis of the value of warrants, the subscription price shall be increased in order to compensate the Company for the amounts that have been paid to the Warrantholder in the form of holiday allowance or the like.

10.3

The fact that the Company offers warrants to Warrantholders shall not in any way obligate the Company to maintain the employment. The issuance of warrants to a Warrantholder does not confer the right upon the Warrantholder to participate in future issuances of warrants since all issuances and the allocation thereof is based solely on the discretion of the board of directors.

11.	Tax implications
11.1	The tax implications connected to the Warrantholder's subscription for or exercise of warrants shall be of no concern to the Company.
12.	Governing Law and Venue
12.1	Subscription of warrants, the terms and conditions thereto, the exercise, and terms and conditions for future subscription of shares in the Company shall be governed by Danish law.
12.2	Any disagreement between the Warrantholder and the Company in relation to the understanding or implementation of the warrant scheme shall be settled amicably by negotiation between the parties.
12.3

If the parties fail to reach consensus, any disputes shall be settled in accordance with "rules for hearing of cases in the Copenhagen Arbitration". The Copenhagen Arbitration shall appoint one arbitrator who shall settle the dispute according to Danish law.

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